Exhibit 4.2

Execution Version

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
Depositor

KEYBANK NATIONAL ASSOCIATION,
Servicer and Pearlridge Special Servicer

PACIFIC LIFE INSURANCE COMPANY,
Scottsdale Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Trustee and Certificate Administrator

POOLING AND SERVICING AGREEMENT
Dated as of July 24, 2015

Commercial Mortgage Pass-Through Certificates,

Series 2015-WPG

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TABLE OF EXHIBITS

Exhibit A-1	Form of Class A Certificate
Exhibit A-2	Form of Class X Certificate
Exhibit A-3	Form of Class B Certificate
Exhibit A-4	Form of Class C Certificate
Exhibit A-5	Form of Class R Certificate
Exhibit A-6	Form of Class PR-1 Certificate
Exhibit A-7	Form of Class PR-2 Certificate
Exhibit A-8	Form of Class SQ-1 Certificate
Exhibit A-9	Form of Class SQ-2 Certificate
Exhibit A-10	Form of Class SQ-3 Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of QIB Letter
Exhibit C-2	Form of Institutional Accredited Investor Letter
Exhibit C-3	Form of Affidavit pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended
Exhibit C-4	Form of Transferor Letter
Exhibit C-5	Form of Transferee Letter
Exhibit D	Form of Request for Release
Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit H	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit L-1	Form of Investor Certification for Non-Borrower Affiliates
Exhibit L-2	Form of Investor Certification for Borrower Affiliates
Exhibit L-3	Form of Certification for NRSROs
Exhibit L-4	Form of Voting Rights Certification
Exhibit M	Relevant Servicing Criteria
Exhibit N	Servicing Function Participants
Exhibit O	Online Market Date Provider Certification
Exhibit P	Form of Distribution Date Statement
Exhibit Q	CREFC® Payment Information
Exhibit R	Additional Form 10-D Disclosure
Exhibit S	Additional Form 10-K Disclosure
Exhibit T	Form 8-K Disclosure Information

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Exhibit U	Additional Disclosure Notification
Exhibit V	[Reserved]
Exhibit W	Form of Annual Compliance Statement
Exhibit X	Form of Report on Assessment of Compliance with Servicing Criteria

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Pooling and Servicing Agreement, dated as of July 24, 2015, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement
shall have the meanings specified in Article I)

Reference is made to (A) that certain ten (10)-year, fixed-rate, interest-only mortgage loan (the “Pearlridge Mortgage Loan”) evidenced by (i) two (2) senior promissory notes, one in the principal amount of $6,240,000 (the “Pearlridge Note A-1-S”) and one in the principal amount of $4,160,000 (the “Pearlridge Note A-2-S”, and together with the Pearlridge Note A-1-S, the “Pearlridge Trust A Notes”), which are pari passu with one another and with two (2) related Companion Loans (described below) that are not assets of the Trust, (ii) two (2) senior subordinate promissory notes, which are pari passu with one another, one in the principal amount of $29,160,000 (the “Pearlridge Note B-1-S”) and one in the principal amount of $19,440,000 (the “Pearlridge Note B-2-S” and, together with the Pearlridge Note B-1-S, the “Pearlridge Trust B Notes”) and (iii) two (2) subordinate promissory notes which are pari passu with one another, one in the principal amount of $27,600,000 (the “Pearlridge Note C-1-S”) and one in the principal amount of $18,400,000 (the “Pearlridge Note C-2-S” and, together with the Pearlridge Note C-1-S, the “Pearlridge Trust C Notes” and together with the Pearlridge Trust A Notes and the Pearlridge Trust B Notes, the “Pearlridge Trust Notes”), with an aggregate outstanding principal balance as of the Closing Date of $105,000,000 and (B) that certain ten (10)-year, fixed-rate, interest-only mortgage loan (the “Scottsdale Mortgage Loan” and, together with the Pearlridge Mortgage Loan, the “Mortgage Loans” and each a “Mortgage Loan”) evidenced (i) two (2) senior promissory notes, one in the principal amount of $15,000,000 (the “Scottsdale Note A-1-S”) and one in the principal amount of $10,000,000 (the “Scottsdale Note A-2-S”, and together with the Scottsdale Note A-1-S, the “Scottsdale Trust A Notes”), which are pari passu with one another and with two (2) related Companion Loans (described below) that are not assets of the Trust, and (ii) two (2) senior subordinate promissory notes, which are pari passu with one another, one in the principal amount of $7,800,000 (the “Scottsdale Note B-1-S”) and one in the principal amount of $5,200,000 (the “Scottsdale Note B-2-S” and, together with the Scottsdale Note B-1-S, the “Scottsdale Trust B Notes”) and (iii) two (2) subordinate promissory notes, which are pari passu with one another, are in the principal amount of $34,200,000 (the “Scottsdale Note C-1-S”) and one in the principal amount of $22,800,000 (the “Scottsdale Note C-2-S” and, together with the Scottsdale Note C-1-S, the “Scottsdale Trust C Notes” and, together with the Scottsdale Trust A Notes and the Scottsdale Trust B Notes, the “Scottsdale Trust Notes”), with an aggregate outstanding principal balance as of the Closing Date of $95,000,000. The Pearlridge Trust Notes and the Scottsdale Trust Notes are collectively referred to herein as the “Trust Notes” and, each, as a “Trust Note”. The Pearlridge Note A-1-S, Pearlridge Note A-2-S, Pearlridge Note B-1-S, Pearlridge Note B-2-S, Scottsdale Note A-1-S, Scottsdale Note A-2-S, Scottsdale Note B-1-S, Scottsdale Note B-2-S are the “Pooled Trust Notes”. The Pearlridge Note C-1-S, Pearlridge Note C-2-S, Scottsdale Note C-

1-S and Scottsdale Note C-2-S are collectively referred to herein as the “Non-Pooled Trust Notes”.

The Pearlridge Mortgage Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and German American Capital Corporation (“GACC”) pursuant to that certain loan agreement, dated as of May 20, 2015 (as further amended from time to time, the “Pearlridge Loan Agreement”), by and among BRE/Pearlridge LLC (the “Pearlridge Borrower”), JPMCB and GACC. As of the Closing Date, the aggregate outstanding principal balance of the Pearlridge Mortgage Loan is $105,000,000.

The Scottsdale Mortgage Loan was co-originated by JPMCB and GACC pursuant to that certain loan agreement, dated as of May 20, 2015 (as further amended from time to time, the “Scottsdale Loan Agreement” and together with the Pearlridge Loan Agreement, the “Loan Agreements” and each a “Loan Agreement”), by and among Scottsdale Mortgage Loan, SDQ Fee, LLC (the “Scottsdale Borrower” and, together with the Pearlridge Borrower, the “Borrowers” and each a “Borrower”), JPMCB and GACC. As of the Closing Date, the aggregate outstanding principal balance of the Scottsdale Mortgage Loan is $95,000,000.

Each Mortgage Loan (together with the related Companion Loans, a “Whole Loan”) is part of a split loan structure. The split loan structure of the Pearlridge Whole Loan is comprised of (i) the Pearlridge Mortgage Loan and (ii) two (2) related senior companion loans (the “Pearlridge Companion Loans”) evidenced by two (2) promissory notes, one in the principal amount of $72,000,000 (the “Pearlridge Note A-1-C”) and one in the principal amount of $48,000,000 (the “Pearlridge Note A-2-C”, and together with the Pearlridge Note A-1-C, the “Pearlridge Non-Trust Notes”, each of which are pari passu with the Pearlridge Trust A Notes). The Pearlridge Companion Loans will not be assets of the Trust. The Pearlridge Mortgage Loan and the Pearlridge Companion Loans are collectively referred to herein as the “Pearlridge Whole Loan”. As of the Closing Date, the aggregate outstanding principal balance of the Pearlridge Whole Loan is $225,000,000.

The split loan structure of the Scottsdale Whole Loan is comprised of (i) the Scottsdale Mortgage Loan and (ii) two (2) related senior companion loans (the “Scottsdale Companion Loans” and, together with the Pearlridge Companion Loans, the “Companion Loans” and each a “Companion Loan”) evidenced by two (2) promissory notes, one in the principal amount of $42,000,000 (the “Scottsdale Note A-1-C”) and one in the principal amount of $28,000,000 (the “Scottsdale Note A-2-C”, and together with the Scottsdale Note A-1-C, the “Scottsdale Non-Trust Notes”, each of which are pari passu with the Scottsdale Trust A Notes). The Scottsdale Companion Loans will not be an asset of the Trust. The Scottsdale Mortgage Loan and the Scottsdale Companion Loans are collectively referred to herein as the “Scottsdale Whole Loan”. As of the Closing Date, the aggregate outstanding principal balance of the Scottsdale Whole Loan is $165,000,000. The Pearlridge Non-Trust Notes and the Scottsdale Non-Trust Notes are collectively referred to herein as the “Non-Trust Notes” and, each as a “Non-Trust Note”. The Trust Notes and the Non-Trust Notes are collectively referred to herein as the “Notes” and, each as a “Note”.

The Pearlridge Mortgage Loan was sold and assigned by JPMCB and GACC to the Depositor pursuant to a mortgage loan purchase and sale agreement, dated as of July

24, 2015 (the “Pearlridge Mortgage Loan Purchase Agreement”), by and among JPMCB, GACC and the Depositor. The Scottsdale Mortgage Loan was sold and assigned by JPMCB and GACC to the Depositor pursuant to a mortgage loan purchase and sale agreement, dated as of July 24, 2015 (the “Scottsdale Mortgage Loan Purchase Agreement” and, together with the Pearlridge Mortgage Loan Purchase Agreement, the “Mortgage Loan Purchase Agreements” and each a “Mortgage Loan Purchase Agreement”), by and among JPMCB, GACC and the Depositor. As of the Closing Date, the Pearlridge Note A-1-C and the Scottsdale Note A-1-C were held by JPMCB, and the Pearlridge Note A-2-C and the Scottsdale Companion Note A-2-C were held by GACC. The relative rights of the respective lenders in respect of the Pearlridge Whole Loan are set forth in a co-lender agreement dated as of July 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Pearlridge Co-Lender Agreement”), between the holders of the Pearlridge Trust Notes and the holders of the Pearlridge Non-Trust Notes. The relative rights of the respective lenders in respect of the Scottsdale Whole Loan are set forth in a co-lender agreement dated as of July 24 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Scottsdale Co-Lender Agreement” and, together with the Pearlridge Co-Lender Agreement, the “Co-Lender Agreements” and each a “Co-Lender Agreement”), between the holders of the Scottsdale Trust Notes and the holders of the Scottsdale Non-Trust Notes. From and after the Closing Date, the Whole Loans are to be serviced and administered in accordance with this Agreement.

The Depositor intends to cause pass-through certificates to be issued hereunder in multiple Classes that in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

As provided herein, the Trustee will hold the assets transferred to it hereunder as a separate trust. The Certificate Administrator will elect that two segregated asset pools within the Trust Fund be treated for federal income tax purposes as two separate real estate mortgage investment conduits (each, a “REMIC” or, in the alternative, the “Lower-Tier REMIC” and the “Upper-Tier REMIC,” respectively, and collectively, the “Trust REMICs”).

UPPER-TIER REMIC

The Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2 and Class SQ-3 Certificates will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the initial pass-through rate (the “Initial Pass-Through Rate”) and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or Notional Amount (“Original Notional Amount”), as applicable, for each Class of Certificates (other than the Class R Certificates) and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Initial Pass-Through Rate (per annum)	Original Certificate Balance or Original Notional Amount
Class A	3.6332%(3)	$30,600,000
Class X	0.0000%(1)	$97,000,000(2)
Class B	3.6332%(3)	$32,100,000

Class Designation	Initial Pass-Through Rate (per annum)	Original Certificate Balance or Original Notional Amount
Class C	3.6332%(3)	$34,300,000
Class PR-1	3.6332%(4)	$27,800,000
Class PR-2	3.6332%(4)	$18,200,000
Class SQ-1	3.6332%(4)	$15,900,000
Class SQ-2	3.6332%(4)	$21,600,000
Class SQ-3	3.6332%(4)	$19,500,000
Class UT-R	None(5)	None(5)

(1)	The Class X Pass-Through Rate for any Interest Accrual Period is variable and for each Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A, Class B and Class C Certificates (weighted on the basis of the Certificate Balances of such Classes, in each case, outstanding immediately prior to the related Distribution Date), but at all times is expected to equal 0.0000%.

(2)	The Class X Certificates will not have a Certificate Balance, but will have a principal balance of $100. The Class X Certificates will not be entitled to receive distributions of principal (other than a payment of $100 on the first Distribution Date which will be deemed a payment of principal on the principal balance of the Class X Certificates). Interest will accrue on such Class at the applicable Pass-Through Rate thereof on the Notional Amount thereof. The Notional Amount of the Class X Certificates for any Distribution Date will be equal to the aggregate of the Certificate Balances of the Class A, Class B and Class C Certificates.

(3)	The Pass-Through Rate of the Class A, Class B and Class C Certificates for any Interest Accrual Period is variable and for each Distribution Date shall be equal to the Net WAC Rate.

(4)	The Pass-Through Rate applicable to the Class PR-1, Class PR-2, Class SQ-1, Class SQ-2 and Class SQ-3 Certificates on each Distribution Date will be a fixed per annum rate equal to the Net Mortgage Rate in respect of the related Non-Pooled Trust Notes.

(5)	The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Default Premiums. Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the UT-R Interest.

LOWER-TIER REMIC

The Class LA, Class LB, Class LC, Class LPR-1, Class LPR-2, Class LSQ-1, Class LSQ-2 and Class LSQ-3 Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	3.6332%(1)	$30,600,000
Class LB	3.6332%(1)	$32,100,000
Class LC	3.6332%(1)	$34,300,000
Class LPR-1	3.6332%(2)	$27,800,000
Class LPR-2	3.6332%(2)	$18,200,000
Class LSQ-1	3.6332%(2)	$15,900,000
Class LSQ-2	3.6332%(2)	$21,600,000
Class LSQ-3	3.6332%(2)	$19,500,000
Class LT-R	None(3)	None(3)

(1)	The Pass-Through Rate for each of the Class LA, Class LB and Class LC Uncertificated Interests shall be the Net WAC Rate.

(2)	The Pass-Through Rate for each of the Class LPR-1, Class LPR-2, Class LSQ-1, Class LSQ-2 and Class LSQ-3 Uncertificated Interests shall be the Net Mortgage Rate of the related Non-Pooled Trust Notes.

(3)	The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Default Premiums. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after all other required distributions under this Agreement have been made shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

The Class R Certificates do not have a Certificate Balance, Notional Amount or Pass-Through Rate. The Certificate Balance of any Class of Regular Certificates (other than the Class X Certificates) outstanding at any time represents the maximum amount that Holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that if amounts previously allocated as a Realized Loss to a Class of Regular Certificates (other than the Class X Certificates) in reduction of the Certificate Balance thereof are recovered subsequent to the reduction of the Certificate Balance of such Class to zero, such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01.

The Trust Fund will consist primarily of the Mortgage Loans generally secured by mortgages on retail properties, which are identified on the Mortgage Loan Schedule.

As of the Closing Date, the Pooled Mortgage Loans have an aggregate Principal Balance of $97,000,000.

As of the Closing Date, the Mortgage Loans have an aggregate Principal Balance of $200,000,000.

The name of the trust created hereby is “WP Glimcher Mall Trust 2015-WPG”.

In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Pearlridge Special Servicer, the Scottsdale Special Servicer, the Certificate Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“15Ga-1 Notice”: As defined in Section 2.02(b).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider that will initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the “NRSRO” tab on the page relating to this transaction. Such website shall provide means of navigation for each Rating Agency and NRSRO to the portion of the Certificate Administrator’s Website available to Privileged Persons.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than a Mortgage Loan that expressly requires the related Borrower to maintain insurance coverage for acts of terrorism (or that expressly requires the related Borrower to maintain insurance coverage for acts of terrorism but limits the amount that must be spent by the related Borrower for the related premium)), a default under the related Mortgage Loan Documents arising by reason of (i) any failure on the part of the related Borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Servicer and the applicable Special Servicer may forbear taking any enforcement action, provided that the applicable Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with Accepted Servicing Practices and, unless a Control Event has occurred and is continuing with respect to a Mortgage Loan, with the consent of the related Directing Certificateholder, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that such Directing Certificateholder shall not have more than thirty (30) days to respond to the applicable Special Servicer’s request for such consent or consultation; provided, further, that upon the applicable Special Servicer’s determination, consistent with Accepted Servicing Practices, that exigent circumstances do not allow the applicable Special Servicer to consult with the Directing Certificateholder, the applicable Special Servicer shall not be required to do so. Each of the Servicer (at its own expense) and each Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Accepted Servicing Practices”: With respect to the Servicer and the Special Servicers, the higher of (x) the same care, skill, prudence, and diligence with which the Servicer or the applicable Special Servicer, as applicable, services and administers similar Whole Loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans similar to the Whole Loans and (y) the same care, skill, prudence and diligence that the Servicer or the applicable Special Servicer, as applicable, utilizes for similar mortgage loans that the Servicer or the such Special Servicer, as applicable, owns; and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loans and Co-Lender Agreements and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Whole Loans, and with respect to the Special Servicers, REO Properties, and the best interests of the Trust Fund and the Holders of the Certificates and the related Companion Loan Holders (as if such Certificateholders and related Companion Loan Holders constituted a single lender), but without regard to:

                                (i)          any relationship that the Servicer or applicable Special Servicer, as applicable, or any Affiliate of the Servicer or applicable Special Servicer may have with the related Borrower, the Depositor or any Affiliates of the related Borrower or the Depositor;

                                (ii)          the ownership of any Certificate or Companion Loan by the Servicer or each Special Servicer, as applicable, or any Affiliate of the Servicer or applicable Special Servicer;

                                (iii)         the ownership of any junior indebtedness or mezzanine loan with respect to the related Mortgaged Property by the Servicer or applicable Special Servicer, as applicable, or any Affiliate of the Servicer or applicable Special Servicer;

                                (iv)         the Servicer’s obligation to make Advances as specified herein, or, with respect to the Companion Loans, any other pooling and servicing agreement; and

                                (v)          the Servicer’s or applicable Special Servicer’s, as applicable, right to receive compensation or reimbursement of costs for its services hereunder or with respect to any particular transaction.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit U.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit R hereto.

“Additional Form 10-K Disclosure”: The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit S hereto.

“Additional Servicer”: Each Affiliate of the Servicer, the Special Servicers, the Mortgage Loan Sellers that services any of the Mortgage Loans and each Person who is not an Affiliate of the Servicer, other than the applicable Special Servicer, who services 10% or more of the Mortgage Loans. For the avoidance of doubt, the Certificate Administrator shall not be considered an “Additional Servicer”.

“Additional Trust Fund Expenses”: (i) Any Advance Interest Amount paid to the Servicer or the Trustee in respect of Monthly Advances made with respect to the related Mortgage Loan that cannot be reimbursed out of Default Interest or late payment charges on the related Mortgage Loan and any Servicing Advances or Administrative Advances made with respect to the related Mortgage Loan that cannot be reimbursed from proceeds of the related Whole Loan; (ii) compensation payable to the applicable Special Servicer in connection with a Specially Serviced Mortgage Loan or an REO Property and not paid by the related Borrower; and (iii) any other unanticipated expenses of the Trust Fund, including, but not limited to, reimbursements to the Trustee, the Certificate Administrator, the Servicer, the Special Servicers and related Persons of each of the foregoing and indemnification to Persons entitled thereto pursuant to Section 6.03 and Section 8.05, taxes payable from the assets of the Trust Fund, tax related expenses and the cost of various opinions of counsel required to be obtained in connection with the servicing of the Mortgage Loans, the administration of the Trust Fund hereunder, in each case to the extent that the Trust Fund has not obtained, and in the reasonable good faith judgment of the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as applicable, will not obtain, reimbursement or indemnification thereof from any Person or from the proceeds of the liquidation or disposition of any Mortgage Loan or REO Property; provided, however, that with respect to any amounts described in the immediately preceding clauses (i) through (iii) that are reimbursable by a Borrower pursuant to the related Mortgage Loan Documents, such amounts will constitute Additional Trust Fund Expenses only to the extent not reimbursed by such Borrower or deemed a Nonrecoverable Advance.

“Adjusted Certificate Principal Distribution Amount”: For any Distribution Date, an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, subject to adjustment in accordance with Section 1.04 and Section 3.06(b).

“Administrative Advances”: As defined in Section 3.06(a).

“Administrative Cost Rate”: With respect to each Mortgage Loan, the sum of the per annum rates at which the Servicing Fee, the Certificate Administrator Fee (including the portion thereof allocated to the Trustee Fee) and the CREFC® Intellectual Property Royalty License Fee are calculated.

“Advance Interest Amount”: Interest at the Advance Interest Rate on the aggregate amount of Advances with respect to a Mortgage Loan and, with respect to Servicing Advances, also with respect to the related Companion Loans, compounded monthly, for which the Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to (but excluding) the date on which such amounts are reimbursed to the Servicer or Trustee, as applicable; provided, however, that if the related Borrower makes payment of the amount in respect of which an Advance was made with interest at the Default Rate or late payment charges, the Advance Interest Amount payable to the Servicer or the Trustee with respect to such Advance shall be paid (i) first from the amount of Default Interest and late payment charges paid by the Borrower and (ii) to the extent such amounts are insufficient therefor, from amounts on deposit in the Collection Account to the extent provided in Section 3.06.

“Advance Interest Rate”: The “prime rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by the Servicer or the Trustee, as applicable in its reasonable discretion).

“Advances”: Any Administrative Advance, Monthly Advance and Servicing Advance.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and conclusively rely on an Officer’s Certificate of the Servicer, a Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 10.01(b).

“Applicable Laws”: As defined in Section 11.12.

“Appraisal”: An appraisal from an Independent MAI appraiser.

“Appraisal Reduced Interest”: As defined in Section 1.03(f).

“Appraisal Reduction”: For any Distribution Date and for any Mortgage Loan or a related Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable Special Servicer (and, prior to the occurrence of a Consultation Termination Event with respect to such Mortgage Loan, in non-binding consultation with the Directing Certificateholder), based upon the value determined by the applicable Special Servicer, as of the first Determination Date that is at least 10 Business Days following the date on which the applicable Special Servicer receives an Appraisal, equal to the excess of (a) the outstanding Principal Balance of the related Whole Loan, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined by one or more Appraisals with respect to the related Mortgaged Property (the costs of which shall be paid by the Servicer as an Advance), minus, with respect to any Appraisals, such downward adjustments as the applicable Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of that Whole Loan as of the date of calculation over (ii) the sum, as of the Payment Date occurring in the month of the date of determination, of (A) to the extent not previously advanced by the Servicer or the Trustee, all unpaid interest due on that Whole Loan at a per annum rate equal to the Mortgage Rate, (B) all Administrative Advances and Servicing Advances on that Whole Loan not reimbursed from the proceeds of such Whole Loan, and Advance Interest Amounts at the Advance Interest Rate in respect of that Whole Loan, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under that Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Servicer, the applicable Special Servicer or the Trustee, as applicable); provided, however, that without limiting such Special Servicer’s obligation to order and obtain such Appraisal, if such Special Servicer has not obtained an Appraisal, referred to above within 60 days of the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (i) and (vi) above, within 120 days (in the case of clause (i) or 90 or 120 days (in the case of clause (vi)), respectively, after the initial delinquency, the amount of the Appraisal Reduction shall be deemed to be an amount equal to 25% of the current outstanding Principal Balance of the related Mortgage Loan until such time as such Appraisal referred to above is received and the Appraisal Reduction is calculated. Within 60 days after the Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the Servicer as a Servicing Advance) and the related Appraisal shall be delivered in electronic format by such Special Servicer to the Servicer, the Certificate Administrator and the Trustee. Each Whole Loan shall be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction with respect to the Mortgage Loan and related Companion Loans that comprise such Whole Loan. Any Appraisal Reduction in respect of any Whole Loan shall be allocated to the Mortgage Loan and the related Companion Loans in reverse sequential order (i.e. first, to the reduction of the outstanding principal balance of each of the related C Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; second, to the reduction of the outstanding principal balance of each of the related B Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; and then, to the reduction of the outstanding principal balance of each of the related A Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero). Appraisal Reduction amounts allocated to the related C Notes, also referred to as the Non-Pooled Trust Notes, will be notionally allocated to reduce, in reverse numerical order, the related Classes of Loan Specific Certificates. Appraisal Reduction amounts allocated to the Pooled Trust Notes will be notionally allocated to reduce the Class C Certificates and then the Class B Certificates, in that order.

“Appraisal Reduction Event”: With respect to a Mortgage Loan or a related Companion Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of a Mortgage Loan or a related Companion Loan, (ii) the date on which a reduction in the amount of Scheduled Monthly Payments on a Mortgage Loan or a related Companion Loan, or a change in any other material economic term of such Mortgage

Loan or a related Companion Loan (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or a related Companion Loan by the applicable Special Servicer, (iii) the date on which a receiver has been appointed, (iv) 60 days after a Borrower declares bankruptcy, (v) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to a Borrower if not dismissed within such time, (vi) 90 days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or a related Companion Loan, except where a refinancing is anticipated (as evidenced by a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer) within 120 days after the Maturity Date of such Mortgage Loan or a related Companion Loan, in which case 120 days after such uncured delinquency, and (vii) immediately after a Mortgage Loan, becomes an REO Mortgage Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The applicable Special Servicer shall notify the Servicer, or the Servicer shall notify the applicable Special Servicer, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.08 hereof.

“Appraised Value”: With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing the related Mortgage Loan.

“Appraised-Out Class”: As defined in Section 4.08(f).

“Asset Status Report”: As defined in Section 3.26(b).

“Assignment of Leases”: With respect to any Mortgaged Property, any Assignment of Leases or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, that is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording; provided, however, that none of the Trustee, the Certificate Administrator, the Custodian and the Servicer shall be responsible for determining whether any assignment is legally sufficient or in recordable form.

“Assumed Scheduled Monthly Payment”: With respect to any Mortgage Loan (or Companion Loan, as applicable) which is delinquent in respect of its Balloon Payment or after acquisition of REO Property in respect thereof (but not including any period following the modification, forbearance or extension of such Mortgage Loan or Companion Loan prior to its modified maturity date), an amount deemed to be due on such Mortgage Loan or Companion Loan, which amount shall be equal to the Scheduled Monthly Payment that would have been due on such Mortgage Loan (or Companion Loan, as applicable) for the relevant Due Period, if, as applicable, (i) the Maturity Date for the related Mortgage Loan or the Companion Loan had not occurred or (ii) the related Mortgaged Property had not become an REO Property and such Mortgage Loan (or Companion Loan, as applicable) was still outstanding and no acceleration of such Mortgage Loan (or Companion Loan, as applicable) had occurred, but taking into account any modification, forbearance or extension and Debt Service Reduction Amounts.

“Assumption Fees”: Any fees collected by the Servicer or applicable Special Servicer in connection with an assumption of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed (or not otherwise prohibited) under the provisions of this Agreement, but only to the extent such fee is not prohibited in the existing Mortgage Loan Documents (as they exist on the Closing Date).

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.08.

“Automatic Appraisal Reduction Amount”: As defined in Section 3.10(a).

“Balloon Payment”: With respect to any Whole Loan, Mortgage Loan or Companion Loan, as the case may be, the payment payable on the Maturity Date or extended maturity date, as applicable, of such Whole Loan Mortgage Loan or Companion Loan, as applicable.

“Bankruptcy Loss”: A reduction in the Principal Balance on a Mortgage Loan arising from a proceeding under the United States Bankruptcy Code or any other similar state law or other proceeding with respect to the Borrower of, or Mortgaged Property securing, directly or indirectly, a Mortgage Loan.

“Base Interest Fraction”: For any Principal Prepayment on any Pooled Trust Notes and with respect to any applicable Class of Certificates is a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates, and (ii) the Prepayment Rate used in calculating the Yield Maintenance Default Premiums with respect to such Pooled Trust Notes and with respect to such Principal Prepayment and (B) whose denominator is the difference between (i) the Mortgage Rate on the related Pooled Trust Notes and (ii) the Prepayment Rate used in calculating the Yield Maintenance Default Premiums with respect to such Pooled Trust Notes with respect to such Principal Prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if the Prepayment Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will equal zero, and (3) if the Prepayment Rate is greater than or equal to the Mortgage Rate on such Pooled Trust Notes and is less than the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will be one.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Class.

“Book Entry Certificates”: Certificates evidencing a beneficial interest in a Class of Regular Certificates, ownership and transfer of which shall be made through book entries by a Clearing Agency; provided that after the occurrence of a condition whereupon book entry registration and transfer are no longer authorized and Definitive Certificates are issued to the Certificateholders, such certificates shall no longer be “Book Entry Certificates.”

“Borrower”: As defined in the Preliminary Statement.

“Borrower Accounts”: As defined in Section 3.07(a).

“Borrower Affiliate”: Any of the Borrowers, the Guarantor (or any replacement guarantor), any Permitted Mezzanine Borrower, the general partner or managing member of any Borrower or any Permitted Mezzanine Borrower or any of their respective affiliates.

“Borrower Affiliate Owner”: Any Holder or Beneficial Owner of a Class of Certificates that is the related Borrower, Manager or an Affiliate thereof. The Trustee and the Certificate Administrator shall have the right to require, as a condition to certifying that any Person is not a Borrower Affiliate Owner under this Agreement, that such Person provide an Investor Certification and the Trustee, the Certificate Administrator, the Servicer and the applicable Special Servicer, as applicable, may conclusively rely on such Investor Certification unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge that such Person is a Borrower Affiliate Owner.

“Business Day”: Any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the Trustee, the Certificate Administrator, the Servicer, the Special Servicers or the financial institution that maintains the Collection Account or any reserve accounts for the Mortgage Loans, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Cash Collateral Account”: With respect to any Mortgage Loan that has a Lock Box Account, any account or accounts created pursuant to the related Loan Agreement, Cash Collateral Account Agreement or other Mortgage Loan Document into which the Lock Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the Mortgage Loan Sellers. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted, to the extent not inconsistent with the terms of the related Mortgage Loan, to make withdrawals therefrom for deposit into the Collection Account. To the extent not inconsistent with the terms of the related Mortgage Loan, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”: With respect to any Mortgage Loan, the agreement, if any, between the Mortgage Loan Sellers and the related Borrower, pursuant to which the related Cash Collateral Account, if any, was established.

“Certificate”: Any Pooled Certificate, Loan Specific Certificate or Class R Certificates issued, authenticated and delivered hereunder.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator of the Trust Fund or its successor in interest, or any successor certificate administrator appointed as herein provided.

“Certificate Administrator Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period (or in the case of the first Distribution Date, accrued for a period equal to the initial Interest Accrual Period) at the Certificate Administrator Fee Rate on the Principal Balance of such Mortgage Loan as of the first day of such Interest Accrual Period. The Certificate Administrator Fee will be calculated on the same interest accrual basis as the Mortgage Loans. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator Fee Rate”: A rate equal to 0.0085% per annum on each Mortgage Loan.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any Class of Certificates (other than the Class X or Class R Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination after application of the distributions and allocation of Realized Losses or Additional Trust Fund Expenses made thereon on such prior Distribution Date plus any Recovered Amounts allocated to such Class of Certificates in accordance with Section 1.04(c). The Certificate Balance of any Class of Uncertificated Lower-Tier Interest will equal the Certificate Balance of the Related Certificates. Each of the Class X and Class R Certificates will not have a Certificate Balance.

“Certificate Principal Distribution Amount”: For any Distribution Date, is equal to (i) with respect to the Pooled Certificates, the aggregate of the Principal Distribution Amounts of the Pooled Mortgage Loans, and (ii) with respect to the Loan Specific Certificates, the aggregate Principal Distribution Amount for the related Non-Pooled Trust Notes.

“Certificate Register” and “Certificate Registrar”: The register maintained pursuant to Section 5.01(c) and the registrar appointed pursuant to Section 5.02(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register (including, solely for the purposes of providing, distributing or otherwise making available any reports, statements or other information pursuant to this Agreement, Beneficial Owners of Certificates to the extent the person providing, distributing or making available such information has received an Investor Certification that such person is a Beneficial Owner); provided, however, that solely for the purposes of giving any consent or taking any action (including, without limitation, selecting or appointing a Directing Certificateholder) pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Servicer, a Special Servicer, the Certificate Administrator, the Trustee, any Borrower Affiliate, any Restricted Holder, any manager of a Mortgaged Property or any subservicers or Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall, and the Certificate Balance of such Certificate shall, not be taken into account in determining whether the requisite percentage of Voting Rights, and/or of the Certificate Balance of the Certificates or any Class of Certificates necessary to effect any such consent or take any such action, has been obtained; provided that the foregoing limitation shall not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Certificateholder, solely based on it being an Affiliate of a Special Servicer, from exercising any appointment, consent or consultation rights it may have under this Agreement solely in its capacity as Controlling Class Certificateholder or Directing Certificateholder (unless, for the avoidance of doubt, the Controlling Class Certificateholder or Directing Certificateholder is the Servicer, the Trustee, the Certificate Administrator, any Borrower, a Restricted Holder, a manager of a Mortgaged Property, or any of the sub-servicers or respective Affiliates or agents of the foregoing). For purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Depositor, the Servicer, a Special Servicer, the Trustee, the Certificate Administrator, or an Affiliate of such parties will be deemed to be outstanding, provided that such amendment does not relate to the termination of, increase in compensation or material reduction of obligations of the Depositor, the Servicer, either Special Servicer, the Trustee, the Certificate Administrator, or any of their Affiliates, in which case such Certificate shall be deemed not to be outstanding.

Notwithstanding the foregoing, so long as there is no Servicer Termination Event with respect to the Servicer or a Special Servicer, the Servicer and such Special Servicer or such Affiliate of any of them shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder. The Certificate Administrator shall be entitled to request and rely upon a certificate of the Servicer, the applicable Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. For the avoidance of doubt, no Borrower, Property Manager, Restricted Holder or any affiliate of any such person will be permitted to exercise any rights of a Controlling Class Certificateholder or the Directing Certificateholder under this Agreement. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Beneficial Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. For the avoidance of doubt, no Borrower, Manager or any Affiliate of any such Person shall be permitted to exercise any rights of a Controlling Class Certificateholder or the Directing Certificateholder under this Agreement.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of a Special Servicer, the Certificateholders evidencing at least

66-2/3% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction to notionally reduce the Certificate Balances of the Certificates) of all Pooled Principal Balance Certificates.

“Certifying Person”: As defined in Section 12.11.

“Certifying Servicer”: As defined in Section 12.07.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical class designation, and each of the Class LT-R Interest, the Class UT-R Interest and each designated Uncertificated Lower-Tier Interest.

“Class A Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class A Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 3.6332%.

“Class B Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 3.6332%.

“Class C Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Net WAC Rate.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LPR-1 Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LPR-2 Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LSQ-1 Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LSQ-2 Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LSQ-3 Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LT-R Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class PR-1 Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class PR-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6332%.

“Class PR-2 Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class PR-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6332%.

“Class R Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class SQ-1 Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class SQ-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6332%.

“Class SQ-2 Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class SQ-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6332%.

“Class SQ-3 Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class SQ-3 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 3.6332%.

“Class UT-R Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class X Strip Rate”: For each of the Class A, Class B and Class C Certificates for any Distribution Date shall equal the excess of (i) the Net WAC Rate for such Distribution Date over (ii) the Pass-Through Rate of such Class of Certificates.

“Class X Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class X Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal the weighted average of the Class X Strip Rates for the Class A, Class B and Class C Certificates (weighted on the basis of the Certificate Balances of such Classes, in each case, outstanding immediately prior to the related Distribution Date).

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participants”: A broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

“Clearstream”: Clearstream Banking, société anonyme, or its successor in such capacity.

“Closing Date”: July 24, 2015.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”: The trust account or accounts created and maintained by the Servicer pursuant to Section 3.05(a), which shall be entitled “KeyBank National Association, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2015-WPG Collection Account” and which must be an Eligible Account.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: As defined in the Preliminary Statement.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Rating Agency”: With respect to a Companion Loan, any rating agency that was engaged by a participant in the securitization of such Companion Loan to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified shall not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.31 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof or interest therein).

“Compensating Interest”: With respect to the Mortgage Loans for any Distribution Date, an amount required to be deposited by the Servicer into the Collection Account pursuant to Section 3.12(a), equal to the amount of any Prepayment Interest Shortfalls arising with respect to a non-Specially Serviced Mortgage Loan resulting from voluntary prepayments where the Servicer waives a requirement to pay interest through the end of the related Mortgage Loan Interest Accrual Period during any Due Period (unless such waiver (A) is required because of a court order or applicable law, (B) is in connection with Insurance or Condemnation Proceeds or (C) is at the request or with the consent of the applicable Special Servicer); provided that the Compensating Interest for any Distribution Date shall not exceed the lesser of (i) the total amount of such Prepayment Interest Shortfalls allocated to the related Mortgage Loan, and (ii) with respect to each Mortgage Loan for which the Servicer receives its Servicing Fees during such Due Period, the portion of such Servicing Fees calculated, in each case, at an annual rate of 0.0025% per annum.

“Condemnation Proceeds”: Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property or REO Property by or to any governmental or quasi-governmental authority other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or REO Property or released to the related Borrower in accordance with the terms of the related Mortgage Loan documents.

“Consultation Termination Event”: A Consultation Termination Event shall occur with respect to each Directing Certificateholder and the related Mortgage Loan, when there is no Class of related Loan Specific Certificates that has a then outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that Class, without regard to the application of any Appraisal Reductions. Upon the occurrence of a Consultation Termination Event, no Class of Loan Specific Certificates for the related Mortgage Loan shall be entitled to appoint a Directing Certificateholder for such Mortgage Loan or have any rights hereunder to consent to or consult on actions of the Servicer or the related Special Servicer with respect to such Mortgage Loan; provided, that with respect to the Pearlridge Mortgage Loan, a Consultation Termination Event shall be in effect until a Control Enabling Event has occurred with respect to one or more Classes of related Loan Specific Certificates.

“Control Enabling Event”: An event that will be deemed to have occurred with respect to a Class of Pearlridge Loan Specific Certificates upon the earliest of (i) the sale of the majority of the Certificate Balance of such Class of Pearlridge Loan Specific Certificates to Persons that are unaffiliated with J.P. Morgan Chase Bank, National Association and German American Capital Corporation and (ii) receipt of a notice from J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. to the Trustee and Certificate Administrator that a Control Enabling Event is to be deemed to have occurred.

“Control Event”: Shall be deemed to have occurred and be continuing (A) with respect to a Class of Loan Specific Certificates if (i) the initial Certificate Balance of the Class of Loan Specific Certificates, as reduced (without duplication) by (x) any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) paid and received on such Class of Loan Specific Certificates, (y) any Appraisal Reduction then allocated to such Class of Loan Specific Certificates, and (z) any Loan Specific Realized Losses previously allocated to such Class of Loan Specific Certificates, is less than (ii) 25% of the initial aggregate Certificate Balance of such Class of Loan Specific Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) paid and received on such Class of Loan Specific Certificates, and (B) with respect to a Mortgage Loan, if a Control Event exists with respect to all related Classes of Loan Specific Certificates; provided, that with respect to the Pearlridge Mortgage Loan, a Control Event shall be in effect until a Control Enabling Event has occurred with respect to one or more Classes of related Loan Specific Certificates.

“Controlling Class”: For each Mortgage Loan shall be the most subordinate Class of related Loan Specific Certificates with respect to which a Control Event has not occurred, or if no Class of related Loan Specific Certificates satisfies the foregoing requirement, the Controlling Class will be the senior-most Class of related Loan Specific Certificates. After the occurrence and during the continuance of a Control Event with respect to the senior-most Class of Loan Specific Certificates with respect to the related Mortgage Loan, the Directing Certificateholder appointed by such Class shall only be entitled to exercise consultation rights to the extent specifically provided for in hereunder.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Servicer or a Special Servicer may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Beneficial Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Servicer or such Special Servicer, as applicable. The Trustee, the Servicer and the Special Servicers shall be entitled to rely on any such list so provided. Notwithstanding the foregoing, for purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or the Directing Certificateholder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing, or is a Restricted Holder, shall not be deemed to be a holder of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no holder of Controlling Class Certificates would be eligible to exercise such rights, there shall be no Controlling Class or Directing Certificateholder.

“Corporate Trust Office”: With respect to the Trustee and the Certificate Administrator, the corporate trust office of Wells Fargo Bank, National Association initially located at 9062 Old Annapolis Road, Columbia Maryland 21045-1591, Attention: Corporate Trust Services, CMBS – WP Glimcher Mall Trust 2015-WPG, or the principal trust office of any successor trustee qualified and appointed pursuant to this Agreement; and (b)  for certificate transfer services, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Certificate Transfers (CMBS) WP Glimcher Mall Trust 2015-WPG, or the principal trust office of any successor certificate administrator qualified and appointed pursuant to this Agreement.

“CREFC®”: CRE Finance Council, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction specific information relating to commercial mortgage pass-through certificates and commercial mortgage backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to the Depositor, the Servicer, the Special Servicers, the Certificate Administrator, and the Trustee.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC®

Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Mortgage Loan and for any Distribution Date, an amount accrued during the related Mortgage Loan Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the outstanding Principal Balance of such Mortgage Loan or REO Mortgage Loan as of the close of business on the Distribution Date in such Mortgage Loan Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Mortgage Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Servicer from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains:

                                (i)           the following seven electronic files: (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File, (v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

                                (ii)          the following nineteen supplemental reports and disclosure templates: (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve LOC Report, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report, (xi) CREFC® Appraisal Reduction Template, (xii) CREFC® Servicer Realized Loss Template, (xiii) CREFC® Reconciliation of Funds Template, (xiv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (xv) CREFC® Historical Liquidation Loss Template, (xvi) CREFC® Interest Shortfall Reconciliation Template, (xvii) CREFC® Loan Liquidation Report, (xviii) CREFC® Servicer Remittance to Certificate Administrator Template, and (xix) CREFC® Significant Insurance Event Report Template, as such reports may be amended, updated or supplemented from time to time.

The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage backed securities transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the Servicer or the applicable Special Servicer of any such report that is required to state information for any period prior to the Closing Date, the Servicer or such Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Seller or by the related Borrower or (x) in the case of such a report produced by the Servicer, by the applicable Special Servicer (if other than the Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the applicable Special Servicer, by the Servicer (if other than such Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicers and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicers and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Commercial NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the applicable Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to each Mortgaged Property and/or in the aggregate for the portfolio of Mortgaged Properties (depending on whether the loan parties deliver the related financial statements and operating statements on a per-property basis or an aggregate basis) substantially in the form of, and containing the information called for in, the downloadable form of the “Commercial Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Certificate Administrator Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Significant Insurance Event Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Report Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicers.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Servicer.

“CREFC® Website”: The CREFC®’s Internet website located at “www.crefc.org” or such other primary Internet website as the CREFC® may establish for dissemination of its report forms.

“Custodial Agreement”: The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator pursuant to Section 3.21, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Custodian”: Any Custodian appointed pursuant to Section 3.21. The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Servicer, but may not be the Depositor or any Affiliate of the Depositor. The Certificate Administrator will be the initial Custodian.

“Debt Service Reduction Amount”: With respect to a Payment Date and the related Determination Date, the amount of the reduction of the Scheduled Monthly Payment that a Borrower is obligated to pay on such Payment Date with respect to a Mortgage Loan as a result of any proceeding under bankruptcy law or any similar proceeding; provided, however, that in the case of an amount that is deferred, but not forgiven, such reduction shall include only the net present value (calculated at the related Mortgage Rate) of the reduction.

“Default Interest”: With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of the Default Rate over the related Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any Mortgage Event of Default on such Mortgage Loan, including without limitation, a default in the payment of a Scheduled Monthly

Payment or a Balloon Payment, as such rate is set forth in the related Mortgage Loan Documents.

“Defaulted Mortgage Loan”: A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Scheduled Monthly Payments or more than sixty days delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Servicer or the applicable Special Servicer has, by written notice to the related Borrower, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defect”: As defined in Section 2.02(a).

“Definitive Certificates”: Certificates issued in definitive physical form.

“Denomination”: As defined in Section 5.01(a).

“Deposit Bank”: The bank that administers the Borrower Accounts in accordance with the related Mortgage Loan Documents under any Mortgage Loan.

“Depositor”: J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, and its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the immediately succeeding Business Day.

“Directing Certificateholder”: With respect to each Mortgage Loan, the Certificateholder (or its representative) selected by Certificateholders representing more than 50% of the Certificate Balance of the related Controlling Class, as identified by written notice with contact information to the Certificate Administrator from time to time hereunder. After the occurrence of a Consultation Termination Event with respect to a Mortgage Loan, there will be no Directing Certificateholder with respect to that Mortgage Loan.

On the Closing Date, J.P. Morgan Securities LLC is the Holder of 60% of the Certificate Balance and Deutsche Bank Securities Inc. is the Holder of 40% of the Certificate Balance of the (a) Class PR-1 Certificates and (b) Class PR-2 Certificates and therefore a related Control Enabling Event has not yet occurred on the Closing Date. The Certificate Administrator and the other parties to this Agreement shall be entitled to assume that there is no Controlling Class Certificateholder until a related Control Enabling Event is deemed to occur and the Certificate Administrator receives notice of a Directing Certificateholder for the related

Mortgage Loan. Any such notice shall be via email to the Certificate Administrator at trustadministrationgroup@wellsfargo.com.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, any use of such REO Property in a trade or business conducted by the Trust, or the performing of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the applicable Special Servicer, on behalf of the Trust, shall not be considered to Directly Operate an REO Property solely because such Special Servicer, on behalf of the Trust, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosure Parties”: As defined in Section 8.14(b).

“Disqualified Non-U.S. Person”: With respect to the Residual Certificates, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds a Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or successor form) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of a Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, international organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificate (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code, or (e) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer to such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding.  The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: A trust account or subaccount created and maintained as a separate trust account or subaccount by the Certificate Administrator pursuant to

Section 3.05(f), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Distribution Account” and which must be an Eligible Account or subaccount of an Eligible Account.

“Distribution Date”: The 4th Business Day after the Determination Date, commencing in August 2015.

“Distribution Date Statement”: A monthly distribution statement prepared by the Certificate Administrator pursuant to Section 4.02(a).

“Domestic Global Certificate”: Any of the single, permanent global certificates that represents the Regular Certificates sold in reliance on Rule 144A.

“DTC”: The Depository Trust Company.

“Due Period”: With respect to any Distribution Date, the period commencing on and including the date immediately following the Determination Date relating to the immediately preceding Distribution Date and ending on and including the Determination Date relating to such Distribution Date.

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal or state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: (a) A depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P (or “A-2” by S&P if the long-term unsecured debt obligations of which are rated at least “BBB” by S&P) and the equivalent rating by Morningstar (if then rated by Morningstar) or such other rating confirmed in a Rating Agency Confirmation in the case of letters of credit or accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “BBB+” by S&P and the equivalent rating by Morningstar (if then rated by Morningstar) or such other rating confirmed in a Rating Agency Confirmation; or (b) Wells Fargo Bank, National Association, so long as it meets the eligibility standards of the Certificate Administrator pursuant to Section 8.06 of this Agreement; (c) KeyBank National Association, provided that (i) the short term debt obligations, deposits or commercial paper of KeyBank National Association are rated at least “A-2” by S&P and the equivalent by Morningstar (if then rated by Morningstar) in the case of letters of credit or accounts in which funds are held for thirty (30) days or less and, (ii) the long-term unsecured debt obligations or deposits of which are rated at least “BBB+” by S&P and the equivalent by Morningstar (if then rated by Morningstar) in the case of letters of credit or accounts in which funds are held for more than thirty (30) days; or (d) an account maintained with any other insured depository institution that is the subject of a Rating Agency Confirmation, from the Rating Agency for which the minimum rating is not met, with respect to any account listed in the clauses above, or from each Rating Agency, with respect to any account other than one listed in the clauses above.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”: Any Class PR-2, Class SQ-2 and Class SQ-3 Certificate; provided that any such Certificate: (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions contained in Section 5.02(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, either (i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Escrow Account”: A segregated custodial account established by the Servicer to hold all funds collected and received by it pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from its own funds and general assets pursuant to Section 3.04(b). Any Escrow Account may be a subaccount of the related Cash Collateral Account.

“Escrow Payment”: Any payment made by any Borrower to the Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock Box Agreement or Loan Agreement for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments and similar items in respect of the related Mortgaged Property.

“Euroclear”: Euroclear Banking, société anonyme, or its successor in such capacity.

“Excess Modification Fees”: With respect to any Mortgage Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Mortgage Loan or the related Companion Loans, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and Advance Interest Amounts to the extent not otherwise paid or reimbursed by the Borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or the related Companion Loans and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Borrower or otherwise.

“Excess Prepayment Interest Shortfall”: With respect to any Mortgage Loan and any Distribution Date, the shortfall that results when the amount of any Prepayment Interest Shortfall allocable in respect of such Mortgage Loan exceeds the related Compensating Interest allocated to such Mortgage Loan as of such Distribution Date. For the purpose of determining whether any Excess Prepayment Interest Shortfall exists on a Mortgage Loan, Compensating Interest will be allocated pro rata among the Mortgage Loans with Prepayment Interest Shortfalls in accordance with the amounts of such Prepayment Interest Shortfalls entitled to Compensating Interest.

“Exchange Act”: The Securities Exchange Act of 1934, as it may be amended from time to time.

“Exemption”: The prohibited transaction exemption issued by the United States Department of Labor to (i) JP Morgan Securities Inc., Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002) and (ii) Deutsche Bank Securities Inc., Final Authorization Number 97-03E (December 9, 1996), each as most recently amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013), and as may be subsequently amended.

“Extended Cure Period”: As set forth in the Mortgage Loan Purchase Agreement.

“FDIC”: The Federal Deposit Insurance Corporation, or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the applicable Special Servicer to the related Directing Certificateholder, which does not include any communications (other than the related Asset Status Report) between such Special Servicer and the related Directing Certificateholder with respect to such Specially Serviced Mortgage Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless, prior to a Control Event, the related Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or the Asset Status Report is otherwise implemented by such Special Servicer in accordance with the terms of this Agreement.

“Final Recovery Determination”: A reasonable determination by the applicable Special Servicer, prior to the occurrence of a Consultation Termination Event in consultation with the related Directing Certificateholder, with respect to any defaulted Mortgage Loan or Rehabilitated Mortgage Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by the Mortgage Loan Sellers pursuant to Section 2 of the Mortgage Loan Purchase Agreement, or by applicable Special Servicer pursuant to Section 3.19) that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Income and other payments or recoveries that, in the applicable Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the applicable Special Servicer to make payments from its own funds pursuant to Section 3.08(b), will ultimately be recoverable. Prior to the occurrence and continuance of any Control Event, the related Directing Certificateholder will have ten (10) Business Days to review and approve each such recovery determination by the applicable Special Servicer (other than with respect to a

Mortgage Loan or REO Property, as the case may be, that was repurchased by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, or by the applicable Special Servicer, the related Directing Certificateholder or any mezzanine lender). However, if the related Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“GACC”: As defined in the Preliminary Statement.

“Global Certificates”: As defined in Section 5.04(b) of this Agreement.

“Ground Leases”: The Kamehameha Schools Ground Leases and the Territorial Savings Ground Lease.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., or any other U.S. environmental laws now existing, and specifically including, without limitation, asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“IAI”: Institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D or any entity in which all the equity holders fall within any such subsections.

“Indemnified Party”: As defined in Section 8.05(c).

“Indemnifying Party”: As defined in Section 8.05(c).

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Mortgage Loan Sellers, the Certificate Administrator, the Trustee, the Servicer, the Special Servicers, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director, member or Person performing similar functions.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust Fund within the meaning of Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Servicer nor a Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Servicer, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator and the Trustee to that effect) or (ii) any other Person (including the Servicer and the Special Servicers) if the Servicer, on behalf of itself, the Certificate Administrator and the Trustee, has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which a Mortgaged Property or REO Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the applicable Mortgaged Property is located.

“Initial Pass-Through Rate”: With respect to any Class of Certificates (other than the Class R Certificates), the initial Pass-Through Rate for such Class, in each case as specified in the Preliminary Statement.

“Initial Purchasers”: J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Drexel Hamilton, LLC.

“Inquiry” and “Inquiries”: As each is defined in Section 4.06(a).

“Installment Sale Agreement”: Each “Installment Sale Agreement” as defined in each Loan Agreement.

“Insurance Policies”: Collectively, any “all risk” or fire and casualty extended coverage insurance policy, or flood insurance policy, or title insurance policy relating to the Mortgage Loans or the related Mortgaged Properties, required to be in effect as of the Closing Date or thereafter during the term of this Agreement.

“Insurance Proceeds”: Amounts paid by the insurer under any Insurance Policy (and including any amounts paid by the Servicer (if it self-insures) pursuant to Section 3.08).

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates or Uncertificated Lower-Tier Interests, an amount equal to interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Class on the Certificate Balance or Notional Amount of such Class, as applicable, outstanding immediately prior to such Distribution Date, in each case, minus such Class’s allocable portion of any Excess Prepayment Interest Shortfalls with respect to such Distribution Date. Interest on the Regular Certificates and the Uncertificated Lower-Tier Interests will be computed on the basis of a 360-day year consisting of twelve 30 day months. For purposes of accruing interest and calculating Pass-Through Rates, the Regular Certificates and each Class of Uncertificated Lower-Tier Interests will be deemed to have a Certificate Balance or Notional Amount on the first day of the

Interest Accrual Period equal to the Certificate Balance or Notional Amount of such Class as of the day immediately following the Distribution Date that occurs in the calendar month in which such Interest Accrual Period commences. For purposes of accruing interest and calculating Pass-Through Rates, the Mortgage Loans will be deemed to have a Principal Balance on the first day of the Interest Accrual Period equal to the Principal Balance of such Mortgage Loan as of the Payment Date of such Mortgage Loan that occurs in the calendar month in which such Interest Accrual Period commences (after giving effect to all payments received in respect of such Mortgage Loan on or before such Payment Date).

“Interest Accrual Period”: With respect to any Distribution Date each Class of Regular Certificates and Uncertificated Lower-Tier Interests, the Interest Accrual Period is the calendar month preceding the month in which the related Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests is equal to the sum of (i) the Interest Accrual Amount for such Class on such Distribution Date and (ii) any Interest Shortfalls for such Class on such Distribution Date.

“Interest Reserve Account”: As defined in Section 3.05(g).

“Interest Shortfall”: On any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests is the excess, if any, of (i) the Interest Distribution Amount for such Class for the immediately preceding Distribution Date, over (ii) all distributions of interest made with respect to such Class on the immediately preceding Distribution Date.

“Interested Person”: As of any date of determination, the Depositor, the Servicer, a Special Servicer, any Borrower, any manager of a Mortgaged Property, any independent contractor engaged by a Special Servicer, any Directing Certificateholder, any Restricted Holder, or any Person actually known to a Responsible Officer of the Certificate Administrator or the Trustee to be an Affiliate of any one of them.

“Investment Account”: As defined in Section 3.07(a).

“Investment Company Act”: Investment Company Act of 1940, as amended.

“Investor Certification”: A certificate representing that such Person executing the certificate is a Certificateholder, a beneficial owner of a Certificate, a prospective purchaser of a Certificate, a Directing Certificateholder or a Mortgage Loan Seller repurchasing a portion of a Mortgage Loan pursuant to Section 3.32(b), and that (i) such person is not a Borrower Affiliate, a Restricted Holder, a manager of a Mortgaged Property, or an agent or affiliate of any of the foregoing, in which case such person will have access to all the reports and information made available to Privileged Persons hereunder or (ii) such person is a Borrower Affiliate, a Restricted Holder or a manager of a Mortgaged Property, or an agent or affiliate of the foregoing, in which case such person will be permitted to receive access only to the Distribution Date Statements prepared by the Certificate Administrator, in each case, as evidenced by such person’s execution and delivery of a certificate in the form of Exhibit L-1 (for Non-Borrower Affiliates) or Exhibit L-2 (for Borrower Affiliates), as applicable, to the Certificate Administrator.

“Investors”: Each direct purchaser of the Certificates from an Initial Purchaser and each subsequent transferee thereof.

“IRS”: The Internal Revenue Service.

“JPMCB”: As defined in the Preliminary Statement.

“Kamehameha Schools Ground Leases”: The ground leases created by six separate ground leases, each dated April 23, 2004 and each between Watercress Associates, LP, LLLP, as lessee, and the Trustees of the Estate of Bernice Pauahi Bishop, as lessor, as affected by that certain master ground lease administration agreement, dated April 23, 2004, between Watercress Associates, LP, LLLP and the Trustees of the Estate of Bernice Pauahi Bishop, the assignment and assumption of lease, dated as of October 22, 2010, between Watercress and the Pearlridge Borrower, and lessor’s consent to assignment of leases and master agreement, effective November 1, 2010, by the Trustees of the Estate of Bernice Pauahi Bishop.

“KeyBank”: KeyBank National Association, and its successors-in-interest.

“Late Collections”: With respect to any Whole Loan, Mortgage Loan or Companion Loan (as the case may be), all amounts received during any Due Period, whether as late payments or as Liquidation Proceeds, Net Condemnation Proceeds, Net Insurance Proceeds or otherwise, that represent late payments or collections of Scheduled Monthly Payments due (or Assumed Scheduled Monthly Payments deemed due) or late collections of Balloon Payments due, but delinquent for a previous Due Period and not previously recovered.

“Liquidation Expenses”: Expenses incurred by the Trustee, the Certificate Administrator, the Servicer or the applicable Special Servicer in connection with the enforcement and liquidation of any Mortgage Loan or REO Property acquired in respect thereof, as applicable (including, without limitation, legal fees and expenses, committee or referee fees, appraisal fees, property manager fees, environmental site assessment fees, and, if applicable, brokerage commissions and conveyance taxes) and any Liquidation Fee for such Mortgage Loan.

“Liquidation Fee”: A fee with respect to each Specially Serviced Mortgage Loan as to which the applicable Special Servicer obtains a full, partial or discounted payoff or unscheduled payments from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Mortgage Loan or REO Property as to which the applicable Special Servicer receives any Liquidation Proceeds, that is equal to the product of the Liquidation Fee Rate and the Net Liquidation Proceeds (other than any portion thereof that represents a recovery of Default Interest); provided that any such Liquidation Fee shall be reduced by any Excess Modification Fees received and retained by such Special Servicer but only to the extent those Excess Modification fees have not previously been deducted from a Workout Fee or Liquidation Fee, and provided, further however, that no Liquidation Fee shall be payable with respect to or in connection with:

                                (i)           the repurchase of any Mortgage Loan by the Mortgage Loan Sellers for a material breach of representation or warranty or because of a material document defect, provided that such repurchase occurs prior to the end of the Extended Cure Period; or

                                (ii)          any purchase of any Specially Serviced Mortgage Loan or REO Property by the applicable Special Servicer or any Affiliate thereof.

“Liquidation Fee Rate”: A rate equal to 0.50%.

“Liquidation Proceeds”: The amounts received by the Servicer or the related Special Servicer in connection with the whole, partial or discounted liquidation or discounted payoff of a Whole Loan or an REO Disposition, whether through judicial foreclosure, sale (including without limitation a sale pursuant to exercise of a purchase option pursuant to Section 3.19) or otherwise, including payments in connection with such Mortgage Loan received from the related Borrower or otherwise, including Net REO Income to the extent that any Net REO Income is received in connection with the whole, partial or discounted liquidation of such Mortgage Loan or such REO Disposition (other than amounts required to be paid to the related Borrower pursuant to the terms of the applicable Mortgage or otherwise pursuant to law).

“Loan Agreement”: With respect to any Mortgage Loan, the loan agreement, if any, between the Mortgage Loan Seller and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Number”: With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Mortgage Loan Seller or any sub-servicer for the Mortgage Loan Seller, as set forth in the Mortgage Loan Schedule.

“Loan Specific Available Funds”: For any Distribution Date and the Loan Specific Certificates related to a Mortgage Loan shall be the sum of (i) all previously undistributed Scheduled Monthly Payments or other receipts on account of principal and interest on or in respect of the applicable Mortgage Loan (allocable to the Non-Pooled Trust Notes including, but not limited to, allocable portions of Balloon Payments, Principal Prepayments, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds and Late Collections, but without duplication thereof) received by the Servicer during the related Due Period an in each case to the extent allocable to the Non-Pooled Trust Notes for the applicable Mortgage Loan, plus (ii) the proceeds of any repurchase of the applicable Mortgage Loan required to be repurchased by the Mortgage Loan Sellers or any purchase or repayment made by the Mortgage Loan Sellers or applicable Special Servicer, and received by the Servicer during the related Due Period in respect of the applicable Mortgage Loan, in each case, allocable to the Non-Pooled Trust Notes, plus (iii) all Monthly Advances made by the Servicer or the Trustee, as applicable, on the applicable Mortgage Loan in respect of such Distribution Date allocable to the Non-Pooled Trust Notes, plus (iv) amounts of Compensating Interest remitted by the Servicer to the Collection Account in respect of Prepayment Interest Shortfalls allocable to the Non-Pooled Trust Notes occurring during the related Due Period, plus (v) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts allocable to the Non-Pooled Trust Notes to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (vi) an amount equal to the applicable Withheld Amount allocable to the Non-Pooled Trust Notes in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date),  and plus (vii) all other collections or proceeds received by the Servicer that are allocable to the Non-

Pooled Trust Notes for the applicable Mortgage Loan during the related Due Period, other than collections allocable to principal and interest, with respect to the related Mortgage Loan not otherwise payable to the Depositor or any of its Affiliates, the Servicer, either Special Servicer, the Certificate Administrator or the Trustee, except (without duplication):

                                (i)           all amounts permitted to be deducted from the Collection Account pursuant to Section 3.06 and Section 3.12;

                                (ii)          all amounts representing Scheduled Monthly Payments in respect of a Mortgage Loan due after the related Due Period; and

                                (iii)         any amounts received in respect of Yield Maintenance Default Premiums.

Loan Specific Available Funds will not include any amounts allocable to the Pooled Trust Notes or the Companion Loans under the Co-Lender Agreement.

“Loan Specific Certificates”: The Class PR-1, Class PR-2, Class SQ-1, Class SQ-2 and Class SQ-3 Certificates.

“Loan Specific Realized Losses”: As defined in Section 4.01(e).

“Lock Box Account”: With respect to any Mortgaged Property, if applicable, any lock box and related bank account created pursuant to any documents relating to a Mortgage Loan to receive income therefrom. Any Lock Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted to make withdrawals therefrom, to the extent not inconsistent with the terms of the related Mortgage Loan, for deposit into the related Cash Collateral Accounts, if any, or to make payments due under such Mortgage Loan, or as is otherwise provided in the related Mortgage Loan Documents.

“Lock Box Agreement”: With respect to any Mortgage Loan, the lock box agreement, if any, between the Mortgage Loan Seller and the Borrower, pursuant to which the related Lock Box Account, if any, may have been established.

“Lower-Tier Distribution Account”: A trust account or sub-account created and maintained as a separate trust account or a sub-account of a separate trust account by the Certificate Administrator pursuant to Section 3.05(d), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of J.P. Morgan Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.

“Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement to this Agreement, and (ii) as of any date of determination after the first Distribution Date an amount equal to the Certificate Balance of the Class of Related Certificates on the preceding Distribution Date (after giving effect to distribution of principal and allocation of Realized Losses to such Class of Related Certificates on such Distribution Date).

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Mortgage Loans, collections thereon and the Trust’s interest in any REO Property acquired in respect thereof and related amounts held from time to time in the Collection Account, the Lower-Tier Distribution Account, the Interest Reserve Account and the REO Account.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Any of the following:

                                (i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of Mortgaged Properties securing such of the Mortgage Loans or related Companion Loans as come into and continue in default;

                                (ii)          any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or related Companion Loans or any extension of the Maturity Date of such Mortgage Loan or related Companion Loans;

                                (iii)         any sale of a defaulted Whole Loan or REO Property for less than the applicable Purchase Price;

                                (iv)         any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

                                (v)          any release of collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for a Mortgage Loan or related Companion Loans or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

                                (vi)         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or related Companion Loans or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or interests in the related Borrower or consent to the incurrence of additional debt;

                                (vii)        any property management company changes or franchise changes with respect to a Mortgage Loan (for which the applicable lender is required to consent or approve under the related Mortgage Loan Documents);

                                (viii)       releases of any Escrow Accounts, Reserve Accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or related Companion Loans and for which there is no material lender discretion;

                                (ix)          any acceptance of an assumption agreement releasing a Borrower from liability under a Mortgage Loan or related Companion Loans other than pursuant to the specific terms of such Mortgage Loan and for which there is no material lender discretion;

                                (x)           any determination of an Acceptable Insurance Default; or

                                (xi)          any determination by the applicable Special Servicer to transfer a Mortgage Loan or related Companion Loans to applicable Special Servicer based on an imminent default.

provided, that in the event that a Servicer or the applicable Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as if they constituted a single lender), the Servicer or such Special Servicer, as the case may be, may take any such action without waiting for the related Directing Certificateholder’s response. The applicable Special Servicer shall not be required to obtain the consent of the related Directing Certificateholder for any of the foregoing actions upon the occurrence and during the continuance of a Control Event with respect to the related Mortgage Loan; provided, however, that after the occurrence and continuance of a Control Event with respect to the related Mortgage Loan, but prior to the occurrence of a Consultation Termination Event with respect to such Mortgage Loan, the applicable Special Servicer will not be required to obtain the consent of the related Directing Certificateholder but will be required to consult on a non-binding basis with the related Directing Certificateholder in connection with any proposed action described above, only in respect of each proposed action in clauses (i) through (xi) above and such other matters that are subject to consent, approval, direction or consultation rights of the related Directing Certificateholder prior to the occurrence of a Consultation Termination Event.

In addition, unless a Control Event has occurred and is continuing, a Directing Certificateholder may direct the applicable Special Servicer to take, or to refrain from taking, other actions with respect to such Directing Certificateholder’s related Mortgage Loan, as such Directing Certificateholder may reasonably deem advisable; provided that neither the Servicer nor the applicable Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from such Directing Certificateholder that would cause it to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including Accepted Servicing Practices, or the REMIC provisions.

“Management Agreement”: With respect to any Mortgage Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Majority Controlling Class Certificateholders”: With respect to the Controlling Class, the Holder(s) of Certificates representing more than fifty percent (50%) of such Controlling Class, by Certificate Balance, as determined by the Certificate Registrar.

“Manager”: With respect to any Mortgage Loan, any property manager for the related Mortgaged Properties.

“Maturity Date”: With respect to each Whole Loan, the maturity date as set forth on the Mortgage Loan Schedule.

“Modification Fees”: With respect to any Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Servicer or the applicable Special Servicer (other than all assumption fees, assumption application fees, defeasance fees (if any), consent fees, Special Servicing Fees, Liquidation Fees or Workout Fees). With respect to each of the Servicer and the applicable Special Servicer, the Modification Fees collected and earned by such Person from the related Borrower (taken in the aggregate with any other Modification Fees collected and earned by such Person from the related Borrower) will be subject to a cap of $2,000,000 each with respect to any Mortgage Loan.

“Modification Loss”: A decrease in the Principal Balance of a Mortgage Loan as a result of a modification thereof in accordance with the terms hereof.

“Monthly Advance”: Any advance of interest and/or principal made in respect of any Mortgage Loan by the Servicer or the Trustee pursuant to Section 4.07.

“Morningstar”: Morningstar Credit Ratings, LLC, and its successors in interest. If neither Morningstar nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Servicer and the Special Servicers and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority security interest in a Mortgaged Property securing a Mortgage Loan.

“Mortgage Event of Default”: An Event of Default under a Mortgage Loan as defined in the related Mortgage Loan Documents.

“Mortgage File”: With respect to any Mortgage Loan, the mortgage documents listed in Section 2.01(b)(i) through (xxi) pertaining to such particular Mortgage Loan and any other additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

“Mortgage Loan”: Each of the loan assets that has been transferred and assigned to the Trustee pursuant to Section 2.01 and is from time to time held in the Trust Fund, which assets are comprised of the Mortgage Loans originally so transferred, assigned and held, and the related Mortgage Loan as identified on the Mortgage Loan Schedule as of the Closing Date, together with all security applicable thereto and all equity or cash flow components and similar interests derived therefrom. Such term shall include any REO Mortgage Loan or Specially Serviced Mortgage Loan.

“Mortgage Loan Interest Accrual Period”: With respect to each Mortgage Loan and the related Companion Loans and each related Payment Date, the interest accrual period during which interest accrues for such Payment Date, as defined in the related Mortgage Loan Documents.

“Mortgage Loan Documents”: With respect to any Mortgage Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan or subsequently added to the related Mortgage File or required to be added pursuant to the terms hereof or thereof.

“Mortgage Loan Purchase Agreement”: As defined in the Preliminary Statement.

“Mortgage Loan Schedule”: The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B, which list shall set forth the following information with respect to each Mortgage Loan:

                                (i)           the Mortgage Loan Seller and the Loan Number of the related Mortgage Loan;

                                (ii)          the property name, type, city and state where each related Mortgaged Property is located;

                                (iii)         the Mortgage Rate of the related Mortgage Loan;

                                (iv)         the Maturity Date of the related Mortgage Loan, whether there are any extensions beyond the Maturity Date and the terms of such extensions;

                                (v)          the nature of the interest in the Mortgaged Property (e.g., fee/leasehold);

                                (vi)         the name of the original Borrower;

                                (vii)        the origination date of the Mortgage Loan; and

                                (viii)       whether or not such Mortgage Loan has a related letter of credit.

“Mortgage Loan Seller”: Each of (i) JPMCB and its successors in interest and (ii) GACC and its successors in interest.

“Mortgage Rate”: The per annum rate at which interest accrues on each Mortgage Loan, in the absence of a default, as set forth on the Mortgage Loan Schedule. For purposes of determining the Pass-Through Rates of the Regular Certificates, any adjustments to a Mortgage Rate or Net Mortgage Rate due to any modification of the related Mortgage Loan after the date hereof (including any change in interest rate in connection with a bankruptcy of the related Borrower) shall be ignored.

“Mortgaged Property”: The underlying property securing a Mortgage Loan (and the related Companion Loan), including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and fee estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multi-family property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Net Condemnation Proceeds”: Condemnation Proceeds, to the extent such Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with Accepted Servicing Practices. Such proceeds will be apportioned between the Mortgage Loan and the related Companion Loans pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with the Accepted Servicing Practices. Such proceeds will be apportioned between the Mortgage Loan and the related Companion Loans pursuant to the allocations set forth in the related Co-Lender Agreement.

“Net Liquidation Proceeds”: (i) Amounts received by the Servicer or the related Special Servicer in connection with the liquidation of a Whole Loan or the receipt by the Servicer or the related Special Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of REO Property, whether through judicial foreclosure, sale or otherwise, including payments in connection with such Whole Loan received from the related Borrower or otherwise (other than amounts required to be paid to the related Borrower pursuant to the terms of the applicable Mortgage or otherwise pursuant to law), minus (ii) expenses incurred by the Certificate Administrator, the Trustee, the Servicer or the related Special Servicer in connection with the enforcement and liquidation of any Whole Loan or related REO Property (including, without limitation, legal fees and expenses, committee or referee fees, appraisal fees, property manager fees, environmental site assessment fees, and, if applicable, brokerage commissions and conveyance taxes) and any Liquidation Fee for such Whole Loan, and minus (iii) any Servicing Advances (including Advance Interest payable to the Servicer or the Trustee on outstanding Advances) with respect to the related Whole Loan or REO Property not included in (ii) above. Such proceeds will be apportioned between the Mortgage Loan and the related Companion Loans pursuant to the allocations set forth in the related Co-Lender Agreement..

“Net Mortgage Rate”: For each Mortgage Loan means, with respect to any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Mortgage Loan during the related Mortgage Loan Interest Accrual Period; provided, however, that for purposes of calculating Pass-Through Rates on the Regular Certificates and the interest rate on the Uncertificated Lower-Tier Interests, the Net Mortgage Rate will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Servicer, the applicable Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower, or otherwise; provided, further, however, that (i) the Net Mortgage Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (unless the related Distribution Date is the final Distribution Date), will be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Mortgage Loan during such Mortgage Loan Interest Accrual Period, minus the applicable Withheld Amount and (ii) the Net Mortgage Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Date in March (or February, if the related Distribution Date is the final Distribution Date), will be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Mortgage Loan during such Mortgage Loan Interest Accrual Period, plus the applicable Withheld Amounts.

“Net REO Income”: With respect to any REO Property, all REO Income received in connection with such REO Property, less any operating expenses, including, but not limited to, utilities, real estate taxes, management fees, insurance premiums, expenses for maintenance and repairs and any other capital expenses directly related to such REO Property and permitted to be paid therefrom pursuant to Section 3.18(b), and after satisfaction of all Liquidation Expenses incurred to date.

“Net WAC Rate”: With respect to any Distribution Date and the Mortgage Loans, as applicable, is the weighted average of the Net Mortgage Rates for each Pooled Mortgage Loan, as of the first day of the related Mortgage Loan Interest Accrual Period (weighted on the basis of their respective Principal Balances on such day).

“New Lease”: Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the owner of the REO Property has the right to renegotiate the terms of such lease.

“Non-Trust Note”: As defined in the Preliminary Statement.

“Non-U.S. Person”: A person that is not a U.S. Person.

“Nonrecoverable Advance”: Any portion of an Advance proposed to be made or previously made that has not been previously reimbursed to the Servicer or the Trustee, as applicable, and that, in the sole discretion of the Servicer or the Trustee, as applicable, in each case, with respect to the Servicer in accordance with Accepted Servicing Practices and with respect to the Trustee, in its good faith judgment will not or, in the case of a proposed Advance, would not, be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Liquidation Proceeds, REO Income and other collections on or in respect of the related Mortgage Loan. The Servicer or the Trustee, as applicable shall consider Unliquidated Advances in respect of prior Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Advances. The judgment or determination by the Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced, in the case of the Servicer, by a certificate of a Servicing Officer thereof delivered to the Trustee, the Depositor and the 17g-5 Information Provider, and if not the same, the Servicer or the applicable Special Servicer, as applicable, and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee delivered to the Depositor and the Rating Agencies and if not the same, the Servicer or the applicable Special Servicer, as applicable, that sets forth such judgment or determination and the procedures and considerations of the Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (including, but not limited to, information selected by the Person making such judgment or determination in its reasonable business judgment as described above, such as related income and expense statements, rent rolls, occupancy status, property inspections, Servicer, Special Servicer or Trustee inquiries, third party engineering and environmental reports, and an Appraisal thereof conducted within the past six months); provided, however, that the applicable Special Servicer may, at its option make a determination in accordance with Accepted Servicing Practices, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider notice of such determination. Notwithstanding the above, the Trustee shall be entitled to conclusively rely upon any determination by the Servicer or the applicable Special Servicer, as the case may be, that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance and the Servicer shall be entitled to conclusively rely upon any determination by the applicable Special Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance (but this statement shall not be construed to entitle the applicable Special Servicer to reverse any determination that may have been made by the Servicer or the Trustee or to prohibit the Servicer or the Trustee from making a determination, that any Advance constitutes or would constitute a Nonrecoverable Advance). Any request by the applicable Special Servicer that the Servicer advance a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Advance, and the Servicer (and the Trustee, if applicable) shall be entitled to rely on such determination, provided that such determination shall not be binding upon the Servicer and the Trustee, if applicable.

In making such nonrecoverability determination, the Servicer, the applicable Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of each Borrower under the terms of the related Mortgage Loan (and related Companion Loan, as applicable), as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Accepted Servicing Practices in the case of the Servicer or the applicable Special Servicer or in its good faith judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (consistent with the Accepted Servicing Practices in the case of the Servicer and the applicable Special Servicer or in its good faith judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether an Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans (and related Companion Loans, as applicable) which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan (and related Companion Loan, as applicable) are a source of reimbursement not only for the Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Accepted Servicing Practices, in the case of the Servicer or in its good faith judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain, promptly upon request, from the applicable Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the applicable Special Servicer’s possession for making a recoverability determination. Absent bad faith, the Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any Advance shall be conclusive and binding on the Certificateholders. The determination by the Servicer, the applicable Special Servicer or the Trustee, as applicable, that the Servicer or the Trustee, as applicable, has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the Servicer to the other and to the Trustee, the Certificate Administrator, the Depositor, or by the Trustee to the Depositor, the Servicer, the applicable Special Servicer and the Certificate Administrator. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Servicer, the applicable Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property). The Trustee shall be entitled to conclusively rely on the Servicer’s or applicable Special Servicer’s determination that an Advance is or would be nonrecoverable, and the Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that an Advance is or would be nonrecoverable.

“Note”: With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Noteholder”: With respect to each Mortgage Loan, the owner of the related Note.

“Notice of Termination”: Any of the notices given to the Certificate Administrator and the Trustee pursuant to Section 10.01(b).

“Notional Amount”: With respect to the Class X Certificates, the aggregate of the Certificate Balances of the Class A, Class B and Class C Certificates.

“NRSRO”: Any nationally recognized statistical ratings organization, including the Rating Agencies.

“NRSRO Certification”: A certification substantially in the form of Exhibit L-3 that may be provided in hard form or electronically by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in favor of the 17g-5 Information Provider stating that such certifying party is a Rating Agency or that such certifying party is an NRSRO that has provided the Depositor with the appropriate certifications under Rule 17g-5(e), has access to the Depositor’s 17g-5 website and will keep any information obtained from the Certificate Administrator’s and 17g-5 Information Provider’s Website confidential.

“Offering Circular”: The Offering Circular, dated July 9, 2015 for the Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), any Responsible Officer or Servicing Officer customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Certificate Administrator, the Trustee or the Servicer, as the case may be.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, a Special Servicer or the Servicer, as the case may be, acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”) or (c) a resignation of the Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and the Servicer.

“Original Certificate Balance”: With respect to any Class of Principal Balance Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement to this Agreement.

“Original Notional Amount”: With respect to the Class X Certificates, the initial aggregate notional amount thereof as of the Closing Date, as specified in the Preliminary Statement.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Sections 12.07, 12.08, 12.09 and 12.16 only, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The pooling and servicing agreement or other comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities backed by the assets of such Other Securitization Trust.

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Pass-Through Rate”: With respect to (i) the Class A Certificates, the Class A Pass-Through Rate; (ii)  the Class X Certificates, the Class X Pass-Through Rate; (iii) the Class B Certificates, the Class B Pass-Through Rate; (iv) the Class C Certificates, the Class C Pass-Through Rate; (v)  the Class LA, Class LB and Class LC Uncertificated Interests, the Net WAC Rate; (vi) the Class PR-1 Certificates and the Class LPR-1 Uncertificated Interest, the Class PR-1 Pass-Through Rate; (vii) the Class PR-2 Certificates and the Class LPR-2 Uncertificated Interest, the Class PR-2 Pass-Through Rate; (viii) the Class SQ-1 Certificates and the Class SQ-1 Uncertificated Interest, the Class SQ-1 Pass-Through Rate; (ix) the Class SQ-2 Certificates and the Class LSQ-2 Uncertificated Interest, the Class SQ-2 Pass-Through Rate and (x) the Class SQ-3 Certificates and the Class LSQ-3 Uncertificated Interest, the Class SQ-3 Pass-Through Rate at which, in each case, interest accrues on the Certificate Balance, Notional Balance or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Preliminary Statement to this Agreement.

“Payment Date”: With respect to a Mortgage Loan, the date on which a Scheduled Monthly Payment or Balloon Payment is due, or an Assumed Scheduled Monthly Payment is deemed due and payable, as the case may be, and with respect to any REO Mortgage Loan, the day of each month set forth in the related Note or Loan Agreement on which a Scheduled Monthly Payment would be due and payable under such Note or Loan Agreement or an Assumed Scheduled Monthly Payment is deemed due and payable, as the case may be.

“PCAOB”: The Public Company Accounting Oversight Board.

“Pearlridge A Notes”: As defined in the Preliminary Statement.

“Pearlridge Co-Lender Agreement”: As defined in the Preliminary Statement.

“Pearlridge Companion Loans”: As defined in the Preliminary Statement.

“Pearlridge Loan Agreement”: As defined in the Preliminary Statement.

“Pearlridge Loan Specific Certificates”: The Class PR-1 and Class PR-2 Certificates.

“Pearlridge Mortgage Loan”: As defined in the Preliminary Statement.

“Pearlridge Non-Trust Notes”: As defined in the Preliminary Statement.

“Pearlridge Note A-1-C”: As defined in the Preliminary Statement.

“Pearlridge Note A-1-S”: As defined in the Preliminary Statement.

“Pearlridge Note A-2-C”: As defined in the Preliminary Statement.

“Pearlridge Note A-2-S”: As defined in the Preliminary Statement.

“Pearlridge Note B-1-S”: As defined in the Preliminary Statement.

“Pearlridge Note B-2-S”: As defined in the Preliminary Statement.

“Pearlridge Note C-1-S”: As defined in the Preliminary Statement.

“Pearlridge Note C-2-S”: As defined in the Preliminary Statement.

“Pearlridge Special Servicer”: KeyBank National Association, a national banking association, or its successor in interest, or if any successor special servicer is appointed as special servicer for the Pearlridge Mortgage Loan as herein provided in Section 3.25, such successor.

“Pearlridge Trust Notes”: As defined in the Preliminary Statement.

“Pearlridge Trust A Notes”: As defined in the Preliminary Statement.

“Pearlridge Trust B Notes”: As defined in the Preliminary Statement.

“Pearlridge Trust C Notes”: As defined in the Preliminary Statement.

“Pearlridge Whole Loan”: As defined in the Preliminary Statement.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate, the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. With respect to the Class R Certificates, the Percentage Interest will be equal to the specific percentage set forth on such Certificate.

“Performing Party”: As defined in Section 12.12.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless whether issued by the Depositor, the Servicer, a Special Servicer, the Certificate Administrator, the Trustee, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)           direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less;

(ii)          federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in the highest short-term debt rating category of Morningstar (if then rated by Morningstar) and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by Morningstar (if then rated by Morningstar) (c) if not rated by any such Rating Agency, otherwise acceptable to each Rating Agency, and in any such case as confirmed in a Rating Agency Confirmation relating to the Certificates;

(iii)         deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv)         commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 365 days, and (b) which is rated in the highest rating category of Morningstar (if then rated by Morningstar); or if not so rated by any such Rating Agencies, otherwise acceptable to each Rating Agency, and in any such case as confirmed in a Rating Agency Confirmation relating to the Certificates;

(v)          any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Morningstar (if then rated by Morningstar);

(vi)         the Wells Fargo Advantage Heritage Money Market Fund, so long as it is rated by S&P and Morningstar in its highest money market fund ratings category;

(vii)        any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment; and

(viii)       such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation;

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; provided, further, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by either Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the REMIC status of either Trust REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Mezzanine Lender”: Each lender under the Permitted Mezzanine Loan.

“Permitted Mezzanine Loan”: Provided no Mortgage Loan Event of Default has occurred and is continuing, upon not less than 30 days’ prior written notice to the Mortgage Lender which notice is revocable (provided that the Borrowers are required to reimburse the Mortgage Lender for any reasonable out-of-pocket costs and expenses in connection with such revoked notice), certain direct or indirect owners of the Borrowers (collectively, “Permitted Mezzanine Borrower”) are permitted to obtain mezzanine financing, including a refinancing of such mezzanine financing.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (v) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Plan”: As defined in Section 5.02(m).

“Pooled Available Funds”: For any Distribution Date and the Pooled Certificates shall be the sum of (i) all previously undistributed Scheduled Monthly Payments or other receipts on account of principal and interest on or in respect of the Mortgage Loans (allocable to the Pooled Trust Notes including, but not limited to, allocable portions of Balloon Payments, Principal Prepayments, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds and Late Collections, but without duplication thereof) received by the Servicer during the related Due Period an in each case to the extent allocable to the Pooled Trust Notes for the Mortgage Loans, plus (ii) the proceeds of any repurchase of any Mortgage Loans (allocable to the Pooled Trust Notes) required to be repurchased by the Mortgage Loan Sellers or any purchase or repayment made by the Mortgage Loan Sellers or a Special Servicer, and received by the Servicer during the related Due Period in respect of the Mortgage Loans allocable to the Pooled Trust Notes, plus (iii) all Monthly Advances made by the Servicer or the Trustee, as applicable, on the Mortgage Loans in respect of such Distribution Date, plus (iv) amounts of Compensating Interest remitted by the Servicer to the Collection Account and allocable to the Pooled Trust Notes in respect of Prepayment Interest Shortfalls allocable to the Pooled Trust Notes occurring during the related Due Period, plus (v) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts allocable to the Pooled Trust Notes to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (vi) an amount equal to the applicable Withheld Amount allocable to the Pooled Trust Notes in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date),  and plus (vii) all other collections or proceeds received by the Servicer for the Mortgage Loans during the related Due Period that are allocable to the Pooled Trust Notes, other than collections allocable to principal and interest, with respect to the related Mortgage Loan not otherwise payable to the Depositor or any of its Affiliates, the Servicer, a Special Servicer, the Certificate Administrator or the Trustee, except (without duplication):

(i)           all amounts permitted to be deducted from the Collection Account pursuant to Section 3.06 and Section 3.12;

(ii)          all late fees, default interest, Modification Fees, consent fees, loan service transaction fees, demand fees, Assumption Fees, and similar fees permitted to be retained by the Servicer or applicable Special Servicer pursuant to Section 3.12;

(iii)         all amounts representing Scheduled Monthly Payments in respect of a Mortgage Loan due after the related Due Period; and

(iv)         any amounts received in respect of Yield Maintenance Default Premiums.

Pooled Available Funds will not include any amounts allocable to the Non-Pooled Trust Notes or the Companion Loans under the Co-Lender Agreement.

“Pooled Certificates”: The Pooled Senior Certificates and the Pooled Subordinate Certificates.

“Pooled Mortgage Loan”: With respect to each Mortgage Loan, the loan comprised of the related Pooled Trust Notes.

“Pooled Principal Balance Certificates”: The Pooled Senior Certificates, other than the Class X Certificates, and the Pooled Subordinate Certificates.

“Pooled Senior Certificates”: The Class A Certificates and the Class X Certificates.

“Pooled Subordinate Certificates”: The Class B Certificates and the Class C Certificates.

“Pooled Trust Notes”: As defined in the Preliminary Statement.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Payment Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees), to the extent collected from the related Borrower (without regard to any

Yield Maintenance Default Premium actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Certificate Administrator Fee Rate on the amount of such Principal Prepayment from and after such Payment Date and ending on the date of such prepayment.

“Prepayment Interest Shortfall”: With respect to any Mortgage Loan that is not related to a Specially Serviced Mortgage Loan and any Distribution Date, the amount of any shortfall in collections of interest resulting from a Principal Prepayment or any involuntary payment of principal on such Mortgage Loan during the related Due Period and prior to the related Payment Date, which Principal Prepayment is not accompanied by interest accrued for the period on or after such payment is made through the end of the related Mortgage Loan Interest Accrual Period, in any case, to the extent allocated to the Mortgage Loan (or the related Companion Loan, as the case may be).

“Principal Balance”: With respect to any Mortgage Loan, including, without limitation, an REO Mortgage Loan, at any date of determination, the principal balance of such Mortgage Loan outstanding as of the Closing Date, and with respect to any REO Property, the principal balance of the related Mortgage Loan as of the Closing Date, minus the sum of (i) all related payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and Net REO Income, in each case if any, to the extent identified and applied by the Servicer as recoveries of principal of such Mortgage Loan in accordance with the provisions of this Agreement through the date of determination, and (ii) any Bankruptcy Loss or Modification Loss on such Mortgage Loan that occurs on or prior to the date of determination. The Principal Balance of a Specially Serviced Mortgage Loan or REO Mortgage Loan with respect to which the applicable Special Servicer has made a Final Recovery Determination is zero (provided that all the Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds from such Specially Serviced Mortgage Loan have been distributed in accordance with Section 4.01). The Principal Balance of any Mortgage Loan that was repurchased from the Trust Fund in connection with a material breach of a representation or warranty pursuant to Section 2.03 or pursuant to the Mortgage Loan Purchase Agreement or with respect to any Mortgage Loan that was purchased from the Trust Fund pursuant to Section 2.02 or Section 3.19 is zero (provided that the purchase price thereof has been distributed in accordance with Section 4.01). With respect to each Mortgage Loan, for the purposes of calculating Realized Losses with respect to the Regular Certificates pursuant to the second sentence of the definition of Realized Loss, the Principal Balance of a Mortgage Loan shall not be reduced by the amount of any principal collections on the Mortgage Loan applied to the payment of Workout Delayed Reimbursement Amounts pursuant to Section 3.06(b) unless the related Unliquidated Advance is determined to be a Nonrecoverable Advance.

“Principal Balance Certificates”: The Certificates, other than the Class X Certificates and Class R Certificates.

“Principal Distribution Amount”: With respect to (i) any Pooled Mortgage Loan, for any Distribution Date, is equal to the sum of (a) all payments of principal, including the Balloon Payment and any voluntary Principal Prepayment, received on the related Mortgage Loan and allocable to the Pooled Trust Notes for such Mortgage Loan during the related Due Period or advanced with respect to such Due Period; (b) the portion of any Net Liquidation

Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds allocable to principal of the related Mortgage Loan and allocable to the Pooled Trust Notes for such Mortgage Loan received during the related Due Period or advanced with respect to such Due Period; and (c) to the extent not included in the preceding clauses (a) and (b) above, any other full or partial recoveries allocable to principal of the Pooled Trust Notes for the related Mortgage Loan, including Net REO Income, received during the related Due Period. and (ii) any Non-Pooled Trust Note for any Distribution Date, is equal to the sum of (a) all payments of principal, including the Balloon Payment and any voluntary Principal Prepayment, received on the related Mortgage Loan and allocable to the Non-Pooled Trust Notes for such Mortgage Loan during the related Due Period, or advanced with respect to such Due Period; (b) the portion of any Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds allocable to principal of the related Mortgage Loan and allocable to the Non-Pooled Trust Notes for such Mortgage Loan received during the related Due Period or advanced with respect to such Due Period; and (c) to the extent not included in the preceding clauses (a) and (b) above, any other full or partial recoveries allocable to principal of the Non-Pooled Trust Notes for the related Mortgage Loan, including Net REO Income, received during the related Due Period.

“Principal Prepayment”: With respect to any Mortgage Loan (or any Companion Loan, as the case may be), any payment of principal by a Borrower that is received or recovered in advance of its scheduled Maturity Date and applied to reduce the Principal Balance of such Mortgage Loan (or Companion Loan, as applicable) in advance of its scheduled Maturity Date, such principal payments to be apportioned between the Mortgage Loan and the related Companion Loans pursuant to the allocations set forth in the related Co-Lender Agreements.

“Privileged Information”: Any (i)  strategically sensitive information that the applicable Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party and (ii) information subject to attorney-client privilege (and clearly and prominently identified as such).

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Servicer, a Special Servicer, the Trustee, the Certificate Administrator and any Person who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit L-1 (for Non-Borrower Affiliates) or Exhibit L-2 (for Borrower Affiliates) hereto, as applicable, or an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website. Any Privileged Person that provides the certificate set forth in the form of Exhibit L-2 shall not be entitled to any information under this Agreement, and will not be deemed a Privileged Person for the purpose of obtaining information from the Certificate Administrator, the Servicer or the Special Servicers, except with respect to the Distribution Date Statement.

“Property Protection Expenses”: All customary and reasonable out of pocket costs and expenses incurred by the Servicer or a Special Servicer in the performance of its respective servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Mortgaged Properties which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Mortgaged Properties, (ii) the payment of (A) real estate taxes, assessments, ground rents and governmental charges that may be levied or assessed against any Borrower or the Mortgaged Properties or revenues therefrom or which become liens on such Mortgaged Properties, (B) ground lease rents or other amounts due under any ground lease, (C) insurance premiums and (D) the out of pocket costs and expenses of the Servicer or the applicable Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the applicable Borrower that are incurred in connection with a sale of a Mortgage Loan, the negotiation of a workout of a Mortgage Loan, an assumption of a Mortgage Loan or a release of a Mortgaged Property from the lien of a Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third party experts, including Appraisers, environmental and engineering consultants, (iv) the management, operation and liquidation of a Mortgaged Property if such Mortgaged Property is acquired by the Trust or (v) otherwise indicated herein as being a cost or expense of the Trust Fund to be advanced by the Servicer or the Trustee, as applicable, and that are “unanticipated,” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Property Protection Expenses shall not include allocable overhead of the Servicer or the applicable Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Purchase Price”: With respect to any Mortgage Loan (or REO Mortgage Loan) to be purchased pursuant to Section 3.19, a price, without duplication, equal to:

(i)           the outstanding principal balance of such Whole Loan, as applicable, (or related REO Mortgage Loan) as of the date of purchase; plus

(ii)          all accrued and unpaid interest on such Whole Loan, as applicable, (or the related REO Mortgage Loan at the related Mortgage Rate in effect from time to time (exclusive of Default Interest) to but not including the Payment Date immediately preceding the Determination Date for the related Distribution Date in which such Purchase Price is included in the Available Funds; plus

(iii)         all related Administrative Advances and Servicing Advances that are unreimbursed out of collections from the related Whole Loan, as applicable, and accrued and unpaid Advance Interest Amounts on all related Advances at the Advance Interest Rate, and any Servicing Fees, Special Servicing Fees whether paid or then owing allocable to such Mortgage Loan and all Additional Trust Fund Expenses in respect of such Whole Loan (or REO Mortgage Loan); plus

(iv)         Liquidation Fees, if any, payable with respect to such Whole Loan.

With respect to any REO Property to be sold pursuant to Section 3.19(b), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Mortgage Loan.

“Qualified Bidder”: As defined in Section 7.01(e).

“Qualified Institutional Buyer”: A qualified institutional buyer within the meaning of Rule 144A.

“Qualified Insurer”: As used in Section 3.08, (i) with respect to a fire and extended perils insurance policy, an insurer with an insurance financial strength rating of “A” or better by S&P and the equivalent rating by Morningstar (or if not rated by Morningstar, at least an equivalent rating as that listed above by one other NSRO, or “A-VIII” or better by A.M. Best Company), (ii) in the case of public liability insurance policies required to be maintained with respect to REO Properties in accordance with Section 3.08(a), an insurance financial strength rating of “A” or better by S&P and the equivalent rating by Morningstar (or if not rated by Morningstar, at least an equivalent rating as that listed above by one other NSRO, or “A-VIII” or better by A.M. Best Company) (iii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c), a claims paying ability of at least (a) “A-” by S&P (or, if such company is not rated by S&P, is rated at least its equivalent by one other nationally recognized statistical rating agency), (b) “A3” by Moody’s, (c) “A(low)” by DBRS (or, if such company not rated by DBRS, is rated at least its equivalent by at least two other nationally recognized statistical rating agencies, which may include S&P and Morningstar), (d) “A-“ by Fitch or (e) “A-:X” by A.M. Best, or any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.

“Qualified Replacement Servicer”: A successor servicer that for a master servicer that (i) in the case of S&P, such servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer, and (ii) in the case of Morningstar, such replacement servicer (a) is acting as servicer in a commercial mortgage loan securitization that was rated by a Rating Agency within a twelve (12) month period prior to the date of determination and (b) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the servicer as the sole or material factor in such rating action.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and (ii) in the case of Morningstar, such replacement special servicer (a) is acting as special servicer in a commercial mortgage loan securitization that was rated by a Rating Agency within a twelve (12) month period prior to the date of determination and (b) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the special servicer as the sole or material factor in such rating action.

“Rated Final Distribution Date”: With respect to each Class of Regular Certificates, the Distribution Date occurring in June 2035.

“Rating Agency”: Each of S&P and Morningstar or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicers and the Servicer and specific ratings of S&P and Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter.

“Real Property”: Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”: With respect to any Mortgage Loan and any Distribution Date, the amount, if any, by which the aggregate Principal Balance of the Mortgage Loan, after giving effect to distributions thereon made with respect to such Distribution Date, exceeds the Principal Balance of such Mortgage Loan after giving effect to any payments or collections of principal received on such Mortgage Loan during the related Due Period and any Modification Loss or Bankruptcy Loss to such Mortgage Loan that occurred during such Due Period. With respect to the Principal Balance Certificates and any Distribution Date, the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions thereon made on such Distribution Date, exceeds the aggregate Principal Balance of the Mortgage Loans, after giving effect to any distributions of principal received on such Mortgage Loans on such Distribution Date pursuant to Section 4.01(b)-(c).

“Reassignment of Assignment of Leases”: As defined in Section 2.01(b)(vii).

“Record Date”: For each Distribution Date, the close of business on the last Business Day of the Interest Accrual Period relating to the month in which such Distribution Date occurs.

“Recovered Amount”: As defined in Section 1.04(c).

“Regular Certificates”: Collectively, the Pooled Certificates and the Loan Specific Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in any adopting release or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time, in each case, as effective from time to time as of the compliance dates specified therein.

“Regulation D”: Regulation D under the Securities Act.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: A global certificate representing interests in a Class of Regular Certificates as provided and defined in Section 5.04(a), initially sold in offshore transactions in reliance on Regulation S in fully registered form without interest coupons.

“Rehabilitated Mortgage Loan”: Any Whole Loan that was once a Specially Serviced Whole Loan, but, in accordance with its original terms or as modified in accordance with this Agreement, becomes performing for at least 3 consecutive Scheduled Monthly Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the applicable Special Servicer and no other event or circumstance exists that causes such Whole Loan to otherwise constitute a Specially Serviced Whole Loan).

“Related Certificates” and “Related Uncertificated Lower-Tier Interest”: For the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates set forth below and for the following Classes of Certificates, the related Class of Uncertificated Lower-Tier Interest set forth below:

Related Certificates	Related Uncertificated Lower-Tier Interest
Class A Certificates	Class LA Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class PR-1 Certificates	Class LPR-1 Uncertificated Interest
Class PR-2 Certificates	Class LPR-2 Uncertificated Interest
Class SQ-1 Certificates	Class LSQ-1 Uncertificated Interest
Class SQ-2 Certificates	Class LSQ-2 Uncertificated Interest
Class SQ-3 Certificates	Class LSQ-3 Uncertificated Interest

“Release Date”: The 40th day after the later of (i) commencement of the offering of the Regular Certificates and (ii) the Closing Date.

“Relevant Action”: As defined in Section 3.31(b).

“Relevant Servicing Criteria” means the Servicing Criteria applicable to a specific party, as set forth on Exhibit M attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Servicer or a Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such Servicer or such Special Servicer.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits that appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(c)(3)(A) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(i)           except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is based on a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(ii)          any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a 10 percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(iii)         any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(iv)         any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(v)          rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: As defined in Section 3.18(b).

“REO Disposition”: The receipt by the Servicer or the applicable Special Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of REO Property.

“REO Income”: With respect to any REO Property and the related REO Mortgage Loan, all revenues, proceeds and other income received by the applicable Special

Servicer with respect to such REO Property or REO Mortgage Loan that do not constitute Liquidation Proceeds.

“REO Mortgage Loan”: Any Mortgage Loan or a related Companion Loan as to which the related Mortgaged Property has become an REO Property.

“REO Property”: A Mortgaged Property to which title has been acquired on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

“Reportable Event”: As defined in Section 12.06.

“Reporting Servicer”: As defined in Section 12.08.

“Repurchase Price”: An amount (a) with respect to a Mortgage Loan, (without duplication) generally equal to the sum of (i) the unpaid principal balance of such Mortgage Loan, (ii) accrued and unpaid interest on the Mortgage Loan at the Mortgage Rate (exclusive of the Default Rate) to and including the last day of the related Mortgage Loan Interest Accrual Period in which the repurchase is to occur (or, in the case of a repurchase of a portion of a Mortgage Loan, an amount equal to the aggregate accrued and unpaid interest at the Mortgage Rate (exclusive of the Default Rate) on the portion(s) of the amount in clause (i) being reduced from the principal balance of such Mortgage Loan), (iii) unreimbursed Servicing Advances and Administrative Advances together with Advance Interest thereon, (iv) an amount equal to all Advance Interest on outstanding Monthly Advances, (v) any unpaid Additional Trust Fund Expenses and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, a Special Servicer, the Certificate Administrator or the Trustee arising out of the enforcement of the repurchase obligation, and (b) with respect to any repurchase by a single Mortgage Loan Seller of such Mortgage Loan Seller’s individual Trust Notes, with respect to each such Trust Note, an amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of such Trust Note, (ii) accrued and unpaid interest on such Trust Note at the related Mortgage Rate (exclusive of the Default Rate) to and including the last day of the Mortgage Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Servicing Advances and Administrative Advances (in each case, allocable to such Trust Note pursuant to the Co-Lender Agreement) together with Advance Interest thereon, (iv) an amount equal to all Advance Interest on outstanding Monthly Advances (allocable to such Trust Note pursuant to the Co-Lender Agreement), (v) any unpaid trust expenses (allocable to such Trust Note pursuant to the Co-Lender Agreement), and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, a Special Servicer, the Certificate Administrator or the Trustee arising out of the enforcement of the repurchase obligation (allocable to such Trust Note). No Liquidation Fee shall be payable by the Mortgage Loan Seller in connection with a repurchase of any such Mortgage Loan (or an allocable portion of such Mortgage Loan) due to a material breach or a material document defect pursuant to the Mortgage Loan Purchase Agreement (so long as such repurchase occurs within the 90 day time period required by the Mortgage Loan Purchase Agreement for the Mortgage Loan Seller to cure or repurchase its interest in such Mortgage Loan (including any applicable extended cure periods)).

“Repurchase Request”: As defined in Section 2.02(b).

“Repurchase Request Recipient”: As defined in Section 2.02(b).

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit D.

“Requesting Holders”: As defined in Section 4.08(f).

“Requesting Party”: As defined in Section 3.31.

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Advance (taking into account any Appraisal Reduction as of such Distribution Date) that would be required to be made on the related Servicer Remittance Date by the Servicer had the Borrower not made any portion of the Scheduled Monthly Payment in respect of the related Mortgage Loan for the related Payment Date less (b) the aggregate compensation payable on such Servicer Remittance Date to the Servicer in respect of the Servicing Fee, to the Certificate Administrator in respect of the Certificate Administrator Fee and to CREFC® in respect of the CREFC® Intellectual Property Royalty License Fee.

“Required Appraisal Mortgage Loan”: A Mortgage Loan for which an Appraisal Reduction Event has occurred. With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred and which has become current and has remained current for three consecutive Scheduled Monthly Payments, and with respect to which no other event that would cause it to be a Specially Serviced Mortgage Loan has occurred and is continuing, such Mortgage Loan will cease to be a Required Appraisal Mortgage Loan.

“Reserve Accounts”: With respect to any Mortgage Loan, reserve accounts, if any, established by the Servicer, pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a subaccount of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted to make withdrawals therefrom, to the extent not inconsistent with the terms of the related Mortgage Loan, for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Mortgage Loan.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject, and in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the applicable Special Servicer, as applicable, by the Trustee or the Certificate Administrator, as applicable, as such list may from time to time be amended.

“Restricted Group”: The Depositor, any Borrower, any Initial Purchaser, the Trustee, the Servicer, either Special Servicer, any subservicer, any party considered a “sponsor” under the Exemption or any Affiliate of any of such parties.

“Restricted Holder”: Any Certificateholder, Beneficial Owner of a Certificate or prospective purchaser of a Certificate that is an owner of any interest (whether legally, beneficially or otherwise) in any related Permitted Mezzanine Loan (each such person and such person’s agents and affiliates, upon receipt of notice from the applicable Special Servicer that any Permitted Mezzanine Lender has accelerated any related Permitted Mezzanine Loan or commenced foreclosure proceedings against the equity interests in the applicable Borrowers and the general partner or managing member of any Borrower pledged pursuant to any Permitted Mezzanine Loan documents, the Certificate Administrator will require, such restricted holder to resubmit an Investor Certification pursuant to clause (b) of the definition of “Investor Certification”; provided, that if such acceleration was an automatic acceleration under any applicable Permitted Mezzanine Loan, no such resubmission will be required, and such Certificateholder, Beneficial Owner of a Certificate or prospective purchaser of a Certificate (and each such person’s agents and affiliates) will be deemed not to be a Restricted Holder, if (a) the event directly giving rise to the automatic acceleration under any applicable Permitted Mezzanine Loan was not initiated by such person or an agent or affiliate of such person and (b) such Permitted Mezzanine Lender is stayed from exercising, and has not commenced the exercise of, remedies associated with foreclosure of the related collateral under such Permitted Mezzanine Loan.

“Restricted Period”: The 40 day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the managers and any other distributor (as defined in Regulation S) of the Certificates, and (b) the Closing Date.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Certificate”: As defined in Section 5.04(b).

“Rule 144A Information”: As defined in Section 5.01(c).

“Sarbanes-Oxley Act”: The Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“S&P”: Standard & Poor’s Ratings Services, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Servicer and the Special Servicers and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Scheduled Monthly Payments”: With respect to a Mortgage Loan or Companion Loan and any Payment Date, each scheduled payment of interest on such Mortgage Loan or Companion Loan, as applicable, required to be paid on such Payment Date by the Borrower in accordance with the terms of the related Note or Loan Agreement.

“Scottsdale A Notes”: As defined in the Preliminary Statement.

“Scottsdale Co-Lender Agreement”: As defined in the Preliminary Statement.

“Scottsdale Companion Loans”: As defined in the Preliminary Statement.

“Scottsdale Loan Agreement”: As defined in the Preliminary Statement.

“Scottsdale Loan Specific Certificates”: The Class SQ-1, Class SQ-2 and Class SQ-3 Certificates.

“Scottsdale Mortgage Loan”: As defined in the Preliminary Statement.

“Scottsdale Non-Trust Notes”: As defined in the Preliminary Statement

“Scottsdale Note A-1-C”: As defined in the Preliminary Statement.

“Scottsdale Note A-1-S”: As defined in the Preliminary Statement.

“Scottsdale Note A-2-C”: As defined in the Preliminary Statement.

“Scottsdale Note A-2-S”: As defined in the Preliminary Statement.

“Scottsdale Note B-1-S”: As defined in the Preliminary Statement.

“Scottsdale Note B-2-S”: As defined in the Preliminary Statement.

“Scottsdale Note C-1-S”: As defined in the Preliminary Statement.

“Scottsdale Note C-2-S”: As defined in the Preliminary Statement.

“Scottsdale Special Servicer”: Pacific Life Insurance Company, a Nebraska corporation, or its successor in interest, or if any successor special servicer is appointed as special servicer for the Scottsdale Mortgage Loan as herein provided in Section 3.25, such successor.

“Scottsdale Trust Notes”: As defined in the Preliminary Statement.

“Scottsdale Trust A Notes”: As defined in the Preliminary Statement.

“Scottsdale Trust B Notes”: As defined in the Preliminary Statement.

“Scottsdale Trust C Notes”: As defined in the Preliminary Statement.

“Scottsdale Whole Loan”: As defined in the Preliminary Statement.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Senior Certificates”: Collectively, the Class A and Class X Certificates.

“Servicer”: KeyBank National Association, a national banking association, or its successor in interest, or any successor servicer appointed as herein provided.

“Servicer Remittance Date”: With respect to any Distribution Date, the Business Day immediately preceding such Distribution Date.

“Servicer Termination Event”: As defined in Section 7.01(a).

“Servicing Advance”: As to any Mortgage Loan, any advance made by the Servicer or the Trustee in respect of Property Protection Expenses or any expenses incurred to protect and preserve the security for such Mortgage Loan, pursuant to Section 3.04 or Section 3.24, as applicable.

“Servicing Compensation”: With respect to any Distribution Date, the related Servicing Fee and any other fees, charges or other amounts payable to the Servicer for such Distribution Date.

“Servicing Criteria” means the Servicing Criteria set forth on Exhibit M attached hereto.

“Servicing Fee”: With respect to each Whole Loan and any Distribution Date, an amount accrued during the related Interest Accrual Period (or in the case of the first Distribution Date, accrued for a period equal to the initial Interest Accrual Period) at the Servicing Fee Rate on the Principal Balance of such Whole Loan as of the first day of the related Due Period. The Servicing Fee will be calculated on the same basis as the Mortgage Rate is calculated.

“Servicing Fee Rate”: A per annum rate with respect to each Whole Loan on the Principal Balance of such Whole Loan as of the first day of the related Due Period equal to 0.005%.

“Servicing File”: A copy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the Mortgage Loan Sellers with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the Mortgage Loan Seller to the Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the Mortgage Loan Sellers; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the Mortgage Loan

Seller, the Servicer, each Special Servicer and its counsel that are privileged communications or constitute legal or other due diligence analyses), Borrower’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Borrower, which documents were required to be delivered in connection with the closing of such Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the Mortgage Loan Seller relating to the relevant Mortgaged Property.

“Servicing Function Participant”: Any Additional Servicer, sub-servicer, Subcontractor or any other Person, other than the Servicer, a Special Servicer, the Certificate Administrator and the Trustee, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination or (ii) the Depositor reasonably determines that a Servicer or a Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit N hereto.

“Servicing Officer”: Any officer or employee of the Servicer or the applicable Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer or employee to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator or the Trustee by the Servicer or such Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Party”: As defined in Section 12.02(b).

“Servicing-Released Bid”: As defined in Section 7.01(e).

“Servicing-Retained Bid”: As defined in Section 7.01(e).

“Servicing Transfer Event”: With respect to any Whole Loan or Companion Loan, the occurrence of any of the following events:

(i)           with respect to each Whole Loan, the Balloon Payment is delinquent and the related Borrower has not provided the Servicer, within 60 days of the related Maturity Date, with a bona fide written commitment for refinancing reasonably satisfactory in form and substance to the Servicer, which provides that such refinancing will occur within 120 days of such related Maturity Date, provided that the related Whole Loan (and each related Companion Loan) will become a Specially Serviced Mortgage Loan immediately if the related Borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Monthly Payment on the related Payment

Date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, the related Whole Loan (and each related Companion Loan) will become a Specially Serviced Mortgage Loan at the end of such 120-day period (or for such shorter period beyond the date on which that Balloon Payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates); or

(ii)          any Monthly Payment, including the failure to make any required escrow or reserve deposit (other than a Balloon Payment or other payment due at maturity) is more than 60 days delinquent; or

(iii)         the Servicer makes a judgment, or receives from the applicable Special Servicer a written determination of the applicable Special Servicer, that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Borrower within 60 days; or

(iv)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Borrower; provided that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed by the applicable Special Servicer); or

(v)          the related Borrower shall enter into or consent to bankruptcy or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

(vi)         the related Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vii)        a default of which the Servicer or the applicable Special Servicer, as applicable, has notice (other than a failure by such Borrower to pay principal or interest) and which the Servicer or applicable Special Servicer determines in its good faith reasonable judgment may materially and adversely affect the interests of the Certificateholders, if applicable, has occurred and remained unremedied for the applicable grace period specified in the related Mortgage Loan Documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no grace period is specified for those defaults which are capable of cure, 60 days; provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the related Mortgage Loan); or

(viii)       the Servicer or applicable Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the related Mortgaged Property; or

(ix)          the Servicer or applicable Special Servicer determines that (i) a default (other than as described in clause (iii) above) under the related Whole Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the related Whole Loan or otherwise materially adversely affect the interests of Certificateholders or the related Companion Loan Holders, and (iii) the default will continue unremedied for the applicable cure period under the terms of the related Whole Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the related Whole Loan); provided that any determination that a Servicing Transfer Event has occurred under this clause (ix) with respect to any Whole Loan solely by reason of the failure (or imminent failure) of the related Borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the applicable Special Servicer.

“Similar Law”: As defined in Section 5.02(m).

“Special Servicer”: (a) KeyBank National Association, a national banking association, or its successor in interest, or if any successor special servicer is appointed as special servicer for the Pearlridge Mortgage Loan as herein provided in Section 3.25, such successor; and (b) Pacific Life Insurance Company, a Nebraska corporation, or its successor in interest, or if any successor special servicer is appointed as special servicer for the Scottsdale Mortgage Loan as herein provided in Section 3.25, such successor.

“Special Servicer Termination Event”: As defined in Section 7.01(b).

“Special Servicing Compensation”: With respect to any Mortgage Loan, any of the Special Servicing Fee, the Workout Fee, Liquidation Fee and any other fees, charges or other amounts that are due to the applicable Special Servicer hereunder.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and each Whole Loan and any Distribution Date, an amount accrued during the related Due Period at the Special Servicing Fee Rate on the Principal Balance of such Specially Serviced Mortgage Loan and each Whole Loan as of the first day of such Special Servicing Period. The Servicing Fee will be calculated on the same basis as the Mortgage Rate is calculated.

“Special Servicing Fee Rate”: A rate equal to 0.25% per annum.

“Special Servicing Period”: Any Interest Accrual Period during which a Mortgage Loan is at any time a Specially Serviced Mortgage Loan.

“Specially Serviced Mortgage Loan”: Any Mortgage Loan, any related Companion Loan and REO Mortgage Loan as to which a Servicing Transfer Event has occurred and is continuing.

“Startup Day”: The Closing Date.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of any Whole Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to such Whole Loan under the direction or authority of the Servicer (or a sub-servicer of the Servicer), the applicable Special Servicer or an Additional Servicer (or a sub-servicer of an Additional Servicer).

“Successful Bidder”: As defined in Section 7.01(e).

“Tax Returns”: The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interestholders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Trust REMICs due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal tax law or applicable state and local tax law.

“Temporary Regulation S Global Certificate”: As defined in Section 5.04(a).

“Terminated Party”: As defined in Section 7.01(d).

“Terminating Party”: As defined in Section 7.01(d).

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 10.01.

“Termination Event”: A Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Territorial Savings Ground Lease”: The ground lease dated February 29, 1972 between Kanoa Estate, Inc., as lessee, and Territorial Savings Bank, as lessor, as affected by that certain (i) assignment of lessor’s interest in lease dated September 30, 1981, between Kanoa Estate, Inc. and Territorial Savings and Loan Association, (ii) letter agreement dated June 3, 2002, between Territorial Savings and Loan Association and Watercress Associates, LP, LLLP and (iii) lease modification agreement no. 1 dated February 6, 2013 between Territorial Savings Bank (the successor in interest to Territorial Savings and Loan Association) and the Pearlridge Borrower.

“Title Insurance Policy”: As defined in Section 2.01(b)(x).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named “WP Glimcher Mall Trust 2015-WPG”.

“Trust A Note”: Any of the Pearlridge Note A-1-S, the Pearlridge Note A-2-S, the Scottsdale Note A-1-S and the Scottsdale Note A-2-S.

“Trust B Note”: Any of the Pearlridge Note B-1-S, the Pearlridge Note B-2-S, the Scottsdale Note B-1-S and the Scottsdale Note B-2-S.

“Trust C Note”: Any of the Pearlridge Note C-1-S, the Pearlridge Note C-2-S, the Scottsdale Note C-1-S and the Scottsdale Note C-2-S.

“Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans; (iii) the Trust’s interest in any REO Property or other security; (iv) the Trust’s interest in all revenues, income or proceeds received in respect of any REO Property; (v) the Servicer’s, each Special Servicer’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trust’s interest in any Assignments of Leases and any security agreements; (vii) the Trust’s interest in any indemnities or guaranties given as additional security for any Mortgage Loans; (viii) the Trust’s interest in any environmental indemnity agreements relating to the Mortgaged Properties; (ix) the rights and remedies under the Mortgage Loan Purchase Agreement; (x) the rights of the Trustee in any Lock Box Accounts, Cash Collateral Accounts, Reserve Accounts and Escrow Accounts; (xi) the Uncertificated Lower-Tier Interests; (xii) $100 to be deposited by the Depositor into the Upper-Tier Distribution Account on the Closing Date in respect of the Class X Certificates; (xiii) the Collection Account, the Interest Reserve Account, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account; and (xiv) the proceeds of any of the foregoing.

“Trust Note”: As defined in the Preliminary Statement.

“Trust REMICs”: The Lower-Tier REMIC and the Upper-Tier REMIC, individually or collectively as the context may require.

“Trustee”: Wells Fargo Bank, National Association, in its capacity as trustee of the Trust Fund, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The monthly fee which the Trustee is to be paid from the Certificate Administrator Fee.

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LPR-1, Class LPR-2, Class LSQ-1, Class LSQ-2 and Class LSQ-3 Uncertificated Interests.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(b) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or related REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to a Whole Loan, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Whole Loan, the Purchase Price of any Whole Loan that is repurchased or purchased pursuant to the Mortgage Loan Purchase Agreement and any other payments under or with respect to such Whole Loan not scheduled to be made, including Principal Prepayments received by the Servicer, but excluding Yield Maintenance Default Premiums during such Due Period.

“Upper-Tier Distribution Account”: A trust account or subaccount created and maintained as a separate trust account or a subaccount of a separate trust account by the Certificate Administrator pursuant to Section 3.05(e), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Upper-Tier Distribution Account” and which must be an Eligible Account or a subaccount of an Eligible Account.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Uncertificated Lower-Tier Interests, payments made with respect to such interests, $100 to be deposited by the Depositor into the Upper-Tier Distribution Account on the Closing Date in respect of the Class X Certificates and amounts held from time to time in the Upper-Tier Distribution Account.

“U.S. Person”: Any of (i) a citizen or resident alien of the United States, (ii) a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate that is subject to United States federal income tax regardless of the source of its income, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons) or (v) any other person that is disregarded as separate from its ownership for U.S. federal income tax purposes and whose owner is described in clauses (i) through (iv) above.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0.0% in the case of the Class R Certificates, (b) (x) except as described in clause (y) of this clause (b), 4% in the aggregate in the case of the Class X Certificates (for so long as the Notional Amount of such Class has not been reduced to zero) and (y) 0% in the case of the Class X Certificates in the case of votes pertaining to terminating and replacing a Special Servicer, and (c) in the case of any other Class of Regular Certificates, a percentage equal to the product of the percentage of Voting

Rights remaining after allocations in (b) above multiplied by a fraction, the numerator of which is equal to the outstanding Certificate Balance of such Class of Certificates (and solely in connection with any vote for purposes of determining whether to remove a Special Servicer pursuant to Section 7.01(c), taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the Certificates pursuant to Section 4.08(b) hereof), in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the sum of the aggregate outstanding Certificate Balances of all such Classes of Certificates (and solely in connection with any vote for purposes of determining whether to remove a Special Servicer pursuant to Section 7.01(c), taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the Certificates pursuant to Section 4.08(b) hereof), in each case, determined as of the prior Distribution Date. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. Any Person exercising Voting Rights, will be required to submit a certification in the form of Exhibit L-4 that, such person is not a Borrower, a manager of a Mortgaged Property, the Depositor, the Servicer, a Special Servicer, the Trustee, the Certificate Administrator or an affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor or an agent of any Borrower.

“Withheld Amounts”: As defined in Section 3.05(g).

“Whole Loan”: As defined in the Preliminary Statement.

“Workout-Delayed Reimbursement Amount”: With respect to any Specially Serviced Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three consecutive full and timely monthly payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes (or, but for the making of three consecutive full and timely monthly payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the Borrower to pay such amount under the terms of the modified Mortgage Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance reimbursable in the same manner as any other Nonrecoverable Advance.

“Workout Fee”: A fee equal to the product of the Workout Fee Rate and the amount of each payment of principal and interest (other than Default Interest) made on each Rehabilitated Mortgage Loan, provided that any such Workout Fee shall be reduced by any Excess Modification Fees received and retained by the applicable Special Servicer but only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee (each amount of the Work-out Fee shall be reduced (but not to an amount less than zero) until the aggregate amount of such reductions equals such Excess Modification Fees).

“Workout Fee Rate”: A rate equal to 0.50% with respect to each Mortgage Loan.

“Yield Maintenance Default Premiums”: With respect to each Note, an amount equal to the greater of (a) 3% of the outstanding principal balance of the related Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the related Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the related Note is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.02       Other Definitional Provisions. All terms defined directly or by reference in this Agreement shall have the defined meanings set forth herein when used in any certificate or other document delivered pursuant hereto. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (c) references to any Section, Article, Schedule or Exhibit are references to Sections, Articles, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (f) references to any Person include that Person’s successors and permitted assigns; (g) references to any agreement refer to that agreement as amended, supplemented or otherwise modified from time to time; and (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 1.03      Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)          All calculations of interest with respect to the Mortgage Loans provided for herein shall be made as set forth in such Mortgage Loans with respect to the calculation of the related Mortgage Rate.

(b)          Any Mortgage Loan payment is deemed to be received on the date such payment is actually received in immediately available funds by the Servicer, the applicable Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(c)         Absent express provisions in the Mortgage Loan Documents, all amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the Borrowers, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in the absence of such express provisions and in any event after an event of default under the related Mortgage Loan (to the extent not cured or waived) will be deemed allocated for purposes of collecting amounts due under such Mortgage Loan, in each case only to the extent such amount is an obligation of the related Borrower in the related Loan Documents and exclusive of any amounts allocable to the related Companion Loans pursuant to the related Co-Lender Agreement, in the following order of priority: first, as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and unpaid Advance Interest Amount and, if applicable, unreimbursed and unpaid Servicing Fees and expenses of the Trust with respect to the related Mortgage Loan; second, as a recovery of Nonrecoverable Advances and any Advance Interest Amount on those Nonrecoverable Advances, to the extent previously allocated from principal collections with respect to the related Mortgage Loan; third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate through and including the end of the related Mortgage Loan Interest Accrual Period, over (ii) the cumulative amount of the reductions (if any) in the amount of related Monthly Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates); fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first to the Pearlridge Trust A Notes and Scottsdale Trust A Notes, pro rata and pari passu; second, to the Pearlridge Trust B Notes and Scottsdale Trust B Notes, pro rata and pari passu, in each case until their respective principal balances have been reduced to zero; and then to the Pearlridge Trust C Notes and Scottsdale Trust C Notes, pro rata and pari passu, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates); sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan; seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan; eighth, as a recovery of any Yield Maintenance Default Premium then due and owing under such Mortgage Loan; ninth, as a recovery of any assumption fees, assumption application fees, Modification Fees or consent fees then due and owing under such Mortgage Loan; tenth, as a recovery of any default interest and late payment charges then due and owing under such Mortgage Loan; eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal; and twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property (including for these purposes, following a casualty or condemnation) if, immediately following such release, the loan-to-value ratio of the related Mortgage Loan exceeds 125% (based on the value of the related real property only, and excluding the value of any personal property and going concern value), must be allocated to reduce the Principal Balance of the related Mortgage Loan in the manner permitted by such REMIC Provisions.

(d)          Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable) will be deemed allocated for purposes of collecting amounts due under the deemed REO Mortgage Loan, in each case only to the extent such amount is or was an obligation of the related borrower in the related Mortgage Loan Documents and exclusive of any amounts allocable to the related Companion Loan pursuant to the related Co-Lender Agreement, in the following order of priority: first, as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and interest on all Advances and, if applicable, unreimbursed and unpaid expenses and fees of the Trust with respect to the related Mortgage Loan; second, as a recovery of Nonrecoverable Advances or interest on those Nonrecoverable Advances, to the extent previously allocated from principal collections with respect to the related Mortgage Loan; third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate through and including the end of the related Mortgage Loan Interest Accrual Period, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates); fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (or, if the related Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first to the Trust A Notes and then to the Trust B Notes, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates); sixth, as a recovery of any Yield Maintenance Default Premium then due and owing under such Mortgage Loan; seventh, as a recovery of any default interest and late payment charges then due and owing under such Mortgage Loan; eighth, as a recovery of any assumption fees, assumption application fees, Modification Fees or consent fees then due and owing under such Mortgage Loan; and ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan.

(e)          For purposes of accruing interest, Servicing Fees, Special Servicing Fees, Certificate Administrator Fees, and calculating Pass-Through Rates, each Mortgage Loan will be deemed to have a Principal Balance or Notional Amount on the first day of the Interest Accrual Period equal to the Principal Balance or Notional Amount of such Mortgage Loan, as of the Payment Date of such Mortgage Loan that occurs in the calendar month in which such Interest

Accrual Period commences (after giving effect to all payments received in respect of such Mortgage Loan on or before such Payment Date).

(f)           Notwithstanding anything to the contrary in the related Co-Lender Agreement, but without changing any allocations under the related Co-Lender Agreement between a Mortgage Loan and the related Companion Loans, upon liquidation of such Mortgage Loan, a related Trust Note or any related REO Property, all Net Liquidation Proceeds received with respect to such Mortgage Loan or such Trust Note shall be applied so that amounts allocated as a recovery of accrued and unpaid interest on such Mortgage Loan or such Trust Note, as applicable, will not, for purposes of making distributions on the Certificates, include accrued and unpaid interest on such Mortgage Loan that has not been advanced by the Servicer as a result of Appraisal Reductions with respect to such Mortgage Loan or such Trust Note, as applicable (“Appraisal Reduced Interest”). After the adjusted interest amount is so allocated, any remaining Net Liquidation Proceeds received with respect to such Mortgage Loan or such Trust Note, as applicable, shall be allocated to pay principal on such Mortgage Loan or such Trust Note, as applicable, until the unpaid principal amount thereof has been reduced to zero. Any remaining Net Liquidation Proceeds received with respect to such Mortgage Loan or such Trust Note, as applicable, would then be allocated to pay Appraisal Reduced Interest.

(g)          All net present value calculations and determinations made under this Agreement with respect to a Mortgage Loan, related Companion Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on such Mortgage Loan or Companion Loan or sale of such Whole Loan by the applicable Special Servicer the higher of (1) the rate determined by the Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Borrower on similar debt of the related Borrower as of such date of determination and (2) the Mortgage Rate on such Mortgage Loan or Companion Loan based on its outstanding principal balance and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

Section 1.04      Certain Adjustments to the Principal Distributions on the Certificates. (a) To the extent not specifically provided otherwise elsewhere in this Agreement, if any party hereto is reimbursed out of general collections on the Mortgage Loans on deposit in the Collection Account for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances (together with interest accrued and payable thereon pursuant to Section 3.06, Section 3.24 or Section 4.07, as applicable, to the extent such interest was paid hereunder from a source other than Default Interest or late payment charges), then (for purposes of calculating distributions on the Certificates) each such reimbursement and payment of interest shall be deemed to have been made:

first, out of any amounts then on deposit in the Collection Account that represent payments or other collections of principal received by the Trust Fund with respect to the related Mortgage Loan (first from amounts allocable to the related Trust C Notes, then from amounts allocable to the related Trust B Notes and then from amounts allocable to the related Trust A Notes) that, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the related Loan Specific Available Funds or the Available Funds, as applicable, for the related Distribution Date;

second, out of any amounts then on deposit in the Collection Account that represent any other payments or other collections received by the Trust Fund with respect to the related Mortgage Loan that, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the related Loan Specific Available Funds or the Available Funds, as applicable, for the related Distribution Date;

third, out of any other amounts then on deposit in the Collection Account that may be available to reimburse the subject Nonrecoverable Advance and/or to pay interest thereon.

(b)          If and to the extent that any payment or other collection of principal of any Mortgage Loan or REO Mortgage Loan is deemed to be applied in accordance with clause first of Section 1.04(a) to reimburse a Nonrecoverable Advance or to pay interest thereon, and further if and to the extent that such payment or other collection of principal would constitute part of the Certificate Principal Distribution Amount for any Distribution Date, then the Certificate Principal Distribution Amount for such Distribution Date shall be reduced by and exclude such payment or other collection of principal.

(c)          If and to the extent that any Advance is determined to be a Nonrecoverable Advance, such Advance is reimbursed out of general principal collections on the Mortgage Loans as contemplated by Section 1.04(a) and the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan or REO Mortgage Loan (such item, if and to the extent so collected, a “Recovered Amount”), then (without duplication of any amounts already included therein) the Adjusted Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Interest Accrual Period in which such item was recovered shall be increased by an amount equal to the lesser of (i) the amount of such recovery and (ii) any previous reduction in the Adjusted Certificate Principal Distribution Amount for a prior Distribution Date pursuant to Section 1.04(b) resulting from the reimbursement of the subject Advance. If and to the extent that any Advance is determined to be a Nonrecoverable Advance, and interest on such Advance is paid out of general principal collections on the Mortgage Loans as contemplated by Section 1.04(a) and such interest on such Advance is subsequently reimbursed to the Trust Fund out of Default Interest or late payment charges collected on the Mortgage Loans, then the Adjusted Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Interest Accrual Period in which such reimbursement to the Trust Fund occurred shall be increased by an amount equal to the lesser of (i) the amount of such reimbursement to the Trust Fund and (ii) any previous reductions in the Adjusted Certificate Principal Distribution Amount for prior Distribution Dates pursuant to Section 1.04(b) resulting from the payment of such interest on such Advance. All Recovered Amounts shall be allocated first to the Class A Certificates, and then in sequential order, to the Pooled Principal Balance Certificates, and then to the related Class of Loan Specific Certificates, in that order, in each case as an increase in the Certificate Balance of such Class up to the amount of Realized Losses previously allocated to such Class and not otherwise reimbursed hereunder.

Nothing contained in this Section 1.04 is intended to limit the ability of any party hereto that is entitled to reimbursement hereunder for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances (together with interest accrued and payable thereon pursuant to Section 3.06, Section 3.24 or Section 4.07) to collections of principal received by the Trust Fund with respect to the Mortgage Loans; instead the order of priority set forth in Section 1.04(a) is a deemed allocation only for purposes of calculating distributions on the Certificates.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreement (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish the Trust Fund, appoint the Trustee as trustee of the Trust Fund, and hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee (on behalf of the Lower-Tier REMIC) for the benefit of the Upper-Tier REMIC and the Certificateholders, without recourse (except to the extent the Depositor has undertaken specific obligations with respect to any of the Mortgage Loans hereunder), all the right, title and interest of the Depositor in, to and under the respective Mortgage Loans, including all rights to payment in respect thereof and all security interests thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Mortgage Loan Seller or the Depositor and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders, including, without limitation, Permitted Investments, REO Properties, Unscheduled Payments, Yield Maintenance Default Premiums and proceeds of any escrow or reserve account and, in addition, conveys to the Trustee $100 to be deposited in the Upper-Tier Distribution Account in respect of the Class X Certificates. The Depositor does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent the Depositor has undertaken specific obligations with respect to any of the Mortgage Loans hereunder) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreement as assignee of the Mortgage Loan Seller’s rights with respect to any Mortgage Loan including, without limitation, all rights of the Depositor with respect to the representations, warranties and covenants of the Mortgage Loan Seller made under the Mortgage Loan Purchase Agreement. The Depositor shall (to the extent not inconsistent with the Mortgage Loan Documents) cause the Reserve Accounts, Cash Collateral Accounts and Lock Box Accounts to be transferred to and held in the name of the Servicer on behalf of the Trustee, as successor to the Mortgage Loan Sellers.

(b)          In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian (on behalf of the Certificate Administrator), with copies to the Servicer, the following documents or instruments with respect to each Mortgage Loan:

(i)           the original of the Note or a lost note affidavit with a customary indemnification provision together with a copy of such Note, endorsed by the Mortgage Loan Seller without recourse in blank or to the order of the Trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG”;

(ii)          each original recorded Mortgage or copy thereof showing the Mortgage Loan Seller as mortgagee, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon, or certified by a title insurance company or escrow company to be a true and complete copy thereof;

(iii)          the originals of all modifications, consolidation and extension agreements or copies thereof, if any, with evidence of recording thereon, and the originals of all assumption agreements, if any, each executed in blank or in favor of the Trustee, or certified by a title insurance company or escrow company to be a true and complete copy thereof;

(iv)         an original Assignment of Mortgage for each Mortgage, in form and substance acceptable for recording, executed in blank or to “Wells Fargo Bank, National Association, as Trustee for the benefit of the holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG”, without recourse;

(v)          the originals of all intervening Assignments of Mortgage with evidence of recording thereon, or an original blanket intervening Assignment of Mortgage with evidence of recording thereon retained by the Mortgage Loan Seller, or in each case, a copy thereof with evidence of recording thereon certified by the Mortgage Loan Seller to be a true and complete copy of the original thereof;

(vi)         if the related Assignment of Leases is separate from the Mortgage, an original or a certified copy of such Assignment of Leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee;

(vii)        if the related Assignment of Leases is separate from the Mortgage, an original assignment of such Assignment of Leases (a “Reassignment of Assignment of Leases”), in recordable form, executed in blank or in favor of the Trustee, which assignment may be effected in the related Assignment of Mortgage;

(viii)       a copy of the UCC-1 (or its successor form) financing statement or statements relating to each Mortgage Loan and any related pledge agreement, together with a form UCC-2 or UCC-3, or successor UCC forms thereof, which upon inserting applicable filing information will be in a form suitable for filing in the jurisdiction in which the related Mortgaged Property is located, showing a complete chain of the assignment from the Mortgage Loan Seller to the Trustee of the Mortgage Loan Seller’s security interest in the personal property constituting security for repayment of such Mortgage Loan currently designated of record in blank or in favor of the Trustee for the benefit of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG;

(ix)         the original of each guaranty agreement, if any, constituting additional security for the repayment of such Mortgage Loan, together with (A) each original intervening assignment (or a copy thereof) of each such item of additional security showing a complete chain of assignment from the original beneficiary of such item of additional security, and (B) an original assignment (or a copy thereof) of each such item of additional security signed by the record holder of the Mortgage in blank or in favor of the Trustee for the benefit of the Certificateholders;

(x)          the original lender’s title insurance policies or copies thereof effective as of the date of the origination of the Mortgage Loan, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a lien on the contract vendee and fee interests in the Mortgaged Property, or if such policy has not yet been issued (a) an original or copy of a marked up commitment, interim binder, preliminary title report or the pro forma title insurance policy marked as binding and countersigned by the title insurance company or otherwise agreed to as binding by the title insurance company and (b) upon issuance, the original title insurance policy or a copy thereof (such title insurance policies for each Mortgage Loan, each, a “Title Insurance Policy” and, collectively, the “Title Insurance Policies”);

(xi)          if the related security agreement is separate from the Mortgage, the original executed version or counterpart thereof of such security agreement and the assignment thereof to Trustee;

(xii)         the original of the Loan Agreement relating to such Mortgage Loan, if any;

(xiii)       copies of the original Management Agreements for the Mortgaged Property;

(xiv)       if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

(xv)        if any related Lock Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock Box Accounts, if any, a copy of the UCC-1 (or its successor form) financing statements, if any, submitted for filing with respect to each Mortgage Loan Seller’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock Box Accounts and all funds contained therein and UCC-3 (or its successor form) financing statements assigning such security interest to the Trustee on behalf of the Certificateholders;

(xvi)       any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing;

(xvii)      with respect to the Pearlridge Mortgage Loan, a copy of (A) the Territorial Savings Ground Lease and (B) the Kamehameha Schools Ground Leases;

(xviii)     an original or copy of any related environmental insurance policy with respect to such Mortgage Loan;

(xix)        a copy of each letter of credit, if any, related to such Mortgage Loan, with the original letter of credit to be delivered to the Servicer; and

(xx)         a copy of all other material documents delivered at the closing of the Mortgage Loan, including any escrow agreement, as evidenced by the related closing list prepared by originating counsel in connection with the closing, which list may be an index to a closing binder.

In addition, the Depositor shall deliver to the Servicer, copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans.

(c)          In addition to the documents enumerated above, the Depositor will, from time to time, deliver copies or originals, as applicable, of all financial statements, rent rolls, third party reports, stacking plans and other similar documents as the Servicer may request in order for the Servicer to comply with its obligations hereunder; provided that in no event will the Depositor be required to deliver, or cause the Mortgage Loan Seller to deliver, any information reasonably considered by the Depositor to be proprietary.

(d)          Promptly after the Closing Date (and, in any event, within 90 days from the Closing Date), the Mortgage Loan Seller (with respect to each Mortgage Loan sold to the Depositor by such Mortgage Loan Seller) shall, to the extent possession thereof has been delivered to it along with any related information, at the expense of the Depositor (1) submit for recording (a) each Assignment of Mortgage referred to in Section 2.01(b)(iv) that has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases referred to in Section 2.01(b)(vii) (if not otherwise included in the related Assignment of Mortgage) that has not yet been submitted for recording; and (2) submit for filing each UCC-2 or UCC-3 (or successor forms thereof) financing statement referred to in Section 2.01(b)(viii) and (b)(xv) (at the cost of the Mortgage Loan Seller in the case of financing statements referred to in clause (b)(xv)) that has not yet been submitted for filing. If any such document is lost or returned unrecorded because of a defect therein, the Custodian will return such documents to the Depositor and the Depositor shall promptly prepare or cause to be prepared a substitute document for signature by the Mortgage Loan Seller and the Mortgage Loan Seller shall promptly execute, submit for recording, and re-deliver such substitute recorded documents to the Certificate Administrator. The Custodian shall, promptly upon receipt of the original recorded copy of each recorded Assignment of Mortgage or Reassignment of Assignment of Leases (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with copies to the Servicer. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. The Mortgage

Loan Seller shall promptly submit the UCC financing statements referred to in Section 2.01(b)(viii) and (b)(xv) to be filed in the applicable public recording office and upon receipt of an acknowledgement copy of such financing statement will promptly deliver such copy to the Custodian, with evidence of filing thereon. Copies of recorded or filed Assignments of Mortgages, Reassignments of Assignment of Leases and UCC financing statements shall be delivered to the Custodian by the Depositor or Servicer, as applicable to the extent received by them.

(e)          The Depositor shall promptly deliver to the Custodian any documents relating to any Mortgage Loan that come into its possession after the Closing Date (other than copies of documents previously delivered to the Custodian) and such documents will constitute part of the Mortgage File.

(f)           [Reserved].

(g)          Notwithstanding the fact that the Notes are endorsed “Pay to the Order of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG” without recourse, the Depositor acknowledges that the form of such endorsement shall not limit any of its obligations hereunder or any rights or remedies of the parties hereto for breach of such obligations.

Section 2.02     Acceptance by Certificate Administrator and the Trustee. (a) By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares, subject to any exceptions noted in an exception report to the provisions of Section 2.01 and to the further review provided herein, and the Custodian declares that it holds and will hold such documents and all others delivered to it constituting the Mortgage File in trust, subject to the conditions set forth herein, for the use and benefit of all present and future Certificateholders, and the use and benefit of the Trustee as holder of the Uncertificated Lower-Tier Interests. The Custodian hereby acknowledges the receipt of the documents described in Section 2.01(b)(i) and certifies that it has examined the Notes and that they appear on their faces to be what they purport to be, subject to an exception report delivered with respect to those items as of the Closing Date. The Custodian agrees to review each Mortgage File the later of 90 days after (i) the Custodian’s receipt of such Mortgage File or (ii) the Closing Date to ascertain that all documents referred to in Section 2.01(b)(i), (ii), (iv), (viii) and (x) and, to the extent identified to it in writing by the Depositor, the documents referred to in Section 2.01(b)(iii), (v), (vi), (vii), (ix) and (xi) through (xxi) have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if applicable) and have not been torn, mutilated or otherwise defaced, and that such documents appear on their faces to relate to the Mortgage Loans identified in the Mortgage Loan Schedule. Neither the Certificate Administrator nor the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. In performing the tasks expressly provided for above, the Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of the Custodian’s 90 day review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), appear to be unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn, mutilated or otherwise defaced (each, a “Defect”), and in either case such omission or defect materially and adversely affects either (i) in the case of a Specially Serviced Mortgage Loan or a Rehabilitated Mortgage Loan, the value of the related Mortgage Loan or (ii) the interests of the Certificateholders in the related Mortgage Loan, the Custodian shall promptly so notify the Depositor, the Servicer, the applicable Special Servicer and the Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, the nature of the defective or missing document.

Following notification by the Custodian pursuant to the preceding paragraph, pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Sellers or a Mortgage Loan Seller shall promptly cure or repurchase such Mortgage Loan in accordance with Section 2.03(c). None of the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File or for any failure by the Depositor to use its best efforts to deliver any such document, as long as in each case such document is noted on the exception report delivered by the Custodian pursuant to this Section 2.02. In acknowledging the receipt of the Mortgage Files pursuant to the preceding paragraph, the Custodian will have no responsibility to determine whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Certificate Administrator is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Upon the first anniversary of the Closing Date, the Custodian shall deliver a final exception report as to any remaining documents that are not in the Mortgage File, whereupon, within 90 days, the Depositor shall either:  (i) cause such document deficiency to be cured; or (ii) use commercially reasonable efforts to cause the Mortgage Loan Seller to repurchase the Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement if such exception is a material Defect.

The Custodian shall hold that portion of the Trust Fund delivered to the Certificate Administrator consisting of “instruments” (as such term is defined in Section 9-102(47) of the Uniform Commercial Code as in effect in Minnesota, on the date hereof) in Minneapolis, Minnesota, and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minneapolis, Minnesota, or such other state in which the Custodian may at any time hold the Mortgage Files, unless it receives an Opinion of Counsel (obtained by and delivered at the expense of the Person requesting the removal of such instruments) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

(b)            If the Servicer or the applicable Special Servicer, as applicable, (i) receives any request or demand for repurchase of the Mortgage Loan because of a breach of or alleged breach of a representation or warranty or a Defect (any such request or demand for repurchase or replacement, a “Repurchase Request”, and the Servicer or the applicable Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request (or such a Repurchase Request is forwarded to the Servicer or applicable Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice of such Repurchase Request or withdrawal of a Repurchase Request (each, a “15Ga-1 Notice”) to the Depositor and the Mortgage Loan Seller, in each case within ten Business Days from such party’s receipt thereof. Each Rule 15Ga-1 Notice may be delivered by electronic means.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgaged Property, (ii) the date the Repurchase Request is received or the date any withdrawal of the Repurchase Request is received (or elected), as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(b) is so provided only to assist the Mortgage Loan Seller and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(b) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Certificate Administrator or the Trustee receives a Repurchase Request, such party shall promptly forward or otherwise provide written notice of such Repurchase Request to the Servicer or to the applicable Special Servicer, if relating to the Mortgage Loan while a Servicing Transfer Event has occurred and is continuing, and include the following statement in the related correspondence: “This is a “Repurchase Request” under Section 2.02 of the Pooling and Servicing Agreement relating to the WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG requiring action by you as the “Repurchase Request Recipient” thereunder. Upon receipt of such Repurchase Request by the Servicer or the applicable Special Servicer, as applicable pursuant to the prior sentence, such party shall be deemed to be the Repurchase Request

Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(b) with respect to such Repurchase Request.

If the Depositor, the Certificate Administrator or the Trustee receives notice or has knowledge of a withdrawal of a Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Servicer or the applicable Special Servicer, then such party shall promptly give notice of such withdrawal to the Servicer or such Special Servicer, as applicable.

Section 2.03       Representations, Warranties and Covenants of the Depositor.
(a) The Depositor hereby represents and warrants to the Trustee for its own benefit and the benefit of the Certificateholders, the Certificate Administrator, the Servicer and each Special Servicer, as of the date hereof and as of Closing Date, that:

(i)           The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, and the Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Mortgage Loan Purchase Agreement by it, and has the full corporate power, legal right and authority to execute, deliver and perform this Agreement and the Mortgage Loan Purchase Agreement and all the transactions contemplated hereby and thereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)          Both this Agreement and the Mortgage Loan Purchase Agreement have been duly and validly authorized, executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and all requisite corporate action has been taken by the Depositor to make this Agreement, the Mortgage Loan Purchase Agreement and all agreements contemplated hereby valid and binding upon the Depositor in accordance with their terms;

(iii)         The execution and delivery of this Agreement and the Mortgage Loan Purchase Agreement by the Depositor and the performance and compliance with the terms of this Agreement and the Mortgage Loan Purchase Agreement by the Depositor will not conflict with any provision of any law or regulation to which the Depositor is subject, or conflict with or result in a breach of any of the terms, conditions or provisions of any of the Depositor’s organizational documents or any material agreement, material contract or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, in each case that would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement and the Mortgage Loan Purchase Agreement;

(iv)         There is no action, suit, proceeding or investigation pending or threatened against the Depositor that, either in any one instance or in the aggregate, if adversely determined, would draw into question the validity of this Agreement or the Mortgage Loan Purchase Agreement or of any action taken or to be taken in connection with the obligations of the Depositor contemplated herein or therein, or that would be likely to impair materially the ability of the Depositor to perform under the terms of this Agreement or the Mortgage Loan Purchase Agreement;

(v)          The Depositor is not in violation of, and the execution and delivery of this Agreement and the Mortgage Loan Purchase Agreement by the Depositor and its performance and compliance with the terms of this Agreement and the Mortgage Loan Purchase Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Depositor or any order or regulation of any federal, state or municipal or governmental agency having jurisdiction over the Depositor, or result in the creation or imposition of any lien, charge or encumbrance that, in any such event, would have consequences that would materially and adversely affect the financial condition of the Depositor;

(vi)         No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement and the Mortgage Loan Purchase Agreement or the consummation of the transactions contemplated by this Agreement and the Mortgage Loan Purchase Agreement, other than those that have been obtained by the Depositor;

(vii)        The transfer by the Depositor of the Mortgage Loans to the Trustee on behalf of the Certificateholders hereunder is not made with any intent to hinder, delay or defraud any creditors of the Depositor and the Depositor has received reasonably equivalent value and fair consideration for the assignment of the Mortgage Loans; the Depositor is solvent and will not be rendered insolvent by such transfer and, immediately before and after giving effect to such transfer, is able to pay its debts as they become due;

(viii)       There has been no material adverse change in the financial position of the Depositor since its date of creation;

(ix)          The Depositor is not involved in any litigation or arbitration proceeding relating to claims on amounts that are material in the context of the issue of the Certificates, nor, so far as the Depositor is aware, is any such litigation or arbitration involving it pending or threatened; and

(x)           The transfer, assignment and conveyance of the Mortgage Loans by the Depositor to the Trustee is not subject to bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(b)          It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Certificate Administrator until the termination of this Agreement and full distribution of funds in accordance herewith, and shall inure to the benefit of the Certificateholders and the Servicer and the Special Servicers.

(c)          Upon discovery by the Depositor, the Custodian, the Servicer, a Special Servicer, the Trustee or the Certificate Administrator (without implying any duty of any such Person to make, or attempt to make, such a discovery) of a material breach of any representation, warranty or covenant of the Mortgage Loan Seller in the Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, or that a material Defect exists, such Person shall give prompt written notice thereof to the other parties hereto, and upon receipt of such notice the Servicer or applicable Special Servicer, as applicable, shall use commercially reasonable efforts to cause the Mortgage Loan Sellers or a Mortgage Loan Seller, to the extent obligated to do so under the Mortgage Loan Purchase Agreement, to cure such default or defect or repurchase such Mortgage Loan under the terms of and within the time period specified by the Mortgage Loan Purchase Agreement, it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters; provided that any breach or document defect that would cause such mortgage loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), will be deemed to materially and adversely affect the value of the related Mortgage Loan and the interests of the Certificateholders in the related Mortgage Loan, and with respect to any such material breach or material document defect, the Mortgage Loan Sellers or a Mortgage Loan Seller will be required to cure such defect or breach or to repurchase the Mortgage Loan at the Repurchase Price within ninety (90) days of the discovery of such defect or breach.

(d)          Upon receipt by the Servicer from the Mortgage Loan Seller of the Repurchase Price for a repurchased Mortgage Loan, the Servicer shall deposit such amount in the Collection Account, and the Certificate Administrator, pursuant to Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.03(d), release or cause to be released to the Mortgage Loan Sellers the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Servicer to vest in the Mortgage Loan Seller any Mortgage Loan released pursuant hereto, and the Certificate Administrator, the Trustee and the Servicer shall have no further responsibility with regard to such Mortgage Loan.

(e)          Any of the following will cause a document in the Mortgage File to be deemed to have a “Defect” and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (x) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (e) with respect to the Pearlridge Mortgage Loan, the absence from the related Mortgage File of a copy of each Ground Lease; or (f) the absence from the Mortgage File of any required letter of credit; provided, however, that no Defect (except the Defects previously described in clauses (a) through (f) or a Defect that causes a Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Borrower or third party with respect to the Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the Mortgage Loan or for any immediate significant servicing obligation. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (x) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Certificate Administrator or a Custodian on its behalf not later than 18 months following the Closing Date.

Section 2.04     Representations, Warranties and Covenants of the Servicer and the Special Servicers. (a)(i) KeyBank National Association, as Servicer and Pearlridge Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(1)           it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where any Mortgaged Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(2)           the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust to realize on the Trust Fund;

(3)          this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(4)          it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(5)          all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(6)         there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(7)          it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.08(c) hereof.

(ii)           Pacific Life Insurance Company, as Scottsdale Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(1)          it is a corporation duly organized, validly existing, and in good standing under the laws of the Nebraska; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where any Mortgaged Property is located to the extent required by applicable law and necessary to ensure the enforceability of the Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(2)          the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust to realize on the Trust Fund;

(3)          this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(4)          it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(5)          all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(6)          there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(7)          it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.08(c) hereof.

(b)         It is understood and agreed that the representations and warranties of the Servicer and the applicable Special Servicer set forth in this Section shall survive delivery of the respective Mortgage Files to the Certificate Administrator or the Custodian on behalf of the Certificate Administrator until the termination of this Agreement and full distribution of all funds in accordance herewith, and shall inure to the benefit of the Trustee, the Certificate Administrator, the Certificateholders and the Depositor. Upon discovery by the Depositor, the Servicer, the applicable Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties of the Servicer or the applicable Special Servicer set forth in this Section, the party discovering such breach shall give prompt written notice to the other parties hereto.

(c)          The Certificate Administrator hereby represents and warrants to the Depositor, the Servicer, the Trustee and each Special Servicer, and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)           The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)          The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which breach or default, in the good faith and reasonable judgment of the Certificate Administrator is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement;

(iii)         The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)          The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)         No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)        No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

(d)          The Trustee hereby represents and warrants to the Depositor, the Servicer, the Certificate Administrator and each Special Servicer for the benefit of the Certificateholders, as of the Closing Date, that:

(i)          The Trustee is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)         The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which breach or default, in the good faith and reasonable judgment of the Trustee is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement;

(iii)         The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)          The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee;

(vi)         No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

(vii)        No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 2.05       Execution and Delivery of the Certificates and Uncertificated Lower-Tier Interests. The Certificate Administrator acknowledges the assignment to the Trustee of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges the contribution by the Depositor of, and hereby declares that it holds, the Mortgage Loans and other property comprising the assets of the Lower-Tier REMIC on behalf of the Lower-Tier REMIC, (ii) acknowledges the issuance of the Uncertificated Lower-Tier Interests and the Class LT-R Interest to the Depositor in exchange for the assets comprising the Lower-Tier REMIC, (iii) acknowledges the contribution by the Depositor of, and hereby declares that it holds, the Uncertificated Lower-Tier Interests and other property comprising the assets of the Upper-Tier REMIC on behalf of the Upper-Tier REMIC, (iv) acknowledges the issuance of the Regular Certificates and the Class UT-R Interest to the Depositor in exchange for the assets comprising the Upper-Tier REMIC, and (v) pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates and the Class R Certificates in authorized denominations, in each case registered in the names set forth in such order or so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates and Uncertificated Lower-Tier Interests evidence ownership of the entire Trust Fund.

Section 2.06       Miscellaneous REMIC Provisions. (a) The Class LA, Class LB, Class LC, Class LPR-1, Class LPR-2, Class LSQ-1, Class LSQ-2 and Class LSQ-3 Uncertificated Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code.

(b)          The Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2 and Class SQ-3 Certificates are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code.

The Class LT-R Interest and Class UT-R Interest are hereby designated as representing the sole Classes of “residual interests” in the Lower-Tier REMIC and the Upper-Tier REMIC, respectively, within the meaning of Section 860G(a)(2) of the Code.

The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Uncertificated Lower-Tier Interests and the Regular Certificates for purposes of Section 860G(a)(1) of the Code is the date that is the Rated Final Distribution Date.

(c)          None of the Depositor, the Trustee, the Certificate Administrator, the Servicer or the applicable Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE WHOLE LOANS

Section 3.01     Servicer to Act as Servicer; Administration of the Mortgage Loans. (a) The Servicer and the applicable Special Servicer, each as an independent contract servicer, shall service and administer, either directly or through sub-servicers, the Whole Loans, or, in the case of the applicable Special Servicer, the related Whole Loan, as a collective whole, on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders and as holder of the Uncertificated Lower-Tier Interests) and the Companion Loan Holders, or, in the case of the applicable Special Servicer, the related Companion Loan Holder, (as if they constituted a single lender), in accordance with Accepted Servicing Practices, applicable law and the terms of the Mortgage Loan Documents and the Co-Lender Agreements. References herein to the servicing or special servicing of the Whole Loans shall be deemed to include the servicing of the related REO Mortgage Loans, unless the context otherwise requires in accordance with the provisions of Section 3.10(d).

The Servicer’s or applicable Special Servicer’s liability for actions and omissions in its capacity as Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03). Subject to any express limitations set forth in this Agreement and the Co-Lender Agreements and consistent with Accepted Servicing Practices, the Servicer and the applicable Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Whole Loans; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Servicer or applicable Special Servicer of the collectability of the Whole Loans. Subject only to Accepted Servicing Practices, the Servicer and the applicable Special Servicer shall each have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that are consistent with Accepted Servicing Practices and in the best interests of the Certificateholders and the Companion Loan Holders (as if such Certificateholders and Companion Loan Holders constituted a single lender), including, without limitation, with respect to each Whole Loan, to prepare, execute and deliver, on behalf of the Certificateholders, the Companion Loan Holders, the Certificate Administrator and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Section 3.28, any modifications, waivers, consents or amendments to or with respect to any documents contained in, or that should have been contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Whole Loans and the Mortgaged Properties. The Servicer or the applicable

Special Servicer, as applicable, shall deliver the originals of all instruments entered into pursuant to the preceding sentence to the Custodian for inclusion in the Mortgage File. Subject to Section 3.11, the Trustee shall, at closing, execute and deliver to the Servicer and the applicable Special Servicer a limited power of attorney in a form mutually agreeable to Servicer or such Special Servicer, on the one hand, and the Trustee on the other and upon request by a Servicing Officer such other documents prepared by the Servicer and applicable Special Servicer and necessary or appropriate to enable the Servicer and such Special Servicer to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or any misuse of any such power of attorney by the Servicer or such Special Servicer. Notwithstanding anything contained herein to the contrary, neither the Servicer nor the applicable Special Servicer shall, without the Trustee’s and the Certificate Administrator’s written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Whole Loan solely under the Trustee’s name without indicating the Servicer’s or such Special Servicer’s, as applicable, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Servicer or such Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Servicer or the applicable Special Servicer, as applicable, made in accordance with the Accepted Servicing Practices) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Servicer’s or such Special Servicer’s, as applicable, representative capacity), or (ii) take any action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state.

(b)          Unless the related Note or Loan Agreement requires a different application, the Servicer shall apply any Unscheduled Payment received on a Whole Loan on a date other than a Payment Date first to interest accrued through the end of the Mortgage Loan Interest Accrual Period in which such Unscheduled Payment occurs and then, the remainder of such Unscheduled Payment to the principal balance of such Whole Loan as of the Payment Date immediately following the date of receipt of such Unscheduled Payment.

(c)          Each of the Servicer and the applicable Special Servicer may enter into sub-servicing agreements with third parties with respect to any of its respective obligations hereunder; provided that (i) any such agreement shall be consistent with the provisions of this Agreement; (ii) no sub-servicer retained by the Servicer or a Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or any related Companion Loan or foreclose on any Mortgage Loan or any related Companion Loan or sell any Mortgage Loan or any related Companion Loan or REO Property without the approval of the Servicer or the applicable Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.28; (iii) such agreement shall be consistent with Accepted Servicing Practices and no sub-servicing agreement shall relieve Servicer or such Special Servicer of its obligations hereunder; and (iv) the terms of this Agreement, including any restrictions on the Servicer or such Special Servicer, as applicable, shall apply to such sub-servicer. The Servicer or the applicable Special Servicer, as applicable, shall be responsible for all costs in connection with employing any sub-servicer. No such third party shall be entitled to receive any amounts from the Trust Fund. Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c).

Any sub-servicing agreement entered into by the Servicer or the applicable Special Servicer, as applicable, shall provide that it may be assumed or terminated without cause by the Trustee if the Trustee has assumed the duties of the Servicer or such Special Servicer, respectively, or any successor Servicer or such Special Servicer, as applicable, without any cost, liability, obligation, penalty or termination fee to the assuming or terminating party, the Trust Fund, upon the assumption by such party of the obligations of the Servicer or such Special Servicer, as applicable, pursuant to Section 7.02. Notwithstanding the foregoing, the delegation of certain limited functions (including appraisals, inspections, and insurance consultations) by the Servicer or applicable Special Servicer shall not be considered sub-servicing agreements and shall not be subject to the provisions of this paragraph.

Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans or any related Companion Loans involving a sub-servicer, shall be deemed to be between the Servicer or the applicable Special Servicer, as applicable, and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, except as set forth in Section 3.01(d).

(d)          If the Trustee or any successor Servicer assumes the obligations of the Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of a Special Servicer, in each case in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Servicer or such Special Servicer, as applicable, under any sub-servicing agreement entered into by the Servicer or such Special Servicer, as applicable, pursuant to Section 3.01(c), subject to the right of termination by the Trustee or such successor, as applicable, set forth in Section 3.01(c). In such event, the Trustee or the successor Servicer or applicable Special Servicer, as applicable, shall be deemed to have assumed all of the Servicer’s or the applicable Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Servicer or such Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Servicer or such Special Servicer, as applicable, as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee or such successor Servicer or such successor Special Servicer, as applicable, except that the terminated Servicer or terminated Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such sub-servicing agreement that accrued prior to the succession of the Trustee or the successor Servicer or the applicable successor Special Servicer, as applicable.

If the Trustee or any successor Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Servicer or the applicable Special Servicer, as applicable, upon request of the Trustee or such successor Servicer or such successor Special

Servicer, as applicable, the terminated Servicer or terminated Special Servicer shall at its own expense deliver to the Trustee or such successor Servicer or such successor Special Servicer, as applicable, all documents and records relating to any sub-servicing agreement and the Mortgage Loans and/or any related Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its best efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee or the successor Servicer or such successor Special Servicer, as applicable. No appointment of a sub-servicer shall result in any additional expense to the Trustee, the Certificateholders or the Trust Fund.

(e)          The relationship of each of the Servicer and the applicable Special Servicer to the Trustee and Certificate Administrator under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(f)          The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Mortgage Loan, and of the related Companion Loan Holders under the related Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of each Whole Loan, and the making of remittances, to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Holders; (ii) with respect to the allocation of expenses and losses relating to each Whole Loan, to the Trust, as holder of the related Mortgage Loan, and to the related Companion Loan Holders and (iii) to the extent provided for under the related Co-Lender Agreement, the consultation rights of the related Companion Loan Holders. With respect to each Whole Loan, the Servicer (if such Whole Loan is not a Specially Serviced Mortgage Loan) or the applicable Special Servicer (if such Whole Loan has become a Specially Serviced Mortgage Loan or the Mortgaged Property has been converted to an REO Property) shall prepare and provide to each Companion Loan Holder all notices, reports, statements and communications to be delivered by the holder of the related Mortgage Loan under the related Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing related duties and obligations to be performed by the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement. In the event of any conflict between this Agreement and the related Co-Lender Agreement, the terms of the related Co-Lender Agreement shall control with respect to each Whole Loan.

(g)          Notwithstanding anything to the contrary herein, at no time shall the Servicer or the Trustee be required to make any advance of delinquent scheduled monthly payments of principal or interest with respect to any Companion Loan or any Administrative Advance with respect to any Companion Loan.

(h)          To the extent required under the Mortgage Loan Documents or the related Co-Lender Agreement, the Servicer shall, on behalf of the applicable lender, maintain a note register for each Whole Loan in accordance with the Mortgage Loan Documents or the related Co-Lender Agreement.

Section 3.02     Liability of the Servicer. Notwithstanding any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or the applicable Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Servicer and the applicable Special Servicer, as applicable, shall remain obligated and primarily liable to the Certificate Administrator, the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans serviced thereby in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer or applicable Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans. Each of the Servicer and the Special Servicers shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Servicer or the applicable Special Servicer, as applicable, by such sub-servicer. Nothing contained in this Agreement shall be deemed to limit or modify such indemnification and no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Certain Mortgage Loan Payments. The Servicer (with respect to each Mortgage Loan that is not a Specially Serviced Mortgage Loan) or the applicable Special Servicer (with respect to the applicable Specially Serviced Mortgage Loan), as applicable, shall use its reasonable efforts, consistent with Accepted Servicing Practices, to collect all payments called for under the terms and provisions of the Mortgage Loans and to collect income statements, rent rolls and other property related information from the related Borrowers, as required by the Mortgage Loan Documents and the terms hereof and the applicable Special Servicer shall provide copies thereof to the Servicer as provided herein. The Servicer shall provide reasonable advance notice to the applicable Special Servicer and Borrowers of Balloon Payments coming due. The Servicer or Special Servicer, as applicable, may waive any late payment charge in accordance with Accepted Servicing Practices.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) With respect to each Mortgage Loan (other than any REO Mortgage Loan), the Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, the Servicer shall (i) use reasonable efforts to obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date (or with respect to Mortgage Loans with no Escrow Accounts for such purpose, upon determining (using efforts consistent with Accepted Servicing Practices) that the Borrower has not made such payment), in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Servicer shall advance the amount of any shortfall as a Servicing Advance unless the Servicer determines in accordance with Accepted Servicing Practices that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances, with Advance Interest Amounts, that it makes pursuant to the preceding sentence from amounts received on or in respect of the related Mortgage Loan in respect of which such Advance was made or if such Advance has become a Nonrecoverable Advance, from amounts received on the other Mortgage Loans, in each case to the extent permitted by Section 3.06. No costs incurred by the Servicer in effecting the payment of taxes and assessments on a Mortgaged Property shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

(b)          The Servicer shall segregate and hold all funds collected and received by it pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”), which may be subaccounts of the related Lock Box Accounts or Cash Collateral Account, into which all Escrow Payments shall be deposited within two Business Days after receipt of properly identified funds. The Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to Section 3.07(c) and into the applicable Escrow Account any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds that are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires Escrow Payments to be held elsewhere) and shall be entitled “KeyBank National Association, as Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG and Various Borrowers’ Escrow Account.” Withdrawals from an Escrow Account may be made by the Servicer only:

(i)            to effect timely payments of items constituting Escrow Payments for the related Mortgage;

(ii)           to transfer funds to the Collection Account (or sub-account thereof) to reimburse the Servicer or the Trustee (or the Trust, in the case of a Nonrecoverable Advance reimbursed from general collections on the Mortgage Loans), as applicable, for any Advance relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan that represent late collections of Escrow Payments thereunder and only to the extent consistent with the terms of the related Mortgage Loan and this Agreement;

(iii)          for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and Accepted Servicing Practices;

(iv)         to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan, or otherwise to the Servicer;

(v)          to remove any funds deposited in the Escrow Account that were not required to be deposited therein;

(vi)         to clear and terminate the Escrow Account upon the termination of this Agreement; and

(vii)        as may otherwise be required or permitted by terms of the related Mortgage Loan.

Section 3.05     Collection Account; Lower-Tier Distribution Account; Upper-Tier Distribution Account; Interest Reserve Account.

(a)          The Servicer shall establish and maintain the Collection Account in the Trustee’s name, for the benefit of the Certificateholders and the Trustee as the Holder of the Uncertificated Lower-Tier Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC. The Servicer shall deposit or cause to be deposited within one (1) Business Day of receipt of properly identified available funds (in the case of payments by Borrowers or other collections on the Whole Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it on or after the Closing Date:

(i)           all payments on account of principal on the Whole Loans, including the principal component of Unscheduled Payments;

(ii)          all payments on account of interest on the Whole Loans and the interest portion of all Unscheduled Payments, including Default Interest, and all Yield Maintenance Default Premiums;

(iii)         any amounts required to be deposited pursuant to Section 3.07(c), in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)         all Net REO Income transferred from an REO Account pursuant to Section 3.18(b) and all other Net Insurance Proceeds, Net Condemnation Proceeds and Net Liquidation Proceeds not otherwise deposited pursuant to clauses (i) and (ii) above together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts (or Unliquidated Advances) or Nonrecoverable Advances and interest thereon in respect of the related Whole Loans;

(v)          any amounts received from Borrowers that represent recoveries of Servicing Advances, to the extent not permitted to be retained by the Servicer as provided herein;

(vi)        all Insurance Proceeds and Condemnation Proceeds and Liquidation Proceeds received in respect of any Whole Loan or REO Property together with any recovery of Unliquidated Advances in respect of the related Whole Loans not otherwise deposited pursuant to clauses (i), (ii) and (iv) above;

(vii)       any Compensating Interest; and

(viii)      any other amounts collected or received in respect of any Whole Loan that are not contemplated hereunder to be paid to the Servicer or the applicable Special Servicer.

Notwithstanding the foregoing requirements, the Servicer need not deposit into the Collection Account any amount that the Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.12 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Borrowers in the nature of escrow payments, extension fees (if any), charges for beneficiary statements or demands, Assumption Fees, assumption application fees, consent fees, Modification Fees, defeasance fees (if any), loan transaction fees or amounts collected for Borrower checks returned for insufficient funds or similar fees need not be deposited by the Servicer in the Collection Account. If the Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. Charges for beneficiary statements or demands, extension fees (if any), Assumption fees, assumption application fees, consent fees, Modification Fees or amounts collected for Borrower checks returned for insufficient funds and actually received from Borrowers on Specially Serviced Mortgage Loans shall be promptly delivered to the applicable Special Servicer as additional servicing compensation.

(b)          [Reserved]

(c)          [Reserved]

(d)          The Certificate Administrator shall be deemed to establish and maintain the Lower-Tier Distribution Account in the name of the Certificate Administrator, for the benefit of the Trustee, the Certificateholders and the Trustee as the Holder of the Uncertificated Lower-Tier Interests. The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or a subaccount thereof. With respect to each Distribution Date, the Certificate Administrator shall first withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date, in each case, the amounts of Available Funds and Yield Maintenance Default Premiums to be distributed in respect of the Uncertificated Lower-Tier Interests, pursuant to Section 4.01(a) on such Distribution Date or distributed to the Class R Certificates (in respect of the Class LT-R Interest), as applicable, pursuant to Section 4.01(a). Any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate Administrator and deemed to be deposited in the Lower-Tier Distribution Account.

(e)          The Certificate Administrator shall be deemed to establish and maintain the Upper-Tier Distribution Account in the name of the Trustee, for the benefit of the Certificateholders. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account thereof. The Certificate Administrator shall withdraw or be deemed to withdraw from the Upper-Tier Distribution Account amounts distributable in respect of the Regular Certificates or the Class UT-R Interest pursuant to Section 4.01(b).

(f)          The Certificate Administrator shall establish and maintain the Distribution Account in the name of the Trustee, for the benefit of the Certificateholders. Notwithstanding anything herein to the contrary, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account may be maintained as subaccounts of the Distribution Account; provided that accounts shall be maintained in a manner sufficient to identify the deposits made or deemed made thereto and withdrawals made or deemed made therefrom.

(g)          The Certificate Administrator shall establish and maintain a reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”) on behalf of the Trustee for the benefit of the holders of the Regular Certificates. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January that occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s net interest collected on the principal balance of the Mortgage Loans as of the Payment Date occurring in the month preceding the month in which such Distribution Date occurs at the Mortgage Rate (net of the Administrative Cost Rate payable therefrom and exclusive of Default Interest) to the extent a full Scheduled Monthly Payment in respect of each Mortgage Loan or a Monthly Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Distribution Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

(h)          Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07. The Servicer shall give written notice to the Trustee and the Certificate Administrator of the location and account number of the Collection Account and shall notify the Trustee and the Certificate Administrator in writing prior to any subsequent change thereof.

(i)           For the avoidance of doubt, the Collection Account, the Lower-Tier Distribution Account, the Interest Reserve Account and each REO Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

Section 3.06     Permitted Withdrawals from the Collection Account. (a) The Servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount thereof) for any of the following purposes (without duplication of the same payment or reimbursement), the order below not constituting an order of priority for such withdrawals:

(i)           by 4:00 p.m. (New York City time) on each Servicer Remittance Date to remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the amounts in the Collection Account that are included in the Pooled Available Funds and Loan Specific Available Funds and any Yield Maintenance Default Premiums received during the prior Due Period allocable to the Mortgage Loans;

(ii)          to pay or reimburse the Servicer or the Trustee, as applicable, for Administrative Advances, Servicing Advances and Advance Interest Amounts thereon in each case out of amounts received with respect to the applicable Whole Loan first, out of any Default Interest and late payment charges collected during the Due Period immediately preceding such Distribution Date, second, from any late payments or collections from the related Borrower, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds or Net REO Income received on or in respect of such Whole Loan or the related REO Property respecting which such Advance was made, in each case, in accordance with the related Co-Lender Agreement;

(iii)         to pay or reimburse the Servicer or the Trustee for Monthly Advances with respect to any Mortgage Loan and Advance Interest Amounts thereon in each case out of amounts received with respect to the applicable Whole Loan to the extent allocable to the related Mortgage Loan in accordance with the related Co-Lender Agreement first, out of any Default Interest and late payment charges collected during the Due Period immediately preceding such Distribution Date, second, from any late payments or collections from the related Borrower, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds or Net REO Income received on or in respect of such Mortgage Loan or the related REO Property respecting which such Advance was made;

(iv)         to remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, an amount equal to the Certificate Administrator Fee for such Mortgage Loan;

(v)          to pay on or before each Servicer Remittance Date to the Servicer as compensation, any aggregate unpaid Servicing Compensation; provided that the Servicer’s rights to payment of Servicing Fees pursuant to this clause (v) with respect to any Mortgage Loan, Companion Loans or REO Mortgage Loan, as applicable, are limited to amounts received on or in respect of such Mortgage Loan or Companion Loans (whether in the form of payments, Liquidation Proceeds, Net Insurance Proceeds or REO Income), that are allocable as recovery of interest thereon;

(vi)         to pay on or before each Servicer Remittance Date to the applicable Special Servicer, as compensation, the aggregate unpaid Special Servicing Compensation (if any, including any Workout Fee or portion of a Liquidation Fee due to a previous Special Servicer) with respect to any Whole Loan, Specially Serviced Mortgage Loan, Rehabilitated Mortgage Loan or REO Mortgage Loan, remaining unpaid first, out of related REO Income, Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds received on the related Whole Loan or REO Property, and then from other collections received on the related Whole Loan or REO Property, and then out of general collections on the Mortgage Loans and REO Properties (the Servicer may rely on a certification of the applicable Special Servicer as to amounts of Special Servicing Compensation to be withdrawn pursuant to this clause (vi));

(vii)        Reserved;

(viii)       Reserved;

(ix)         to reimburse the Trustee and itself, as applicable (in that order) for Nonrecoverable Advances and Advance Interest Amounts thereon first, out of REO Income, Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds received on the related Whole Loan (or, in the case of Monthly Advances, the related Mortgage Loan), then, out of general collections on the Pooled Mortgage Loans and REO Properties; provided, however, that notwithstanding the foregoing and subject to Section 3.06(b), if the Servicer or the Trustee believes that it is in the best interest of the holders of the Certificates, as a collective whole, it may, at its sole option, reimburse itself or request that it be reimbursed, as applicable, for Advances that are Nonrecoverable Advances in installments over time and such Advance will continue to earn Advance Interest Amounts until reimbursed; provided, further, however, if the Servicer or the Trustee reimburses itself out of general collections on deposit in the Collection Account for any Advance and/or Advance Interest Amounts that it has determined is a Nonrecoverable Advance, then such reimbursement shall be subject to Section 1.04 and with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the related Mortgage Loans and REO Properties net of such amounts being reimbursed pursuant to this clause;

(x)           to pay itself, with respect to any Whole Loan or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (v) above following a Final Recovery Determination made with respect to such Whole Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(xi)          to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06(a), to reimburse or pay the Servicer, the Trustee, a Special Servicer, the Depositor, the Certificate Administrator or CREFC®, as applicable, for Additional Trust Fund Expenses and other unpaid items specified in any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment, to the extent provided herein, it being acknowledged that this clause (xi) shall not be deemed to modify the substance of any such provisions, including the provisions that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

(xii)         to pay, in accordance with Section 3.12(f), certain servicing expenses with respect to such Whole Loan that would, if advanced, constitute Nonrecoverable Advances;

(xiii)        to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC under the circumstances and to the extent described in Section 4.05;

(xiv)        to pay from time to time to the Servicer in accordance with Section 3.07(c) any interest or investment income earned on funds deposited in the Collection Account;

(xv)         to reimburse itself, a Special Servicer, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any material breach or material Defect giving rise to a repurchase obligation or cure of a material breach or material document defect on the part of a Mortgage Loan Seller, including, without limitation, any expenses arising out of the enforcement of the repurchase or cure obligation, together with Advance Interest Amounts thereon, each such Person’s right to reimbursement pursuant to this clause (xv) that results in the repurchase of such Mortgage Loan being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with the definition of Repurchase Price to the extent the Mortgage Loan Seller has repurchased such Mortgage Loan;

(xvi)        to withdraw or debit any amount deposited into the Collection Account that was not required to be deposited therein;

(xvii)       [Reserved]

(xviii)      to remit to CREFC®, the CREFC® Intellectual Property Royalty License Fee;

(xix)        if all or a portion of any Companion Loans is part of an Other Securitization Trust, to the extent required by the related Co-Lender Agreement, to pay the applicable party to the related Other Pooling and Servicing Agreement for any interest accrued on Companion Loan Advances made thereby;

(xx)         to make any other required payments (other than payments under clause (xix) above and normal monthly remittances and reimbursements pursuant to clause (xxi) below) due under the related Co-Lender Agreement to the holders of the Companion Loans;

(xxi)        to remit to the holders of the Companion Loans all remaining amounts on deposit in the Collection Account payable thereto pursuant to the related Co-Lender Agreement with respect to the Companion Loans, exclusive of any amounts reimbursable to the Servicer, the Special Servicers, the Trustee or the Trust and allocable to the Companion Loans in accordance with the related Co-Lender Agreement; and

(xxii)       to clear and terminate the Collection Account pursuant to Section 10.01.

Notwithstanding the foregoing, with respect to any Servicer Remittance Date, in no event shall the Servicer be permitted to make a withdrawal pursuant to clauses 3.06(a)(ii)-(vi), (xi), (xii), (xiv) and (xviii) which relate to a particular Mortgage Loan to the extent that amount is reimbursable by the related Borrower pursuant to the related Mortgage Loan Documents from the Collection Account, if, as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to such withdrawal would be less than the Required Advance Amount; provided that the Servicer shall be permitted to make withdrawals in the order of priority specified above up to the amount on deposit in the Collection Account that would result in funds equaling or exceeding the Required Advance Amount remaining in the Collection Account. Notwithstanding the foregoing, such withdrawal limitations shall not apply upon (1) the final liquidation of such Mortgage Loan or the related Mortgaged Property securing such Mortgage Loan, (2) the final payment of such Mortgage Loan and release of the Mortgage or (3) the determination that any Advance that would increase the currently unreimbursed Advances in the aggregate such that it would be a Nonrecoverable Advance. The Servicer shall advance, to the extent it determines that such amounts are recoverable, that such amounts are reimbursable by the related Borrower pursuant to the related Mortgage Loan Documents and that such amounts have not been paid by the related Borrower, all amounts owed to itself, the Special Servicers, the Trustee or CREFC® pursuant to clauses 3.06(a)(ii) (with respect to the Special Servicers and the Trustee only), (iii) (with respect to the Trustee only), (iv), (v) (other than the Servicing Fee), (vi), (xi), (xii) and (xviii) on the Remittance Date and such amounts (other than unreimbursed Advances made by the Servicer, which shall continue to remain outstanding), shall be “Administrative Advances”. All Administrative Advances shall accrue interest in accordance with Section 3.24. Notwithstanding any provision herein, the Servicer shall not be obligated to make any Administrative Advance that it determines, together with Advance Interest thereon, will constitute a Nonrecoverable Advance if made.

(b)          Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account and available for distribution on the next Distribution Date, the Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ix) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed 12 months, and any election to so defer or not to defer shall be deemed to be in accordance with Accepted Servicing Practices or, with respect to the Trustee, in good faith and none of the Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election. Notwithstanding the foregoing, at any time after such a determination to obtain reimbursement over time, the Servicer or the Trustee, as applicable, may, in its sole discretion, decide to obtain reimbursement immediately. If the Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof). The fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not, with respect to the Servicer, constitute a violation of Accepted Servicing Practices and/or, with respect to the Trustee, constitute a violation of any fiduciary duty to Certificateholders or contractual duty hereunder.

If the Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any Advance Interest Amounts), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Certificate Principal Distribution Amount (first, related to the related Loan Specific Certificates and then related to the Pooled Certificates) that, but for its application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amounts, would be included in the Certificate Principal Distribution Amount for any subsequent Distribution Date, and second, out of other amounts that, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amounts, would be included in the related Loan Specific Available Funds and then the Available Funds, in each case, for any subsequent Distribution Date.

If one or more unreimbursed Workout-Delayed Reimbursement Amounts exist, then such Workout-Delayed Reimbursement Amounts will be reimbursable only from amounts in the Collection Account that represent collections of principal on the Mortgage Loans net of any amounts applied to pay any Nonrecoverable Advances or interest thereon.

If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Workout-Delayed Reimbursement Amount, then the Certificate Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) such Workout-Delayed Reimbursement Amount is reimbursed out of the Certificate Principal Distribution Amount as contemplated above and (ii) the particular item for which such Workout-Delayed Reimbursement Amount was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Due Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Certificate Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Workout-Delayed Reimbursement Amount.

(c)          The Servicer shall pay to a Special Servicer, the Certificate Administrator or the Trustee from the Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of such Special Servicer or a Responsible Officer of the Certificate Administrator or the Trustee describing the item and amount to which such Special Servicer, the Certificate Administrator or the Trustee is entitled so long as such certificate is received on or prior to the Determination Date for such month. The Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. Each Special Servicer shall keep and maintain separate accounting for each applicable Specially Serviced Mortgage Loan and REO Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Certificate Administrator, the Trustee, each Special Servicer and the Servicer shall in all cases have a right prior to the holders of the Certificates to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Certificate Administrator Fees (including the Trustee Fee), Special Servicing Compensation, Advances, Advance Interest Amounts and their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, each Special Servicer and the Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC.

Section 3.07   Investment of Funds in the Collection Account, the REO Account, the Lock Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The Servicer (or with respect to any REO Account, the applicable Special Servicer), may direct any depository institution maintaining the Collection Account, any Borrower Accounts (subject to the second succeeding sentence) and any REO Account (each, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or a Special Servicer to invest funds on deposit in an Investment Account shall be in writing to the depository institution maintaining such Investment Account. In the case of any Escrow Account, Lock Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Servicer (to the extent not inconsistent with the related Mortgage Loan Documents) shall act upon the written request of the related Borrower or Manager to the extent the Servicer is required to do so under the terms of the respective Mortgage Loan or related documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments; provided, further, to the extent any Borrower is required to obtain the Servicer’s consent to the investment of funds in any Borrower Account, the Servicer shall permit such accounts to be invested only in Permitted Investments or as permitted in the related Mortgage Loan Documents. To the extent not inconsistent with the terms of the related Mortgage Loan, each Borrower Account shall be an Eligible Account. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Servicer (or the applicable Special Servicer, with respect to the REO Account), acting on behalf of the Trustee, shall (and Trustee hereby designates the Servicer (or the applicable Special Servicer, with respect to the REO Account) as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment of amounts in an Investment Account that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment of amounts in an Investment Account that constitutes either a “certificated security” or an “uncertificated security.” For purposes of this Section 3.07(a), the terms “entitlement holder,” “security entitlement,” “control,” “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Servicer (or the applicable Special Servicer, with respect to the REO Account) shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC.

(b)          The Certificate Administrator may invest funds on deposit in the Lower-Tier Distribution Account or the Upper-Tier Distribution Account (each a “Certificate Administrator Investment Account”) in the Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day before the Business Day that such funds are required to be withdrawn from such Certificate Administrator Investment Account and distributed to the Certificateholders pursuant to this Agreement. All income and gain (net of losses) realized from investment of funds deposited in the Certificate Administrator Investment Accounts shall be for the benefit of the Certificate Administrator and, if held in the Certificate Administrator Investment Accounts shall be subject to withdrawal by the Certificate Administrator, in accordance with Section 3.06. The Certificate Administrator shall deposit from its own funds into the Distribution Account, the amount of any loss incurred in respect of any investment of funds in a Certificate Administrator Investment Account immediately upon realization of such loss; provided, however, that the Certificate Administrator may reduce the amount of such payment to the extent of any investment income and gain in such Certificate Administrator Investment Account that would be otherwise payable to it. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in a Certificate Administrator Investment Account shall be made in the name of the Certificate Administrator (in its capacity as such) or in the name of a nominee of the Certificate Administrator. The Certificate Administrator shall (i) be the “entitlement holder” of any Permitted Investment of amounts in a Certificate Administrator Investment Account that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment of amounts in a Certificate Administrator Investment Account that constitutes either a “certificated security” or an “uncertificated security.” For purposes of this Section 3.07(a), the terms “entitlement holder,” “security entitlement,” “control,” “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Certificate Administrator shall constitute “control” for purposes of Revised Article 8 (1994 Revision) of the UCC. Notwithstanding the foregoing, the Certificate Administrator in its capacity as Certificate Administrator, shall not be responsible for any loss from any such investment if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such investment, so long as such account is an Eligible Account at the time such investment was made. Notwithstanding anything herein to the contrary, for so long as Wells Fargo Bank, National Association serves as Certificate Administrator, all funds held by the Certificate Administrator shall remain uninvested.

(c)          All income and gain (net of losses) realized from investment of funds deposited in any Investment Account shall be for the benefit of the Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or applicable law, and

(ii) any REO Account, which shall be for the benefit of the applicable Special Servicer) and, if held in the Collection Account or REO Account shall be subject to withdrawal by the Servicer or the applicable Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.18(b), as applicable. The Servicer (or with respect to any REO Account, the applicable Special Servicer) shall deposit from its own funds into the Collection Account or any REO Account, as applicable, the amount of any loss incurred in respect of any investment of funds therein immediately upon realization of such loss; provided, however, that the Servicer or applicable Special Servicer, as applicable, may reduce the amount of such payment to the extent of any investment income and gain in such Investment Account that would be otherwise payable to it. The Servicer shall also deposit from its own funds in any Borrower Account the amount of any loss incurred in respect of the investment of funds therein, except to the extent that amounts are invested for the benefit of the Borrower under the terms of the Mortgage Loan or applicable law. Notwithstanding the foregoing 2 sentences, neither the Servicer nor the applicable Special Servicer, in their respective capacities as Servicer and as the applicable Special Servicer, shall be responsible for any loss from any such investment if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that was not an Affiliate that holds such investment, so long as such account is an Eligible Account at the time such investment was made, except where the Servicer fails to move funds to another Eligible Account within 30 days of the date of such insolvency.

(d)          The Certificate Administrator and the Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer, the Special Servicers or the Depositor or any losses resulting therefrom, whether from Permitted Investments or otherwise. No Servicer or Special Servicer, shall have any responsibility or liability with respect to the investment directions of the Depositor, the Trustee, the Certificate Administrator, the Servicer (with respect to the either Special Servicer only), either Special Servicer (with respect to the Servicer only), any Borrower or Manager, as applicable, or any losses resulting therefrom, whether from Permitted Investments or otherwise. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (or the applicable Special Servicer or the Depositor, as applicable) shall:

(x)          consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)          demand payment of all amounts due thereunder promptly upon determination by the Servicer (or the applicable Special Servicer or Depositor, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(e)          Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Certificate Administrator, upon receipt of written notice, shall promptly notify the Certificateholders and may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. If the Certificate Administrator takes any such action, the Certificateholders requesting such action shall pay or reimburse the Certificate Administrator for all reasonable out of pocket expenses, disbursements and advances incurred or made by the Certificate Administrator in connection therewith. The Certificate Administrator shall use reasonable efforts in recovering any such amounts from the Person responsible for such costs.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)          The Servicer (with respect to the Mortgage Loans) shall use its efforts consistent with Accepted Servicing Practices to cause the Borrower to maintain, to the extent required by the terms of the related Mortgage Loan Documents and taking into account the insurance in place at closing, all insurance coverage as is required under the related Mortgage Loan except to the extent that the failure of the related Borrower to do so is an Acceptable Insurance Default. If the related Borrower does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the Servicer (with respect to the Mortgage Loans) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer and, if available, can be obtained at commercially reasonable rates, as determined by the Servicer (with respect to the Mortgage Loans) except to the extent that the failure of the related Borrower to do so is an Acceptable Insurance Default as determined by the applicable Special Servicer; provided, however, that if any Mortgage permits the holder thereof to dictate to the Borrower the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with Accepted Servicing Practices taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Servicer will be obligated to use efforts consistent with Accepted Servicing Practices to cause the related Borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the related Borrower’s failure is an Acceptable Insurance Default (as determined by the applicable Special Servicer) and only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer and, if available, can be obtained at commercially reasonable rates. The Servicer and Special Servicers will be entitled to rely on insurance consultants (at the Servicer’s expense, or with respect to the applicable Special Servicer, as an expense of the Trust) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.18 and the costs of such insurance being reimbursed or paid to the applicable Special Servicer as provided in the second-to-last sentence of this paragraph, the applicable Special Servicer shall maintain for each related REO Property no less insurance coverage than was previously required of the related Borrower under the related Mortgage Loan, unless such Special Servicer determines that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the Servicer shall be entitled to conclusively rely on such Special Servicer’s determination. All Insurance Policies maintained by the Servicer or a Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans other than REO Properties) or to the applicable Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Mortgage Loan or REO Mortgage Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan Documents), (v) be noncancelable without 30 days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.08(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer or applicable Special Servicer, as applicable, under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with Accepted Servicing Practices and the provisions of the related Mortgage Loan) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.06. Any costs incurred by the Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then it shall instead be paid out of the Collection Account) and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the applicable Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.18 or, if the amount on deposit therein is insufficient therefor, advanced by the Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then it shall instead be paid out of the Collection Account). Notwithstanding any provision to the contrary, the Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan and is available at commercially reasonable rates and the Trustee has an insurable interest.

Notwithstanding the foregoing, with respect to the Mortgage Loans that either (x) require the related Borrower to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to time in order to protect its interests, the Servicer will be required to, consistent with Accepted Servicing Practices, (A) monitor, in accordance with Accepted Servicing Practices, whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the applicable Borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the applicable Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Borrower fails to purchase the insurance requested to be purchased by the Servicer pursuant to clause (B) above. If the applicable Special Servicer determines in accordance with Accepted Servicing Practices that such failure is not an Acceptable Insurance Default the applicable Special Servicer shall notify the Servicer and the Servicer shall use efforts consistent with Accepted Servicing Practices to cause such insurance to be maintained. The Special Servicers (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. The Servicer shall be entitled to rely on insurance consultants (at the expense of such Servicer) in determining whether Additional Exclusions exist. During the period that the applicable Special Servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the Servicer nor the applicable Special Servicer will be liable for any loss related to its failure to require the related Borrower to maintain such insurance and will not be in default of its obligations as a result of such failure and the Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)          (i) If the Servicer or the applicable Special Servicer, as applicable, shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or such Special Servicer shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a). Such Insurance Policy may contain a deductible clause, in which case the Servicer or the applicable Special Servicer, as applicable, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.08(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or in the absence of such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices. In connection with its activities as administrator and Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The applicable Special Servicer, to the extent consistent with Accepted Servicing Practices, may maintain, earthquake insurance on REO Properties, provided that coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance advanced by the Servicer.

(ii)        If the Servicer or the applicable Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming the Servicer or such Special Servicer, as applicable, as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the Servicer or applicable Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the Servicer or the applicable Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices.

(c)          Each of the Servicer and the Special Servicers shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Servicer’s and the applicable Special Servicer’s, as applicable, officers and employees acting on behalf of the Servicer and such Special Servicer in connection with its activities under this Agreement in accordance with Accepted Servicing Practices. Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the Servicer or the applicable Special Servicer, as applicable, is rated at least “A-” by S&P and at least “A-” or its equivalent by Morningstar (if then rated by Morningstar), the Servicer (or its public parent) or the applicable Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an “errors and omissions” Insurance Policy. Such amount of coverage shall be in such form and amount as are consistent with Accepted Servicing Practices. Coverage of the Servicer or the applicable Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or the applicable Special Servicer and providing the coverage required by this Section 3.08(c) shall satisfy the requirements of this Section 3.08(c). The applicable Special Servicer and the Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be.

(d)          At the time the Servicer determines in accordance with Accepted Servicing Practices that any Mortgaged Property is in a federally designated special flood hazard area (and such flood insurance has been made available), the Servicer will use efforts consistent with Accepted Servicing Practices to cause the related Borrower (in accordance with applicable law and the terms of the Mortgage Loan Documents) to maintain, and, if the related Borrower shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Servicer in accordance with Accepted Servicing Practices and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with Accepted Servicing Practices. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan, and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. If the cost of any insurance described above is not borne by the related Borrower, the Servicer shall promptly make a Servicing Advance for such costs.

(e)          During all such times as any REO Property shall be located in a federally designated special flood hazard area, the applicable Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by such Special Servicer in accordance with Accepted Servicing Practices and to the extent the Trustee, as mortgagee, has an insurable interest therein), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.18 or, if the amount on deposit therein is insufficient therefor, paid by the Servicer as a Servicing Advance.

Section 3.09     Enforcement of Due-On-Sale Clauses; Assumption Agreements. (a) If any Mortgage Loan contains a provision in the nature of a “due-on-sale” clause that by its terms:

(i)           provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, or

(ii)          provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, the Servicer (with respect to non-Specially Serviced Mortgage Loans) or the applicable Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, shall not be required to enforce such due-on-sale clause and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (A) the due-on-sale clause is not enforceable under applicable law or enforcing the due on sale clause is reasonably likely to result in meritorious legal action by the related Borrower and (B) the Servicer (as to non-Specially Serviced Mortgage Loans) or such Special Servicer (as to Specially Serviced Mortgage Loans) determines, in accordance with Accepted Servicing Practices, that such enforcement or the withholding of such consent would not be likely to result in a greater recovery to Certificateholders (as if they constituted a single lender) on a net present value basis in accordance with Section 1.03(g) than would a waiver of such clause, provided that, with respect to all non-Specially Serviced Mortgage Loans, the Servicer has obtained the prior written consent (or deemed consent) of applicable Special Servicer, which consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by such Special Servicer from the Servicer of the Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by such Special Servicer. Subject to the next sentence, if the Servicer or the applicable Special Servicer determines that such enforcement or the withholding of such consent would not be likely to result in a greater recovery to Certificateholders on a net present value basis in accordance with Section 1.03(g) than would a waiver of such clause, the Servicer or such Special Servicer, as applicable is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and, unless otherwise provided in the related Mortgage Loan Documents, substitute the new Borrower as obligor thereon only if the credit status of the prospective new Borrower is in compliance with (x) the Servicer’s (or the applicable Special Servicer’s with respect to Specially Serviced Mortgage Loans) regular commercial mortgage origination or servicing standards and criteria, (y) the terms of the related Mortgage Loan and (z) Accepted Servicing Practices (as evidenced by the delivery by the Servicer or the applicable Special Servicer, as the case may be, of its written evaluation of the new Borrower). In connection with each such assumption or substitution relating to a Specially Serviced Mortgage Loan, (i) the applicable Special Servicer shall give prior notice thereof to the Servicer and (ii) the terms of the Mortgage Loan shall not be changed in a manner that would constitute a “significant modification” pursuant to Treasury Regulations Section 1.860G-2(b) unless the Mortgage Loan is in default or default with respect thereto is reasonably foreseeable or cause either Trust REMIC to fail to qualify as a REMIC. Notwithstanding anything to the contrary contained in this Section 3.09, neither the Servicer nor the applicable Special Servicer, as applicable, will be permitted to waive any due on sale clause unless they have received a Rating Agency Confirmation. The Servicer or applicable Special Servicer, as applicable, shall promptly notify the other and shall promptly notify the Trustee and the Certificate Administrator that any such assumption or substitution agreement has been completed and forward to the Certificate Administrator the original copy of such agreement, which copy shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

(b)          If any Mortgage Loan contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)           provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, or

(ii)          requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, then the Servicer or applicable Special Servicer, as applicable, on behalf of the Trust Fund, shall not be required to enforce such due-on-encumbrance clause and in connection therewith will not be required to (i) accelerate the payments on the related Mortgage Loan or (ii) withhold its consent to such lien or encumbrance, if the Servicer or such Special Servicer, as applicable, (x) determines, in accordance with Accepted Servicing Practices, that such consent would be in the best interests of the Trust Fund, and (y) receives Rating Agency Confirmation with respect to granting such consent. With respect to all non-Specially Serviced Mortgage Loans, the Servicer shall obtain the prior written consent (or deemed consent) of such Special Servicer, which consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by such Special Servicer from the Servicer of the Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by such Special Servicer.

(c)          Nothing contained in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(d)          In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Servicer nor the applicable Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.28.

(e)          If the Rating Agencies shall charge a fee in connection with providing a Rating Agency Confirmation related to such proposed assumption, the Servicer shall require the related Borrower to pay such fee to the full extent permitted under the Mortgage Loan Documents.

Section 3.10     Appraisals; Realization Upon Defaulted Mortgage Loans. (a) If any Mortgage Loan becomes a Required Appraisal Mortgage Loan, the applicable Special Servicer shall promptly order an Appraisal of the related Mortgaged Property unless, with respect to such Mortgaged Property, an Appraisal was performed within nine (9) months prior to the Appraisal Reduction Event and such Special Servicer is not aware of any material change in the market or condition or value of such Mortgaged Property since the date of such Appraisal that would materially and adversely affect the value of such Mortgaged Property, in which case such Appraisal with respect to such Mortgaged Property is required to be used by such Special Servicer. The Servicer or applicable Special Servicer, as applicable, shall promptly notify the other of the occurrence of any Appraisal Reduction Event. If no Appraisal has been received within 60 days after the date as of which an Appraisal Reduction Event has occurred in respect of any Mortgage Loan (or, in the case of an Appraisal in connection with an Appraisal Reduction Event described in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within 120 days (in the case of clause (i)) or 90 or 120 days (in the case of clause (vi)), respectively, after the initial delinquency), the Appraisal Reduction for such Mortgage Loan (the “Automatic Appraisal Reduction Amount”) will be 25% of the Principal Balance of such Mortgage Loan as of the date of the related Appraisal Reduction Event. For the first Distribution Date occurring after the first Determination Date that is at least 10 Business Days following the date that the applicable Special Servicer receives delivery of such Appraisal (or any letter update or new Appraisal obtained pursuant to the next two paragraphs), such Special Servicer shall adjust the Appraisal Reduction to take into account such Appraisal (regardless of whether the adjusted Appraisal Reduction is higher or lower than the Automatic Appraisal Reduction Amount (or the Appraisal Reduction determined pursuant to the previous Appraisal)).

The Special Servicers shall send all such letter updates, and all new Appraisals obtained pursuant to the next paragraph, to the Servicer, the Certificate Administrator, the Trustee and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder. Such report shall also be forwarded by the Servicer (or the applicable Special

Servicer if the related Mortgage Loan is a Specially Serviced Mortgage Loan) to the related Companion Loan Holders, or to the extent a related Companion Loan has been included in an Other Securitization Trust, to the master servicer of such Other Securitization Trust into which the related Companion Loan has been sold.

During the continuance of an Appraisal Reduction Event, the applicable Special Servicer shall obtain a new Appraisal as set forth in Section 4.08(d). The cost of such new or updated Appraisal shall be advanced by the Servicer as a Servicing Advance, absent a determination that such Servicing Advance would be a Nonrecoverable Advance pursuant to Section 3.24(f). The applicable Special Servicer shall not be required to obtain a new Appraisal pursuant to the second preceding paragraph if there is an existing Appraisal for such Mortgaged Property that was obtained within the prior nine (9) months and no material change in the circumstances surrounding the Mortgaged Property has occurred since the date of the most recent Appraisal that would materially adversely affect the value of the Mortgaged Property.

(b)          Upon the occurrence or continuance of a material default under a Specially Serviced Mortgage Loan (and, without intending to preclude other defaults from being deemed material, for purposes hereof, a default described in either clause (i) or clause (vi) of the definition of Servicing Transfer Event shall be deemed a material default), except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the applicable Special Servicer shall, consistent with Accepted Servicing Practices, and subject to Section 3.19, accelerate such Specially Serviced Mortgage Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property unless such Special Servicer determines that forbearance of acceleration and foreclosure is more likely to produce a greater recovery to Certificateholders (as if they constituted a single lender), on a net present value basis in accordance with Section 1.03(g) than would such acceleration and foreclosure. In connection with any foreclosure or other acquisition, the Servicer or applicable Special Servicer, as applicable, shall cause the Servicer to pay the out of pocket costs and expenses in any such proceedings as a Servicing Advance unless the Servicer or such Special Servicer determines, in its sole discretion exercised in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with any Advance Interest Amount) made pursuant to the preceding sentence in accordance with Section 3.06.

(c)          If the applicable Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, such Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if such Special Servicer determines, in its reasonable judgment and Accepted Servicing Practices, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Certificate Administrator and the Trustee.

(d)          If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the applicable Special Servicer) or a separate trustee or co-trustee on behalf of Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 10.01) be considered to be an REO Mortgage Loan held on behalf of the Trust Fund (and the holder of any related Companion Loan) until such time as the related REO Property shall be sold on behalf of the Trust Fund and the principal balance of such REO Mortgage Loan shall be reduced only by collections net of (i) expenses and (ii) payment of interest accrued on the REO Mortgage Loan. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such REO Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

(i)           it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note, for purposes of determining the Principal Balance thereof, remains in effect and the Balloon Payment thereon has not been made (provided that, in accordance with Section 1.03(c), any amounts received in connection with such Mortgage Loan in excess of expenses and accrued interest will be applied towards principal amounts on such Note); and

(ii)          Net REO Income received in any month shall be applied as provided in Section 1.03(d).

(e)          Notwithstanding any provision herein to the contrary, no Special Servicer shall acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)           such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the applicable Special Servicer for the benefit of the Trust Fund; or

(ii)          the applicable Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC or the Upper-Tier REMIC will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)          Notwithstanding any provision to the contrary in this Agreement, the applicable Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower or other entity, or any personal property that is not incidental to real property (as provided in Section 3.10(e)(i)), or any subordinate financing in respect of any Borrower pledged pursuant to any pledge agreement unless such Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest, other equity interest, personal property or subordinate financing by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(g)           Notwithstanding any provision to the contrary contained in this Agreement, no Special Servicer shall, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders, would be considered to hold title to, to be a “mortgagee in possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless such Special Servicer has previously determined in accordance with Accepted Servicing Practices, based on an updated environmental assessment report prepared by an Independent Person within the last 12 months who regularly conducts environmental audits, that:

(i)            such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)           there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust to take such actions with respect to the affected Mortgaged Property.

If the environmental assessment first obtained by the applicable Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, such Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as such Special Servicer shall deem prudent to protect the interests of Certificateholders. Any such tests shall be deemed part of the environmental assessment obtained by such Special Servicer for purposes of this Section 3.10.

(h)           The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the applicable Special Servicer in a manner consistent with Accepted Servicing Practices. The applicable Servicer shall advance the cost of preparation of such environmental assessments unless the Servicer determines, in its reasonable judgment, that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Interest Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06.

(i)            If the applicable Special Servicer determines pursuant to Section 3.10(g)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the applicable Special Servicer determines pursuant to Section 3.10(g)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund to take such action with respect to the containment, clean up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the applicable Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. Notwithstanding the foregoing, if the applicable Special Servicer reasonably determines that it is likely that prior to such consultation irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then such Special Servicer may take such action to remedy such condition as may be consistent with Accepted Servicing Practices. The Servicer shall advance the cost of any such compliance, containment, clean up or remediation unless the Servicer determines, in its reasonable judgment, that such Advance would constitute a Nonrecoverable Advance.

(j)            The applicable Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property that is abandoned or foreclosed upon or regarding any cancellation of indebtedness with respect to any Mortgage Loan. The applicable Special Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(k)           The costs of any Appraisal obtained pursuant to this Section 3.10 shall be paid by the Servicer as a Servicing Advance and shall be reimbursable from the Collection Account.

Section 3.11     Certificate Administrator and Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer or the applicable Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Servicer or such Special Servicer, as applicable, shall promptly notify the Trustee and the Custodian by a certification of a Servicing Officer and shall request delivery to it of the related Mortgage File, such notice and request to be effected by delivering to the Custodian a Request for Release, which Request for Release shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Collection Account pursuant to Section 3.05 have been or will be deposited. No customary expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trustee, the Custodian, the Certificate Administrator or the Trust Fund.

From time to time upon request of the Servicer or the applicable Special Servicer and delivery to the Certificate Administrator and the Custodian of a Request for Release, and in accordance with the other terms of this Agreement, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Servicer or such Special Servicer, as applicable.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer or applicable Special Servicer, as applicable, in the form supplied to the Trustee by the Servicer or such Special Servicer, as applicable, any court pleadings, requests for trustee’s sale or other documents prepared by the Servicer or such Special Servicer, as applicable, its agents or attorneys, necessary for the foreclosure or trustee’s sale of a Mortgaged Property or necessary to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity provided that the Trustee may alternatively execute and deliver to such Special Servicer, in the form supplied to the Trustee by such Special Servicer, a limited power of attorney issued in favor of such Special Servicer and empowering such Special Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of foreclosure or trustee’s sale.

Section 3.12     Servicing Fees, Certificate Administrator Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall be entitled with respect to each Whole Loan (including at any time such Whole Loan is a Specially Serviced Mortgage Loan or REO Mortgage Loan) to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06. Except as provided herein, the Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement. In addition, the Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans, (i) all investment income earned (net of losses incurred) on amounts on deposit in the Collection Account and investment income earned on amounts on deposit in the Borrower Accounts (to the extent consistent with the related Mortgage Loan Documents and not payable to the related Borrower under the Whole Loan Documents or applicable law), to the extent provided in Sections 3.07; (ii) to the extent not prohibited by applicable law and the Whole Loans (other than a Specially Serviced Mortgage Loan) Prepayment Interest Excesses (to the extent not netted against Prepayment Interest Shortfalls), any consent fees, defeasance fees (if any), Excess Modification Fees, assumption application fees or Assumption Fees, as applicable, earnout fees, loan service transaction fees, beneficiary statement charges (unless same is precluded pursuant to the terms of such Whole Loan) or similar items (but excluding Yield Maintenance Default Premiums) and not allocable to the related Companion Loans in accordance with the related Co-Lender Agreement (if the applicable Special Servicer’s consent is required, then the Servicer shall be entitled to 50% of the consent fees, Excess Modification Fees, earnout fees, Assumption Fees, loan service transaction fees, or similar items); and (iii) insufficient check charges on all Whole Loans. Subject to Section 3.12(g) and Section 1.03(c), the Servicer shall also be entitled to additional servicing compensation in the form of Default Interest and late payment charges received with respect to any Whole Loan and accrued during such time as the related Whole Loan was not a Specially Serviced Mortgage Loan but only to the extent actually paid by the related Borrower or from the related Mortgaged Property and to the extent that all amounts then due and payable with respect to the related Whole Loan (including Advance Interest Amounts) and all unpaid Advances and Additional Trust Fund Expenses (other than

Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to such Whole Loan have been paid.

The Servicing Fee shall be reduced by the amount of Compensating Interest in respect of Prepayment Interest Shortfalls but shall not exceed the related monthly Servicing Fee amount calculated at a per annum rate of 0.0025%. No later than the Servicer Remittance Date, the Servicer shall deposit into the Collection Account, from its own funds, such Compensating Interest.

Except as otherwise expressly provided herein, the Servicer shall pay, without right of reimbursement, all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

(b)           As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to the Certificate Administrator Fee (and the Trustee shall be entitled to the Trustee Fee therefrom), each of which shall be withdrawn from amounts on deposit in the Collection Account and remitted to the Lower-Tier Distribution Account on each Servicer Remittance Date, as set forth in Section 3.06(a)(iv). The Certificate Administrator shall be entitled to withdraw any accrued but unpaid Certificate Administrator Fee from the Lower-Tier Distribution Account on each Distribution Date. The Certificate Administrator shall pay the routine fees and expenses of the Certificate Registrar, the Custodian and the Authenticating Agent without right of reimbursement therefor. The Trustee’s rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s responsibilities and obligations under this Agreement. The Certificate Administrator’s rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Certificate Administrator’s (but not necessarily the Trustee’s) responsibilities and obligations under this Agreement. Except as otherwise expressly provided herein and except with respect to any unanticipated expenses pursuant to Section 3.12(d), the Trustee shall pay, without right of reimbursement, all routine expenses incurred by it in connection with its activities hereunder.

(c)           As compensation for its activities hereunder, the applicable Special Servicer shall be entitled with respect to the related Specially Serviced Mortgage Loan to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account. Except as provided herein, the applicable Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of such Special Servicer’s responsibilities and obligations under this Agreement. In addition, the applicable Special Servicer shall be entitled to receive, as additional servicing compensation, to the extent not prohibited by applicable law and the related Mortgage Loan Documents, (i) any Liquidation Fees, (ii) any Workout Fees, (iii) to the extent not prohibited by applicable law and the Specially Serviced Mortgage Loans, any consent fee, Excess Modification Fees, assumption application fees or Assumption Fees, as applicable, loan service transaction fees, beneficiary statement charges (to the extent not precluded by the related Mortgage Loan Documents) or similar items (but not including Yield Maintenance Default Premiums, to the extent payable on such Specially Serviced Mortgage Loan) related to the Specially Serviced Mortgage Loans, (iv) for non-Specially Serviced Mortgage Loan, then for any action for which the applicable Special Servicer’s consent is required, such Special Servicer shall be entitled to 50% of the consent fees,

Excess Modification Fees, Assumption Fees, earnout fees, loan service transaction fees or similar items and (v) any investment income earned (net of losses incurred) on amounts on deposit in any REO Account to the extent provided in Section 3.07. Subject to Section 3.12(g) and Section 1.03(c), such Special Servicer shall also be entitled to additional fees in the form of Default Interest and late payment charges allocated to each Whole Loan relating to any Specially Serviced Mortgage Loan that accrued during such time as the related Whole Loan was a Specially Serviced Mortgage Loan, but only to the extent actually collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Whole Loan (including Advance Interest Amounts) and all unpaid Advances and Additional Trust Fund Expenses (other than Special Servicing Fees, Liquidation Fees and Workout Fees) payable with respect to such Whole Loan have been paid.

If a Specially Serviced Mortgage Loan becomes a Rehabilitated Mortgage Loan and then again becomes a Specially Serviced Mortgage Loan, any right to the Workout Fee with respect to such Whole Loan earned in connection with the initial rehabilitation thereof shall terminate and a Liquidation Fee or a new Workout Fee for such Specially Serviced Mortgage Loan shall be calculated upon resolution of the subsequent event that causes such Whole Loan to be a Specially Serviced Mortgage Loan or the sale, repurchase or liquidation of such Specially Serviced Mortgage Loan or related REO Property to the extent provided in the definition thereof. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan or REO Property as to which the applicable Special Servicer receives any Liquidation Proceeds, subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance Proceeds and Condemnation Proceeds are received with respect to any Rehabilitated Mortgage Loan and the applicable Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance Proceeds and Condemnation Proceeds that constitute principal and/or interest on such Whole Loan. Notwithstanding anything herein to the contrary, the applicable Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Whole Loan. If a Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable in respect to (i) the related Whole Loans that became Rehabilitated Mortgage Loans during the period that it acted as Special Servicer and remained Rehabilitated Mortgage Loans at the time of that termination or resignation or (ii) any related Specially Serviced Mortgage Loan for which such Special Servicer has cured the event of default under such Specially Serviced Mortgage Loan through a modification, restructuring or workout negotiated by such Special Servicer and evidenced by a signed writing, but that had not as of the time such Special Servicer was terminated become a Rehabilitated Whole Loan solely because it had not been a performing loan for three (3) consecutive months that subsequently becomes a Rehabilitated Mortgage Loan as a result of the loan being a performing loan for such three (3) consecutive month period (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fees cease to be payable if the Rehabilitated Mortgage Loan again becomes a Specially Serviced Mortgage Loan. The successor Special Servicer shall not be entitled to any portion of those Workout Fees payable to the prior Special Servicer.

If a Special Servicer is terminated and a Liquidation Fee or Workout Fee is subsequently payable with respect to a related Specially Serviced Mortgage Loan or related REO

Property that was being administered by such Special Servicer at the time of termination, then the terminated Special Servicer and the successor Special Servicer shall apportion the Liquidation Fee or Workout Fee between themselves in a manner that reflects the relative contribution of each such servicer in obtaining the Liquidation Proceeds or effecting the workout.

Except as otherwise provided herein, each Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

(d)           The Servicer, the Special Servicers, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement that are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii) in a manner consistent with Section 3.06. Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06. Notwithstanding anything to the contrary herein, neither the Servicer nor the applicable Special Servicer shall be entitled to be reimbursed for or indemnified against the costs and expenses that are attributable to overhead or personnel of the Servicer or such Special Servicer under any circumstances.

(e)            Except for the obligation to pay losses incurred with respect to Permitted Investments as further set forth in Section 3.07, and the payment of Compensating Interest, no provision of this Agreement or of the Certificates shall require the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder in connection with the pursuit of remedies against any Borrower or in the exercise of any of their rights or powers if, in the reasonable business judgment of the Servicer, such Special Servicer, the Certificate Administrator or the Trustee, as the case may be, such amounts would be a Nonrecoverable Advance; provided, however, that, notwithstanding the foregoing, neither the Servicer nor the applicable Special Servicer shall be entitled to be reimbursed for or indemnified against the costs and expenses that are attributable to overhead or personnel of the Servicer or such Special Servicer under any circumstances.

If the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would require the assistance of Independent legal counsel or other consultant to the Servicer, such Special Servicer, the Certificate Administrator or the Trustee (as determined in accordance with Accepted Servicing Practices, in the case of a determination by the Servicer or such Special Servicer, or as determined in its good faith business judgment, in the case of a determination by the Certificate Administrator or the Trustee), the cost of which would not be an expense of the Trust Fund hereunder, then the Servicer, such Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Borrower or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Servicer’s, such Special Servicer’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Servicer, such Special Servicer, the Certificate Administrator or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Servicer, such Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)            Notwithstanding anything to the contrary set forth herein, the Servicer shall pay directly out of the Collection Account any servicing expense that, if paid by the Servicer or the Special Servicer, would constitute a Nonrecoverable Advance; provided that the Servicer or such Special Servicer, as applicable, has determined in accordance with the Accepted Servicing Practices that making such payment is in the best interests of the Certificateholders, as evidenced by an Officer’s Certificate delivered promptly to the Certificate Administrator, the Trustee, the Depositor and the Rating Agencies, and to the Servicer if such determination is made by the Special Servicer, setting forth the basis for such determination and accompanied by any information that the Servicer or the Special Servicer may have obtained that supports such determination.

(g)           In determining the compensation of the Servicer or applicable Special Servicer, as applicable, with respect to Default Interest or late payment charges, on any Distribution Date, the aggregate Default Interest and late payment charges collected on any Mortgage Loan during the related Due Period shall be applied (in such order) to reimburse (i) the Servicer or the Trustee for interest on Advance Interest Amounts on the related Mortgage Loan due on such Distribution Date, (ii) the Trust Fund for all Advance Interest Amounts previously paid to the Servicer or the Trustee with respect to the related Mortgage Loan and not previously reimbursed pursuant to this clause and (iii) the Trust Fund for all unpaid interest on Advances and Additional Trust Fund Expenses previously incurred with respect to the related Mortgage Loan and not previously reimbursed pursuant to this clause and any Default Interest or late payment charges remaining thereafter shall be distributed pro rata to the Servicer and the applicable Special Servicer based upon the amount of Default Interest or late payment charges the Servicer or such Special Servicer would otherwise have been entitled to receive during such period without any such application.

(h)           Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit S hereto or such other payment instructions as CREFC® may provide from to the Servicer in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. The Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.06(a)(xviii) on a monthly basis, from funds on deposit in the Collection Account.

Section 3.13     Reports to the Certificate Administrator; Collection Account Statements. (a) The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 9:00 a.m. (New York time) one (1) Business Day prior to each Distribution Date, the CREFC® Loan Periodic Update File, (ii) 1:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, any updated CREFC® Loan Periodic Update File, if applicable, and (iii) 3:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, the remaining CREFC® Investor Reporting Package (except the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Special Servicer Loan File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet).

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be delivered by the Servicer to the Certificate Administrator on a quarterly and annual basis (commencing with the quarter ending September 30, 2015 and year ending December 31, 2015, each within 30 days after receipt by the Servicer), within 30 days after receipt by the Servicer of the financial statements, operating statements, rent rolls, or other information required to prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet, but will not be deemed to have been received by the Certificate Administrator until such time as it is actually received.

(b)           The Servicer shall furnish to the Certificate Administrator in electronic format the CREFC® Investor Reporting Package produced by it pursuant to this Agreement not later than the time period specified in Section 3.13(a), and thereafter to the 17g-5 Information Provider, who shall make such reports available to the Rating Agencies on its website.

(c)           The Servicer shall produce the reports described in this Section 3.13 solely from information provided to the Servicer by the Borrowers pursuant to the Loan Agreements (without modification, interpretation or analysis) or by the applicable Special Servicer, the Mortgage Loan Seller or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the applicable Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors).

(d)           The Certificate Administrator and the Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Servicer or the applicable Special Servicer pursuant to this Agreement.

Section 3.14     Annual Reports on Assessment of Compliance with Servicing Criteria

(a) On or before April 15 of each year, commencing in 2016, the Servicer and the applicable Special Servicer (regardless of whether such Special Servicer has commenced special servicing of any Mortgage Loan), each at its own expense, shall furnish (and each such party shall with respect to each Servicing Function Participant with which it has entered into a servicing relationship with respect to any Mortgage Loan, cause such Servicing Function Participant to furnish) to the Trustee, the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.13(b)), the Certificate Administrator and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that, to the best of such reporting Servicer’s knowledge, such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the most recent fiscal year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 3.14 shall be made available to any Privileged Person by the Certificate Administrator by posting such compliance report to the Certificate Administrator’s Website pursuant to Section 8.13(b). In the event that any report, statement, document, file or other data to be delivered to the 17g-5 Information Provider under this Agreement is too large in its electronic form to be delivered via email, such report, statement, document, file or other data may be uploaded to an alternate location provided by the 17g-5 Information Provider, and the party uploading such report, statement, document, file or other data shall notify the 17g-5 Information Provider via email that such report, statement, document, file or other data has been so uploaded and is ready for posting to the 17g-5 Information Provider’s Internet Website.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on Exhibit M hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable).

(b)           The Servicer and the applicable Special Servicer hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit M is appropriately set forth with respect to such party and any Servicing Function Participant with which the Servicer or such Special Servicer has entered into a servicing relationship.

(c)           No later than 30 days after the end of each fiscal year for the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year), the Servicer and the applicable Special Servicer shall notify the Trustee, the Certificate Administrator and the Depositor as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any initial sub-servicer, by providing an updated Exhibit N, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer and the applicable Special Servicer submit their assessments pursuant to Section 3.14(a), the Servicer and such Special Servicer, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 3.16) of each Servicing Function Participant engaged by it.

In the event the Servicer or a Special Servicer is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the Servicer and such Special Servicer shall (i) with respect to an initial sub-servicer engaged by such Servicer or such

Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 3.14, coupled with an attestation as required in Section 3.16 with respect to the period of time that the Servicer or such Special Servicer was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

Section 3.15     [Reserved]

Section 3.16     Annual Independent Public Accountants’ Servicing Report. On or before April 15 of each year, commencing in 2016, the Servicer and the applicable Special Servicer, each at its own expense, shall cause (and the Servicer and such Special Servicer shall, with respect to each Servicing Function Participant with which it has entered into a servicing relationship with respect to any Mortgage Loan, cause them to cause) a registered public accounting firm (which may also render other services to the Servicer, such Special Servicer or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor, the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(a)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 3.16 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.13(b).

Promptly after receipt of such report from the Servicer, the applicable Special Servicer or any Servicing Function Participant, the Depositor may review the report and, if applicable, consult with the Servicer or such Special Servicer as to the nature of any defaults by the Servicer, such Special Servicer or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loan in the fulfillment of any of the Servicer’s, such Special Servicer’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing or primary servicing agreement.

Section 3.17     Access to Certain Documentation. The Servicer and the applicable Special Servicer shall provide or cause to be provided to the Certificate Administrator and the

Certificate Administrator shall afford access to the Trustee and to any Certificateholders who are Privileged Persons, that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder who are Privileged Persons is subject, the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours. Nothing in this Section 3.17 shall detract from the obligation of the Servicer and applicable Special Servicer to observe any applicable law or comply with any agreement prohibiting disclosure of information with respect to the Borrowers, and the failure of the Servicer and such Special Servicer to provide information as provided in this Section 3.17 as a result of such obligation shall not constitute a breach of this Section 3.17.

Section 3.18     Title and Management of REO Properties and REO Account.

(a) The applicable Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property prior to the close of the third calendar year beginning after the year in which the Trustee acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) such Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, and such application has been granted (or not denied) in which case such Special Servicer shall sell such REO Property within the applicable extension period or (ii) such Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund, allocable as provided in Section 3.06), addressed to such Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trustee of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. Such Special Servicer shall cause such REO Property to be managed and operated by an Independent Contractor. Notwithstanding the foregoing, such Special Servicer shall use its reasonable efforts to sell any REO Property prior to the Rated Final Distribution Date for the Regular Certificates. Such Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trustee prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of this Section 3.18(a) in a manner provided under Section 3.19. The applicable Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

(b)           The applicable Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with Accepted Servicing Practices and otherwise consistent with the manner in which such Special Servicer manages and operates similar property owned or managed by such Special Servicer or any of its Affiliates, all on such terms and for such period as such Special Servicer deems in accordance with Accepted Servicing Practices to be in the best interests of Certificateholders and, in connection therewith, such Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the applicable Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, that is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator and the Trustee in writing, that the earning of such income on a net after tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Pearlridge Special Servicer shall segregate and hold all revenues, income or proceeds received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (the “Pearlridge REO Account”), which shall be an Eligible Account and shall be entitled “KeyBank National Association, as Pearlridge Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, on behalf of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG REO Account”. The Scottsdale Special Servicer shall segregate and hold all revenues, income or proceeds received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (the “Scottsdale REO Account”, and together with the Pearlridge REO Account, collectively the “REO Account”), which shall be an Eligible Account and shall be entitled “Pacific Life Insurance Corporation, as Scottsdale Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, on behalf of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG REO Account”. The applicable Special Servicer shall maintain separate books and records for each REO Property. The applicable Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(c). The applicable Special Servicer shall deposit or cause to be deposited in the related REO Account within one Business Day after receipt all revenues received by it with respect to any related REO Property (other than Liquidation Proceeds), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)            all insurance premiums due and payable in respect of any REO Property;

(ii)           all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)          all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property; and

(iv)          any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05.

To the extent that such REO Income is insufficient for the purposes set forth in clauses (i) through (iv) above and the applicable Special Servicer has provided written notice of such shortfall to the Servicer at least five Business Days prior to the date that such amounts are due, the Servicer shall advance the amount of such shortfall unless the Servicer determines that such Advance would be a Nonrecoverable Advance. If the Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance, unless the Trustee determines in its good faith judgment that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Servicer and the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Interest Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06. The applicable Special Servicer shall withdraw from each REO Account and remit to the Servicer for deposit into the Collection Account on a monthly basis on or prior to the related Determination Date the Net REO Income received or collected from each REO Property, except that in determining the amount of such Net REO Income, the applicable Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the applicable Special Servicer shall not:

(i)            permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10 percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)          Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the applicable Special Servicer has requested and received an Opinion of Counsel addressed to such Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case such Special Servicer may take such actions as are specified in such Opinion of Counsel.

The applicable Special Servicer shall contract with an Independent Contractor for the operation and management of the REO Property, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Income, within 90 days of the Trust Fund’s acquisition thereof (unless such Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust, allocable as provided in Section 3.06), provided that:

(i)            the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)           any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the applicable Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)          none of the provisions of this Section 3.18(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv)          the applicable Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The applicable Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of such Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           Promptly following any acquisition by the applicable Special Servicer on behalf of the Trust Fund of an REO Property, such Special Servicer shall obtain an Appraisal thereof, but only if any existing Appraisal with respect thereto is more than nine months old or such Special Servicer is aware of any change in circumstances that might affect the validity of such existing Appraisal, to determine the fair market value of such REO Property and shall notify the Depositor, the Trustee, the applicable Special Servicer and the Certificate Administrator (and the Certificate Administrator shall notify Certificateholders of the results of such Appraisal). The cost of such Appraisal shall be paid by the Servicer as a Servicing Advance, allocable as provided in Section 3.06(c).

(d)           When and as necessary, the applicable Special Servicer shall send to the Certificate Administrator and the Trustee a statement prepared by such Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.18(a) and 3.18(b).

Section 3.19     Sale of Defaulted Mortgage Loans and REO Properties. (a) (i) Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan, the applicable Special Servicer shall order (but shall not be required to have received) an Appraisal of the related Mortgaged Property and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Accepted Servicing Practices and notify the Servicer of such determination; provided, however, that if such Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, such Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. Notwithstanding the foregoing, if an Appraisal has been obtained pursuant to Section 3.10 that is not more than nine months old, and the applicable Special Servicer has no knowledge of any event that would question the validity of such Appraisal, no new Appraisal will be required under this Section. The applicable Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with Accepted Servicing Practices.

(ii)           [Reserved]

(iii)          [Reserved]

(iv)          If any Mortgage Loan becomes a Specially Serviced Mortgage Loan that is a Defaulted Mortgage Loan, the applicable Special Servicer may offer to sell to any Person any such Specially Serviced Mortgage Loan or may offer to purchase any Specially Serviced Mortgage Loan, if and when the applicable Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust Fund on a net present value basis. The applicable Special Servicer is required to give the Trustee and the Certificate Administrator not less than 5 days prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case applicable Special Servicer is required to accept the highest offer received from any person for the related Whole Loan in an amount at least equal to the Purchase Price or, at its option, if it has received no offer at least equal to the Purchase Price therefor, purchase such Specially Serviced Mortgage Loan at such Purchase Price.

(v)           (A) In the absence of any offer at least equal to the Purchase Price pursuant to clause (iv) above (or purchase by the Special Servicer for such price), the applicable Special Servicer shall, subject to subclause (B) below, accept the highest offer received from any Person that is determined by such Special Servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a Person other than an Interested Person. The Trustee (based upon updated Appraisals (the cost of which shall be paid by the Servicer as a Servicing Advance) received by the Trustee) shall determine the fair price for the Specially Serviced Mortgage Loan if the highest offeror is an Interested Person, and any such determination by the Trustee shall be binding upon all parties.

(B) Consistent with the terms of the Co-Lender Agreements, if a Mortgage Loan becomes a Specially Serviced Mortgage Loan, then the applicable Special Servicer shall sell the entire Whole Loan and shall require that all offers be submitted to the Certificate Administrator in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount (subject to a cap of $2,500,000). Consistent with the Co-Lender Agreements, no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide offers are received from independent third parties.

(C) The applicable Special Servicer will not be obligated to accept the highest offer if such Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the holders of Certificates and related Companion Loan Holders as if they constituted a single lender. In addition, the applicable Special Servicer may accept a lower offer for any such Specially Serviced Mortgage Loan if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the holders of Certificates and related Companion Loan Holders (as if they constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer. The applicable Special Servicer shall use reasonable efforts to sell all Specially Serviced Mortgage Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.19, on the basis of anything other than the related Appraisal and the evaluation by an independent third party expert.

(vi)          If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject mortgage loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such mortgage loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be paid as a Servicing Advance by the Servicer, and otherwise as an expense of the Trust. The Trustee may reasonably request such information as is reasonably required from the Servicer or the applicable Special Servicer, as applicable, in making its determination and may rely on any Appraisals and other information given to the Trustee by the Servicer or such Special Servicer, as applicable. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.

(vii)         Unless and until any Specially Serviced Mortgage Loan is sold pursuant to this Section 3.19, the applicable Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Mortgage Loan, including, without limitation, workout and foreclosure, as such Special Servicer may deem appropriate, consistent with the Asset Status Report and Accepted Servicing Practices and the REMIC Provisions.

(b)           (i) (A) The applicable Special Servicer may purchase any REO Property (at the Purchase Price therefor). The applicable Special Servicer may also offer to sell to any Person any REO Property, if and when such Special Servicer determines, consistent with Accepted Servicing Practices, that such a sale would be in the best economic interest of the Trust Fund. The Special Servicer shall give the Trustee and the Certificate Administrator and the Servicer, not less than five (5) Business Days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case such Special Servicer shall accept the highest bid received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to Accepted Servicing Practices, the Servicer, an Affiliate of the Servicer, the applicable Special Servicer or an Affiliate of such Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(B)          In the absence of any such bid as set forth in subclause (A) above, the applicable Special Servicer shall, subject to subclause (C) below, accept the highest bid received from any Person that is determined by such Special Servicer to be a fair price for such REO Property, if the highest bidder is a Person other than an Interested Person, or if such price is determined to be such a price by the Trustee, if the highest bidder is an Interested Person. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto. If the Trustee is required to determine whether a cash bid by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject mortgage loan, that has been selected with reasonable care by the Trustee to determine if such cash bid constitutes a fair price for such mortgage loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be paid as a Servicing Advance, subject to the Servicer’s determination of recoverability, by the Servicer, and otherwise as an expense of the Trust.

(C)          The applicable Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if such Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders (as if they constituted a single lender). In addition, such Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders (as if they constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

(D)          In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee, the cost of which shall be covered by, and shall be reimbursable as, a Servicing Advance, and otherwise as an expense of the Trust. In determining whether any offer constitutes a fair price for any REO Property, the applicable Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust Fund’s obligation to comply with REMIC Provisions.

(ii)          Subject to Accepted Servicing Practices, the applicable Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Certificate Administrator, the Depositor, the Servicer, either Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund) and, if consummated in accordance with the terms of this Agreement, none of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator nor the Trustee shall have any liability to the Trust Fund or any Certificateholder with respect to the purchase price therefor accepted by the applicable Special Servicer, the Certificate Administrator or the Trustee.

(c)          Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)          Notwithstanding anything to the contrary herein, the applicable Special Servicer shall not sell any Whole Loan pursuant to Section 3.19(a) without the written consent of each related Companion Loan Holder (provided that such consent is not required from a Companion Loan Holder if such Companion Loan Holder is the Borrower or an Affiliate of the Borrower) unless such Special Servicer has delivered to each Companion Loan Holder: (a) at least 15 Business Days prior written notice of any decision to attempt to sell such Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for such Whole Loan, and any documents in the Mortgage File reasonably requested by such Companion Loan Holder that are material to the price of such Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or such Special Servicer in connection with the proposed sale; provided that such Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. Each Companion Loan Holder will be permitted to make offers to purchase, and either such party is permitted to be the purchaser at any sale of, such Whole Loan.

Section 3.20     Additional Obligations of the Servicer and Special Servicer; Inspections; Successor Manager. (a) The Servicer (or with respect to Specially Serviced Mortgage Loans and REO Properties, the applicable Special Servicer) shall inspect or cause to be inspected (at their respective expense) each Mortgaged Property in such manner as is consistent with Accepted Servicing Practices, commencing with the calendar year 2015, each Mortgaged Property at least once every calendar year, provided that if any Mortgage Loan becomes a Specially Serviced Mortgage Loan, then each related Mortgaged Property shall be inspected at the expense of the Trust Fund (allocable as provided in Section 3.06) by the applicable Special Servicer as soon as practicable.

(b)           With respect to each Mortgage Loan, the Servicer or the applicable Special Servicer shall enforce the Trustee’s rights with respect to the Manager under the related Mortgage Loan Documents and Management Agreement. If the Servicer or the applicable Special Servicer, as applicable, is entitled to terminate the Manager on any Mortgaged Property due to a default by such Manager under the terms of its management agreement or otherwise intends to terminate the Manager, the Servicer or such Special Servicer, as applicable, shall promptly give notice to the Trustee and the Certificate Administrator (who shall copy the Certificateholders), the Mortgage Loan Seller, the 17g-5 Information Provider and the Depositor. To the extent Servicer or the applicable Special Servicer, as applicable, is entitled, to appoint a successor manager in accordance with the terms of the Mortgage Loan Documents, the Servicer or such Special Servicer, as applicable, shall decide whether to effect such recommendation based upon Accepted Servicing Practices.

Section 3.21     Appointment of Custodians. The Certificate Administrator may, with notice to the Servicer, appoint one or more third-party Custodians to hold all or a portion of the Mortgage Files as agent for the Certificate Administrator. Each such Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each such Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. The appointment of one or more third-party Custodians shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any such Custodian. Any such Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians that serve in such capacity in commercial mortgage loan securitization transactions.

Section 3.22     [Reserved].

Section 3.23     Lock Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Servicer shall administer each Lock Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock Box Agreement, if any. The Servicer shall seek to enforce any provisions of any Mortgage or Loan Agreement that provide for the establishment of a lock box or other collateral account under certain circumstances, and the Depositor and the Mortgage Loan Seller will take all reasonable action to assist with such enforcement. Any expenses involved in the enforcement of such agreements shall be an expense of the Trust Fund (allocable as provided in Section 3.06). In addition, the Servicer (or, with respect to any Specially Serviced Mortgage Loan, the applicable Special Servicer), is required to make certain, in accordance with Accepted Servicing Practices, that all maintenance and repairs required to be made by the related Borrower relating to any Escrow Account are completed in the manner set forth, and within the time requirements specified, in the related Mortgage Loan Documents.

Section 3.24     Servicing Advances. (a) The Servicer (or, to the extent specifically provided in this Section 3.24, the Trustee) shall make any Servicing Advances as and to the extent required pursuant to the terms hereof. The Servicer shall make such Servicing Advances as are necessary to protect and preserve the security for each Whole Loan, as determined by the Servicer or the applicable Special Servicer in accordance with Accepted Servicing Practices (subject to the limitations regarding Nonrecoverable Advances). For purposes of distributions to Certificateholders and compensation to the Servicer, the Certificate Administrator or the Trustee, Servicing Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide. With respect to any Specially Serviced Mortgage Loan, the applicable Special Servicer shall give the Servicer and the Trustee not less than five (5) Business Days’ written notice before the date on which the Servicer is requested to make any Servicing Advance with respect to any Mortgage Loan, any related Companion Loans or any REO Property; provided, however, that only three (3) Business Days’ written notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments). If a Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that no Special Servicer shall be entitled to make such a request more frequently than once per calendar month with respect to Advances other than emergency Advances (although such request may relate to more than one Advance). In addition, the applicable Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance.

(b)           [Reserved]

(c)            Neither the Servicer nor the Trustee shall be obligated to make a Servicing Advance as to any Mortgage Loan, any related Companion Loans or any REO Property if the applicable Special Servicer, the Servicer or the Trustee, as applicable, determines (in its sole discretion) that such Advance will be a Nonrecoverable Advance. The Servicer shall consider an

Unliquidated Advance in respect of prior Servicing Advances for the purpose of recoverability determinations as if such Unliquidated Advance were an unreimbursed Servicing Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer or the applicable Special Servicer, as the case may be, that a Servicing Advance, if made, would be a Nonrecoverable Advance. The Servicer shall be entitled to rely, conclusively, on any determination by the applicable Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance. Notwithstanding the foregoing, the Servicer may, but shall not be obligated to, make a Servicing Advance, even if such Advance would be nonrecoverable, if the Servicer determines in its sole discretion that making such Advance would be in the best interest of the Certificateholders and the Companion Loan Holders (as if they constituted a single lender).

(d)           The Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of Servicing Advances made by any of them in accordance with Section 3.06, together with any related Advance Interest Amount in respect of such Servicing Advances, and the Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Servicing Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan Documents. With respect to Advances made on all Mortgage Loans, the Trustee shall be entitled to recover all of its respective Advances (and interest accrued thereon) before the Servicer is entitled to recover any of its aggregate Advances (and interest accrued thereon).

(e)           Each reference to the payment or reimbursement of a Servicing Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of Advance Interest Amounts from and including the date of the making of such Advance through and including the date of payment or reimbursement.

(f)            Notwithstanding anything to the contrary contained in this Agreement, if the applicable Special Servicer is required under any other provision of this Agreement to direct the Servicer to make a Servicing Advance or is otherwise aware a reasonable period in advance that it is reasonably likely that such Special Servicer will incur a cost or expense that will, when incurred, constitute a Servicing Advance, such Special Servicer shall request that the Servicer make such Servicing Advance, such request to be made in writing and in a timely manner that does not materially and adversely affect the interest of any Certificateholder and at least five Business Days (or three (3) Business Days’ with respect to Servicing Advances required to be made on an urgent or emergency basis) prior to the date on which failure to make such Servicing Advance would (with notice from the Trustee regardless of whether such notice is actually received) constitute a Termination Event pursuant to Section 7.01(a)(vii). The Servicer shall have the obligation to make any such Servicing Advance that it is requested by the applicable Special Servicer to make within five Business Days (or three (3) Business Days’ with respect to Servicing Advances required to be made on an urgent or emergency basis) of the Servicer’s receipt of such request and such information and documents as are reasonably necessary for the Servicer to make such Servicing Advance. The Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the applicable Special Servicer, together with Advance Interest Amounts, at the same time, in the same manner and to the same extent as the Servicer is entitled with respect to any other Servicing Advance made thereby.

Notwithstanding the foregoing provisions of this Section 3.24(f) or any other provision of this Agreement to the contrary, the Servicer shall not be required to make, at the applicable Special Servicer’s direction, any Servicing Advance if the Servicer determines in its reasonable judgment that the Servicing Advance that such Special Servicer is directing the Servicer to reimburse it for hereunder, although not characterized by such Special Servicer as a Nonrecoverable Advance, is or would be, if made, a Nonrecoverable Advance. The Servicer shall notify the applicable Special Servicer, the Certificate Administrator and the Trustee in writing of such determination.

Section 3.25     Appointment of Special Servicer. (a) (i) KeyBank National Association will act as the initial Pearlridge Special Servicer to service the Pearlridge Mortgage Loan if such mortgage loan becomes a Specially Serviced Mortgage Loan and perform the other obligations of the Special Servicer hereunder with respect to the Pearlridge Mortgage Loan; and (ii) Pacific Life Insurance Corporation will act as the initial Scottsdale Special Servicer to service the Scottsdale Mortgage Loan if such mortgage loan becomes a Specially Serviced Mortgage Loan and perform the other obligations of the Special Servicer hereunder with respect to the Scottsdale Mortgage Loan.

(b)           If there is a Special Servicer Termination Event with respect to a Special Servicer, such Special Servicer may be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Certificate Administrator shall, promptly after receiving notice of any such removal, so notify the Servicer and each Rating Agency. If the replacement designated in such notice is consented to by the Trustee and the Certificate Administrator (such consent not to be unreasonably withheld), the termination of the applicable Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.25(b) shall not be effective until (i) Rating Agency Confirmation is provided to the Trustee and the Certificate Administrator regarding such appointment, (ii) the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and the Certificate Administrator and (iii) receipt by the Trustee and the Certificate Administrator of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. The Certificate Administrator shall promptly provide copies to the terminated Special Servicer of the documents referred to in the preceding sentence. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(a) mutatis mutandis.

The applicable existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided, however, that such Special Servicer removed pursuant to this Section (i) shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such removal and shall continue to be entitled to any rights that accrued prior to the date of such removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Interest Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such removal) notwithstanding any such removal and (ii) notwithstanding any such removal, shall be entitled

(and the successor Special Servicer shall not be entitled) to receive any and all Workout Fees payable with respect to such Mortgage Loan, provided (A) such Mortgage Loan became a Rehabilitated Mortgage Loan during the period in which such removed Special Servicer was acting as Special Servicer thereof and (B) such Mortgage Loan was a Rehabilitated Mortgage Loan at the time of removal of such Special Servicer or such Special Servicer has cured the event of default under such Mortgage Loan through a modification, restructuring or workout negotiated by such Special Servicer and evidenced by a signed writing, but that had not as of the time such Special Servicer was terminated become a Rehabilitated Mortgage Loan solely because it had not been a performing loan for 3 consecutive months and that subsequently becomes a Rehabilitated Mortgage Loan as a result of the loan being a performing loan for such 3 consecutive month period (such entitlement to continue until the Workout Fee for such Mortgage Loan ceases to be payable hereunder). In addition, if the Special Servicer is terminated for any reason hereunder and a Liquidation Fee or Workout Fee is subsequently payable with respect to a related Specially Serviced Mortgage Loan or related REO Property that was being administered by such Special Servicer at the time of termination, then the terminated Special Servicer and the successor Special Servicer shall apportion the Liquidation Fee or Workout Fee between themselves in a manner that reflects the relative contribution of each such servicer in obtaining the Liquidation Proceeds. Such removed Special Servicer shall cooperate with the Trustee and the Certificate Administrator and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

(c)           The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, that the Servicer shall not be liable for any actions or any inaction of such successor Special Servicer.

Section 3.26     Transfer of Servicing Between Servicer and Special Servicer; Record Keeping. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the Servicer or the applicable Special Servicer, as applicable, shall promptly give notice to the Servicer or such Special Servicer, as applicable, and the Servicer shall deliver an electronic copy of the related Servicing File to such Special Servicer and shall use its reasonable efforts to provide such Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan in the Servicer’s possession, and reasonably requested by such Special Servicer to enable it to assume its functions hereunder with respect thereto. The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each related Servicing Transfer Event and in any event shall continue to act as Servicer and administrator of such Mortgage Loan until the applicable Special Servicer has commenced the servicing of such Mortgage Loan. The Servicer shall deliver to the Certificate Administrator and the Trustee a copy of the notice of such Servicing Transfer Event provided by the Servicer to the applicable Special Servicer, or by such Special Servicer to the Servicer, pursuant to this Section 3.26.

Upon determining that a Specially Serviced Mortgage Loan (other than an REO Mortgage Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the applicable Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan, and that no other Servicing Transfer Event is continuing with respect thereto, the applicable Special Servicer shall immediately give notice thereof to the Servicer, and shall return the related Mortgage File to the Certificate Administrator (if applicable) and Servicing File to the Servicer (or copies thereof if copies only were delivered to applicable Special Servicer) and upon giving such notice, and returning such Mortgage File to the Certificate Administrator (if applicable) and Servicing File to the Servicer, applicable Special Servicer’s obligation to service such Rehabilitated Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan shall recommence.

(b)           No later than 60 days after a Servicing Transfer Event for a Whole Loan, the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Whole Loan and the related Mortgaged Property to the Servicer, the Directing Certificateholder (but only so long as no Consultation Termination Event has occurred), the Certificate Administrator, the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Provider’s Website in accordance with Section 8.14) and the Companion Loan Holders. Such Asset Status Report shall set forth the following information (excluding any and all Privileged Information) to the extent reasonably determinable based on the information that was delivered to the applicable Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)            summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

(ii)           a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Whole Loan and whether outside legal counsel has been retained;

(iii)          the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)          the applicable Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

(v)           a copy of the last obtained Appraisal of the Mortgaged Property; and

(vi)          such other information as the applicable Special Servicer deems relevant in light of Accepted Servicing Practices.

The applicable Special Servicer shall (x) deliver to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of any Final Asset Status

Report in an electronic format (which shall be a brief summary of the current status of the Mortgaged Property and strategy (other than Privileged Information) with respect to the resolution and workout of the Whole Loan), and the Certificate Administrator shall post such summary of the Final Asset Status Report (but not the Final Asset Status Report) on the Certificate Administrator’s Website and shall deliver any Asset Status Reports to the 17g-5 Information Provider (who shall post such reports to the website pursuant to Section 8.14) and (y) implement the applicable Final Asset Status Report in the form delivered to the 17g-5 Information Provider pursuant to the first paragraph of this Section 3.26(b). The applicable Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and, following the prompt delivery of such modified Asset Status Report to the Servicer and 17g-5 Information Provider, and a summary of such report to the Certificate Administrator, (i) the 17g-5 Information Provider shall post such modified Asset Status Report on the 17g-5 Information Provider’s Website pursuant to Section 8.14 and (ii) the Certificate Administrator shall post such summary on the Certificate Administrator’s Website. In no event, however, will the applicable Special Servicer be required to deliver a summary of any interim or draft of an Asset Status Report.

Subject to the last paragraph of Section 9.03(a), prior to the occurrence and continuance of a Control Event, if within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the applicable Special Servicer shall implement the recommended action as outlined in such Asset Status Report. In addition, prior to the occurrence and continuance of a Control Event, if the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the applicable Special Servicer has not made the determination described below, such Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Certificateholder, the Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 8.13(b)). Prior to the occurrence and continuance of a Control Event, the applicable Special Servicer shall revise such Asset Status Report as described above in this Section 3.26(b) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report, until the Directing Certificateholder’s approval is no longer required or until the applicable Special Servicer makes the determination described below. Notwithstanding the foregoing, the applicable Special Servicer (A) may, following the occurrence of an extraordinary event with respect to any Mortgaged Property or a Whole Loan or, if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, take any action set forth in such Asset Status Report before the expiration of a ten (10)-Business Day period and (B) shall implement the action recommended in the Asset Status Report, in each case if it makes a determination in accordance with Accepted Servicing Practices that such affirmative disapproval is not in the best interest of all the Certificateholders; provided, however, that if the Directing Certificateholder does not approve or is not deemed to have approved an Asset Status Report within ninety (90) days from the first submission of an Asset Status Report, then such Special Servicer and the Directing Certificateholder shall use reasonable efforts to negotiate a mutually agreeable Asset Status Report during the next thirty (30) days, and if they are unable to reach an agreement within such 30-day period, such Special Servicer shall take the action recommended in its most recently submitted Asset Status Report; provided, further, that such Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Certificateholder may have pursuant to Section 9.03.

The applicable Special Servicer shall deliver to the Servicer, the Directing Certificateholder (after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing) and the 17g-5 Information Provider (which shall promptly post the same to the 17g-5 Information Provider’s Website) a copy of each Final Asset Status Report, in each case with reasonable promptness following the adoption thereof. The applicable Special Servicer shall provide a summary of such report to the Certificate Administrator, and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website. During the continuance of a Consultation Termination Event, the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the applicable Special Servicer with respect to any matter set forth therein.

After the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing, the applicable Directing Certificateholder shall be entitled to consult with the applicable Special Servicer (on a non-binding basis) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. Following the occurrence of a Consultation Termination Event with respect to a Mortgage Loan, the related Directing Certificateholder shall have no right to consult with the applicable Special Servicer with respect to the Asset Status Reports. The applicable Special Servicer may choose to revise the Asset Status Reports as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of such Directing Certificateholder, but is under no obligation to follow any particular recommendation of such Directing Certificateholder during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event.

Notwithstanding anything herein to the contrary: (i) the applicable Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent, approval or direction from any Directing Certificateholder prior to or after acting or making any determination (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Certificateholder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Certificateholder, as contemplated by Section 9.03, or pursuant to any other provision of this Agreement, as contemplated by this Agreement or the related Co-Lender Agreements, may (and the applicable Special Servicer may ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Special Servicer to violate applicable law, the terms of the Mortgage Loan Documents, the Co-Lender Agreements or this Agreement, including such Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, (B) result in an Adverse REMIC Event, (C) expose the Trust, the Depositor, the Servicer, such Special Servicer, the Certificate Administrator, the Trustee or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Servicer’s or such Special Servicer’s responsibilities under this Agreement.

The Servicer and the applicable Special Servicer shall comply with applicable law, the Accepted Servicing Practices, this Agreement and the Mortgage Loan Documents.

(c)           Upon receiving notice of (A) the occurrence of the events described in clause (iii) or clause (ix) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), or (B) the request by a Borrower for the amendment or modification of a Mortgage Loan which is not a Specially Serviced Mortgage Loan for which the applicable Special Servicer is responsible for such amendment or modification pursuant to Section 3.09 and Section 3.28, the Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide such Special Servicer with all information relating to the Mortgage Loan and reasonably requested by such Special Servicer to enable it to negotiate with the related Borrower and prepare for any such proceedings. The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event.

(d)           Upon determining that a Specially Serviced Mortgage Loan has become a Rehabilitated Mortgage Loan, the applicable Special Servicer shall promptly give notice thereof to the Servicer, and upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan, such Special Servicer’s obligation to service such Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to subsection (a) above, to make payments to the applicable Special Servicer, such Special Servicer shall instruct the related Borrower to remit all payments in respect of such Mortgage Loan directly to the Servicer.

(e)           In servicing any Specially Serviced Mortgage Loan, the applicable Special Servicer shall provide to the Certificate Administrator originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of such Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and such Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of such Special Servicer.

(f)            Notwithstanding the provisions of the preceding subsection (a), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the applicable Special Servicer with any information reasonably required by such Special Servicer to perform its duties under this Agreement. The applicable Special Servicer shall provide the Servicer with any information reasonably required by the Servicer to perform its duties under this Agreement.

(g)           While any Mortgage Loan is a Specially Serviced Mortgage Loan, not later than 4:00 p.m. (New York Time) on each Determination Date, the applicable Special Servicer shall deliver to the Servicer (i) the CREFC® Special Servicer Loan File with respect to the Specially Serviced Mortgage Loan, (ii) to the extent not included in the CREFC® Special Servicer Loan File, a written statement describing the amount of all payments on account of interest received on the Specially Serviced Mortgage Loan, the amount of all payments on account of principal received on the Specially Serviced Mortgage Loan, the amount of Insurance

Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any REO Income received with respect to any Mortgaged Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to, any REO Property, in each case in accordance with Section 3.18 and (iii) such additional information relating to the Specially Serviced Mortgage Loan as the Servicer or Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

Section 3.27     Limitations on and Authorizations of the Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan secured by Mortgaged Properties located in a “one action” or “election of remedies” state, the Servicer or the applicable Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (allocable as provided in Section 3.06).

(b)           The Servicer shall send written notice to each Borrower and the related Manager and clearing bank (countersigned by the Depositor) to the effect that, if applicable, the Servicer and/or the Trustee have been appointed as the “designee” of the lender under any related Lock Box Agreement.

(c)           [Reserved]

(d)           [Reserved]

(e)           [Reserved]

(f)            The Servicer or the applicable Special Servicer shall waive any or all of the Yield Maintenance Default Premiums collected on the Mortgage Loans only if it determines, in accordance with Accepted Servicing Practices, that such action would be in the best interests of the Certificateholder, and is in compliance with the REMIC Provisions.

(g)           [Reserved]

(h)           With respect to the Mortgage Loans, to the extent the related Mortgage Loan Documents permit transfers of more than 49% of the interests in the related Borrower or Mortgaged Property, and such transfers are subject to Rating Agency Confirmation if required by the lender, the Servicer or applicable Special Servicer, as applicable, shall obtain such Rating Agency Confirmation prior to consenting to any such transfer.

(i)            To the extent consistent with the related Mortgage Loan Documents, the Servicer or the applicable Special Servicer, as applicable, shall, in accordance with Accepted Servicing Practices, require the related Borrower to pay all expenses associated with obtaining any Rating Agency Confirmation required hereunder or under the related Mortgage Loan Documents.

If the related Borrower does not pay such fee, such fee shall be paid as a Servicing Advance and shall be borne by the Trust Fund as provided in Section 3.06. The

Servicer or the applicable Special Servicer, as applicable, shall, to the extent consistent with Accepted Servicing Practices, use reasonable efforts to collect any such amounts from the related Borrower.

Section 3.28     Modification, Waiver, Amendment and Consents. (a) The Servicer (with respect to non-Specially Serviced Mortgage Loan) or the applicable Special Servicer (with respect to Specially Serviced Mortgage Loans) may, subject to (x) the consent of the Directing Certificateholder (subject to limitations on such consent pursuant to Section 9.03(a) herein) prior to the occurrence and continuance of a Control Event and (y) the consultation and review rights of the Directing Certificateholder (subject to limitations on such rights pursuant to Section 9.03(a) herein) after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, modify, waive or amend any term of any Mortgage Loan if such modification, waiver or amendment (a) is consistent with Accepted Servicing Practices, (b) does not either (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or (ii) constitute a significant modification of such Mortgage Loan under Treasury Regulations Section 1.860G-2(b) (and the Servicer or such Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination) and (c) would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto. Notwithstanding anything herein to the contrary, in no event may the Servicer or such Special Servicer permit an extension of any Maturity Date beyond the date that is (i) three (3) years after the final Maturity Date of the related Mortgage Loan or (ii) in the case of the Pearlridge Mortgage Loan, twenty (20) years prior to the expiration of the Kamehameha Schools Ground Leases. In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage Loan (including following a casualty) or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan Documents require the Servicer or the applicable Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall exclude the value of personal property and going concern value, if any. The Servicer shall provide to the applicable Special Servicer notice of all Borrower requests related to any Mortgage Loan modification or assumption and, so long as no Consultation Termination Event is continuing, such Special Servicer shall forward such notice to the Directing Certificateholder.

(b)          All modifications, waivers or amendments of any Mortgage Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices and the REMIC Provisions. The Servicer or the applicable Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator and the Depositor in writing, of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver to the Custodian an original recorded counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution and recordation thereof. In the event the Servicer or applicable Special Servicer, or a court of competent jurisdiction in connection with a workout or proposed workout of any Mortgage Loan, adversely modifies the interest rate applicable to such Mortgage Loan, the aggregate economic effect of the modification (if any) shall be applied to the Certificates, in reverse order of seniority. If any Mortgage Loan is modified, the related Net Mortgage Rate shall not change for purposes of distributions on the Certificates.

(c)           [Reserved]

(d)           Subject to Section 3.31 of this Agreement, prior to implementing any Major Decision, the Servicer or applicable Special Servicer shall obtain a Rating Agency Confirmation from each Rating Agency.

(e)           Notwithstanding the foregoing, the Servicer or the applicable Special Servicer, as applicable, may, in accordance with Accepted Servicing Practices (without any Rating Agency Confirmation), grant a Borrower’s request for consent to subject the related Mortgaged Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Mortgage Loan to such easement, right-of-way or similar agreement and may not condition the granting of any of the above on receipt of Rating Agency Confirmation if such condition would not be consistent with or permitted by the Mortgage Loan Documents.

Section 3.29     [RESERVED].

Section 3.30     [RESERVED].

Section 3.31     Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required to confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario”.

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be considered satisfied with respect to such Rating Agency and the Servicer or the applicable Special Servicer, as the case may be, may then take such action if the Servicer or the applicable Special Servicer, as applicable, determines that taking the action with respect to which it requested the Rating Agency Confirmation would be consistent with Accepted Servicing Practices, and (y) with respect to a replacement of the Servicer or applicable Special Servicer, such condition shall be considered satisfied (i) if (A) the servicer or special servicer, as applicable, is acting as servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by a Rating Agency within the twelve (12) month period prior to the date of determination and (B) Morningstar has not cited servicing concerns of the applicable replacement as the sole or material factor in a rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable servicer prior to the time of determination, as evidenced by an Officer’s Certificate of the replacement Servicer or such Special Servicer, as applicable, if Morningstar is the non-responding Rating Agency and (ii) if the replacement servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency.

Any Rating Agency Confirmation requests made by the Certificate Administrator, the Servicer, the requesting Special Servicer or the Trustee, as applicable, pursuant to this Agreement, shall be made in writing (and email shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, the applicable Special Servicer, Certificate Administrator or Trustee, as applicable, reasonably deems necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website within 2 Business Days in accordance with Section 8.14.

Promptly following the Servicer or applicable Special Servicer’s determination to take any action discussed in this Section 3.31 without receiving Rating Agency Confirmation, the Servicer such Special Servicer shall provide written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14.

(b)           Notwithstanding the terms of the related Mortgage Loan Documents, the other provisions of this Agreement or the related Co-Lender Agreement, with respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the Whole Loan or any REO Property (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Companion Loan Rating Agency Confirmation as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer or the applicable Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be subject to, will be permitted to be waived by the Servicer and the applicable Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided that the

Servicer or such Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterpart (i.e., the master servicer or special servicer, as applicable), the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or such Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the related Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation at least two (2) Business Days before it is sent to the applicable Companion Loan Rating Agency, (ii) all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (iii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

Section 3.32     Companion Loan Intercreditor Matters.

(a)           If, pursuant to Section 3.19 of this Agreement, a Mortgage Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the related Co-Lender Agreement and shall assume the rights and obligations of the holder of the related Trust Notes under the related Co-Lender Agreement. All portions of the related Mortgage File and (to the extent provided under the applicable Mortgage Loan Purchase Agreement) other documents pertaining to such Mortgage Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Mortgage Loan in its capacity as the holder of the related Trust Notes (as a result of such purchase, repurchase or substitution) and (except for the actual Note) on behalf of the holders of the related Non-Trust Notes that represent the related Companion Loans. Thereafter, such Mortgage File shall be held by the holder of the related Trust Notes or a custodian appointed thereby for the benefit thereof, on behalf of itself and the related Companion Loan Holders as their interests appear under the applicable Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the related Whole Loan.

(b)           In connection with the repurchase of only one Mortgage Loan Seller’s portion of a Mortgage Loan (or less than all of the Mortgage Loan Sellers’ portions of a Mortgage Loan, (i) the related Whole Loan will continue to be serviced by the Servicer and, if applicable, the applicable Special Servicer, in accordance with the terms of this Agreement on behalf of the Mortgage Loan Seller repurchasing its interest in the Mortgage Loan, the Certificateholders and the Companion Loan Holders as a collective whole, and the Servicer or the applicable Special Servicer, as applicable, will be the sole representative of the Mortgage Lender in connection with any enforcement, bankruptcy or other proceeding, (ii) the Trustee will remain the mortgagee of record with respect to the related Mortgage, (iii) the Certificate Administrator Fee rate, Servicing Fee and/or Special Servicing Fee with respect to the Mortgage Loan will continue to be calculated based on the entire outstanding principal balance of such Mortgage Loan, (iv) the Certificate Administrator (as custodian) will retain all portions of the Mortgage File other than the related repurchased Note, (v) the Mortgage Loan Seller repurchasing its interest in the Mortgage Loan will be entitled to remittances on the Distribution

Date of its applicable pro rata share of amounts allocable to such Mortgage Loan, based upon its respective interest in such Mortgage Loan that would otherwise be available for distribution on such Distribution Date to Certificateholders (other than any amounts in respect of any Monthly Advance) with respect to that Mortgage Loan and such amounts will be wired in accordance with the directions provided to the Certificate Administrator and the Servicer by the Mortgage Loan Seller repurchasing its interest in the Mortgage Loan at least ten (10) Business Days prior to the related Distribution Date, (vi) the Mortgage Loan Seller repurchasing its interest in the Mortgage Loan will be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement upon submission of an Investor Certification to the Certificate Administrator, (vii) no amendment may be made to this Agreement or the related Mortgage Loan Purchase Agreement that would materially and adversely affect the rights of the Mortgage Loan Seller repurchasing its interest in the Mortgage Loan in respect of the repurchased Mortgage Loan Seller interest in the Mortgage Loan without the consent of such repurchasing Mortgage Loan Seller, and (viii) if (in accordance with this Agreement) the applicable Special Servicer elects to sell the issuing entity’s share of the Mortgage Loan following a default thereunder, it must sell the entire Whole Loan on behalf of the Mortgage Loan Seller repurchasing its interest therein, the Certificateholders and the holders of the Companion Loans as a collective whole. Neither the Servicer nor the Trustee will make any Monthly Advance with respect to any Mortgage Loan Seller’s interest in the Mortgage Loan that has been repurchased as described above. All Servicer, Trustee, Certificate Administrator and applicable Special Servicer compensation will continue to be paid on each percentage interest in the Mortgage Loan that has been partially repurchased as set forth hereunder.

(c)           Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the related Co-Lender Agreement, the Servicer or Special Servicer, as applicable, shall consult with the applicable Companion Loan Holders with respect to any matters with respect to the servicing of such Companion Loans to the extent required under the related Co-Lender Agreement. In addition, notwithstanding anything to the contrary, the Servicer or applicable Special Servicer, as applicable, shall deliver reports and notices to each Companion Loan Holder to the extent required under the related Co-Lender Agreement.

(d)           For so long as no Consultation Termination Event has occurred, the Servicer or the applicable Special Servicer, as applicable, shall provide notice to the Directing Certificateholder of any material notices that the Servicer or such Special Servicer has received under or related to any franchise agreement, management agreement, comfort letter, subordination, non-disturbance and attornment agreement, recognition agreement or similar agreement.

(e)           With respect to each Whole Loan, the Servicer shall prepare, or cause to be prepared, on an ongoing basis, a statement setting forth, to the extent applicable to such Whole Loan:

(i)            (A) the amount of the distribution from the Collection Account allocable to principal and (B) separately identifying the amount of scheduled principal payments, balloon payments, principal prepayments made at the option of the related Borrower or other principal prepayments (specifying the reason therefor), net liquidation proceeds and foreclosure proceeds included therein and information on distributions made with respect to such Whole Loan;

(ii)           the amount of the distribution from the Collection Account allocable to interest and the amount of Default Interest allocable to such Whole Loan;

(iii)          the amount of the distribution to each related Companion Loan Holder, separately identifying the non-default interest, principal and other amounts included therein, and if the distribution to a related Companion Loan Holder is less than the full amount that would be distributable to such Companion Loan Holder if there were sufficient amounts available therefor, the amount of the shortfall and the allocation thereof between interest and principal and the amount of the shortfall, if any, under such Whole Loan;

(iv)          the principal balance of each of such Whole Loan and the related Companion Loans after giving effect to the distribution of principal as of the end of the related Collection Period; and

(v)           the amount of the servicing compensation paid to the Servicer and the applicable Special Servicer with respect to the most recent Distribution Date, showing separately the Servicing Fee, the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

Not later than each Remittance Date, the Servicer shall make the foregoing statement available to each Companion Loan Holder by electronic means.

(f)            At any time after a Companion Loan has become part of an Other Securitization Trust and, provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Other Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Companion Loan Holder pursuant to this Agreement or the applicable Co-Lender Agreement shall be delivered to the master servicer and special servicer with respect to such Other Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Other Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the related Co-Lender Agreement to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the related Co-Lender Agreement.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions. (a) On each Distribution Date, the Certificate Administrator shall be deemed to withdraw amounts deposited in the Lower-Tier Distribution Account for such Distribution Date and be deemed to distribute such funds in respect of the

Uncertificated Lower-Tier Interests to the Upper-Tier REMIC pursuant to Sections 4.01(a)(ii) and 4.01(i) by depositing such amounts in the Upper-Tier Distribution Account. The amounts specified in the preceding sentence shall be held in the Upper-Tier Distribution Account in respect of the Regular Certificates until distributed to the Holders thereof.

(i)            [Reserved]

(ii)           With respect to such Distribution Date, the timing and amounts of distributions of interest and principal and the reimbursement of Realized Losses on each Uncertificated Lower-Tier Interest will be identical to such amounts, reimbursements and timing on the Related Certificates (and in the case of the Class LA, Class LB and Class LC Uncertificated Interest, will include interest amounts in respect of the Class X Certificates to the extent actually distributable thereon as provided in this Section 4.01, except that, solely for this purpose, all calculations of interest with respect to the Class LA, Class LB and Class LC Uncertificated Interests shall be made at their related Pass-Through Rates, with the portion thereof corresponding to the Pass-Through Rates of the Related Certificates paid in the same priority as such Related Certificates, as applicable, and pro rata as among the Class LA, Class LB and Class LC Uncertificated Interests (based on the interest accrued on each such Class of Uncertificated Lower-Tier Interest) at an interest rate equal to the difference between the Net WAC Rate of the Mortgage Loans and the Pass-Through Rate of such Related Certificates, as applicable. Any amounts remaining in the Lower-Tier Distribution Account on any Distribution Date after the distributions described in this Section 4.01(a)(ii) and the distributions of any Yield Maintenance Default Premiums pursuant to Section 4.01(i) shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest.

(b)           The Certificate Administrator shall distribute to each Class of Pooled Certificates the amounts on deposit in the Distribution Account in respect of the Pooled Available Funds in the amounts and in the order of priority set forth below:

(i)            First, to the Class A and Class X Certificates, pro rata, based on their respective Interest Distribution Amounts, up to an amount equal to the aggregate of the Interest Distribution Amounts of such Classes with respect to such Distribution Date;

(ii)           Second, to the Class A Certificates, in reduction of the Certificate Balance thereof, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof has been reduced to zero;

(iii)          Third, to the Class A Certificates in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)          Fourth, to the Class B Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(v)           Fifth, to the Class B Certificates, in reduction of the Certificate Balance thereof, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(vi)          Sixth, to the Class B Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(vii)         Seventh, to the Class C Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(viii)        Eighth, to the Class C Certificates, in reduction of the Certificate Balance thereof, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(ix)           Ninth, to the Class C Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(x)           Tenth, to pay interest on any Interest Shortfalls allocated to any Class of Regular Certificates at the related Pass-Through Rate from the date the Interest Shortfall was allocated to such Class to but not including the date such Interest Shortfall was repaid in the following order: (A) the Class A and Class X Certificates, pro rata, based on the amount of such Interest Shortfalls, (B) the Class B Certificates, and (C) the Class C Certificates; and

(xi)          Eleventh, to the Class R Certificates (in respect of the Class UT-R Interest).

All references to pro rata in the preceding clauses and sub-clauses with respect to interest and Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses and sub-clauses.

While the Certificate Balance of any Class of Certificates has been reduced to zero, such Class will not be entitled to any further distributions in respect of interest or principal other than reimbursements of Realized Losses (including by application of Recovered Amounts as set forth in Section 1.04(c)), Interest Shortfalls and interest on such Interest Shortfalls and Realized Losses.

(c)           The Certificate Administrator shall distribute to each Class of Loan Specific Certificates the amounts on deposit in the Distribution Account in respect of the applicable Loan Specific Available Funds for each Mortgage Loan distributed to the Classes of

Loan Specific Certificates related to such Mortgage Loan in the amounts and in the order of priority set forth below:

(i)            First, to the senior-most Class of related Loan Specific Certificates, up to an amount equal to the applicable Interest Distribution Amount of such Class with respect to such Distribution Date;

(ii)           Second, to the senior-most Class of related Loan Specific Certificates, in reduction of the Certificate Balance of such Class, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date, until such Certificate Balance has been reduced to zero;

(iii)          Third, to the senior-most Class of related Loan Specific Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on such Realized Losses at the related Pass–Through Rate in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)          Fourth, to the next Class of related Loan Specific Certificates in numerical order, up to an amount equal to the applicable Interest Distribution Amount of such Class with respect to such Distribution Date;

(v)           Fifth, to the next Class of related Loan Specific Certificates in numerical order, in reduction of the Certificate Balance of such Class, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until such Certificate Balance has been reduced to zero;

(vi)          Sixth, to the next Class of related Loan Specific Certificates in numerical order, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on such Realized Losses at the related Pass–Through Rate in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(vii)         Seventh, if applicable, to the next Class of related Loan Specific Certificates in numerical order, up to an amount equal to the applicable Interest Distribution Amount of such Class with respect to such Distribution Date;

(viii)        Eighth, if applicable, to the next Class of related Loan Specific Certificates in numerical order, in reduction of the Certificate Balance of such Class, in an amount up to the applicable Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until such Certificate Balance has been reduced to zero;

(ix)           Ninth, if applicable, to the next Class of related Loan Specific Certificates in numerical order, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on such Realized Losses at the related

Pass–Through Rate in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(x)           Tenth, to the related Classes of Loan Specific Certificates in numerical order, in each case, to pay interest on any Interest Shortfalls allocated to any Class of related Loan Specific Certificates at the related Pass-Through Rate from the date the Interest Shortfall was allocated to such Class to but not including the date such Interest Shortfall was allocated to such Class; and

(xi)          Eleventh, to the Class R Certificates (in respect of the Class UT-R Interest);

All references to pro rata in the preceding clauses with respect to interest and Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses. All references to “numerical order” with respect to the Loan Specific Certificates shall mean first to the Class PR-1 Certificates and then to the Class PR-2 Certificates or first to the Class SQ-1 Certificates, then to the Class SQ-2 Certificates and then to the Class SQ-3 Certificates, as applicable.

While the Certificate Balance of any Class of Certificates has been reduced to zero, such Class will not be entitled to any further distributions in respect of interest or principal other than reimbursements of Realized Losses (including by application of Recovered Amounts as set forth in Section 1.04(c)), Interest Shortfalls and interest on such Interest Shortfalls and Realized Losses.

Amounts payable on any Distribution Date in respect of the Classes of Loan Specific Certificates related to one Mortgage Loan will not be available to make distributions on (or reimbursements in respect of) the Classes of Loan Specific Certificates related to the other Mortgage Loan or on any of the Classes of Pooled Certificates.

(d)           All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first Class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

(e)           Realized Losses allocated to the Mortgage Loans shall be applied with respect to the Principal Balance Certificates dollar for dollar, without a principal distribution, as a reduction of the aggregate Certificate Balance of the Principal Balance Certificates as follows:

(i) with respect to Realized Losses that are not specific to a particular Mortgage Loan, such Realized Losses shall be allocated first, pro rata between the Non-Pooled Trust Notes until the outstanding balances of such Non-Pooled Trust Notes have been reduced to zero, and then to the Pooled Trust Notes, with Realized Losses so allocated to the Non-Pooled Trust Notes for a particular Mortgage Loan being allocated in turn to the Certificate Balance of the related Classes of Loan Specific Certificates in reverse numerical order, and Realized Losses so allocated to the Pooled Trust Notes being allocated to the Certificate Balances of the Class C, Class B and Class A Certificates, in that order; and (ii) with respect to Realized Losses that are Mortgage Loan specific, (“Loan Specific Realized Losses”) such Realized Losses shall be allocated first, to the related Classes of Loan Specific Certificates, in reverse numerical order, in reduction of the Certificate Balances thereof, and then to the Certificate Balances of the Class C, Class B and Class A Certificates, in that order. Allocations of Realized Losses or Loan Specific Realized Losses to any Class of Certificates shall be deemed to result in a corresponding reduction of the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest.

Shortfalls in principal caused by Additional Trust Fund Expenses allocated to the Pooled Trust Notes shall be applied dollar for dollar, without a principal distribution, as a reduction to the Certificate Balances of the Class C, Class B and Class A Certificates, in that order, and if allocable to interest, (1) to the Class C Certificates, (2) to the Class B Certificates and then (3) to the Class A Certificates and Class X Certificates, pro rata based on interest accrued. Such shortfalls shall be allocable first to principal distributions, if any, on the applicable Class, and then to interest distributions, if any, on the applicable Class.

(f)          The Certificate Administrator shall, as many days as is reasonably practicable prior to the date on which the final distribution with respect to any Class of Certificates is expected to be made, forward to each Holder of such Class of Certificates, on such date a notice to the effect that:

(A)         the Certificate Administrator reasonably expects, based upon information previously provided to it, that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)         if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall deliver a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall distribute such amounts as provided in Section 10.01(e). No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(i). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator. Notwithstanding anything herein to the contrary, for so long as Wells Fargo Bank, National Association serves as Certificate Administrator, all funds held by the Certificate Administrator shall remain uninvested.

(g)           On any Distribute Date, Yield Maintenance Default Premium Amounts collected during the related Due Period, if any, in respect of a Mortgage Loan shall be allocated among the Trust Notes as provided in the Co-Lender Agreements.

(h)           On any Distribution Date, the portion of any Yield Maintenance Default Premium amounts, if any, collected in respect of each Mortgage Loan and allocated to the Pooled Trust Notes during the related Due Period shall be distributed by the Certificate Administrator to the holders of each Class of Pooled Certificates (excluding the Class R Certificates) in the following manner: (A) the holders of each Class of Pooled Principal Balance Certificates shall be entitled to receive on each Distribution Date an amount of such Yield Maintenance Default Premiums, for the Mortgage Loan prepayments allocated to the Pooled Trust Notes, equal to the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Pooled Principal Balance Certificates representing principal payments in respect of the Mortgage Loans allocated to the Pooled Trust Notes on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment in respect of the Mortgage Loans allocated to the Pooled Trust Notes and such Class of Pooled Certificates, and (c) the Yield Maintenance Default Premium amounts collected in respect of the Mortgage Loans and allocated to the Pooled Trust Notes during the related Due Period, and (B) any Yield Maintenance Default Premium amounts collected in respect of the Mortgage Loans and allocated to the Pooled Trust Notes during the related Due Period remaining after such distributions shall be distributed to the Class X Certificates.

(i)            On any Distribution Date, the portion of any Yield Maintenance Default Premium amounts, if any, collected in respect of a Mortgage Loan allocated to the related Non-Pooled Trust Notes during the related Due Period shall be distributed by the Certificate Administrator to the holders of each Class of Loan Specific Certificates related to such Mortgage Loan following manner: the holders of each such Class of Loan Specific Certificates shall be entitled to receive on each Distribution Date an amount of Yield Maintenance Default Premiums, for the Mortgage Loan prepayments allocated to the related Non-Pooled Trust Notes, equal to the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Loan Specific Certificates related to such Mortgage Loan representing principal payments in respect of such Mortgage Loan allocated to such Non-Pooled Trust Notes on such Distribution Date and (b) the Yield Maintenance Default Premium amounts collected in respect of such related Mortgage Loan and allocated to the Non-Pooled Trust Notes during the related Due Period.

All Yield Maintenance Default Premiums distributable pursuant to Section 4.01(h)-(i) shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Class LA Uncertificated Interest (whether or not the Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest has been reduced to zero).

(j)            Appraisal Reduction shall be applied for the purpose of determining the amount of any Monthly Advance on any Mortgage Loan pursuant to Section 4.07(b), to the related Mortgage Loan, with any such amounts to be allocated to the Class C, Class B and Class A Certificates, in that order (provided in each case that no Certificate Balance in respect of any such Class shall be notionally reduced below zero). Once a Final Recovery Determination has been made with respect to any Mortgage Loan, any applicable Appraisal Reduction applied to the Certificates shall be reversed in its entirety. In addition, when a Mortgage Loan is no longer a Required Appraisal Mortgage Loan, any applicable Appraisal Reduction applied to the Certificates, shall be reversed in its entirety.

(k)           To the extent an Excess Prepayment Interest Shortfall is allocated to any Mortgage Loan, it will be allocated pro rata (based on what would otherwise be their respective Interest Accrual Amounts), to each Class of Regular Certificates, in each case as a reduction of the amount otherwise distributable to such Class in respect of interest on such Distribution Date. Excess Prepayment Interest Shortfalls allocated to the Class A, Class B and Class C Certificates pursuant to the preceding sentence will be allocated in an equivalent amount to the Related Uncertificated Lower-Tier Interest, Excess Prepayment Interest Shortfalls allocated to the Class X Certificates will be allocated in an equivalent amount to the Class LA, Class LB and Class LC Uncertificated Interest. Such reductions shall not be recoverable on future Distribution Dates.

(l)            On the first Distribution Date only, the Certificate Administrator shall withdraw $100 from the Upper-Tier Distribution Account and distribute $100 to the Class X Certificates, which distribution will be deemed a payment of principal on the principal balance of the Class X Certificates for federal income tax purposes.

Section 4.02     Statements to Certificateholders. (a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 8.13 on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit P hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) a statement as to such distribution (a “Distribution Date Statement”) setting forth the information set forth on Exhibit P, and including among other things, for each Class, as applicable:

(i)            the amount of distributions, if any, made on such Distribution Date to the Holders of each Class of Principal Balance Certificates applied to reduce the respective Certificate Balances thereof;

(ii)           the amount of distributions, if any, made on such Distribution Date to Holders of each Class of Certificates allocable to interest accrued at the respective Pass-Through Rates or as payment of Interest Shortfalls; and the amount, if any, by which such distribution was reduced by or as a result of Excess Prepayment Interest Shortfalls;

(iii)          the number of outstanding Mortgage Loans and the aggregate Principal Balance of the Mortgage Loan Pool at the close of business on the related Determination Date;

(iv)          the number and aggregate unpaid Principal Balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Mortgage Loans but not delinquent, or (E) as to which foreclosure proceedings have been commenced;

(v)           with respect to any Mortgage Loan to which the related Mortgaged Property became an REO Property during the related Due Period, the Loan Number of such Mortgage Loan and the Principal Balance of such Mortgage Loan as of the date such Mortgaged Property became an REO Property;

(vi)          as to any Mortgage Loan repurchased by the Mortgage Loan Seller or otherwise liquidated or disposed of during the related Due Period, (A) the Loan Number of the Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Due Period and the portion of Liquidation Proceeds included in Pooled Available Funds or Loan Specific Available Funds for such Distribution Date;

(vii)         with respect to any REO Property included in the Trust Fund as of the close of business on the related Determination Date, the Loan Number of the related Mortgage Loan, the Principal Balance of such REO Mortgage Loan and the amount of Net REO Income and other amounts, if any, received on such REO Property during the related Due Period and the portion of Net REO Income and other proceeds received on such REO Property during the related Due Period included in Pooled Available Funds or Loan Specific Available Funds for such Distribution Date;

(viii)        with respect to any REO Property sold or otherwise disposed of during the related Due Period, the Loan Number of the related Mortgage Loan and the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Due Period and the portion of sale proceeds included in Pooled Available Funds or Loan Specific Available Funds for such Distribution Date;

(ix)           the aggregate Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates (other than the Class R Certificates), before and after giving effect to the distributions made on such Distribution Date, identifying any reduction in the aggregate Certificate Balance of each such Class due to Realized Losses;

(x)           the aggregate amount of Principal Prepayments made during the related Due Period;

(xi)          the Pass-Through Rate applicable to each applicable Class of Certificates for such Distribution Date;

(xii)         in the case of any Class of Certificates, the portion of any Yield Maintenance Default Premiums distributed to such Class on such Distribution Date;

(xiii)       the aggregate amount of Servicing Compensation and Special Servicing Compensation (including interest thereon) retained by or paid to the Servicer and the Special Servicers during the related Due Period;

(xiv)        the aggregate amount of Administrative Advances, Servicing Advances and Monthly Advances outstanding which have been made by the Servicer, the Special Servicers and the Trustee;

(xv)         the amount of any Appraisal Reductions effected during the related Due Period and the total Appraisal Reductions as of such Distribution Date on a loan by loan basis;

(xvi)        the amount of each distribution on the Class X Certificates and whether such amount constitutes interest, prepayment premiums or other funds;

(xvii)       each current Controlling Class; and

(xviii)      the CREFC® Intellectual Property Royalty License Fees paid to CREFC®.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall send to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information set forth in subclauses (i), (ii) and (xii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it has provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

(b)           On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 8.13 to each Privileged Person via the Certificate Administrator’s Website (i) the related Distribution Date Statement, (ii) the CREFC® Investor Reporting Package and (iii) as a convenience to such parties (and not in furtherance of the distribution thereof under the securities laws), the Offering Circular and this Agreement. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through the Certificate Administrator’s internet website. The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based in part upon the reports delivered by the applicable Special Servicer to the Servicer as provided herein. Absent manifest error, none of the Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Servicer, the applicable Special Servicer or the Certificate Administrator, as applicable. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Servicer or the applicable Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Servicer or such Special Servicer, as applicable. The Certificate Administrator shall be entitled to conclusively rely upon the Servicer’s reports and the applicable Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. The Servicer shall not be responsible for the accuracy or completeness of any information supplied to it by the applicable Special Servicer that is included in any reports, statements, materials or information prepared or provided by such Special Servicer. The Servicer shall be entitled to conclusively rely upon the applicable Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on a report received from the Servicer, and the final report from the Servicer changes the initial amounts forwarded by the Servicer to the Certificate Administrator, the Certificate Administrator shall use commercially reasonable efforts to notify DTC to make a revised distributions on a timely basis on such Distribution Date. The Certificate Administrator shall not be liable or held responsible for any resulting delay (or claim by DTC resulting therefrom) in the making of such distribution to the Certificateholders and shall be indemnified and entitled to reimbursement by the Trust Fund for any loss, cost or expenses resulting therefrom.

(c)           The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days prior notice, for review by any Privileged Person and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties, to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or by the terms of any of the Mortgage Loan Documents and provided that any such person shall be required by the Certificate Administrator to provide the Certificate Administrator with an Investor Certification): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements prepared by the Certificate Administrator since the Closing Date; (iii) all Officer’s Certificates delivered by the Servicer or the applicable Special Servicer to the Certificate Administrator since the Closing Date; (iv) all accountants’ reports delivered by the Servicer or applicable Special Servicer to the Certificate Administrator since the Closing Date; (v) the most recent property inspection report prepared by or on behalf of the Servicer or the applicable Special Servicer in respect of each Mortgaged

Property; (vi) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries, if any, collected by or on behalf of the Servicer or the applicable Special Servicer and delivered to the Certificate Administrator; (vii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer and/or the applicable Special Servicer and delivered to the Certificate Administrator; (viii) any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support the Servicer’s, the applicable Special Servicer’s or the Trustee’s, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance; (ix) any other materials relating in any manner to the Mortgage Loans, the Mortgaged Properties (including REO Properties) or the Certificates and not otherwise required to be provided hereunder that are in the possession of the Certificate Administrator and (x) any Rule 144A Information pursuant to Section 5.01(c). Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator may require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of providing such copies. The Certificate Administrator’s obligation under this Section 4.02(c) to make available any document is subject to the Certificate Administrator’s receipt of such document.

(d)           Reserved.

(e)           The Certificate Administrator shall be obligated to deliver or make available the statements, reports and information contemplated by Sections 4.02(a) through 4.02(c) only to the extent it receives the necessary underlying information from the Servicer or the applicable Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information and, if the Servicer is not the Special Servicer, the Servicer shall not be liable for any failure of such Special Servicer to provide such underlying information. Nothing herein shall obligate the Certificate Administrator, the Servicer or the applicable Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Certificate Administrator, the Servicer or the applicable Special Servicer to disseminate information for such reason shall not be a breach hereof. The Servicer and the applicable Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person’s information or report included in any communication from the Servicer or the applicable Special Servicer under this Section 4.02.

Section 4.03     Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding. The Certificate Administrator agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder or payee that is a Non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8IMY (with applicable attachments), Form W-8BEN, Form W-8BEN-E or Form W-9 or an acceptable substitute form or a successor form and who is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code with respect to the Trust Fund, the Depositor or a Borrower, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. If the Certificate Administrator or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Any amount so withheld shall be treated as having been distributed to such Certificateholder or payee for all purposes of this Agreement.

Section 4.04     REMIC Compliance. (a) The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare, timely deliver to the Trustee to sign (and the Trustee shall timely sign) and file, or cause to be prepared and filed, all required Tax Returns for each such REMIC, using the accrual method of accounting and a calendar year as the taxable year for each such REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of such REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code and Section 4.05; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions to maintain the status of each such REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within thirty days of the Closing Date, apply for a tax payer identification number for each such REMIC on Form SS-4, and furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the related REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each of such REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis. The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Lower-Tier REMIC and the Upper-Tier REMIC, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder holds an equal Percentage Interest in the Class R Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R Certificates shall be such tax matters person with respect to the related Trust REMIC. The Certificate Administrator shall act as attorney in fact and agent for the tax matters person of each Trust REMIC. Each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding as to the Trust REMICs shall be paid by the Trust Fund. The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Servicer or the applicable Special Servicer that prevents the Certificate Administrator from complying with any of clauses (i) through (vi) of the sixth preceding sentence or that results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard, the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject either Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause either Trust REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow either Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Servicer, the applicable Special Servicer and the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences and then only to the extent provided for in Section 4.05) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Servicer and the Special Servicers shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Servicer’s or the applicable Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)          The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Payment Dates; provided that all the Mortgage Loans will pay in full on their initial Maturity Dates; provided, further, that no Mortgage Loan is repurchased by the Mortgage Loan Seller pursuant to Article II.

Section 4.05     Imposition of Tax on the Trust REMICs. If any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on either Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates (in each case only as provided in Section 3.06); provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Income with respect to the REO Property (and until such taxes are paid, the applicable Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall promptly pay therefrom any such taxes owed); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from amounts in the Collection Account as provided in Section 3.06(a) and the next sentence, in the case of the Trust REMICs. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from funds allocated to the related Mortgage Loans sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by either Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Section 860F(a) of the Code of either Trust REMIC or (ii) the amount of any contribution to either Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax. To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates in respect of the Class UT-R and Class LT-R Interests, and shall distribute such retained amounts in the case of the Trust REMICs to reimburse any shortfalls to the Holders of Regular Certificates until they are fully reimbursed, and then to the Holders of the Class R Certificates in respect of the Class UT-R and Class LT-R Interests. None of the Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator shall be responsible for any taxes imposed on either Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Servicer, such Special Servicer, the Trustee or the Certificate Administrator) or an act or omission of the Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable, in contravention of this Agreement, provided that such breach, act or omission could result in liability under Section 6.03, in the case of the Servicer or applicable Special Servicer or Section 4.04 or 8.01, in the case of the Certificate Administrator. Notwithstanding anything in this Agreement to the contrary, in each such case, the Servicer and a Special Servicer shall not be responsible for Trustee’s and Certificate Administrator’s breaches, acts or omissions, and the Trustee and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Servicer or a Special Servicer.

Section 4.06     Investor Q&A Forum and Investor Registry. (a) The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders or Beneficial Owners of Certificates may submit questions to (A) the

Certificate Administrator relating to the Distribution Date Statement, or (B) the Servicer or the applicable Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14 and regarding the Mortgage Loans or the Mortgaged Properties (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer or the applicable Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry, via electronic delivery, to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer or the applicable Special Servicer, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer or such Special Servicer, as applicable, shall be delivered to the Certificate Administrator by electronic delivery. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Servicer or the applicable Special Servicer determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan Documents or this Agreement (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or such Special Servicer, as applicable, (v) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Certificateholder and such Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Servicer or such Special Servicer, shall promptly notify the Certificate Administrator of such decision. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that the Certificate Administrator, the Servicer and the Special Servicers shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan Documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Certificate Administrator, the Servicer or such Special Servicer, as applicable, (v) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Certificateholder and such Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should or may be drawn from the fact that the Certificate Administrator, the Servicer or such Special Servicer has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchasers or any of their respective Affiliates. None of the Initial Purchasers, Depositor, the Servicer, the applicable Special Servicer or the Certificate Administrator or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. No party shall post or otherwise disclose direct communications with the Directing Certificateholder as part of its response to any Inquiries; provided that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Certificateholder, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.

(b)           The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Section 4.07     Remittances; Monthly Advances. (a) “Monthly Advance” shall mean for any Mortgage Loan with respect to any Due Period (i) the delinquent Scheduled Monthly Payments on the Mortgage Loans and (ii) in the case of a Mortgage Loan delinquent in respect of its Balloon Payment and any Mortgage Loan as to which the related Mortgaged Property has become an REO Property, an amount equal to the excess, if any, of the Assumed Scheduled Monthly Payment for the related Due Period over any amounts collected with respect to such Mortgage Loan or REO Property during the Due Period and applied to amounts due as principal and/or interest on the related Mortgage Loan. Subject to a determination of nonrecoverability, a Monthly Advance shall be required under this Section 4.07 if the amount set forth in the preceding sentence was not received on the applicable Mortgage Loan as of the close of business on the Determination Date on or prior to the Servicer Remittance Date.

(b)           Notwithstanding the foregoing, in the case of any Required Appraisal Mortgage Loan, the interest portion of any Monthly Advance for such Mortgage Loan for any Due Period shall be limited to the amount of any interest that otherwise would be advanced on such Mortgage Loan, multiplied by a fraction, the numerator of which is the Principal Balance of such Mortgage Loan minus the related Appraisal Reduction (to the extent such Appraisal Reduction is allocated to the related Mortgage Loan), and the denominator of which is the Principal Balance of such Required Appraisal Mortgage Loan. The Servicer shall report to the Certificate Administrator on or before each Determination Date all Appraisal Reduction.

(c)           No later than the Servicer Remittance Date immediately preceding each Distribution Date, the Servicer shall:

(i)            remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to the aggregate of the related applicable portion of the Available Funds and the amount of any applicable related Yield Maintenance Default Premiums received during the related Due Period;

(ii)           make a Monthly Advance, by remittance to the Certificate Administrator for deposit into Lower-Tier Distribution Account, in an amount equal to the sum of the required Monthly Advance pursuant to Section 4.07(a) above for each Mortgage Loan, to the extent such amount was not received on such Mortgage Loan as of the close of business on the Determination Date on or prior to the Servicer Remittance Date (and therefore are not included in the remittance described in the preceding clause (i)); provided that if any such amount is received by close of business on the Servicer Remittance Date, the Servicer shall reimburse itself for such Advance from such receipt and no Advance Interest Amount shall be charged with respect thereto; and

(iii)          remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to the Certificate Administrator Fee (including the Trustee Fee) and any other reimbursement owing to the Certificate Administrator and the Trustee in respect of the immediately preceding month to be paid in accordance with Section 3.06(c); provided that to the extent the Servicer receives a Principal Prepayment on the related Servicer Remittance Date that is also the Payment Date, the Servicer is not required to remit such payment on such Servicer Remittance Date but shall use its best efforts to remit such amount to the Certificate Administrator by 5:00 p.m. (New York City time) on such Servicer Remittance Date and shall remit such Principal Prepayment in any event no later than 10:00 a.m. (New York City time) on the next Business Day, accompanied by interest for the benefit of the Certificate Administrator on such Principal Prepayment at the “bank rate” from and including the Servicer Remittance Date to but excluding such next Business Day, such interest to be paid from the Servicer’s own funds and not from the assets of the Trust.

(d)           The Servicer shall not make an advance for Prepayment Interest Shortfalls, Yield Maintenance Default Premiums, Default Interest or Balloon Payments.

(e)            If as of 11:00 a.m. (New York City time), on any Distribution Date the Servicer shall not have made the Monthly Advance required to have been made on the related Servicer Remittance Date pursuant to Section 4.07(c)(ii), the Trustee shall no later than 1:00 p.m. (New York City time), on such Business Day deposit into the Lower-Tier Distribution Account (to the extent described in clause (i) or (ii) of the first sentence of Section 4.07(a)), in immediately available funds an amount equal to the Monthly Advance otherwise required to have been made by the Servicer.

(f)            The Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of Monthly Advances it makes to the extent permitted pursuant to Section 3.06 together with any related Advance Interest Amount in respect of such Monthly Advances to the extent permitted pursuant to Section 3.06.

(g)           None of the Servicer or the Trustee shall be obligated to make a Monthly Advance on any date on which a Monthly Advance is otherwise required to be made by this Section 4.07 if the Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that such advance will be a Nonrecoverable Advance. The Servicer shall be required to provide notice to the Trustee on or prior to the Servicer Remittance Date of any such non recoverability determination made on or prior to such date. The Servicer shall consider an Unliquidated Advance in respect of prior Monthly Advances for the purpose of recoverability determinations as if such Unliquidated Advance were an unreimbursed Monthly Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer that a Monthly Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Servicer has failed to make a Monthly Advance for reasons other than a determination by the Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such Advance within the time periods required by Section 4.07(e) unless the Trustee, in good faith, makes a determination prior to the times specified in Section 4.07(e) that such Advance would be a Nonrecoverable Advance. On each Determination Date, the applicable Special Servicer shall report to the Servicer such Special Servicer’s determination as to whether each Monthly Advance made with respect to any previous Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan is a Nonrecoverable Advance. The Servicer and the Trustee shall be entitled to conclusively rely on such determination.

(h)           If the Servicer fails to remit to the Certificate Administrator any amount for deposit into the Lower-Tier Distribution Account when required pursuant to this Agreement (notwithstanding Section 7.01(a)(i)), the Servicer shall pay to the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the bank rate from and including the day such remittance was required to be made to, but not including, the day on which such remittance was actually made. Notwithstanding the foregoing, the portion of any Monthly Advance equal to the CREFC® Intellectual Property Royalty License Fee for the related Mortgage Loans shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date.

Section 4.08     Appraisal Reductions. (a) [Reserved]

(b)           For purposes of determining the Voting Rights of the related Classes for purposes of removal of a Special Servicer or determining the Controlling Class with respect to a Mortgage Loan (and whether a Control Event has occurred and is continuing with respect to such Mortgage Loan), Appraisal Reductions will be allocated to each Class of Certificates (other than the Class X and Class R Certificates) in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the related Classes of Loan Specific Certificates in reverse numerical order, then, to the Class C Certificates, and then, to the Class B). The Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction with respect to each Mortgage Loan.

(c)           [Reserved]

(d)           With respect to each Mortgage Loan or related Companion Loan as to which an Appraisal Reduction has occurred (unless such Mortgage Loan (and any related Companion Loan) has become a Rehabilitated Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), the applicable Special Servicer shall promptly order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Servicer as a Servicing Advance and to the extent it would be a Nonrecoverable Advance, a Trust expense, promptly following receipt of any such Appraisal, shall deliver a copy thereof to the Servicer and the Trustee. Based upon such Appraisal, the applicable Special Servicer shall redetermine and report to the Servicer, the Certificate Administrator, the Trustee and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the amount and calculation of the Appraisal Reduction with respect to such Mortgage Loan and the related Companion Loans, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan and the related Companion Loans. Prior to the occurrence of a Consultation Termination Event, the applicable Special Servicer shall consult with the Directing Certificateholder with respect to the calculation of an Appraisal Reduction. Notwithstanding the foregoing, the applicable Special Servicer will not be required to obtain an Appraisal with respect to a Mortgage Loan as to which an Appraisal Reduction Event has occurred to the extent that such Special Servicer has obtained an Appraisal (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the nine-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, such Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction with respect to such Mortgage Loan and the related Companion Loans; provided that such Special Servicer is not aware of any material change to the related Mortgaged Property, its earnings potential or risk characteristics, or marketability, or market conditions having occurred and affecting the validity of such Appraisal or valuation, as applicable. The applicable Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Servicing Advance.

(e)           Any Mortgage Loan (and any related Companion Loan) previously subject to an Appraisal Reduction, which has become a Rehabilitated Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.

(f)          Subject to Accepted Servicing Practices, absent manifest error in the appraised value contained in an Appraisal or a material change in circumstances since the date of the Appraisal, the applicable Special Servicer shall not adjust downward the appraised value of any Mortgaged Property in making an Appraisal Reduction calculation, to the extent that such downward adjustment would cause the senior-most Class of related Loan Specific Certificates to become an Appraised-Out Class.

If the Certificate Balance of the most senior Class of related Loan Specific Certificates (taking into account the application of any Appraisal Reductions) to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, such Class shall be referred to as the “Appraised-Out Class”. The Holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the applicable Special Servicer to order a second Appraisal of the Mortgaged Properties (such Holders, the “Requesting Holders”). The applicable Special Servicer shall use its reasonable best efforts to ensure that such Appraisal is delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared by an Independent Appraiser).

In addition, if subsequent to the senior-most Class of related Loan Specific Certificates becoming an Appraised-Out Class there is a material change with respect to the Mortgaged Property related to the Appraisal Reductions that caused such Class to become an Appraised-Out Class, the Requesting Holders shall have the right to request, in writing, that the applicable Special Servicer obtain an additional Appraisal, which request shall set forth the Requesting Holders’ belief of what constitutes a material change to the Mortgaged Property (including any related documentation). The costs of obtaining such additional Appraisal shall be paid by the Requesting Holders. Subject to the applicable Special Servicer’s confirmation, determined in accordance with Accepted Servicing Practices, that there has been a change with respect to such Mortgaged Property and such change was material, the applicable Special Servicer shall order another Appraisal from an Independent Appraiser, the identity of which shall be determined by such Special Servicer in accordance with Accepted Servicing Practices (provided that such Independent Appraiser may not be the same Independent Appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting such Special Servicer to obtain an additional Appraisal). Appraisals that are permitted to be requested by any Appraised-Out Class shall be in addition to any Appraisals that the applicable Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices upon the occurrence of such material change or that such Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

Upon receipt of any supplemental Appraisal pursuant to the two preceding paragraphs, the applicable Special Servicer shall recalculate such Appraisal Reductions based upon such second Appraisal. If required by any such recalculation, the applicable Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reductions.

Any Appraised-Out Class for which the Requesting Holders are challenging the applicable Special Servicer’s Appraisal Reductions determination may not exercise any rights of the related Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class.

ARTICLE V

THE CERTIFICATES

Section 5.01       The Certificates. (a) The Certificates consist of the Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates. The Certificates will be substantially in the forms annexed as Exhibits A-1 through A-10, as set forth in the Table of Exhibits hereto.

The Certificates of each Class (other than Class R) will be issuable in registered form only, in authorized minimum denominations of Certificate Balance or Notional Amount, as applicable as described in the succeeding table, and multiples of (a) $1,000 in excess thereof in the case of the Principal Balance Certificates and (b) $1 in excess thereof in the case of the Class X Certificates. With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or an indirect Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or Notional Amount and (iii) be in an authorized denomination, as set forth below:

Class	Minimum Denomination
A	$100,000
X	$1,000,000	*
B	$100,000
C	$100,000
PR-1	$100,000
PR-2	$100,000
SQ-1	$100,000
SQ-2	$100,000
SQ-3	$100,000

*	Notional

The Class R Certificates shall be issued in registered form only in minimum denominations of 10% Percentage Interests, and in integral multiples of 1% in excess thereof.

(b)            Each Certificate shall, on original issue, be executed by the Certificate Administrator and authenticated by the Certificate Administrator or the Authenticating Agent upon the order of the Depositor. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein, executed by an authorized officer of the Certificate Administrator or the Authenticating Agent, if any, by manual signature, and such certification upon any Certificate shall be conclusive evidence, and the only evidence, that such

Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. At any time and from time to time after the execution and delivery of this Agreement, the Depositor may deliver Certificates to the Certificate Administrator for execution and authentication and the Certificate Administrator shall execute and the Certificate Administrator or the Authenticating Agent shall authenticate and deliver such Certificates as in this Agreement provided and not otherwise. If additional Certificates need to be prepared at any time subsequent to the Closing Date, the Depositor shall prepare, or cause to be prepared, and deliver, or cause to be delivered, at the Depositor’s expense, any such additional Certificates. With respect to the Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2 and Class SQ-3 Certificates, on the Closing Date the Certificate Administrator shall execute and the Certificate Administrator or the Authenticating Agent upon the order of the Depositor shall authenticate Book Entry Certificates that are issued in the name of Cede & Co., in which the Beneficial Owners will hold an interest and in definitive form to investors that are IAIs. The Class R Certificates will be issued only in definitive form.

(c)             So long as the Certificates constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Depositor is not subject to the information requirements of the Exchange Act, the Holder or Beneficial Owner of any Certificate and any prospective purchaser of such Certificate or an interest therein designated by such Holder or Beneficial Owner, will have the right to obtain from the Depositor and the Certificate Administrator information required under Rule 144A(d)(4) of the Securities Act (“Rule 144A Information”). The Trustee, the Servicer and the Special Servicer subject to such request shall each be required to furnish to the Certificate Administrator, upon request, any such information in the possession of the Servicer or such Special Servicer, as applicable. The Trustee, the Servicer, each Special Servicer and the Certificate Administrator shall cooperate with the Depositor in furnishing such information pursuant to this Section, but none of them shall be responsible for the sufficiency of the information so furnished and none of them shall be obligated to deliver any Rule 144A Information under this Section 5.01(c) if such information is not in its possession.

The Certificate Administrator initially shall be the Certificate Registrar and transfer agent in respect of the Certificates and shall, in such capacities, (i) maintain a record (the “Certificate Register”) of the aggregate holdings of Certificates represented by each Regulation S Global Certificate and each Domestic Global Certificate and accept Certificates for exchange and registration of transfer, (ii) register the names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates in the Certificate Register; provided, however, that in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual participants holding beneficial interests through the Depository and (iii) transmit to the Depositor, the Servicer and the applicable Special Servicer any notices from Certificateholders. The Certificate Registrar may resign or be discharged or removed by the Certificate Administrator, the Trustee, the Depositor, the Servicer or the Certificateholders, and a new successor may be appointed, in accordance with the procedures and requirements set forth in Sections 8.07 and 8.08 with respect to the resignation, discharge or removal of the Certificate Administrator and the appointment of a successor certificate administrator. The Certificate Registrar may appoint, by a written instrument delivered to the Certificateholders, the Certificate Administrator and the Trustee, any trust company to act as co-registrar under such conditions as the Certificate Registrar may prescribe; provided that the

Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

(d)            To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Beneficial Owner, the Certificate Administrator shall make such determination based on an Investor Certification; provided, however, that the Certificate Administrator is not to knowingly recognize such Person as a Beneficial Owner if such Person, to the actual knowledge of a Responsible Officer of the Certificate Administrator, acquired its interest in a Certificate in violation of the transfer restrictions herein. Nothing in this paragraph shall be construed to require the Certificate Administrator to confirm, at its own expense, with any Clearing Agency or Clearing Agency Participants, the identity of a Beneficial Owner. The Certificate Administrator may conclusively rely on such Beneficial Ownership Certification.

Section 5.02       Registration of Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at the its principal offices the Certificate Register in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). The Certificate Registrar shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Servicer and the applicable Special Servicer any notices from the Certificateholders.

(b)            Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)            Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)            Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, (B) that the Certificate being transferred is not a “restricted security” as defined in Rule 144 under the Securities Act or (C) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Securities Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)             Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)             Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)            Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)            Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate

or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit L-4 to this Agreement and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator or the Certificate Registrar in their respective capacities as such).

(i)              Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)              Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)              Reserved.

(l)              All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)            No ERISA Restricted Certificate or Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such plan or using the assets of a Plan to purchase such ERISA Restricted Certificate or Class R Certificate, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a governmental plan subject to Similar Law, the acquisition, holding and disposition of such Certificates will not constitute or otherwise result in a non-exempt violation of Similar Law). Except in connection with the transfer thereof by an Initial Purchaser, each prospective transferee of an ERISA Restricted Certificate or a Class R Certificate in Non-Book Entry Certificate form shall deliver to the transferor, the

Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit C-5 to this Agreement, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a governmental plan subject to Similar Law, the acquisition, holding and disposition of such Certificates will not constitute or otherwise result in a non-exempt violation of Similar Law). No Class A, Class X, Class B or Class C Certificate and no Certificate which has ceased to be an ERISA Restricted Certificate (because of the proviso in the definition of “ERISA Restricted Certificate”) may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an accredited investor, as defined in Rule 501(a)(1) of Regulation D, (B) the purchaser is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (C) the purchaser agrees that it will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (A) and (B), and (y) a written agreement of the type described in this clause (C). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)            Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

                            (i)             Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

                            (ii)             No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the Initial Purchasers, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit C-3 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.02(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit C-4 to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

                                (iii)        Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (n)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

                             (iv)           The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

Section 5.03       Reserved.

Section 5.04       Form and Registration. (a) Each Class of the Regular Certificates sold to an institution that is not a U.S. Person in offshore transactions in reliance on Regulation S under the Securities Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Regular Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.02(f) of this Agreement. During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)            The Regular Certificates of each Class offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, together with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)            The Certificates of each Regular Class offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers and the Class R Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)            Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Certificate Administrator has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Certificate Administrator has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Administrator to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)            If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.02(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.02(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

Section 5.05      Notices to Clearing Agency. Whenever notice or other communication to the Certificateholders is required under this Agreement, unless and until Definitive Certificates shall have been issued to Beneficial Owners pursuant to Section 5.06, the Certificate Administrator shall give all such notices and communications specified herein to be given to Certificateholders of the Regular Certificates to the Clearing Agency for distribution to Certificateholders of such Classes of Certificates. Any beneficial owner of a Certificate who does not receive information through DTC or its participants may request that Certificate Administrator reports be mailed directly to it by written request to the Certificate Administrator (accompanied by evidence of such beneficial ownership) at the Corporate Trust Office of the Certificate Administrator. The Servicer, the Special Servicers, the Certificate Administrator, the Trustee and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the Certificate Registrar.

Section 5.06       Definitive Certificates. (a) All of the Class R Certificates will be issued in the form of Definitive Certificates. In the case of Definitive Certificates issued in exchange for a Domestic Global Certificate, such Definitive Certificates shall bear the appropriate legend referred to in Section 5.02 (unless the Certificate Administrator and the Depositor determine otherwise in accordance with applicable law) and shall be subject to the provisions of such legend. The Holder of a Definitive Certificate may transfer such Definitive Certificate, subject to compliance with the provisions of such legend, by surrendering it at (i) the office or agency maintained by the Certificate Administrator for such purpose, or (ii) the office of any transfer agent appointed by the Depositor. Upon the transfer, exchange or replacement of Definitive Certificates bearing the legend, or upon specific request for removal of the legend on a Definitive Certificate, the Certificate Administrator will deliver only Definitive Certificates that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Certificate Administrator and the Depositor such satisfactory evidence, which may include an Opinion of Counsel, as may reasonably be required by the Certificate Administrator and the Depositor that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

(b)          Any beneficial interest in a Global Certificate that is registered in the name of an IAI that is not a Qualified Institutional Buyer is required to be delivered in the form of a Definitive Certificate and shall cease to be an interest in such Domestic Global Certificate and, thereafter, will be subject to all transfer restrictions and other procedures applicable to Regular Certificates in definitive form. Accordingly, such proposed transferees will be required to deliver to the Certificate Registrar a Transferee’s Certificate in the form included as Exhibit C-2. The Class R Certificates shall be issued only in the form of Definitive Certificates, and proposed transferees thereof shall also be required to deliver to the Certificate Registrar a Transferee’s Certificate in the form of Exhibit C-5. Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to a Definitive Certificate pursuant to this Section 5.06 shall be made prior to the Release Date.

(c)          With respect to the registration and transfer of any Definitive Certificate, in addition to the requirements of Section 5.06(b) above, the Certificate Registrar shall register the transfer of any such Definitive Certificate if prior to transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any affiliate of the Depositor held such Certificate or (ii) the transferee furnishes to the Certificate Registrar (A) an

Opinion of Counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Securities Act and (B) a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.

(d)             If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Certificate or the Domestic Global Certificate, such transfer may be effected only upon receipt by the Certificate Registrar of (x) a certificate in the form of Exhibit J (if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate) or (y) a certificate in the form of Exhibit C-1 from the transferee to the effect that such transferee is a Qualified Institutional Buyer (if delivery is to be taken in the form of a beneficial interest in the Domestic Global Certificate).

The certificate provided in the form of Exhibit J shall include a certification to the effect that: (i) (1) the offer of the Certificates was not made to a person in the United States; and (2) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, that the Certificates being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

(e)             Definitive Certificates will be issued to Certificateholders or their nominees if (i) any depositary notifies the Depositor and the Certificate Administrator in writing that it is at any time unwilling or unable to discharge properly its responsibilities as depositary with respect to a Global Certificate, or ceases to be a “clearing agency” registered under the Exchange Act (such depositary hereinafter referred to as the “withdrawing depositary”), and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days after such notice; (ii) the Certificate Administrator has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders and the Certificate Administrator has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Administrator to obtain possession of the Certificates; or (iii) a Certificateholder requests that its interest in a Global Certificate be exchanged for a Definitive Certificate or Certificates. Upon notice of the occurrence of any of the events described in the preceding sentence (other than clause (iii) thereof) the withdrawing depositary is required to notify all Depository Participants of the availability of Definitive Certificates. Upon surrender by the withdrawing depositary of any Global Certificate and receipt from the withdrawing depositary of any Global Certificates and instructions for re registration, the Certificate Administrator shall issue such Certificates in the form of Definitive Certificates, and thereafter the Certificate Administrator shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Neither the Depositor nor the Certificate Administrator shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates of such Class, all references herein to obligations imposed upon or to be performed by the applicable Clearing Agency shall be deemed to be imposed upon and performed by the Certificate Administrator, to the extent applicable with respect to such Definitive Certificates, and the Certificate Administrator shall recognize the Certificateholders of the Definitive Certificates of such Class as Certificateholders of such Class hereunder.

(f)            Distributions of principal and interest on the Definitive Certificates will be made by the Certificate Administrator directly to Holders of Definitive Certificates in accordance with the procedures set forth in this Agreement.

(g)           Should any Certificate be lost, stolen, destroyed, mutilated or defaced, it may be replaced at the specified office of the Certificate Administrator, acting as “replacement agent,” upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity (which may provide, in the case of a lost, stolen or destroyed Certificate, inter alia, that, if such Certificate is subsequently presented for redemption or payment, there will be paid by such claimant to the Depositor on demand the principal amount of such Certificate in United States dollars) as the Depositor and the Certificate Administrator reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued. The Depositor reserves the right at any time to vary or terminate the appointment of such replacement agent and to appoint another replacement agent.

Section 5.07       Responsibility for Transfer Restrictions. Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Depositor, the Servicer, the Special Servicers, the Trustee, the Certificate Administrator and the Certificate Registrar shall have no liability for transfers made through the book entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates in violation of applicable restrictions.

Section 5.08       Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and the Servicer and must be a national banking association or corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor and the Servicer, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any national banking association or corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any national banking association or corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any national banking association or corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Servicer. The Certificate Administrator may at any time terminate the agency of the

Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.08, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.08.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator; provided that the Certificate Administrator shall in no event be relieved of any liability in connection with any failure in the performance of its obligations hereunder. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator.

Section 5.09       Access to List of Certificateholders’ Names and Addresses; Special Notices. The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within 10 Business Days after the receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to a current list of the Certificateholders related to the Class of Certificates held by such Certificateholder. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the requesting Special Servicer and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

Upon the written request of any Certificateholder that (a) has provided an Investor Certification, (b) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

ARTICLE VI

THE DEPOSITOR, THE SERVICER
AND THE SPECIAL SERVICERS

Section 6.01       Liability of the Depositor, the Servicer and the Special Servicers. The Depositor, the Servicer and the Special Servicers each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02       Merger or Consolidation of the Servicer or the Special Servicers. Subject to the following paragraph, each of the Servicer and each Special Servicers shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Each of the Servicer and each Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which it may be merged or consolidated, or any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business (including by assignment or sale), shall be the successor of the Servicer or such Special Servicer (which, in the case of the Servicer or such Special Servicer, may be limited to its commercial mortgage servicing business), as applicable, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of the Servicer or such Special Servicer, as applicable, hereunder, if the surviving entity is a Qualified Replacement Servicer or Qualified Replacement Special Servicer or a Rating Agency Confirmation has been obtained with respect to such merger or consolidation or transfer of assets and succession; provided, however, that if the successor or surviving Person is the Servicer or a Special Servicer, as applicable, the obligation to provide a Rating Agency Confirmation shall not apply.

Section 6.03       Limitation on Liability of the Depositor, the Servicer, the Special Servicers and Others. None of the Depositor, the Servicer, the Special Servicers nor any of the directors, officers, members, managers, shareholders, employees or agents of the Depositor, the Servicer or the applicable Special Servicer shall be under any liability to the Trust Fund or the Certificateholders or the related Companion Loan Holders for its decision pursuant to the terms of this Agreement to take any action, or to refrain from taking any action (or for actually taking or refraining from taking such action), in good faith pursuant to this Agreement or for errors in judgment; provided, however, that none of the Depositor, the Servicer, a Special Servicer nor any such Person shall be protected against any breach of its representations and warranties made in Section 2.03 or Section 2.04, as applicable, or any liability that would otherwise be imposed by reason of willful misfeasance, bad faith, fraud or negligence in the performance of its duties hereunder. The Depositor, the Servicer, the applicable Special Servicer and any director, member, shareholder, manager, officer, employee or agent of the Depositor, the Servicer or such Special Servicer may rely on any document of any kind that, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the

Servicer, the applicable Special Servicer and any director, officer, member, manager, employee or agent of the Depositor, the Servicer or the applicable Special Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability, claim, damage, judgment, cost, fee, penalty, fine, forfeiture or expense (including reasonable legal fees and expenses) (i) incurred in connection with any legal action or claim relating to this Agreement, the Whole Loans, the Companion Loans or the Certificates, or (ii) imposed by any taxing authority (other than any tax on servicing compensation) if such loss, liability, claim, damage, judgment, cost, fee, penalty, fine, forfeiture or expense is not specifically reimbursable pursuant to the terms of this Agreement; provided that none of such Persons shall be entitled to such indemnification if such loss, liability, claim, damage, judgment, cost, fee, penalty, fine, forfeiture or expense was incurred by reason of willful misfeasance, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of reckless disregard of obligations or duties hereunder, in each case by any such Person. Any amount payable under the foregoing indemnification shall be payable solely from distributions owing hereunder in accordance with Section 3.06. None of the Depositor, the Servicer or the Special Servicers shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and that in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured. The Depositor, the Servicer or the applicable Special Servicer may, however, in its discretion undertake any such action that it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor, the Servicer and such Special Servicers will be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06.

Each of the Servicer and the applicable Special Servicer, severally and not jointly, shall indemnify and hold harmless each Companion Loan Holder from and against any loss, liability, claim, damage, judgment, cost, fee, penalty, fine, forfeiture or expense (including reasonable legal fees and expenses) that such Companion Loan Holder may sustain in connection with this Agreement that arise out of or are based upon the Servicer’s or the applicable Special Servicer’s, as the case may be, willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

Section 6.04       Limitation on Resignation of the Servicer and the Special Servicers; Termination of the Servicer and the Special Servicers. (a) Each of the Servicer and each Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A)  shall be consented to by the Depositor (which consent shall be evidenced in writing and shall not be unreasonably withheld or delayed), (B) shall (in the case of a successor to the Servicer or the applicable Special Servicer) be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of the United States, any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or the applicable Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, (C) shall be acceptable to each Rating Agency as evidenced by a Rating Agency Confirmation, (D) shall execute and deliver to the Certificate Administrator and the Trustee an agreement, in form and substance reasonably satisfactory to the Certificate Administrator and the Trustee (such satisfaction provided in writing), that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or the applicable Special Servicer, as the case may be, under this Agreement from and after the date of such agreement, and (E) (x) prior to the occurrence and continuance of a Control Event, with respect to the Servicer, is reasonably acceptable to the Directing Certificateholder or, with respect to the applicable Special Servicer, is approved by the related Directing Certificateholder (such approval not to be unreasonably withheld), (y) after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing, the successor is reasonably acceptable to the Directing Certificateholder, the Depositor and the Trustee and (z) after a Consultation Termination Event, is reasonably acceptable to the Depositor and the Trustee; (ii) the Servicer or the applicable Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation or Special Servicing Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (iv) the Servicer or the applicable Special Servicer (or such successor Person), as applicable, pays all costs and expenses in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Servicer or applicable Special Servicer, as applicable, hereunder.

(b)            The Servicer or a Special Servicer may resign from its obligations and duties hereby imposed on it upon determination that such duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or a Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Servicer’s or Special Servicer’s sole and unreimbursable expense) to such effect delivered to the Trustee, the Certificate Administrator, and, so long as no Consultation Termination Event is continuing, the Directing Certificateholder. In addition, the Servicer and either Special Servicers will each have the right to resign at any other time; provided that the conditions set forth in the proviso to Section 6.04(a) are satisfied and a proposed successor agrees to accept the same or lower compensation. In connection with any such resignation, the successor Special Servicer shall either (i) prior to a Control Event, be appointed by the Directing Certificateholder in accordance with Section 7.01; or (ii) after a Control Event, be appointed by the Trustee and otherwise satisfy the requirements for a successor Special Servicer set forth in the proviso to Section 6.04(a).

(c)            No such resignation or assignment of the Servicer or a Special Servicer under this Section 6.04 shall be effective unless and until (i) the Servicer or such Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Fee, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Servicer or such Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation or assignment by the Servicer, the successor Servicer has deposited into the Collection Account from which amounts were withdrawn to reimburse the resigning or assigning Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the resigning or assigning Servicer had immediately prior to its resignation or assignment without regard to the operation of this paragraph.

(d)            No resignation or removal of the Servicer or a Special Servicer as contemplated by Section 6.04(b) shall become effective until the conditions precedent specified in Section 6.04(a) shall have been satisfied. The Trustee or any successor Servicer or Special Servicer under this Agreement will be entitled to the compensation to which the Servicer or applicable Special Servicer would have been entitled (but not to any compensation earned and due to the departing Servicer or Special Servicer). If no successor Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the resigning or assigning Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Servicer or Special Servicer shall be treated as Realized Losses.

Section 6.05       Rights of the Depositor in Respect of the Servicer and the Special Servicers. The Servicer and the Special Servicers shall afford the Depositor, upon reasonable notice, during normal business hours access to all non-confidential, non-proprietary records, including those in electronic form, documentation, records or any other information regarding the Mortgage Loans that are in its possession or control hereunder and access to its officers responsible therefor. None of the Depositor, the Certificate Administrator or the Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer or a Special Servicer. The Depositor is not obligated to monitor or supervise the performance of a Servicer, the Special Servicers, the Certificate Administrator or the Trustee under this Agreement or otherwise. The Depositor may, but is not obligated to enforce the obligations of the Servicer or the Special Servicers under this Agreement and is not obligated to perform or cause a designee to perform any defaulted obligation of the Servicer or the applicable Special Servicer or exercise any right of the Servicer or the applicable Special Servicer under this Agreement. If the Depositor undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Account to the extent not recoverable from the Servicer or the applicable Special Servicer, as applicable. Any such action by the Depositor shall not relieve the Servicer or a Special Servicer of its obligations under this Agreement.

Section 6.06       Servicer or Special Servicer as Owner of a Certificate. The Servicer, a Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book Entry Certificate, Beneficial Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Servicer, a Special Servicer or an Affiliate thereof.

Section 6.07      Confidential and Proprietary Information. Neither the Servicer nor a Special Servicer shall be under any obligation to disclose any information that was not acquired by the Servicer or such Special Servicer as the servicer of one or both Mortgage Loans. Neither the Servicer nor a Special Servicer shall be under any obligation to disclose any information related to its servicing data base, products developed in connection with its loan servicing activities or any similar proprietary information.

Section 6.08       Rating Agency Fees. The Depositor shall pay, from its own funds, the annual fees of each Rating Agency.

ARTICLE VII

DEFAULT

Section 7.01       Termination Events. (a) “Servicer Termination Event,” wherever used herein, means any one of the following events:

                            (i)              any failure by the Servicer to remit to the Collection Account or any failure by the Servicer to remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account any amount required to be so remitted by the Servicer pursuant to, and at the time specified by the terms of this Agreement, and such failure continues unremedied until 4:00 p.m. (New York City time), with respect to amounts required to be remitted to the Collection Account, and 11:00 a.m. (New York City time), with respect to amounts required to be remitted to the Certificate Administrator for deposit into the applicable Distribution Account on the next Business Day after the date on which the remittance was due; provided, however, that if the Servicer fails to make any remittance so required, to be made by the Servicer on the Servicer Remittance Date (without regard to any grace period), the Servicer shall pay to the Certificate Administrator, for the account of the Certificate Administrator, interest on such late remittance at the Current bank rate from and including the date such remittance was required to be made to but excluding the Distribution Date; or

                             (ii)             any failure on the part of the Servicer to observe or perform in any material respect any other of the covenants or agreements of the Servicer under this Agreement or the material breach of any representations or warranties on the part of the Servicer contained in this Agreement that continues unremedied for a period of 30 days (or 60 days, so long as the Servicer is in good faith diligently pursuing a cure) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, the Certificate Administrator or the Trustee, or to the Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class; or

                             (iii)            [Reserved]; or

                             (iv)            a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                             (v)             the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer, or of or relating to all or substantially all of its property; or

                             (vi)           the Servicer shall fail to pay its debts when due or shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                             (vii)          the Servicer shall fail to make any Servicing Advance or Administrative Advance required to be made by the Servicer hereunder (whether or not the Trustee makes such Advance), which failure continues unremedied for a period of 15 days after the date on which such Servicing Advance or Administrative Advance was first due (or for any shorter period (not less than 1 Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or Loan Agreement or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments); or

                             (viii)         the Servicer is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer in connection therewith and the Servicer is not reinstated to such status on such list within sixty (60) days; or

                             (ix)           either (A) the Servicer ceases to have a master servicer ranking of at least “MOR CS3” as a master servicer from Morningstar (if the Servicer has or had a Morningstar ranking on or after the Closing Date) or (B) if the Servicer has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (ii) within the prior 12 months, placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), has publicly cited servicing concerns with the Servicer as the sole factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event);

                             (x)            if any rating agency that was engaged by a participant in any securitization of such Companion Loan to assign a rating to the related Companion Loan securities (a “Companion Loan Rating Agency”) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan securities, or (B) placed one or more classes of Companion Loan securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); or

                             (xi)           so long as any Other Securitization Trust is subject to Exchange Act reporting requirements, the Servicer or a primary servicer, subservicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer fails to deliver the items required to be delivered by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within the time set forth for such delivery in Article XII, including any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this clause (xi) will be terminated at the direction of the Depositor).

then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Holders of Regular Certificates (taking into account the application of the Appraisal Reduction amounts to notionally reduce the Certificate Balances of the Certificates) shall, terminate the Servicer.

(b)            “Special Servicer Termination Event”, wherever used herein, means any one of the following events:

                             (i)            any failure by a Special Servicer to remit to the Collection Account any amount required to be so remitted by such Special Servicer pursuant to and at the time specified by the terms of this Agreement, and such failure continues unremedied until 1:00 p.m. (New York City time) on the next Business Day after the date on which the remittance was due; or

                             (ii)           any failure on the part of a Special Servicer to observe or perform in any material respect any other of the covenants or agreements of such Special Servicer under this Agreement or the material breach of any representations or warranties on the part of such Special Servicer contained in this Agreement that continues unremedied for a period of 30 days (or 60 days, so long as such Special Servicer is in good faith diligently pursuing a cure) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Special Servicer by the Servicer, the Depositor, the Certificate Administrator or the Trustee, or to such Special Servicer, the Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class; or

                             (iii)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the applicable Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                             (iv)          a Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Special Servicer, or of or relating to all or substantially all of its property; or

                             (v)           a Special Servicer fails to pay its debts when due, or shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                             (vi)          [Reserved]; or

                                (vii)           a Special Servicer is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer in connection therewith and such Special Servicer is not reinstated to such status on such list within sixty (60) days;

                                (viii)          either (A) a Special Servicer ceases to have a special servicer ranking of at least “MOR CS3” as a special servicer from Morningstar (if such Special Servicer has or had a Morningstar ranking on or after the Closing Date) or (B) if the Special Servicer has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or (ii) within the prior 12 months, placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), has publicly cited servicing concerns with such Special Servicer as the sole factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event);

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Holders of Regular Certificates (taking into account the application of the Appraisal Reduction amounts to notionally reduce the Certificate Balances of the Certificates) shall, terminate such Special Servicer. Notwithstanding the foregoing, if any Special Servicer Termination Event shall occur and be continuing that affects the holder of a Companion Loan, then, so long as the applicable Special Servicer is not otherwise terminated, the holder of such Companion Loan or the trustee appointed under the related pooling and servicing agreement, as applicable, shall be entitled to direct the Trustee to terminate such Special Servicer with respect to the related Whole Loan. Any Special Servicer appointed to replace the applicable Special Servicer with respect to a Mortgage Loan cannot at any time (without the prior written consent of the holder of such Companion Loan) be the person (or an Affiliate thereof) that was terminated at the direction of the holder of the related Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related pooling and servicing agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.31);

                                (ix)            if any rating agency that was engaged by a participant in any securitization of such Companion Loan to assign a rating to the related Companion Loan securities (a “Companion Loan Rating Agency”) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan securities, or (B) placed one or more classes of Companion Loan securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the applicable Special Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status”

placement has not been withdrawn by such Companion Loan Rating Agency within 60 days of such event); or

                            (x)             so long as any Other Securitization Trust is subject to Exchange Act reporting requirements, the applicable Special Servicer or a primary servicer, subservicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by such Special Servicer fails to deliver the items required to be delivered by the Pooling and Servicing Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within 5 Business Days of such failure hereunder (and any Sub-Servicing Entity that defaults in accordance with this clause (viii) will be terminated at the direction of the Depositor).

(c)            After the occurrence and during the occurrence of a Control Event with respect to each Mortgage Loan, upon (a) the written direction of holders of Pooled Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08(b) hereof) of the Pooled Principal Balance Certificates to request a vote to replace a Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional Trust Fund expenses, (c) delivery by such holders to the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such holders) and (d) delivery by such holders to the certificate administrator (if any) and the trustee for each Other Securitization Trust (with a copy to the Certificate Administrator and the Trustee) of a Companion Loan Rating Agency Confirmation with respect to the appointment of such new special servicer (which Companion Loan Rating Agency Confirmation shall be obtained at the expense of such holders), the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 8.13 and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of the Voting Rights of a Certificateholder Quorum, which must be received within 180 days of the date the Certificate Administrator posted such request, the Certificate Administrator shall notify the Trustee and the Trustee shall terminate all of the rights and obligations of the applicable Special Servicer under this Agreement and appoint the successor Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Statement to Certificateholders a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(c).

(d)            If the Servicer or a Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or such Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement (subject to Section 7.01(d)) and in and to the Trust Fund, the Mortgage Loans and the proceeds thereof, other than any rights it may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus Advance Interest Amounts on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder if and to the extent that it is a Certificateholder) or the Mortgage Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney in fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer and each Special Servicer agrees that if it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than 10 Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts that shall at the time be or should have been credited by the Servicer or the applicable Special Servicer to the Collection Account, and any REO Account, Lock Box Account or Cash Collateral Account with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or Special Servicer shall reasonably request (including electromagnetic form) to enable it to assume the Servicer’s or the applicable Special Servicer’s function hereunder. All reasonable out of pocket costs and expenses of the Terminating Party or the successor Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid solely by the predecessor Servicer or the related predecessor Special Servicer, as applicable, without any right to reimbursement therefor, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Servicer or the related predecessor Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund (to be allocated as provided in Section 4.01(h)); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

(e)             If the Servicer is terminated because of the events specified in Section 7.01(a)(viii) or (ix), and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Mortgage Loans from at least three (3) Persons qualified to act as successor servicer hereunder in accordance with Section 6.04 and Section 7.02 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor servicer with respect to the Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor servicer entering into a sub-servicing agreement with the terminated Servicer to service the Mortgage Loans at a sub-servicing fee rate per annum equal to the Servicing Fee Rate minus 0.0025% per annum (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a sub-servicing agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful Bidder”) to act as successor servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a sub-servicing agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Certificate Administrator shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

(f)             Prior to the occurrence and continuance of a Control Event, the Directing Certificateholder shall have the right to direct the Trustee to terminate the applicable Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Directing Certificateholder shall have the right to, and shall, appoint a successor Special Servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall have received a Rating Agency Confirmation from each Rating Agency prior to the termination of the applicable Special Servicer. A Special Servicer shall not be terminated pursuant to this paragraph until a successor Special Servicer shall have been appointed. The Directing Certificateholder shall pay any costs and expenses incurred by the Trustee or the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.01(b)). Notwithstanding anything to the contrary in this Agreement, no successor Special Servicer appointed by the Directing Certificateholder (including, without limitation, an initial Special Servicer) pursuant to Section 6.04 or this Section 7.01(f) or otherwise pursuant to this Agreement shall be required to meet any independent net worth or similar financial covenant; provided, however, that notwithstanding the foregoing, any successor Special Servicer shall satisfy any Rating Agency conditions set forth in the Rating Agency Confirmation delivered by such Rating Agency with respect to such successor Special Servicer and any other conditions as set forth in this Agreement.

Section 7.02       Trustee to Act; Appointment of Successor. On and after the time the Servicer or the applicable Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party shall be its successor in all respects in its capacity as Servicer and/or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability, and liabilities relating thereto and arising thereafter imposed on the Servicer and/or the applicable Special Servicer by the terms and provisions of this Agreement; provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Servicer or the applicable Special Servicer (provided that such Terminating Party shall not be relieved of any duty hereunder to act in the Servicer’s or the applicable Special Servicer’s stead) and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Servicer or the applicable Special Servicer, as applicable, under this Agreement prior to the Servicer’s or such Special Servicer’s termination. The appointment of a successor Servicer or successor Special Servicer shall not affect any liability of the predecessor Servicer or related predecessor Special Servicer that may have arisen prior to its termination as Servicer or as Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Servicer or applicable Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or the related predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Terminating Party’s succession to which the Servicer or applicable Special Servicer would have been entitled if the Servicer or such Special Servicer, as applicable, had continued to act hereunder; provided, however, that the terminated Special Servicer will continue to be entitled to receive Workout Fees and Liquidation Fees pursuant to this Agreement. If any Advances made by the Servicer or the Trustee shall at any time be outstanding, or any Advance Interest Amounts shall have accrued and remain unpaid, all amounts available to repay Advances and Advance Interest Amounts shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid Advance Interest Amounts thereon) and then to the Servicer, in that order, until such Advances and Advance Interest Amounts shall have been repaid in full. Notwithstanding the above, if the Trustee shall be unwilling to so act, or if the Trustee is unable to so act, or during the continuance of a Control Event if the Certificateholders entitled to at least 50% of the aggregate Voting Rights (taking into account the application of the Appraisal Reductions to notionally reduce the Certificate Balances of the Certificates) so request in writing to the Trustee, or if the long term unsecured debt rating of the Trustee is not at least “AA” by S&P, or if the Rating Agencies do not provide Rating Agency Confirmation with respect to the succession of the Trustee as Servicer or as a Special Servicer, as the case may be, the Trustee must promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution as the successor to the Servicer or the applicable Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or such Special Servicer hereunder. No appointment of a successor to the Servicer or the applicable Special Servicer hereunder shall be effective until the assumption by such successor of all the Servicer’s or such Special Servicer’s responsibilities, duties and liabilities hereunder that arise thereafter and upon receipt of Rating Agency Confirmation from each Rating Agency. Pending appointment of a successor to the Servicer (and the Special Servicer if the Special Servicer is also the Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the applicable Special Servicer, unless the Servicer is also the Special Servicer, the Servicer shall act in such capacity. Any appointment or succession by the Trustee to the rights and obligations of the applicable Special Servicer hereunder shall be subject to the Directing Certificateholder’s right to replace such Special Servicer prior to the occurrence and continuance of a Control Event. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree (subject to the rights of the applicable Special Servicer to receive Workout Fees and Liquidation Fees as provided in this Section 7.02); provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder unless consented to by the holders of Certificates evidencing at least 66-2/3% of the aggregate Voting Rights, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Additional Trust Fund Expenses. The Depositor, the Trustee, the Certificate Administrator, the Servicer or applicable Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any succession to the Servicer or such Special Servicer.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the Servicer or the applicable Special Servicer affects only a Companion Loan, any holder thereof or the rating on a class of related Companion Loan Securities, then the Servicer or such Special Servicer, as applicable may not be terminated at the direction of the holders of any Certificates (acting in such capacity).

Section 7.03       Notification to Certificateholders. Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Servicer or the applicable Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, and to each Rating Agency.

Within 30 days after the occurrence of any Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all

Certificateholders and each Rating Agency notice of such Termination Event, unless such Termination Event shall have been cured or waived pursuant to Section 7.05.

Section 7.04       Other Remedies of Trustee. During the continuance of any Servicer Termination Event or a Special Servicer Termination Event, so long as such Servicer Termination Event or Special Servicer Termination Event, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.02, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the reasonable legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

Section 7.05       Waiver of Past Events of Default; Termination. Certificateholders possessing not less than 66-2/3% of the aggregate Voting Rights of the Certificates other than any Certificates held by the Servicer or a Special Servicer, as the case may be, may, on behalf of all Certificateholders, waive any default by the Servicer or a Special Servicer, as the case may be, in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Advances) to or payments from the Collection Account, the Distribution Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01       Duties of Trustee and the Certificate Administrator. (a) Each of the Trustee and the Certificate Administrator, prior to the occurrence of a Termination Event of which a Responsible Officer of the Trustee or the Certificate Administrator has actual knowledge and after the curing or waiver of all Termination Events that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee or the Certificate Administrator shall be construed as a duty. During the continuance of a Termination Event of which a Responsible Officer of the Trustee or the Certificate Administrator has actual knowledge, the Trustee or Certificate Administrator, as applicable, subject to the provisions of Sections 7.02 and 7.04 shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee (or the Servicer or the applicable Special Servicer on its behalf) shall have the power to exercise all the rights of a holder of a Whole Loan on behalf of the Certificateholders and the related Companion Loan Holders, subject to the terms of the Mortgage Loan Documents and the related Co-Lender Agreement; provided, however, that the applicable lender’s obligations under the Mortgage Loan Documents shall be exercised by the Servicer or such Special Servicer, as the case may be, pursuant to this Agreement.

(b)            Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that neither the Certificate Administrator nor the Trustee shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee and the Certificate Administrator shall take action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s reasonable satisfaction, the Trustee or the Certificate Administrator, as applicable, will provide notice thereof to the Certificateholders.

(c)            Neither the Trustee, the Certificate Administrator nor any of their officers, directors, employees, agents or “control” persons within the meaning of the Securities Act shall have any liability arising out of or in connection with this Agreement; provided that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee or Certificate Administrator, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith or fraud; and provided, further, that:

                            (i)             Prior to the occurrence of a Termination Event of which a Responsible Officer of the Trustee or Certificate Administrator has actual knowledge, and after the curing or waiver of all such Termination Events that may have occurred, the duties and obligations of the Trustee and Certificate Administrator shall be determined solely by the express provisions of this Agreement, each of the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee and/or the Certificate Administrator that conform on their face to the requirements of this Agreement without responsibility for investigating the contents thereof;

                            (ii)             neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer or

Responsible Officers, unless it shall be proved that the Trustee or the Certificate Administrator was negligent in connection therewith;

                            (iii)         neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Certificateholders entitled to greater than 25% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement;

                            (iv)         None of the Trustee, the Certificate Administrator or any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian or Certificate Registrar that is not an Affiliate of the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Servicer, a Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

                            (v)          Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund), and each of the Trustee and the Certificate Administrator shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises out of the negligence or bad faith of the Trustee or the Certificate Administrator or any breach of an obligation, representation, warranty or covenant of the Trustee or the Certificate Administrator contained herein;

                            (vi)         Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person (other than its own Affiliates and employees) upon the occurrence of which the Trustee or the Certificate Administrator may be required to act, unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure or unless any such failure to have knowledge was caused by the Trustee’s or the Certificate Administrator’s negligence or willful misconduct; and

                            (vii)        Neither the Trustee nor the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder.

None of the provisions contained in this Agreement shall require the Trustee, in its capacity as Trustee, or the Certificate Administrator in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the applicable Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or such Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and, subject to Sections 3.07 and 7.02, the Trustee and the Certificate Administrator shall not be liable for any loss on any investment of funds pursuant to this Agreement except for losses paid by the Certificate Administrator pursuant to Section 3.07 and losses paid by the Trustee as successor to the Servicer or Special Servicer pursuant to Section 3.07.

Section 8.02       Certain Matters Affecting the Trustee and the Certificate Administrator. (a) Except as otherwise provided in Section 8.01:

                            (i)             each of the Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, written advice of counsel, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee and the Certificate Administrator shall have no responsibility to ascertain or confirm the genuineness of any such party or parties;

                            (ii)            each of the Trustee and the Certificate Administrator may consult with counsel and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such written advice or Opinion of Counsel;

                            (iii)           (A) neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; (B) the right of the Trustee and/or the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Certificate Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act; and (C) provided that subject to the foregoing clause (A), nothing contained herein shall relieve the Trustee or the Certificate Administrator of the obligations, upon the occurrence of a Termination Event (that has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge (unless the failure to have knowledge thereof was caused by the Trustee’s or the Certificate Administrator’s, as

applicable, negligence or willful misconduct), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

                            (iv)            None of the Trustee, the Certificate Administrator nor any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Securities Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                            (v)             Neither of the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document that appears on its face to be what it purports to be and upon review of the foregoing conforms to the requirements of this Agreement (unless such failure to investigate involves bad faith on the part of Trustee or the Certificate Administrator), unless requested in writing to do so by Certificateholders entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, each of the Trustee and the Certificate Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Servicer or the applicable Special Servicer if a Termination Event shall have occurred and be continuing relating to the Servicer, or such Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation;

                            (vi)            Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys (except with respect to any limited powers of attorney granted to the Servicer or the applicable Special Servicer, any such action taken by any agent or attorney of the Trustee or the Certificate Administrator remaining the responsibility of the Trustee or the Certificate Administrator, respectively);

                            (vii)           Neither the Trustee nor the Certificate Administrator shall be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder;

                            (viii)         Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Servicer or a Special Servicer (unless the Trustee is acting as Servicer or Special Servicer, as the case may be) or of the Depositor; provided, however, that the foregoing shall not relieve Trustee or the Certificate Administrator of its duties with respect to a Termination Event pursuant to the second sentence of Section 8.01(a);

                            (ix)            for as long as the Person that serves as the Trustee or the Certificate Administrator hereunder also serves as Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee or Certificate Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be;

                            (x)             in no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; and

                            (xi)            neither the Trustee nor the Certificate Administrator shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)            Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Upper-Tier REMIC, or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or subject the Upper-Tier REMIC, or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)            All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator shall be brought in its name for the benefit of all such Certificateholders, subject to the provisions of this Agreement.

Without limiting the Certificate Administrator’s obligations under Section 2.02(b), neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 8.03       Neither the Trustee nor the Certificate Administrator is Liable for Certificates, Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Servicer or a Special Servicer, and the Trustee, the Certificate Administrator, the Servicer and the applicable Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate

Administrator, the Servicer and each Special Servicer make no representations or warranties (except as provided in Section 2.04) as to the validity or sufficiency of this Agreement, of the Certificates or any Offering Circular used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, the Trustee and the Certificate Administrator shall not be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except to the extent of the documents contained therein at the time the Certificate Administrator or Custodian took possession thereof or subsequently delivered to the Certificate Administrator or Custodian to be added thereto); the performance or enforcement (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02) of any Mortgage Loan; the compliance by the Depositor, the Servicer or the applicable Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s or the Certificate Administrator’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02); any investment of monies by or at the direction of the Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02), it being understood that the Trustee or the Certificate Administrator, as applicable, shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Servicer or a Special Servicer (other than if the Trustee shall assume the duties of the Servicer or applicable Special Servicer pursuant to Section 7.02) or any sub-servicer or any Borrower; any action of the Servicer (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee or the Certificate Administrator except to the extent such action is taken at the express written direction of the Trustee or the Certificate Administrator, as applicable; the failure of the Servicer or the applicable Special Servicer (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02) or any sub-servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee or the Certificate Administrator hereunder; or any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Servicer or the applicable Special Servicer (other than if the Trustee shall assume the duties of the Servicer or the applicable Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator of its obligation to perform its duties as specifically set forth in this Agreement. The Trustee and the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Servicer or the applicable Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Servicer or the applicable Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, Lower-Tier Distribution Account, Upper-Tier Distribution Account, Lock Box Account, Cash Collateral Account or Reserve Account, any other account maintained by or on behalf of the Servicer or the applicable Special Servicer, other than any funds held by the Certificate Administrator. Except as provided in Section 11.08, the Trustee and the Certificate Administrator shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer) or to record this Agreement. In making any calculation hereunder that includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee and the Certificate Administrator shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.

Section 8.04       Trustee and Certificate Administrator May Not Own Certificates. None of the Trustee, the Certificate Administrator nor any agent or the Trustee or the Certificate Administrator may become the owner or pledgee of Certificates. The Trustee or the Certificate Administrator may deal with the Depositor, the Servicer and a Special Servicer in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator or such agent.

Section 8.05      Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a) The Trustee and the Certificate Administrator or any successor Trustee or Certificate Administrator shall be entitled, on each Distribution Date, to the Certificate Administrator Fee (including the portion of which is the Trustee Fee) (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee or the Certificate Administrator in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee and the Certificate Administrator, which Certificate Administrator Fee shall be paid to the Certificate Administrator by itself from funds on deposit in the Lower-Tier Distribution Account prior to the distribution on such Distribution Date of amounts to the Certificateholders. If the Trustee assumes the servicing responsibilities of the Servicer or the applicable Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Servicer or such Special Servicer, the Trustee shall be entitled to the compensation to which the Servicer or such Special Servicer, as the case may be, would have been entitled.

(b)            The Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator pursuant to and in accordance with the performance of its obligations and/or the exercise of its rights pursuant to any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its willful misconduct, negligence or bad faith; provided, however, that subject to the last paragraph of Section 8.01, the Trustee and the Certificate Administrator shall not refuse to perform any of its respective duties hereunder solely as a result of the failure to be paid (a) the Certificate Administrator Fee (and the allocable portion to the Trustee) and (b) the Trustee’s or the Certificate Administrator’s expenses, so long as the payment of such fees and expenses are reasonably assured to it.

The Servicer and each Special Servicer covenant and agree to pay or reimburse the Trustee and the Certificate Administrator for the reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator in connection with any transfer of the servicing responsibilities of the Servicer or the applicable Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Servicer and/or such Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the willful misconduct, negligence or bad faith of the Trustee or the Certificate Administrator; provided that if the Servicer or the applicable Special Servicer is terminated pursuant to Section 7.01(a) or 7.01(b), as applicable, expenses incurred in connection with such transfer shall be paid as provided in Section 7.01(c).

(c)             Each of the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Servicer and each Special Servicer (each, an “Indemnifying Party”) shall, severally and not jointly, indemnify the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Servicer, the applicable Special Servicer, the Trust and their Affiliates (provided that no such party will be required to indemnify itself), and each of the directors, officers, employees and agents of the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Servicer, the applicable Special Servicer, and their Affiliates (whether in their respective capacities or individually) (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Servicer, any agent of the Servicer or sub-servicer).

(d)            The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the

Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans, the Certificates or any act or omission of the Indemnified Party relating to the exercise and performance of any of the powers and duties of such Indemnified Party hereunder, in each case to the extent, and only to the extent, such payments are expressly reimbursable under this Agreement or are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of any Indemnified Party and (ii) those as to which any Indemnified Party is entitled to and has received payment with respect to indemnification pursuant to Section 8.05(c). The term “unanticipated expenses incurred by a REMIC” shall include any fees, expenses and disbursement of any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11 and Section 7.01. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders. To the extent not otherwise paid to the Trustee pursuant to the terms hereof, the Certificate Administrator may withdraw such amounts from the Lower-Tier Distribution Account to pay such amounts to the Trustee.

(e)            Reserved.

(f)            Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as the case may be, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Servicer, the applicable Special Servicer, the Certificate Registrar or the Custodian.

(g)           This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06       Eligibility Requirements for Trustee and the Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, (x) having a combined capital and surplus of at least $50,000,000 (y) having a rating on its unsecured long term debt of at least “A” by S&P and (z) Morningstar shall not have withdrawn, qualified or downgraded its ratings on securities in a commercial mortgage loan securitization as a result of the performance by such Trustee or Certificate Administrator thereunder, or meet different standards, provided that a Rating Agency Confirmation has been obtained with respect to such different standards, and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the

Servicer (except during any period when the Trustee has assumed the duties of the Servicer pursuant to Section 7.02). If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or Certificate Administrator or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

Section 8.07       Resignation and Removal of the Trustee or the Certificate Administrator. Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the Trust by giving written notice thereof to the Depositor, the Servicer, the Special Servicers, the Certificate Administrator and the Rating Agencies; provided that no such resignation shall be effective until a successor has been appointed. Upon such notice of resignation, the Servicer shall promptly appoint a successor Trustee or Certificate Administrator, as applicable, the appointment of which shall require Rating Agency Confirmation, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and the successor Trustee or Certificate Administrator. If no successor Trustee or Certificate Administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Servicer may remove the Trustee or the Certificate Administrator, as applicable, and the Servicer shall promptly appoint a successor Trustee or Certificate Administrator by written instrument, which shall be delivered to the Trustee or Certificate Administrator so removed and to the successor Trustee or the Certificate Administrator, as applicable.

The holders of at least 66-2/3% of the Certificate Balance of the outstanding Certificates may, only for cause, remove the Trustee or the Certificate Administrator and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument or instruments, in eight originals, signed by such Certificateholders or their attorneys in fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Servicer, one complete set to the Trustee or the Certificate Administrator so removed, one complete set to the successor Trustee or Certificate Administrator so appointed.

If the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Interest Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal). Notwithstanding the foregoing, upon any termination of the Trustee or the Certificate Administrator hereunder, the Trustee or the Certificate Administrator, as applicable, shall continue to be entitled to receive all accrued and unreimbursed expenses and unpaid compensation accrued through the date of termination plus all Advances and interest thereon.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee or Certificate Administrator as provided in Section 8.08 and the Trustee or the Certificate Administrator, as applicable, has paid all costs and expenses incurred by the Trust Fund and the Servicer in connection with such resignation and appointment of a successor Trustee or successor Certificate Administrator.

Section 8.08       Successor Trustee or Successor Certificate Administrator. (a) Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, to the Servicer and to the predecessor Trustee or Certificate Administrator instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor Trustee or Certificate Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein, provided that the appointment of such successor Trustee or Certificate Administrator shall not, as evidenced in writing, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates. The predecessor Trustee or Certificate Administrator shall deliver to the successor Trustee or Certificate Administrator, as applicable, all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator all such rights, powers, duties and obligations. No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator hereunder to all Certificateholders at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator shall cause such notice to be mailed at the expense of the Depositor.

(b)            Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06.

Section 8.09       Merger or Consolidation of Trustee or the Certificate Administrator. Any corporation into which the Trustee or Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or Certificate Administrator, shall be the successor of the Trustee or Certificate Administrator hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10       Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder; provided that the Trustee shall have no liability for the acts or omissions of any co-trustee or separate trustee that fall outside of the express authority of such co-trustee or separate trustee. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee’s agent or attorney in fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11       Maintenance of Office or Agency. The Certificate Administrator shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Administrator in respect of the Certificates and this Agreement may be served. The Certificate Administrator initially appoints the offices of the Certificate Registrar designated in Section 5.02 for transfer and exchange of Certificates and designates the Corporate Trust Office as its office for purposes of receipt of such notices and demands. The Certificate Registrar will give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 8.12        [RESERVED]

Section 8.13       Access to Certain Information. (a)  The Certificate Administrator shall afford to any Privileged Person (other than the Rating Agencies) and to the Office of Thrift Supervision, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control, including without limitation:

                             (i)          the Mortgage Loan files, including any and all modifications, waivers and amendments to the terms of the Mortgage Loans entered into or consented to by the Servicer or the applicable Special Servicer and delivered to the Certificate Administrator;

                             (ii)         the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or applicable Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, and

                             (iii)        all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which environmental testing revealed any failure of such Mortgaged Property to comply with any applicable law, including any environmental law, or which revealed an environmental condition present at a Mortgaged Property requiring further investigation, testing, monitoring, containment, clean up, or remediation.

Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

The Certificate Administrator will provide copies of the items described in this Section 8.13(a) above upon reasonable written request to the Certificateholders. The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep this information confidential.

(b)          The Certificate Administrator shall make available to Privileged Persons, via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format):

                             (i)          The following “deal documents”:

(A)           the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)           this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any) and any amendments and exhibits hereto or thereto; and

(C)           the CREFC® Loan Setup File prepared by the Servicer and delivered to the Certificate Administrator;

                             (ii)         The following “periodic reports”:

(A)           all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02; and

(B)           the CREFC® Investor Reporting Package files (other than the CREFC® Loan Setup File) prepared by, or delivered to, the Certificate Administrator;

                             (iii)        The following “additional documents”:

(A)           summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.26;

(B)           all inspection reports delivered to the Certificate Administrator pursuant to Section 3.20; and

(C)           all Appraisals delivered to the Certificate Administrator pursuant to Section 3.10;

                             (iv)         The following “special notices”:

(A)           any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 10.01;

(B)           any notice of termination of the Servicer or a Special Servicer delivered to the Certificate Administrator pursuant to Section 7.01;

(C)           any notice of a Servicer Termination Event or a Special Servicer Termination Event delivered to the Trustee pursuant to Section 7.01;

(D)           any request by the Certificateholders representing at least 25% of the Voting Rights to terminate a Special Servicer pursuant to Section 7.01(c);

(E)            any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor Trustee or Certificate Administrator pursuant to Section 8.07 or Section 8.08;

(F)            any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Trustee’s, the Servicer’s or the applicable Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.06, Section 3.24 or Section 4.07;

(G)           any Special Notice delivered to the Certificate Administrator pursuant to Section 5.09;

(H)           any Assessments of Compliance delivered to the Certificate Administrator;

(I)              any Attestation Reports delivered to the Certificate Administrator;

(J)             whether a Control Event has occurred and is continuing or a Consultation Termination Event has occurred;

(K)           any amendment to this Agreement pursuant to Section 11.07; and

(L)            all Officers’ Certificates and accountants’ reports delivered to the Certificate Administrator since the Closing Date;

(M)          notice of any material amendments to a Ground Lease or any rejection or termination of a Ground Lease;

                             (v)          the “Investor Q&A Forum” pursuant to Section 4.06; and

                             (vi)         solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.06.

Section 8.14       Rule 17g-5 Information Provider

(a) The 17g-5 Information Provider shall make available solely to the Depositor and NRSROs (including the Rating Agencies) who have submitted an NRSRO Certification to the 17g-5 Information Provider, the following items to the extent such items are delivered to it via email at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “WP Glimcher Mall Trust 2015-WPG” and an identification of the type of information being provided in the body of the email, or via any alternate email address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

                             (i)           any Asset Status Report delivered by the applicable Special Servicer under Section 3.26;

                             (ii)          any environmental reports delivered by the applicable Special Servicer under Section 3.10;

                             (iii)         any Annual Statements as to Compliance and related Officer’s Certificates delivered under Section 3.14;

                             (iv)         any Annual Independent Public Accountants’ Servicing Reports delivered pursuant to Section 3.16;

                             (v)          any Appraisals delivered to the 17g-5 Information Provider;

                             (vi)         any information requested by the Depositor or the Rating Agencies (it being understood the 17g-5 Information Provider shall not disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such information);

                             (vii)        any notice to the Rating Agencies relating to the Servicer’s or applicable Special Servicer’s determination to take action without receiving Rating Agency Confirmation as set forth in Section 3.31;

                             (viii)       any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider;

                             (ix)         any summary of oral communications with the Rating Agencies that are delivered to the 17g-5 Information Provider pursuant to Section 8.14; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with;

                             (x)          any amendment to this Agreement pursuant to Section 11.07;

                             (xi)         notice of final payments on the Certificates;

                             (xii)        the Rating Agency Q&A Forum pursuant to Section 8.14(c);

                             (xiii)       notice of any resignation of the Trustee or the Certificate Administrator or the acceptance of appointment by the successor Trustee or Certificate Administrator;

                             (xiv)       Officer’s Certificates supporting nonrecoverable determinations relating to Advances;

                             (xv)        notices of Servicer Termination Events and Special Servicer Termination Events; and

                             (xvi)       notices pursuant to Section 11.06.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification substantially in the form of Exhibit L-3 hereto (which certification may be submitted electronically via the Certificate Administrator’s

Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to its customer service desk at (866) 846-4526.

In connection with the delivery by the Servicer or the applicable Special Servicer to the Rule 17g-5 Information Provider of any information, report, notice or document for posting to the Rule 17g-5 Information Provider’s Website, the Servicer or the applicable Special Servicer, as applicable, may (but is not obligated to) send such information, report, notice or other document to the applicable Rating Agency, but any such delivery may not occur until the earlier of (i) after receipt of written confirmation from the Rule 17g-5 Information Provider (which the Rule 17g-5 Information Provider shall provide to the Servicer or the applicable Special Servicer via an automatically generated e-mail, as applicable) that such information, report, notice or document has been posted to the Rule 17g-5 Information Provider’s Website or (ii) the second Business Day after it has provided such information, report, notice or other document to the Rule 17g-5 Information Provider.

The Certificate Administrator and the 17g-5 Information Provider shall provide a mechanism to promptly notify each Person that has signed-up for access to its website in respect of the transaction governed by this Agreement each time an additional document is posted thereto. In connection with providing access to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, the Certificate Administrator and the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The Certificate Administrator and the 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information. The 17g-5 Information Provider shall not be liable for making any information available to NRSROs unless same was delivered to it at its email address set forth above, with the proper subject heading. Assistance in using the Certificate Administrator’s Website or the 17g-5 Information Provider can be obtained by calling its customer service desk at (866) 846-4526.

(b)            Each of the Servicer and the applicable Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its website or otherwise, any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Borrowers, for review by the Depositor, the Initial Purchasers, the Trustee, the Certificate Administrator and any other Privileged Person (collectively, the “Disclosure Parties”), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the Mortgage Loan Documents. Each of the Servicer and the applicable Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, the Certificate Administrator or the Trustee, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or such Special Servicer, as the case may be, and (B) acknowledge that the Servicer or such Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Servicer’s or the applicable Special Servicer’s website, the Servicer and such Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 8.14(b) to current or prospective Certificateholders the form of confidentiality agreement used by the Servicer or such Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification in the form of Exhibit L-1 executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein, an Investor Certification in the form of Exhibit L-1 indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Servicer nor either Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor either Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(b) unless such information was produced by the Servicer or applicable Special Servicer, as applicable.

The Servicer, the Special Servicers, the Certificate Administrator and the Trustee shall be permitted (but are not required) to orally communicate with the Rating Agencies provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 8.14(a) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 8.14(a).

None of the foregoing restrictions in this Section 8.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Servicer or the applicable Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Servicer or such Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Servicer or such Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Servicer’s or such Special Servicer’s, as applicable, servicing operations in general; provided that the Servicer or such Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.

(c)            The 17g-5 Information Provider will make the “Rating Agency Q&A Forum and Document Request Tool” available to NRSROs via the 17g-5 Information Providers internet website, where NRSROs may (i) submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit inquiries to the Servicer or the applicable Special Servicer relating to reports, the Mortgage Loans, or the Mortgaged Properties, (iii) submit requests for loan-level reports and information, and (iv) view previously submitted inquiries and related answers or reports, as the case may be. The 17g-5 Information Provider shall promptly forward such inquiries to the applicable party. The Certificate Administrator, the Servicer or the applicable Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that (a) answering the inquiry would be in violation of applicable law, Accepted Servicing Practices, this Agreement, or the applicable Mortgage Loan Documents, (b) answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (c) answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, such party, and the performance of such additional duty or the payment of such additional cost or expense is beyond the scope of its duties under this Agreement. If the event any of the Certificate Administrator, the Servicer or the applicable Special Servicer declines to answer an inquiry, it shall promptly email the 17g-5 Information Provider with the basis of such declination. The 17g-5 Information Provider will be required to post the inquiries and the related answers (or reports, as applicable) on the Rating Agency Q&A Forum and Document Request Tool promptly upon receipt, or in the event that an inquiry is unanswered, the inquiry and the basis for which it was unanswered. The Rating Agency Q&A Forum and Document Request Tool may not reflect questions, answers, or other communications which are not submitted through the 17g-5 Information Provider’s Website. Answers and information posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and will not be deemed to be answers from any other person. No such other person will have any responsibility or liability for, and will not be deemed to have knowledge of, the content of any such information. None of the Initial Purchasers, the Depositor, or any of their respective affiliates will certify to any of the information posted on the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.

(d)            Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date Statements, the CREFC® Investor Reporting Package and supplemental notices, shall be provided by the Certificate Administrator to certain market data providers upon the consent of the Depositor, and upon receipt by the Certificate Administrator from such person of a certification in the form of Exhibit P hereto, which certification may be submitted electronically via the Certificate Administrator’s Website. The Depositor hereby consents to the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Thomson Reuters and Markit, and the provision of such information shall not constitute a breach of this Agreement by the Certificate Administrator.

ARTICLE IX

CERTAIN MATTERS RELATING TO THE DIRECTING CERTIFICATEHOLDER

Section 9.01     Selection and Removal of the Directing Certificateholder.

(a)               The Majority Controlling Class Certificateholders may elect the Directing Certificateholder.

(b)                 The Directing Certificateholder shall be selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time; provided that (i) absent such selection or (ii) upon receipt by the Servicer, the applicable Special Servicer, the Trustee and the Certificate Administrator of notice from the Majority Controlling Class Certificateholders that a Directing Certificateholder is no longer so designated, the Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, such Special Servicer, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, or the designee of such Controlling Class Certificateholder (but only for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the Controlling Class), shall be the Directing Certificateholder. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Directing Certificateholder. Notwithstanding anything to the contrary herein, the (x) Directing Certificateholder cannot be any Borrower Affiliate, any Restricted Holder or the Manager or any of their servicers or respective agents or Affiliates and (y) for purposes of determining the Majority Controlling Class Certificateholders and/or appointing the Directing Certificateholder, any Borrower Affiliate, any Restricted Holder, the Manager or any of their servicers or respective agents or Affiliates shall be deemed not to be a Certificateholder and shall not be entitled to exercise such right. Notwithstanding anything to the contrary herein, each of the Trustee and the Certificate Administrator may conclusively rely on any Investor Certification provided to it in connection with the foregoing and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

(c)                 The initial Directing Certificateholder with respect to the Scottsdale Mortgage Loan is Pacific Life Insurance Company. J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. purchased the Class PR-1 and Class PR-2 Certificates on the Closing Date for sale to investors in the ordinary course of business. No party will be entitled to exercise the rights of the Directing Certificateholder with respect to the Pearlridge Whole Loan until a Control Enabling Event occurs. The Majority Controlling Class Certificateholders shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the applicable Special Servicer of the appointment of any subsequent Directing Certificateholder (in order to receive notices hereunder). Any Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicers, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicers of the appointment of a Directing Certificateholder (if any) (in order to receive notices hereunder) by such Controlling Class Certificateholder for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the

Controlling Class and shall also state that such Directing Certificateholder is not a Borrower or Borrower Affiliate.

(d)                 The Directing Certificateholder may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote shall be delivered to the Certificate Administrator, the Trustee, the Servicer and the applicable Special Servicer.

(e)                 Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and the Trustee and to notify the Certificate Administrator and all the parties hereto of the selection of a Directing Certificateholder or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Directing Certificateholder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the applicable Special Servicer and the Servicer of the identity of the Directing Certificateholder and any resignation or removal thereof. In addition, upon the request of the Servicer or a Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Directing Certificateholder and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party. In addition, (i) any Holder owning more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it no longer holds the majority of the Controlling Class Certificates (by Certificate Balance), and (ii) each of the Holders of the Controlling Class Certificates who collectively own more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it transfers its Controlling Class Certificate (or its beneficial interest in the Controlling Class Certificates) and, as a result of such transfer, such Holders who collectively appointed the Directing Certificateholder no longer collectively own more than the applicable percentage of the Controlling Class Certificates (by Certificate Balance) set forth above; provided that in no event with respect to either clause (i) or (ii) shall any Controlling Class Certificateholder have any liability to any Person for the failure to provide any such notices.

(f)                  Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Directing Certificateholder.

(g)                 The Directing Certificateholder shall be responsible for its own expenses.

Notwithstanding any other provision to this Agreement, in the event that there is no Controlling Class or no Directing Certificateholder has been appointed or identified to the Servicer or a Special Servicer, as applicable, and the Servicer or such Special Servicer, as applicable, has attempted to obtain such information from the Trustee and the Certificate Administrator and no such entity has been identified to the Servicer or such Special Servicer, as applicable, then the Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be until such time as a Directing Certificateholder meeting the definition thereof is so appointed or identified. Upon request, the Certificate Administrator shall provide such information as is then in its possession to identify the Directing Certificateholder to the Servicer and such Special Servicer.

Section 9.02     Limitation on Liability of Directing Certificateholder; Acknowledgements of the Certificateholders.

Neither the Controlling Class nor the Directing Certificateholder shall have any liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action for errors in judgment.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder and/or the Controlling Class Certificateholders (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of the Certificates, including owning any interest in a Companion Loan, (ii) may act solely in the interests of the Holders of the Controlling Class, including the Directing Certificateholder, (iii) does not have any duties or liability to the Holders of any Class of Certificates including other holders of the related Controlling Class or to the Companion Loan Holders, (iv) may take actions that favor the interests of one or more Classes of the Certificates, including the Holders of the Controlling Class, over the interests of the Holders of one or more other Classes of the Certificates or to the Companion Loan Holders, and (v) shall have no liability whatsoever to the Trust, any Certificateholder or any other Person for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder, the Controlling Class or any director, officer, employee, partner, member, shareholder, agent or principal of the Directing Certificateholder or the Controlling Class, as applicable, for having so acted.

Section 9.03     Rights and Powers of the Directing Certificateholder.

(a)                 Notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, Section 3.28(e), Section 9.03(b), Section 9.03(c) and the second (2nd) and third (3rd) paragraphs of this Section 9.03(a), (i) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the applicable Special Servicer (after delivery of a written recommendation and analysis to such Special Servicer and information reasonably requested by such Special Servicer) unless such actions are part of an Asset Status Report approved by the Directing Certificateholder under Section 3.26(b) or is otherwise implemented by such Special Servicer in accordance with the terms of this Agreement and (ii) prior to the occurrence and continuance of a Control Event, the applicable Special Servicer shall not be permitted to (A) consent to the Servicer’s taking any of the actions constituting a Major Decision, or (B) itself take any of the actions constituting a Major Decision, but subject to Section 3.26(b) as to which the Directing Certificateholder has objected in writing within ten (10) Business Days after receipt of the written recommendation and analysis and information reasonably requested by the Directing Certificateholder from such Special Servicer (provided that if such written objection has not been received by such Special

Servicer within such ten (10) Business Day period, then the Directing Certificateholder shall be deemed to have approved such action). In the event that the applicable Special Servicer or Servicer, as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event under this Agreement (or consultation with the Directing Certificateholder after the occurrence and during the continuance of a Control Event, but prior to the occurrence of a Consultation Termination Event), is necessary to protect the interests of the Certificateholders, the applicable Special Servicer or Servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without such consultation) so long as the Servicer or such Special Servicer, as applicable, has made a reasonable effort to contact the Directing Certificateholder to inform it of such need. The applicable Special Servicer is not required to obtain the consent of the Directing Certificateholder for any Major Decision upon the occurrence and during the continuance of a Control Event; provided, however, that after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, such Special Servicer shall not be required to obtain the consent of the Directing Certificateholder but shall consult with the Directing Certificateholder in connection with any Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the Directing Certificateholder hereunder) and to consider alternative actions recommended by the Directing Certificateholder in respect of such matters. In the event that no Directing Certificateholder has been appointed or identified to the Servicer or the applicable Special Servicer, as applicable, and the Servicer or such Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or such Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

In addition, for so long as no Control Event has occurred and is continuing, subject to Section 9.03(b), Section 9.03(c) and the immediately following paragraph, the Directing Certificateholder may direct the applicable Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loans as the Directing Certificateholder may reasonably deem advisable.

If the applicable Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any objection, consultation or direction or advice from the Directing Certificateholder, the Controlling Class Certificateholders or any other Person would (A) otherwise require or cause such Special Servicer or Servicer, as applicable, to violate the terms of the Mortgage Loan Documents, any Co-Lender Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or this Agreement, (including without limitation, actions inconsistent with Accepted Servicing Practices), or (B) expose any Certificateholder, the Servicer, such Special Servicer, the Certificate Administrator, the Trustee or the Trust or their respective Affiliates, officers, directors or agent to any claim, suit or liability, (C) result in the imposition of a tax upon the Trust (other than a tax on “net income from foreclosure property”) or loss of REMIC status or (D) materially expand the scope of such Special Servicer’s, the Servicer’s, the Trustee’s or the Certificate Administrator’s responsibilities hereunder, then such Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Certificateholder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or applicable Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate the Mortgage Loan Documents, any Co-Lender Agreement, this Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or such Special Servicer.

(b)                 Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Event, the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Servicer, applicable Special Servicer and any other applicable party shall consult with the Directing Certificateholder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during the continuance of a Consultation Termination Event, the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder, and the Controlling Class shall not be entitled to appoint a Directing Certificateholder.

If a Control Event no longer exists, then the Directing Certificateholder shall regain all the consent and direction rights of the Directing Certificateholder set forth in this Agreement.

(c)                 For purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing, or is a Restricted Holder shall not be deemed to be a Holder or Beneficial Owner of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no Holder or Beneficial Owner of Controlling Class Certificates would be eligible to exercise such rights, there shall be no Controlling Class.

(d)                 The Certificate Administrator shall, within five (5) Business Days after its determination that a Control Event or a Consultation Termination Event has occurred or ceased to exist, post a notice of such occurrence or cessation of a Control Event or Consultation Termination Event on the Certificate Administrator’s Website.

Section 9.04     Directing Certificateholder Contact with Servicer and Special Servicers.

Upon reasonable request, each of the Servicer and the applicable Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Certificateholder (prior to the occurrence and continuance of a Control Event) regarding the performance and servicing of the Mortgage Loans (or, in the case of such Special Servicer, such Special Servicer’s operational activities on a platform level basis related to the servicing of any Mortgage Loan after a Servicing Transfer Event and the servicing of any REO Property) for which the Servicer or such Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the applicable Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or such Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

ARTICLE X

TERMINATION

Section 10.01           Termination. (a) The respective obligations and responsibilities of the Servicer, the Special Servicers, the Depositor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligation to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to this Article X on the Termination Date; provided, however, that in no event shall the trusts created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

(b)                 The Trust Fund, including the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, only pursuant to a “qualified liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given by the Depositor or the Servicer and requiring that the Trust Fund, including the Upper-Tier REMIC and the Lower-Tier REMIC (if not previously terminated) shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of qualified liquidation. The notice mailed by the Certificate Administrator pursuant to Section 10.01(d) shall constitute such plan of complete liquidation and the date of such notice shall be specified in the final return of each Trust REMIC as the date of adoption of such plan of complete liquidation. Notwithstanding the termination of the Trust REMICs, the Certificate Administrator shall be responsible for filing the final tax returns for the Trust REMICs for the period ending with such termination, and shall retain books and records with respect to the Trust REMICs for the same period of retention for which it maintains its own tax returns or other reasonable period.

(c)                 The obligations of the parties to this Agreement with respect to the Trust REMICs will terminate upon the earliest of: (i) the final payment or other liquidation of the last outstanding Mortgage Loan remaining in the Trust Fund and the disposition of all property acquired upon the foreclosure or deed in lieu of foreclosure with respect to the last outstanding Mortgage Loan and the remittance to the Certificateholders of all funds due under this Agreement; or (ii) after the Certificate Balance of all Certificates has been reduced to zero under circumstances set forth in this Agreement; or (iii) mutual consent of the parties to this Agreement and all Certificateholders. The Certificate Administrator will give or cause to be given written Notice of Termination of this Agreement to each Certificateholder and the final distribution under this Agreement will be made only upon surrender and cancellation of the related Certificates at an office or agency specified in the Notice of Termination.

(d)                 Notice of any termination of the Trust Fund pursuant to this Section 10.01 shall be mailed by the Certificate Administrator to Certificateholders, with a copy to the Servicer, each Special Servicer and each Rating Agency at their addresses shown in the Certificate Registrar, as soon as practicable after the Certificate Administrator shall have received, or been given a Notice of Termination but in any event not more than 30 days, and not less than 10 days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)                specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)                specify the amount of any such final distribution, if known; and

(iii)               state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates or affidavits meeting the requirement of Section 5.06(g) that such Certificates have been lost or destroyed at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on the Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(e)                 Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 10.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall subject to escheatment law thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 10.01. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator. Notwithstanding anything herein to the contrary, for so long as Wells Fargo Bank, National Association serves as Certificate Administrator, all funds held by the Certificate Administrator shall remain uninvested.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01           Counterparts. This Agreement may be executed simultaneously in any number of counterparts, all of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement

Section 11.02           Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or with respect to the Certificates or any Mortgage Loan, unless, with respect to this Agreement, such Certificateholder previously shall have given to the Trustee a written notice of a Servicer Termination Event and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing 25% of the aggregate Voting Rights of any affected Class of Certificates (excluding any Certificates owned by a Special Servicer if such suit is against such Special Servicer) shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby (unless this Agreement or the Certificates obligates or obligate the Trustee to take such action without such an indemnity), and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03           Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

The parties hereto hereby waive, to the fullest extent permitted by law, the right to trial by jury in any action, proceeding or counterclaim, whether in contract, tort or otherwise, relating directly or indirectly to this agreement or the transactions contemplated hereby.

Section 11.04           Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt as follows:

If to the Trustee or Certificate Administrator, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services
J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2015-WPG

Telephone: (410) 884-2000
Facsimile number: (410) 715-2380

Email: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

If to the Depositor, to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue
31st Floor
New York, New York 10179
Attention: Kunal Singh

with a copy to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue
32nd Floor
New York, New York 10179
Attention: Bianca A. Russo
Managing Director and Associate General Counsel
Facsimile number: (917) 464-6116

With additional copies to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Michael S. Gambro, Esq.
Telephone: (212) 504-6825
Facsimile number: (212) 504-6666

If to the Servicer, to:

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Diane Haislip
Facsimile: (877) 379-1625
Email: diane_c_haislip@keybank.com

With a copy to:

Polsinelli PC
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Kraig Kohring
Facsimile: (816) 753-1536
Email: KKohring@polsinelli.com

And with respect to any notice relating to the Rating Agency Q&A Forum and Document Request Tool: RAInvRequest@wellsfargo.com

And with respect to any notice relating to the Investor Q&A Forum: REAM_InvestorRelations@wellsfarfgo.com

With a copy to:

Wells Fargo Bank, National Association
Legal Department
301 S. College Street
Charlotte, North Carolina 28288-0166
Attention: Commercial Mortgage Servicing Legal Support
Facsimile number: (704) 383-0353
Reference: WP Glimcher Mall Trust 2015-WPG Mortgage Trust

With an additional copy to:

K&L Gates LLP
Hearst Tower, 47th Floor
214 North Tryon Street
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann, Esq.
Facsimile number: (704) 353-3190

If to the Pearlridge Special Servicer, to:

KeyBank National Association
11501 Outlook Street, Suite 300
Overland Park, Kansas 66211
Attention: Clark Rogers
Facsimile: (877) 379-1625
Email: clark_w_rogers@keybank.com

With a copy to:

Polsinelli PC
900 West 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Kraig Kohring
Facsimile: (816) 753-1536
Email: KKohring@polsinelli.com

If to the Scottsdale Special Servicer, to:

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Vice President – Commercial Servicing Operations
Telephone: (949) 219-3715

Facsimile number: (949) 219-6570

Email: Michelle.Stickles@pacificlife.com

With a copy to:

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Chris Dallas, AVP, Investment Counsel
Telephone: (949) 219-6703

Facsimile number: (949) 219-3706

Email: Chris.Dallas@pacificlife.com

If to the Initial Purchasers:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: CMBS
Facsimile number: (212) 834-6250

with a copy to:

J.P. Morgan Securities LLC
383 Madison Avenue, 32nd Floor
New York, New York 10179
Attention: Bianca A. Russo
Managing Director and Associate General Counsel
Facsimile number: (917) 464-6116

With additional copies to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attention: Michael S. Gambro, Esq.
Telephone: (212) 504-6825
Facsimile number: (212) 504-6666

and

Deutsche Bank Securities Inc.

and

Drexel Hamilton, LLC 77 Water Street, Suite 701 New York, New York 10005 Attention: John D. Kerin, Director of Debt Syndicate Facsimile number: (646) 412-1500

If to any Certificateholder, to:

the applicable address set forth in the
Certificate Register as of the related Record Date,

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 11.05     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06     Notice to the Depositor and Each Rating Agency. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.14, with respect to each of the following of which it has actual knowledge:

(i)                any material change or amendment to this Agreement;

(ii)               the occurrence of any Termination Event that has not been cured;

(iii)             the merger, consolidation, resignation or termination of the Servicer, a Special Servicer, the Certificate Administrator or the Trustee;

(iv)             the final payment to any Class of Certificateholders;

(v)              any change in the location of the Upper-Tier Distribution Account or the Lower-Tier Distribution Account; and

(vi)              each report to Certificateholders described in Section 3.13 and Section 4.02.

(b)                The Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.14 with respect to each of the following of which it has actual knowledge:

(i)                 each of its annual statements as to compliance described in Section 3.14;

(ii)                each of its annual independent public accountants’ servicing reports described in Section 3.16;

(iii)              upon request, a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

(iv)               a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(v)                the repurchase of Mortgage Loans pursuant to Section 2.03(c);

(vi)               any notice required in connection with the written consent of the Rating Agencies, as set forth in Section 6.02 as to the merger or consolidation, transfer of assets and succession of either the Servicer or the applicable Special Servicer, as applicable, in each case, such merger or consolidation subject to Rating Agencies Confirmation;

(vii)             any notice to the Rating Agencies required in connection with the consent required to be obtained by the Rating Agencies in connection with the assumption of a Mortgage Loan, as provided in Section 3.09; any change in the lien priority of a Mortgage Loan;

(viii)            any material damage to a Mortgaged Property;

(ix)              any amendment, modification, consent or waiver to or of any material provision of a Mortgage Loan;

(x)                any material amendments to or termination of any Management Agreement; and

(xi)               notice in connection with the release or substitution of any collateral in accordance with the terms of this Agreement.

(c)                 The Trustee, the Certificate Administrator, the Servicer and the applicable Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.14, with respect to each Mortgage Loan such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Servicer or applicable Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan Documents. The Trustee, the Certificate Administrator, the Servicer and the applicable Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 11.06 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items or to the extent that such Rating Agency requested the information via the Rating Agency Q&A Forum.

(d)                 Notices to each Rating Agency shall be addressed as follows:

 Standard & Poor’s Ratings Services
 55 Water Street, 41st Floor
 New York, New York 10041
 Attention: Commercial Mortgage Surveillance Manager
 Email: cmbs_info_17g5@standardandpoors.com

 Morningstar Credit Ratings, LLC
 220 Gibraltar Road, Suite 200
 Horsham, Pennsylvania 19044
 Email: cmbsratings@morningstar.com

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto. In addition, with respect to any request for Rating Agency Confirmation pursuant to any of the provisions of this Agreement, the party seeking such Rating Agency Confirmation shall deliver a copy of such request to the Depositor.

Section 11.07     Amendment.

(a)                This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders:

(i)                to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)                to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)              to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)              to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any of the Lower-Tier REMIC or the Upper-

Tier REMIC as a REMIC, at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or any of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)                to modify, eliminate or add to the provisions of Article V or any other provision hereof restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)               to make any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)             to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from each Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)          to modify the provisions of Section 3.06(b) (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator, the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)                to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or a Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of the Mortgage Loan Seller.

(b)                 This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)                 reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)                reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)               adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)              change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of the Mortgage Loan Seller; or

(v)               amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

(c)                 Notwithstanding the foregoing, none of the Certificate Administrator, the Trustee, the Paying Agent, the Depositor, the Servicer nor the applicable Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Servicer, such Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

(d)                 Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s

Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the Certificate Administrator’s Website, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Servicer, the applicable Special Servicer, the Borrowers, the Initial Purchasers and the Rating Agencies.

No amendment to this Agreement may alter the definition of Accepted Servicing Practices in a manner that would materially adversely affect Certificateholders without a Rating Agency Confirmation.

If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Certificate Administrator and the Servicer, in writing, and to the extent required by this Section, the Certificateholders. Promptly after the execution of any amendment, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder.

It shall not be necessary for the consent of Certificateholders under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholder shall be subject to such reasonable regulations as the Certificate Administrator may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Section 11.08     Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans), collectively, by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, if, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor’s right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the Minnesota and New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of the Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 11.09      Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130k or Article 4A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or Section 130k shall not have any effect, and if said Section 126 and/or Section 130k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130 k shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4A of the New York Real Property Law, such mandatory provisions of said Article 4A shall prevail, provided that if said Article 4A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4A shall cease to have any further effect upon the provisions of this Agreement.

Section 11.10     No Intended Third Party Beneficiaries. No Person other than a party to this Agreement and any Certificateholder (and the Initial Purchasers, with respect to their right to receive certain reports and other information as set forth in this Agreement) shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, property manager or other party to a Mortgage Loan is an intended third party beneficiary of this Agreement.

Section 11.11     Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Loan Agreements. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan Documents, the Mortgage Loan Seller shall get the benefit of the provisions of Section 9.2 of each Loan Agreement. Therefore, the Depositor and Trustee hereby agree to cooperate with the Mortgage Loan Seller with respect to the benefits of such provisions of each Loan Agreement with respect to securitization indemnification, including, without limitation, reassignment to the Mortgage Loan Sellers of such sections, but no other portion of the Mortgage Loan Documents, to permit the Mortgage Loan Seller and its affiliates to enforce such provisions for their respective benefits.

Section 11.12     Compliance with the Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering

(“Applicable Laws”), each of the Servicer and the applicable Special Servicer may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Servicer or such Special Servicer, as applicable.  Accordingly, each of the parties to this Agreement agrees to provide to the Servicer and the applicable Special Servicer, upon its respective request from time to time such identifying information and documentation as may be available for such party in order to enable the Servicer and such Special Servicer to comply with Applicable Laws.

ARTICLE XII

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 12.01     Intent of the Parties; Reasonableness The parties hereto acknowledge and agree that the purpose of Article XII of this Agreement is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Sections 12.07, 12.08 and 12.09, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit any Other Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee, as applicable, and any sub-servicer, or the servicing of the Whole Loans, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

Section 12.02     Succession; Sub-Servicers; Subcontractors. (a)  For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 12.07 of this Agreement), in connection with the succession to the Servicer or the applicable Special Servicer or any sub-servicer (to the extent such sub-servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer or applicable Special Servicer or such sub-servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or such Special Servicer or any such sub-servicer, the

Servicer or such Special Servicer, as applicable (depending on whether such succession involves it or one of its sub-servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.01 or 7.02, in which case the successor Servicer or successor Special Servicer, as applicable, shall provide) to any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor Servicer or successor Special Servicer appointed under Section 7.01 or 7.02), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor Servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)                 For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the applicable Special Servicer, any sub-servicer and the Certificate Administrator (each of the Servicer, the applicable Special Servicer and the Certificate Administrator and each sub-servicer, for purposes of this Section 12.02(b) and Section 12.02(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 12.08 and Section 12.09 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to obtain from such sub-servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 12.08 and Section 12.09 of this Agreement, in each case, as and when required to be delivered.

(c)                 For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a sub-servicer for purposes of this Agreement, and the engagement of such sub-servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such sub-servicer and sub-servicing agreement. No sub-servicing agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)                 For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 12.06 of this Agreement) and shall furnish pursuant to Section 12.06 of this Agreement to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 12.03     Other Securitization Trust’s Filing Obligations. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of each sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

Section 12.04     Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit R to this Agreement, shall be required to provide to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the

Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit R to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each sub-servicer (or, in the case of each sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such sub-servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

Section 12.05     Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2016, (i) the parties listed on Exhibit S to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit S to this Agreement applicable to such party, and (ii) the parties listed on Exhibit S to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each sub-servicer (or, in the case of each sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such sub-servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

Section 12.06     Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than 1:00 p.m. (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit T to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit T to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit T to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each sub-servicer (or, in the case of each sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such sub-servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit U. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit T of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

Section 12.07     Annual Compliance Statements. On or before March 15 of each year, commencing in 2016, each of the Servicer, the applicable Special Servicer (regardless of whether such Special Servicer has commenced special servicing of any Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a sub-servicer set forth on Exhibit N with which it has entered into a servicing relationship with respect to a Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, applicable Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.13(b)), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the applicable Special Servicer, as applicable, has entered into a servicing relationship with respect to a Mortgage Loan or a Companion Loan in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced a Mortgage Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 12.07 shall be made available to any Privileged Person by the Certificate Administrator by posting such compliance report to the Certificate Administrator’s Website pursuant to Section 8.13(b).

Section 12.08     Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 15 of each year, commencing in 2016, the Servicer, the applicable Special Servicer (regardless of whether such Special Servicer has commenced special servicing of any Whole Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a sub-servicer set forth on Exhibit N with which it has entered into a servicing relationship with respect to a Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the applicable Special Servicer, the Certificate Administrator and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.13(b)), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 12.08 shall be provided to any Certificateholder, upon the written request therefor, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the

Depositor and each Other Depositor may review each such report and, if applicable, consult with the Reporting Servicers as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria.

(b)                 On the Closing Date, the Servicer, the applicable Special Servicer and the Certificate Administrator each acknowledge and agree that Exhibit M to this Agreement sets forth the Relevant Servicing Criteria for such party.

(c)                 No later than 30 days after the end of each fiscal year for the Trust, the Servicer, the applicable Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the applicable Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator submit their assessments pursuant to Section 12.08(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 12.09) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)                 In the event the Servicer, the applicable Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the applicable Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 12.08, coupled with an attestation as required in Section 12.09 in respect of the period of time that the Servicer, the applicable Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

Section 12.09     Annual Independent Public Accountants’ Servicing Report. On or before March 15 of each year, commencing in 2016, the Servicer, the applicable Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a sub-servicer set forth on Exhibit N with which it has entered into a servicing relationship with respect to a Whole Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the applicable Special Servicer, the Certificate Administrator or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.13(b)), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.13(b)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 12.09 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.13(b).

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the applicable Special Servicer, the Certificate Administrator or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Servicer, such Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator as to the nature of any defaults by the Servicer, such Special Servicer, the Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to a Mortgage Loan or any Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, such Special Servicer’s, the Certificate Administrator’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

Section 12.10     Significant Obligor. With respect to any Companion Loan that the applicable Other Depositor has notified the Servicer in writing that the Mortgaged Property is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion Loan, the Servicer shall, after receipt of updated net operating income information for the Mortgaged Property, (x) promptly deliver the financial statements of such “significant obligor” to the Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust and (y) update the following columns related to the “significant obligor” of the CREFC® Loan Periodic Update File for (i) the next applicable Distribution Date if the Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or

(ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information prior to the date set forth in clause (i): BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten Business Days after the date such financial information is required to be delivered under the Mortgage Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes a related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related sub-servicer to notify such Other Depositor) that it has not received them. The Servicer shall use efforts consistent with the Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the applicable Borrower under the Mortgage Loan Documents.

The Servicer shall (and shall cause each applicable sub-servicing agreement to require any related sub-servicer to) retain written evidence of each instance in which it (or a sub-servicer) attempts to contact the applicable Borrower to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 12.11     Sarbanes-Oxley Backup Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Servicer and the applicable Special Servicer shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 15 of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 15 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit W, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 12.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 12.12     Indemnification. Each of the Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any

Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article XII or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations.

The Servicer, the applicable Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a sub-servicer set forth on Exhibit N (and with respect to any Servicing Function Participant of such party that is a sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement or (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicing Party (as defined in Section 12.02(b)) to identify a Servicing Function Participant pursuant to Section 12.02(c).

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Other Depositor or any employee, director or officer of the Depositor or any Other Depositor, then the Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XII (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the applicable Special Servicer and the Certificate Administrator shall cause each Servicing Function Participant of such party that is not a sub-servicer set forth on Exhibit N (and with respect to any Servicing Function Participant of such party that is a sub-servicer set forth on Exhibit N, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 12.11 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the applicable Special Servicer or the Certificate Administrator.

Section 12.13     Amendments. This Article XII may be amended by the parties hereto pursuant to Section 10.01 of this Agreement for purposes of complying with Regulation AB, the Securities Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any

Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 12.14     Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article XII; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

Section 12.15     Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each sub-servicing agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable sub-servicer to any deliver any Exchange Act reporting items that such sub-servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XII and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable sub-servicer to deliver any Exchange Act reporting items that such sub-servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XII. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a sub-servicing agreement as aforesaid shall not limit any right the Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such sub-servicing agreement.

Section 12.16     Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a)  Any other provision of this Article XII to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article XII, in connection with the requirements contained in this Article XII that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 12.07, Section 12.08 and Section 12.09 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Servicer, the applicable Special Servicer, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article XII to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article XII in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article XII with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation will be required in connection with any delivery of the items contemplated by Section 12.07, Section 12.08 and Section 12.09 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)                 Each of the Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 12.16(a) above, and subject to a right of the Servicer, the applicable Special Servicer, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the applicable Special Servicer, Certificate Administrator or Trustee, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(c)                 The Servicer, the applicable Special Servicer, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 12.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 12.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, such Special Servicer, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicers, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., as Depositor

By:	/s/ Dwayne McNicholas
	Name:	Dwayne McNicholas
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Servicer

By:	/s/ Diane Haislip
	Name:	Diane Haislip
	Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Pearlridge Special Servicer

By:	/s/ Diane Haislip
	Name:	Diane Haislip
	Title:	Senior Vice President

PACIFIC LIFE INSURANCE CORPORATION, as Scottsdale Special Servicer

By:	/s/ L. Lisa Fields
	Name:	L. Lisa Fields
	Title:	Assistant Vice President

By:	/s/ DeAnne A. Reed
	Name:	DeAnne A. Reed
	Title:	Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, Custodian, Certificate Registrar and Authenticating Agent

By:	/s/ Amy Mofsenson
	Name:	Amy Mofsenson
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Amy Mofsenson
	Name:	Amy Mofsenson
	Title:	Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY NEW YORK	)

On this 14th day of July 2015, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Dwayne McNicholas, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such company.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Michael A. Cuomo
Print Name:
NOTARY PUBLIC

My Commission expires:

[NOTARIAL SEAL]	MICHAEL A. CUOMO
Notary Public, State of New York
Qualified in New York County
No.02CU6268078
My Commission Expires August 27, 2016

JPM 2015-WPC – Pooling and Servicing Agreement

STATE OF Kansas	)
	)	ss.:
COUNTY Johnson	)

On this 15 day of July 2015, before me, the undersigned, a Notary Public in and for the State of Kansas, duly commissioned and sworn, personally appeared Diane Haislip, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Senior Vice President of KeyBank National Association, a national banking association, the national banking association described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said national banking association and on behalf of such national banking association.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Jane Burton
Print Name:
NOTARY PUBLIC

Jane Burton
NOTARY PUBLIC
STATE OF KANSAS
My Commission Expires
03/08/2016

My Commission expires:

[NOTARIAL SEAL]

JPM 2015-WPG – Pooling and Servicing Agreement

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual(s) who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
	)	ss. at Newport Beach
COUNTY OF ORANGE	)

On July 14, 2015, before me, Suzanne Kathleen Potter, Notary Public, personally appeared L. Lisa Fields and DeAnne Reed,who proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California, that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Suzanne Kathleen Potter
Name:
Notary Public in and for said State

My Commission Expires:	SUZANNE KATHLEEN POTTER
Commission # 2078890
[NOTARY SEAL]	Notary Public - California
Orange County
My Comm. Expires Aug 21, 2018

STATE OF	)
	)	ss.:
COUNTY	)

On this 16th day of July 2015, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Amy Mofsenson, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wells Fargo Bank, National Association, a national banking association, the national banking association described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said national banking association and on behalf of such national banking association.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Janet M. Jolley
Print Name:
NOTARY PUBLIC

 My Commission expires:

[NOTARIAL SEAL]	JANET M. JOLLEY
Notary Public, State of New York
No. 01JO6121000
Qualified in Kings County
Commission Expires Jan. 3, 2017

JPM 2015-WPG – Pooling and Servicing Agreement

EXHIBIT A-1

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

2 For Regulation S Book-Entry Certificates only.

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wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS A

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: 3.6332%

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class A Certificates: $30,600,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAA2[3] U46030AA7[4] 92939VAB0[7]	ISIN: US92939VAA26[3] USU46030AA73[4] US92939VAB09[7]
Common Code: 124912482[3] 124911834[4]	Initial Certificate Principal Amount of this Certificate: $[ ]
No.: A-[ ]

This certifies that [   ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class A Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided

A-1-4

that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V

A-1-5

of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)        to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)      to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an

A-1-6

Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)        to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)      to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator, the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating

A-1-7

Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)        amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such

A-1-8

amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-1-9

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

A-1-10

Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-1-11

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-1-12

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-1-13

EXHIBIT A-2

FORM OF CLASS X CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

A-2-1

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

THIS CERTIFICATE IS NOT ENTITLED TO PAYMENTS OF PRINCIPAL.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

2 For Regulation S Book-Entry Certificates only.

A-2-2

wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS X

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Notional Amount of the Class X Certificates: $97,000,000	Rated Final Distribution Date: June 2035
CUSIP: 92939VAC8[3] U46030AB5[4] 92939VAD6[7]	ISIN: US92939VAC81[3] USU46030AB56[4] US92939VAD64[7]

Common Code: 124911800[3] 124912458[4]	Initial Notional Amount of this Certificate: $[ ]
No.: X-[ ]

This certifies that [   ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms,

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)        to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)      to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)        to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)      to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator, the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

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Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)        amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

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Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-3

EXHIBIT A-3

FORM OF CLASS B CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

2 For Regulation S Book-Entry Certificates only.

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wp glimcher mall TRUST 2015-Wpg
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS B

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: 3.6332%

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class B Certificates: $32,100,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAE4[3] U46030AC3[4] 92939VAF1[7]	ISIN: US92939VAE48[3] USU46030AC30[4] US92939VAF13[7]

Common Code: 124911818[3] 124911788[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: B-[ ]

This certifies that [ ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided

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that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V

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of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)          to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)              to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)             to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)            to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an

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Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)            to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator, Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating

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Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                                                                      (i)                reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                                                                    (ii)                 reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                   (iii)                adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                  (iv)                change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

                                                                    (v)                amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such

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 amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-4

EXHIBIT A-4

FORM OF CLASS C CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

2 For Regulation S Book-Entry Certificates only.

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wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS C

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class C Certificates: $34,300,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAG9[3] U46030AD1[4] 92939VAH7[7]	ISIN: US92939VAG95[3] USU46030AD13[4] US92939VAH78[7]

Common Code: 124912423[3] 124911796[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: C-[ ]

This certifies that [ ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms,

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class, PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3, Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

                                                                      (i)                to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

                                                                    (ii)                to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

                                                                   (iii)                to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

                                                                  (iv)                to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

                                                                    (v)                to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

                                                                  (vi)                to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

                                                                 (vii)                to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

                                                               (viii)                to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

                                                                  (ix)                to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

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Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                                                                      (i)                reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                                                                    (ii)                reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                   (iii)               adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                  (iv)                change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

                                                                    (v)                amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

A-4-8

Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-5

EXHIBIT A-5

FORM OF CLASS R CERTIFICATES

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON THE TRANSFEROR REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR

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OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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wp glimcher mall TRUST 2015-wpg
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS R

Percentage Interest: 100%

CUSIP: 92939VAJ3
ISIN: US92939VAJ35

No.: R-[ ]

This certifies that [_________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholders will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC and the Lower-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates (other than the Class X Certificates) to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or the Lower-Tier REMIC on the final Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.

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The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

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This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

                                                                      (i)                to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

                                                                    (ii)                to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

                                                                   (iii)                to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later

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than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

                                                                  (iv)                to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

                                                                    (v)                to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

                                                                  (vi)                to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

                                                                 (vii)                to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

                                                               (viii)                to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder,

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determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

                                                                  (ix)                to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

                                                                      (i)                reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

                                                                    (ii)                reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                   (iii)                adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

                                                                  (iv)                change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the

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Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

                                                                    (v)            amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-6

EXHIBIT A-6

FORM OF CLASS PR-1 CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

2 For Regulation S Book-Entry Certificates only.

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wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS PR-1

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class PR-1 Certificates: $27,800,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAL8[3] U46030AF6[4] 92939VAM6[7]	ISIN: US92939VAL80[3] USU46030AF60[4] US92939VAM63[7]

Common Code: 124911770[3] 124911745[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: C-[ ]

This certifies that [  ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PR-1 Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class, PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3, Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class PR-1 Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)            to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)           to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

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Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

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Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-7

EXHIBIT A-7

FORM OF CLASS PR-2 CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(1) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (2) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

2 For Regulation S Book-Entry Certificates only.

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CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS PR-2

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class PR-2 Certificates: $18,200,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAN4[3] U46030AG4[4] 92939VAP9[7]	ISIN: US92939VAN47[3] USU46030AG44[4] US92939VAP94[7]

Common Code: 124912369[3] 124911753[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: PR-2-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class PR-2 Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class PR-2 Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)            to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

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Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

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Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-7-12

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-7-14

EXHIBIT A-8

EXHIBIT A-8

FORM OF CLASS SQ-1 CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

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[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

2 For Regulation S Book-Entry Certificates only.

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wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS SQ-1

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class SQ-1 Certificates: $15,900,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAQ7[3] U46030AH2[4] 92939VAR5[7]	ISIN: US92939VAQ77[3] USU46030AH27[4] US92939VAR50[7]

Common Code: 124911729[3] 124912334[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: SQ-1-[ ]

This certifies that [   ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class SQ-1 Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class, PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3, Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class SQ-1 Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

A-8-4

mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

A-8-5

(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)            to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

A-8-7

Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

A-8-8

Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Certificate Administrator

By:
Authorized Signatory

A-8-10

Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-8-11

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-8-12

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-8-13

EXHIBIT A-9

EXHIBIT A-9

FORM OF CLASS SQ-2 CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

A-9-1

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(1) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (2) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

2 For Regulation S Book-Entry Certificates only.

A-9-2

CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-9-3

wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS SQ-2

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class SQ-2 Certificates: $21,600,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAS3[3] U46030AJ8[4] 92939VAT1[7]	ISIN: US92939VAS34[3] USU46030AJ82[4] US92939VAT17[7]

Common Code: 124911737[3] 124911699[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: SQ-2-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class SQ-2 Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class SQ-2 Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

A-9-5

mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

A-9-6

(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)            to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

A-9-7

provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

A-9-8

Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)         amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

A-9-9

Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-10

IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

A-9-11

Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-9-12

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-9-13

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-9-14

EXHIBIT A-10

EXHIBIT A-10

FORM OF CLASS SQ-3 CERTIFICATES

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 1

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE MORTGAGE LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

1 For Book-Entry Certificates only.

A-10-1

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(1) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (2) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]2

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT

2 For Regulation S Book-Entry Certificates only.

A-10-2

CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-10-3

wp glimcher mall TRUST 2015-WPG
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2015-WPG, CLASS SQ-3

[RULE 144A]3 [REGULATION S]4 [BOOK-ENTRY]5 [DEFINITIVE]6 CERTIFICATE

Pass-Through Rate: As set forth in Pooling and Servicing Agreement.

First Distribution Date: August 7, 2015

Aggregate Initial Certificate Principal Amount of the Class SQ-3 Certificates: $19,500,000	Rated Final Distribution Date: June 2035

CUSIP: 92939VAU8[3] U46030AK5[4] 92939VAV6[7]	ISIN: US92939VAU89[3] USU46030AK55[4] US92939VAV62[7]

Common Code: 124912300[3] 124911702[4]	Initial Certificate Principal Amount of this Certificate: $[ ]

No.: SQ-3-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class SQ-3 Certificates. The Trust Fund, described more fully below, consists primarily of the only note with respect to each of two (2) fixed rate loans secured by mortgages (“Mortgage Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement

3 For Rule 144A Book-Entry Certificates only.

4 For Regulation S Book-Entry Certificates only.

5 For Book-Entry Certificates only.

6 For Definitive Certificates only.

7 For IAI Certificates only.

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and is bound thereby. The Certificates consist of the following classes: Class A, Class X, Class B, Class C, Class PR-1, Class PR-2, Class SQ-1, Class SQ-2, Class SQ-3 and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Mortgage Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in August 2015. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately succeeding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class SQ-3 Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)          to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from each Rating Agency;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)         to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee and, for so long as a Control Event has not occurred and is not continuing, the related Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation; and

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any

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Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in the Mortgage Loan Purchase Agreement or the obligations of the Mortgage Loan Seller under the Mortgage Loan Purchase Agreement or otherwise or change any rights of the Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Mortgage Loan Seller; or

(v)         amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

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Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article IX of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Certificates referred to in the Pooling and Servicing Agreement.

Dated: July 24, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto _____________________________

(please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date:______	Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: _____________________________________________

.

Distributions, if be made by wire transfer in immediately available funds to __________________________________________________________________

for the account of ___________________________________________ _____________________________________________________________________
account number _________________________________________________________________________________________________________________.

This information is provided by ________________________________________________________________________ the Assignee(s) named above, or ___________________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT B
MORTGAGE LOAN SCHEDULE

Glimcher Mall Trust 2015-WPG

Loan Number	Property Name	Mortgage Loan Seller	Borrower Entities	Property Type	Property City	State	Origination Date	First Payment Date	Maturity Date	Current Interest Rate	Title Type	Ground Lease	Extensions Beyond Maturity Date	Related Letter of Credit
1	Pearlridge Center	JPMCB and GACC	BRE/Pearlridge, LLC	Retail	Aiea	HI	5/20/2015	7/1/2015	6/1/2025	3.53000%	Fee/Leasehold	Yes	No	No
2	Scottsdale Quarter	JPMCB and GACC	SDQ Fee, LLC	Mixed Use	Scottsdale	AZ	5/20/2015	7/1/2015	6/1/2025	3.53000%	Fee	N/A	No	No

B-1

EXHIBIT C-1

FORM OF QIB LETTER

[DATE]

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179

                Re:       WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [  ]

Dear Sir:

In connection with our proposed purchase of the Certificates referred to above (the “Certificates”), we confirm that:

1.          We have received a copy of the Offering Circular, dated July 9, 2015 (the “Offering Circular”), relating to the Certificates and such other information and documents as we deem necessary in order to make our investment decision. We acknowledge that we have read and agree to the matters stated in the Section entitled “DESCRIPTION OF THE CERTIFICATES—Delivery, Form, Transfer and Denomination” of the Offering Circular.

2.          We understand that any subsequent reoffer, resale, transfer of the Certificates is subject to certain restrictions and conditions set forth in the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and we agree to be bound by, and not to resell, pledge or otherwise transfer the Certificates except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3.          We understand that the offer and sale of the Certificates has not been registered under the Securities Act and that the Certificates may not be offered or sold except as

C-1-1

permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer or sell any Certificate, we will do so only (A) to the Depositor or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to the Certificate Administrator a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Certificates (the form of which letter can be obtained from the Certificate Administrator), or (D) to an institution that is not a U.S. Person in an “offshore transaction” in accordance with Rule 903 and Rule 904 of Regulation S under the Securities Act, and we further agree to provide to any person purchasing any of the Certificates from us a notice advising such person that resales of the Certificates are restricted as stated herein.

4.          We understand that, on any proposed resale of any Certificates, we will be required to furnish to the Depositor and to the Certificate Administrator such certificates, legal opinions and other information as the Depositor or the Certificate Administrator may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Certificates purchased by us will bear a legend to the foregoing effect.

5.          We are a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act. We are aware that the sale of the Certificates to us is being made in reliance on Rule 144A under the Securities Act. We are acquiring the Certificates for our own account or the account of a qualified institutional buyer.

6.          We are acquiring authorized denominations of the Certificates for each account for which we are purchasing such Certificates and will not offer, sell, pledge or otherwise transfer any such Certificates or any interest therein at any time except in the authorized denominations.

7.          We acknowledge that neither the Depositor nor the Certificate Administrator or any person acting on the Depositor’s or the Certificate Administrator’s behalf has made any representations concerning the Depositor or the offer and sale of the Certificates, except as set forth in the Offering Circular.

8.          We acknowledge that the Depositor, the Certificate Administrator and others will rely on the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agree that if any of the foregoing acknowledgements, representations and agreements are no longer accurate we will promptly notify the Depositor, the Certificate Administrator and the Trustee.

9.          [Either (A) we are (i) not a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or any Similar Law, and (ii) not directly or indirectly purchasing Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of any such plan or arrangement, or (B) we are acquiring the Certificates on behalf of a retirement or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law (including, if applicable, ourselves), and we intend to rely on Prohibited Transaction Exemption 2002-19, and such plan or

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arrangement: (1) is an “accredited investor” as defined in Rule 501(a)(1) under the Securities Act, (2) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (3) we will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (1) and (2) of this subsection (B), and (y) a written agreement of the type described in this clause (3).] [Use for all Classes other than Class PR-2, Class SQ-2, Class SQ-3 and Class R]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using assets of an insurance company general account which represents that all of the requirements of Prohibited Transaction Class Exemption 95-60 will be met with respect to its acquisition and holding of this Certificate (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of this Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law). Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class PR-2, Class SQ-2 and Class SQ-3]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan. Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class R]

10.         We are a purchaser of a Class [A] [X] [B] [C] [PR-1] [PR-2] [SQ-1] [SQ-2] [SQ-3] [R] Certificate and the following information is set forth for each beneficial owner of such Class and not the nominee:

1. Name:
2. Address:
3. EIN number:
4. Entity Type:
5. Year-end:

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We will inform you of any and all transfers that occur during each fiscal reporting period.

11.          Check one of the following:

___	We are a “U.S. Person” and we have attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___	We are not a “U.S. Person” and, under applicable law in effect on the date hereof, no federal income taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificates. We have attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies us as the beneficial owner of the Certificates and states that we are not a U.S. Person, (ii) IRS Form W-8IMY (and appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify us as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates is, or is expected to be, effectively connected with a U.S. trade or business. We agree to provide to the Certificate Administrator updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]* IRS Form W-8ECI, as the case may be, and any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any state or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

Each of the Depositor and the Certificate Administrator are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

* Does not apply to a transfer of the Class R Certificate.

C-1-4

Sincerely,

[Name of Transferee]

By:
Name:
Title:

C-1-5

EXHIBIT C-2

FORM OF INSTITUTIONAL ACCREDITED INVESTOR LETTER

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179

                Re:       WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [  ]

Dear Sir:

In connection with our proposed purchase of the Certificates referred to above (the “Certificates”), we confirm that:

1.          We have received a copy of the Offering Circular, dated July 9, 2015 (the “Offering Circular”), relating to the Certificates and such other information and documents as we deem necessary in order to make our investment decision. We acknowledge that we have read and agree to the matters stated in the Section entitled “DESCRIPTION OF THE CERTIFICATES— Delivery, Form, Transfer and Denomination” of the Offering Circular.

2.          We understand that any subsequent transfer of the Certificates is subject to certain restrictions and conditions set forth in the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and we agree to be bound by, and not to resell, pledge or otherwise transfer the Certificates except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3.          We understand that the reoffer and resale of the Certificates has not been registered under the Securities Act and that the Certificates may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell any Certificate, we will do so only (A) to the Depositor or any subsidiary thereof, (B) in accordance with Rule 144A

C-2-1

under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to the Certificate Administrator a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Certificates (the form of which letter can be obtained from the Certificate Administrator), or (D) to an institution that is not a U.S. Person in an “offshore transaction” in accordance with Rule 903 and Rule 904 of Regulation S under the Securities Act, and we further agree to provide to any person purchasing any of the Certificates from us a notice advising such person that resales of the Certificates are restricted as stated herein.

4.          We understand that, on any proposed resale of any Certificates, we will be required to furnish to the Depositor and to the Certificate Administrator such certificates, legal opinions and other information as the Depositor or the Certificate Administrator may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Certificates purchased by us will bear a legend to the foregoing effect.

5.          We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Certificates, and we and any accounts for which we are acting are each able to bear the economic risks of our or their investment.

6.          [We are acquiring the Certificates purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.]

[We are acquiring the Certificates purchased by us for our own account.]

7.          We are acquiring authorized denominations of the Certificates for each account for which we are purchasing such Certificates and will not offer, sell, pledge or otherwise transfer any such Certificates or any interest therein at any time except in the authorized denominations.

8.          We acknowledge that neither the Depositor nor the Certificate Administrator nor any person acting on the Depositor’s or the Certificate Administrator’s behalf has made any representations concerning the Depositor or the offer and sale of the Certificates, except as set forth in the Offering Circular.

9.          We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing the Certificates.

10.         If we are acquiring any of the Certificates as fiduciary or agent for one or more accounts, we represent that we have sole investment discretion with respect to each such amount and that we have full power to make the foregoing acknowledgements, representations and agreements with respect to each such account as set forth.

11.         We acknowledge that the Depositor, the Certificate Administrator and others will rely on the truth and accuracy of the foregoing acknowledgements, representations

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and agreements, and agree that if any of the foregoing acknowledgements, representations and agreements are no longer accurate we will promptly notify the Depositor and the Certificate Administrator.

12.         [Either (A) we are (i) not a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or any Similar Law, and (ii) not directly or indirectly purchasing Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of any such plan or arrangement, or (B) we are acquiring the Certificates on behalf of a retirement or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law (including, if applicable, ourselves), and we intend to rely on Prohibited Transaction Exemption 2002-19, and such plan or arrangement: (1) is an “accredited investor” as defined in Rule 501(a)(1) under the Securities Act, (2) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (3) we will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (1) and (2) of this subsection (B), and (y) a written agreement of the type described in this clause (3).] [Use for all Classes other than Class PR-2, Class SQ-2, Class SQ-3 and Class R]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using assets of an insurance company general account which represents that all of the requirements of Prohibited Transaction Class Exemption 95-60 will be met with respect to its acquisition and holding of this Certificate (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of this Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law). Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class PR-2, Class SQ-2 and Class SQ-3]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan. Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class R]

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13.         We are a purchaser of a Class [A] [X] [B] [C] [PR-1] [PR-2] [SQ-1] [SQ-2] [SQ-3] [R] Certificate and the following information is set forth for each beneficial owner of such Class and not the nominee:

1. Name:
2. Address:
3. EIN number:
4. Entity Type:
5. Year-end:

We will inform you of any and all transfers that occur during each fiscal reporting period.

14.         Check one of the following:

___	We are a “U.S. Person” and we have attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___	We are not a “U.S. Person” and, under applicable law in effect on the date hereof, no federal income taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificates. We have attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies us as the beneficial owner of the Certificates and states that we are not a U.S. Person (ii) IRS Form W-81MY (with all appropriate attachments) or (iii)] two duly executed copies of IRS Form W-8ECI (or successor form), which identify us as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates is, or is expected to be, effectively connected with a U.S. trade or business. We agree to provide to the Certificate Administrator updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]** IRS Form W-8ECI, as the case may be, and any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

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Each of the Depositor and the Certificate Administrator is entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Sincerely,

[Name of Transferee]

By:
Name:
Title:

**Does not apply to a transfer of a Class R Certificate

C-2-5

EXHIBIT C-3

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Trustee and as Certificate Administrator

STATE OF	)
	)	ss.:
COUNTY OF	)

Capitalized terms not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.          I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.          The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.          The Purchaser is not a “Disqualified Organization” (as defined below), and the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, a State or any political subdivision thereof, any

C-3-1

possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization or agency or instrumentality of either of the foregoing, (iii) an organization (other than certain farmers’ cooperatives described in Section 521 of the Code) that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (vi) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any transfer to such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.          The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.          The Purchaser is a Permitted Transferee. For the purpose hereof, a “Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Administrator who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person or (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person.

6.          No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.          The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

8.          Check the applicable paragraph:

☐         The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)          the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

C-3-2

(ii)        the present value of the expected future distributions on such Class R Certificate; and

(iii)       the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐          The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)          the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)        at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)       the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)       the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐         None of the above.

9.          The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.        The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

C-3-3

11.          The Purchaser is aware that the Certificate Administrator will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Administrator, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer to any Person that does not provide an affidavit and agreement in substantially the same form as this affidavit and agreement or as to which the Purchaser has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee.

12.          The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.          The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.          The Purchaser has reviewed the provisions of Section 5.02 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.          The Purchaser consents to the designation of the Certificate Administrator as the agent of the tax matters person of the Lower-Tier REMIC and the Upper-Tier REMIC pursuant to Section 4.04 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

C-3-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of_______________

[SEAL]

My Commission expires:

C-3-5

EXHIBIT C-4

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)          No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)          The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit C-3. The Transferor has no actual knowledge that the Transferee is not a Permitted Transferee (as defined in such Transfer Affidavit and Agreement) and has no actual knowledge or reason to know that the Transferee’s representations in such Transfer Affidavit and Agreement are false.

(3)          The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in

C-4-1

the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

C-4-2

EXHIBIT C-5

FORM OF TRANSFEREE LETTER

[Date]

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

[Transferor]

[______]

[______]

Attention: [______]

Re:	WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial Certificate Principal Amount] [$_____________ initial Notional Amount] [_____% Percentage Interest] of WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [_], CUSIP No. [____] (the “Certificates”), issued pursuant to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you that with respect to the Class PR-2, Class SQ-2, Class SQ-3 and Class R Certificates, the Purchaser is neither (i) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law (“Similar Law”) that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), nor (ii) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of

C-5-1

Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (with respect to any transfer of a Class PR-2, Class SQ-2 and Class SQ-3 Certificate) an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of such Certificate(s) will not constitute or otherwise result in a non-exempt violation of Similar Law).

C-5-2

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

C-5-3

EXHIBIT D

FORM OF REQUEST FOR RELEASE
(for Custodian)

Wells Fargo Bank, National Association
1055 10th Avenue, SE
Minneapolis, MN 55414
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG

In connection with the administration of the Mortgage Loans held by you as Custodian for the above referenced transaction, we request the release of the [Custodian’s Mortgage File/specify documents] for the Mortgage Loan described below, for the reason indicated, pursuant to Section 3.11 of the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

Loan Information

Name of Borrower:

Servicer Loan No.:

Custodian

Name:

Address:

Custodian Mortgage File No.:
Depositor
Name:	J.P. Morgan Chase Commercial Mortgage Securities Corp.

D-1

Address:	383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: Joseph E. Geoghan
Certificates:	WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass-Through Certificates, Series 2015-WPG

The undersigned [Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as Custodian (the “Custodian”), for the Holders of WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of July 24, 2015, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator, and Trustee (the “Pooling and Servicing Agreement”).

( )                         Note dated ________, in the original principal sum of $______, made by _______, payable to, or endorsed to the order of, the Trustee.

( )                         Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

( )                         Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )                         Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )                         Other documents, including any amendments, assignments or other assumptions of the Note or Mortgages.

( )          ___________________________

( )          ___________________________

( )          ___________________________

( )          ___________________________

D-2

The undersigned [Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(1)          The [Servicer][Special Servicer] shall hold and retain possession of the Mortgage Loan Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)          The [Servicer][Special Servicer] shall not cause or permit the Mortgage Loan Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Mortgage Loan Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)          The [Servicer][Special Servicer] shall return the Mortgage Loan Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Mortgage Loan Documents has been liquidated or the Mortgage Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)          The Mortgage Loan Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Servicer][Special Servicer] shall at all times be held for the account of the Trustee, and the [Servicer][Special Servicer] shall keep the Mortgage Loan Documents and any proceeds separate and distinct from all other property in the [Servicer’s][Special Servicer’s] possession, custody or control.

[SERVICER][SPECIAL SERVICER]

By:
Name:
Title:
Date: __________, ___

D-3

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.02(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States;

*   Select appropriate depository.

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[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(d) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States,

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[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**   Select (i) or (ii), as applicable.

F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount]of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*   Select appropriate depository.

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Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.02(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

*   Select as applicable.

H-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

Dated:	__________

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States;

*   Select appropriate depository.

I-1

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States,

J-1

[(2)        at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)        the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*   Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

** Select (i) or (ii), as applicable.

J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association
Wells Fargo Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator and Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are

K-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Servicer, Special Servicers and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:
Dated: __________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

K-2

EXHIBIT L-1

FORM OF INVESTOR CERTIFICATION

FOR

NON-BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [ ] Certificates

In accordance with the requirements for obtaining certain information under pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor (the “Depositor”), KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator (in such capacity, the “Certificate Administrator”), and as Trustee (in such capacity, the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above or is a mortgage loan seller that has repurchased a portion of its loan pursuant to the Mortgage Loan Purchase Agreement, dated as of July 24, 2015, among the Depositor, JPMorgan Chase Bank, National Association and German American Capital Corporation or otherwise meets the definition of “Privileged Person” under the Pooling and Servicing Agreement.

2.          The undersigned is not a Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Borrower.

3.           The undersigned has received a copy of the Offering Circular.

4.          [The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Information, or the

L-1-1

access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned is no longer a Certificateholder or a beneficial owner of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.]

5.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Servicer, the Special Servicers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website.

7.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-1-2

EXHIBIT L-2

FORM OF INVESTOR CERTIFICATION

FOR

BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Attention:	WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass Through Certificates, Series 2015-WPG, Class [ ] Certificates

In accordance with the requirements for obtaining certain information pursuant to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Association, as Certificate Administrator (in such capacity, the “Certificate Administrator”), and as Trustee (in such capacity, the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above.

2.          The undersigned is the Borrower or is an agent or Affiliate of the Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Borrower.

3.           The undersigned has received a copy of the Offering Circular.

4.           The undersigned is requesting access to the Distribution Date Statement in accordance with the Pooling and Servicing Agreement (the “Information”) and agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date

L-2-1

that the undersigned is no longer a Certificateholder or a beneficial owner of the Class of Certificates referenced above.

5.          The undersigned acknowledges that it will not be entitled to access the Investor Q&A Forum or to any reports or information with respect to the Certificates other than the Distribution Date Statement as set forth in Paragraph 4 above.

            The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Servicer, the Special Servicers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.          The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website.

8.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-2-2

EXHIBIT L-3

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Attention:	WP Glimcher Mall Trust 2015-WPG, Commercial Mortgage Pass Through Certificates, Series [ ] 2015-WPG

In accordance with the requirements for obtaining certain information pursuant to the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

Either: (A) The undersigned is a “Rating Agency” under the Pooling and Servicing Agreement, or

(B) The undersigned is an NRSRO and has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e), has access to the Depositor’s 17g-5 website, and agrees that any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s website.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s website, Depositor’s 17g-5 website and the 17g-5 Information Provider’s website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-3-1

EXHIBIT L-4

FORM OF VOTING RIGHTS CERTIFICATION

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
WP Glimcher Mall Trust Series 2015-WPG

Re:	WP Glimcher Mall Trust 2015-WPG Commercial Mortgage Pass-Through Certificates, Series 2015-WPG, Class [ ] Certificates

In accordance with the requirements for the exercise of Voting Rights under the pooling and servicing agreement dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), KeyBank National Association, as servicer and as Pearlridge special servicer, Pacific Life Insurance Company, as Scottsdale special servicer and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.          The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above.

2.          The undersigned intends to exercise Voting Rights under the Agreement, and certifies that it (i) is not a Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Borrower and (ii) is not the Depositor, the Servicer, a Special Servicer, the Trustee, the Certificate Administrator, any affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor or an agent of any Borrower.

3.          The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Servicer, the Special Servicers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

4.          Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

L-4-1

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-4-2

EXHIBIT M

Relevant Servicing Criteria

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit M, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

Servicing Criteria		applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	N/A
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer

M-1

Servicing Criteria		applicable Servicing Criteria
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the certificate administrator’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	N/A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer

M-2

Servicing Criteria		applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Servicer and Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibility under Section 1122 of Regulation AB.

M-3

EXHIBIT N

Servicing Function Participants

[None.]

N-1

EXHIBIT O

ONLINE MARKET DATA PROVIDER CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2015-WPG Certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com and Markit, a market data provider that has been given access to the Distribution Date Statements, CREFC Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from CTSLink.

4.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

O-1

EXHIBIT P

FORM OF DISTRIBUTION
DATE STATEMENT

(See Attached)

P-1

EXHIBIT Q

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:

Commercial Real Estate Finance Council, Inc.

900 7th Street, NW, Suite 820

Washington, DC 20001

Attn: Stephen M. Renna

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC®)

Bank Name: Chase

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021
Account Number: 213597397

Q-1

EXHIBIT R

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the Servicer, to the extent specified in Section 12.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or a Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Servicer or such Special Servicer is not the Servicer or the Special Servicer, as the case may be. For this Series 2015-WPG Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: • Item 1121(a)(13) of Regulation AB	• Certificate Administrator
Item 1B: Distribution and Pool Performance Information: • Item 1121(a)(14) of Regulation AB	• Certificate Administrator • Depositor

Exhibit R-1

Item on Form 10-D	Party Responsible
Item 2: Legal Proceedings: • Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

•     Servicer (as to itself)

•     Special Servicer (as to itself)

•     Certificate Administrator (as to itself)

•     Trustee (as to itself)

•     Depositor (as to itself)

•     Any other Reporting Servicer (as to itself)

•     Trustee/Certificate Administrator/Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

•     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

•     Originators under Item 1110 of Regulation AB

•     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	• Certificate Administrator

Item 6: Significant Obligors of Pool Assets:

•     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or

• Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)

Exhibit R-2

Item on Form 10-D	Party Responsible

property (if any) identified as a “significant obligor” in the Prospectus Supplement;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under [Section 3.12(b)] of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Significant Enhancement Provider Information: • Item 1114(b)(2) and Item 1115(b) of Regulation AB	• Depositor

Item 8: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as

• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Exhibit R-3

Item on Form 10-D	Party Responsible
“Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

•     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

•     Servicer (with respect to the balances of each REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 13.4 of the Pooling and Servicing Agreement) and the Certificate Account as of the related Distribution Date and the preceding Distribution Date)

•     Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

•     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor
Item 9: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

•     Certificate Administrator

•     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor

Exhibit R-4

Item on Form 10-D	Party Responsible
and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.
Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

•     Certificate Administrator, Trustee, Servicer and/or

Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

• The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Item 9: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

• Depositor

Exhibit R-5

Item on Form 10-D	Party Responsible

Item 9: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 9: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

Item 9: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

•     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit R-6

EXHIBIT S

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or a Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Servicer or such Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2015-WPG Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit T,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously

• Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Exhibit S-1

Item on Form 10-K	Party Responsible
reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

•     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus Supplement, (ii) such information was not so set forth and (iii) the applicable Servicer has not previously reported such information as “Additional Form 10-D Information”.

• The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

•     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus Supplement and (ii) the applicable Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

• The Depositor

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

•     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or

• Servicer (excluding information for which the Special Servicer is the “Party Responsible”) • Special Servicer (as to REO Properties)

Exhibit S-2

Item on Form 10-K	Party Responsible

property (if any) identified as a “significant obligor” in the Prospectus Supplement;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under [Section 3.12(b)] of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

Instruction J(2)(c) (Significant Enhancement Provider Information): • Items 1114(b)(2) and 1115(b) of Regulation AB	• Depositor

Instruction J(2)(d) (Legal Proceedings):

•     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

• Servicer (as to itself) • Special Servicer (as to itself) • Certificate Administrator (as to itself) • Trustee (as to itself)

Exhibit S-3

Item on Form 10-K	Party Responsible

•     Depositor (as to itself)

•     Trustee/Certificate Administrator /Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

•     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

•     Originators under Item 1110 of Regulation AB

•     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered

•     Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

•     Special Servicer

•     Certificate Administrator

•     Trustee

•     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus Supplement as an “originator” of one or more Mortgage Loans, if the Prospectus Supplement specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus Supplement (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

Exhibit S-4

Item on Form 10-K	Party Responsible

into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-

•     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

•     Each party (if any) that is identified in the Prospectus Supplement as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

•     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Exhibit S-5

Item on Form 10-K	Party Responsible
K Disclosure”.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates

• The Depositor • Each Mortgage Loan Seller

Exhibit S-6

Item on Form 10-K	Party Responsible

and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

•     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor

Exhibit S-7

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

•     Trustee

•     Certificate Administrator

•     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

•     Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	• Not Applicable.

Exhibit S-8

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	• Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	• Not applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the

• Depositor

Exhibit S-9

Item on Form 10-K	Party Responsible
consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 13.13 of this Pooling and Servicing Agreement.

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 13.13 of this Pooling and Servicing Agreement.

•     Servicer

•     Special Servicer

•     Depositor

•     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	• Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	• Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 13.5) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	• Not Applicable.

Exhibit S-10

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual compliance assessment) is governed by Section 13.12 (and Section 13.5) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 13.13 (and Section 13.6) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	• Delivery of this exhibit (annual servicer compliance statements) is governed by Section 13.7 (and Section 13.4) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

•     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).

Exhibit S-11

EXHIBIT T

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 12.06 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or a Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Servicer or such Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Series 2015-WPG Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

•     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

•     Certificate Administrator, Trustee, Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive

Exhibit T-1

Item on Form 8-K	Party Responsible
agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts

•     Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	• Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	• Depositor

Exhibit T-2

Item on Form 8-K	Party Responsible
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	• Depositor • Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	• Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	• Depositor
Item 6.01: ABS Informational and Computational Material	• Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	• Trustee • Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Servicer or Special Servicer	• Certificate Administrator • Servicer or Special Servicer, as the case may be (in each case, as to itself)

Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.

• Servicer • Special Servicer • Certificate Administrator • Depositor
Item 6.03: Change in Credit Enhancement or External Support	• Depositor • Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	• Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	• Depositor
Item 7.01: Regulation FD Disclosure	• Depositor
Item 8.01: Other Events	• Depositor

Exhibit T-3

Item on Form 8-K	Party Responsible
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	• Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	• Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	• Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	• Certificate Administrator provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

• Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	• Not Applicable

Exhibit T-4

Item on Form 8-K	Party Responsible
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	• Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	• Not Applicable

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

• Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

• Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	• Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	• Not Applicable.

Exhibit T-5

EXHIBIT U

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attn: Corporate Trust Services (CMBS) J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2015-WPG—SEC REPORT PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [12.04] [12.05] [12.06] of the Pooling and Servicing Agreement, dated as of July 24, 2015 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, KeyBank National Association, as Servicer and as Pearlridge Special Servicer, Pacific Life Insurance Company, as Scottsdale Special Servicer and Wells Fargo Bank, National Institution, as Certificate Administrator and as Trustee, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number: [                       ]; email address: [                       ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

cc: Depositor

Exhibit U-1

 EXHIBIT V

[reserved]

Exhibit V-1

EXHIBIT W

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

WP Glimcher Mall Trust 2015-WPG,
Commercial Mortgage Pass-Through Certificates
Series 2015-WPG (the “Trust”)

I, [identifying the certifying individual], on behalf of [KeyBank National Association,] [as Servicer] [as Pearlridge Special Servicer] [Pacific Life Insurance Company,] [as Scottsdale Special Servicer] [Wells Fargo Bank, National Association] [as Certificate Administrator] [as Trustee] (the “Certifying Servicer”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]]. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date: _______________________

[KEYBANK NATIONAL ASSOCIATION, as servicer]
[KEYBANK NATIONAL ASSOCIATION, as Pearlridge special servicer]
[PACIFIC LIFE INSURANCE COMPANY, as Scottsdale special servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as certificate administrator]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee]

Exhibit W-1

By:
Name:
Title:

Exhibit W-2

EXHIBIT X

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

1.	[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________2] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

2 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset backed securities that were not required to be issued), if applicable.

X-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[Name of Reporting Servicer]

By:
Name:
Title:

X-2